 As filed with the Securities and Exchange Commission on February 2, 2000
                                                      Registration No. 333-90879

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  -----------

                              Amendment No. 3
                                       to
                                    Form S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                  -----------
                      Mediacom Communications Corporation
             (Exact name of registrant as specified in its charter)

         Delaware                    4841                    06-1566067
                              (Primary Standard           (I.R.S. Employer
     (State or other              Industrial           Identification Number)
     jurisdiction of         Classification Code
     incorporation or              Number)
      organization)
                              100 Crystal Run Road
                           Middletown, New York 10941
                                 (914) 695-2600
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                  -----------
                               Rocco B. Commisso
                      Chairman and Chief Executive Officer
                      Mediacom Communications Corporation
                              100 Crystal Run Road
                           Middletown, New York 10941
                                 (914) 695-2600
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                  -----------
                                   Copies to:
        Robert L. Winikoff, Esq.                  James J. Clark, Esq.
                                                 Christopher Cox, Esq.
      Joseph H. Schmitt, Esq.
   Cooperman Levitt Winikoff Lester &           Cahill Gordon & Reindel
              Newman, P.C.                           80 Pine Street
            800 Third Avenue                    New York, New York 10005
        New York, New York 10022                     (212) 701-3000
             (212) 688-7000                       Fax: (212) 269-5420
          Fax: (212) 755-2839
   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]
   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED FEBRUARY 2, 2000

                               20,000,000 Shares

                               [LOGO OF MEDIACOM]

                      Mediacom Communications Corporation

                              Class A Common Stock

                                   ---------

  Prior to this offering, there has been no public market for our Class A common stock. The initial public offering price of the Class A common stock is expected to be between $16.00 and $19.00 per share. Our Class A common stock has been approved for listing on The Nasdaq Stock Market's National Market under the symbol "MCCC."

  The underwriters have an option to purchase a maximum of 3,000,000 additional shares to cover over-allotments of shares.

  Following this offering, we will have two classes of common stock, Class A common stock and Class B common stock. Holders of each class generally have identical rights, except for differences in voting. Holders of our Class A common stock have one vote per share, while holders of our Class B common stock have ten votes per share. After this offering, the holders of our Class B common stock will have 82.6% of the combined voting power of our common stock.

  Investing in the Class A common stock involves risks. See "Risk Factors" on page 10.

                                                      Underwriting
                                             Price     Discounts     Proceeds
                                               to         and           to
                                             Public   Commissions    Mediacom
                                             ------   ------------   --------
Per Share..................................   $           $            $
Total......................................  $           $           $

  Delivery of the shares of Class A common stock will be made on or about
 .

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston   Salomon Smith Barney   Donaldson, Lufkin & Jenrette

         Goldman, Sachs & Co.    Merrill Lynch & Co.

Chase Securities Inc.      CIBC World Markets       First Union Securities, Inc.

                     The date of this prospectus is      .

  [Map of the United States marked to indicate location of our cable systems.]

                                 ------------

                               TABLE OF CONTENTS

                                   Page
                                   ----
Prospectus Summary ...............   1
Risk Factors .....................  10
Forward-Looking Statements .......  15
Use of Proceeds...................  16
Dividend Policy...................  16
Capitalization ...................  17
Dilution .........................  19
Completed Acquisitions............  20
Unaudited Pro Forma Consolidated
 Financial Data...................  21
Selected Historical Consolidated
 Financial and Operating Data.....  33
Management's Discussion and
 Analysis of Financial Condition
 and Results of Operations........  37

                                    Page
                                    ----
Industry...........................  45
Business...........................  47
Legislation and Regulation.........  64
Management.........................  73
Certain Relationships and Related
 Transactions......................  81
Principal Stockholders.............  85
Description of Certain
 Indebtedness......................  87
Description of Capital Stock.......  91
Shares Eligible for Future Sale....  94
Underwriters.......................  96
Legal Matters......................  99
Experts............................  99
Available Information.............. 100
Index to Financial Statements...... F-1

                                 ------------

   You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.



                     Dealer Prospectus Delivery Obligation

   Until      , 25 days after the commencement of this offering, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

   This summary highlights some of the information in this prospectus. It may not contain all the information that is important to you. For a more complete understanding of this offering, you should read the entire prospectus carefully, including the risk factors and the financial statements. We were formed as a Delaware corporation on November 8, 1999, and immediately prior to this offering will issue shares of our common stock in exchange for all membership interests in Mediacom LLC. Upon completion of the exchange, Mediacom LLC will become our subsidiary and will continue to serve as the holding company for our operating subsidiaries. Unless we tell you otherwise, the information in this prospectus assumes that Mediacom LLC is our subsidiary, that the underwriters will not exercise their over-allotment option and that the Class A common stock being offered will be sold at $17.50 per share, which is the mid-point of the range set forth on the cover page of this prospectus.

                                    Overview

   We are the ninth largest cable operator in the United States, based on customers served by wholly-owned systems after giving effect to our pending acquisitions and recently announced industry transactions. Our cable systems pass approximately 1.1 million homes and serve approximately 744,000 basic subscribers, including our pending acquisitions. We were founded in July 1995 by Rocco B. Commisso, our Chairman and Chief Executive Officer, to acquire and develop cable television systems serving principally non-metropolitan markets of the United States.

   Since commencement of our operations in March 1996, we have experienced significant growth by deploying a disciplined strategy of acquiring underperforming cable systems primarily in markets with favorable demographic profiles. Through September 1999, we spent approximately $432.4 million to complete nine acquisitions of cable systems that served 358,000 basic subscribers. In October and November 1999, we acquired for approximately $759.6 million the cable systems of Triax Midwest Associates, L.P. and Zylstra Communications Corporation that served 358,000 basic subscribers as of September 30, 1999.

   We have also generated strong internal growth and improved the operating and financial performance of our systems. These results have been achieved primarily through the introduction of an expanded array of core cable television products and services made possible by the rapid upgrade of our cable network. Assuming all our systems, excluding the Triax and Zylstra systems, were acquired on January 1, 1997, in 1998 our internal subscriber growth was 2.5% and for the nine months ended September 30, 1999 our internal subscriber growth was 1.8%. Since commencement of our operations, we have also experienced significant increases in operating losses and net losses.

   We believe that advancements in digital technologies, together with the explosive growth of the Internet, have positioned the cable industry's high-speed, interactive, broadband network as the primary platform for the delivery of video, voice and data services to homes and businesses. We believe that there is considerable demand in the communities we serve for these products and services. To capitalize on these opportunities, we are rapidly upgrading our cable network to provide our customers with an expanded array of broadband products and services. These include digital cable television, two-way, high-speed Internet access, interactive video and telephony.

   Approximately 73% of our customers are currently served by systems which have been upgraded to higher bandwidth capacities, excluding those customers served by the Triax and Zylstra systems. Our upgrade program already has enabled us to begin introducing new broadband products and services. As of December 1999, we offered digital cable services in systems passing more than 243,000 homes. In addition, through our strategic relationship with SoftNet Systems, Inc.'s subsidiary, ISP Channel, which was finalized in November 1999, we have deployed two-way, high-speed Internet access service in systems passing more than 177,000 homes as of December 1999.

                               Business Strategy

   Our objective is to become the leading cable operator focused on providing entertainment, information and telecommunications services in non-metropolitan markets of the United States. The key elements of our strategy are to:

  . Improve the operating and financial performance of our acquired cable systems;

  .  Develop efficient operating clusters;

  .  Rapidly upgrade our cable network;

  .  Introduce new and enhanced products and services;

  .  Maximize customer satisfaction to build customer loyalty;

  . Acquire underperforming cable systems principally in non-metropolitan markets; and

  .  Implement a flexible financing structure.

                          Principal Executive Offices

   Our principal executive offices are located at 100 Crystal Run Road, Middletown, New York 10941. Our telephone number is (914) 695-2600, and our website is located at www.mediacomllc.com. The information on our website is not part of this prospectus.

                                  The Offering

Class A common stock offered.......... 20,000,000 shares


Common stock to be outstanding after
 this offering........................ 60,977,562 shares of Class A common stock
                                       29,022,438 shares of Class B common stock
                                       90,000,000 shares



Voting rights......................... Holders of each class of our common stock generally have identical rights, except for differences in
                                       voting. Holders of our Class A common stock have one
                                       vote per share, while holders of our Class B common
                                       stock have ten votes per share. After this offering,
                                       the holders of our Class B common stock will have
                                       82.6% of the combined voting power of our common
                                       stock. Mr. Commisso, through his ownership of our
                                       Class B common stock, will have the power to elect all
                                       of our directors and control stockholder decisions
                                       immediately following this offering.




Nasdaq National Market symbol......... MCCC

   The outstanding shares of common stock excludes 1,971,108 shares of Class A common stock and 8,148,892 shares of Class B common stock issuable upon the exercise of stock options to be outstanding upon completion of this offering, none of which will then be exercisable.

     Summary Unaudited Pro Forma Consolidated Financial and Operating Data

   The following summary unaudited pro forma consolidated financial and operating data has been derived from and should be read in conjunction with "Unaudited Pro Forma Consolidated Financial Data," "Selected Historical Consolidated Financial and Operating Data" and the historical financial statements included elsewhere in this prospectus.

                                                               Nine Months
                                             Year Ended            Ended
                                            December 31,       September 30,
                                                1998               1999
                                          ----------------   -----------------
                                          (dollars in thousands, except per
                                            share and per subscriber data)
Statement of Operations Data:
 Revenues................................  $        272,258   $        218,631
 Costs and expenses:
  Service costs..........................            90,928             73,154
  Selling, general and administrative
   expenses..............................            51,355             37,504
  Corporate expense......................             7,254              6,048
  Depreciation and amortization..........           175,047            145,778
                                           ----------------   ----------------
 Operating loss..........................           (52,326)           (43,853)
 Interest expense, net...................            59,855             44,999
 Other expenses..........................             4,058                979
                                           ----------------   ----------------
 Loss before income taxes................          (116,239)           (89,831)
 Provision (benefit) for income taxes....                --                 --
                                           ----------------   ----------------
 Net loss from continuing operations.....  $       (116,239)  $        (89,831)
                                           ================   ================
 Pro forma basic and diluted net loss per
  share(1)...............................  $          (1.29)  $          (1.00)
 Pro forma weighted average common shares
  outstanding............................        90,000,000         90,000,000


Balance Sheet Data (end of period):
 Total assets............................                     $      1,232,718
 Total debt..............................                              812,475
 Total stockholders' equity..............                              374,152
Other Data:
 System cash flow(2).....................  $        129,975   $        107,973
 System cash flow margin(3)..............              47.7%              49.4%
 EBITDA(4)...............................  $        122,721            101,925
 EBITDA margin(5)........................              45.1%              46.6%
 Net cash flows from operating
  activities.............................  $         88,386   $         54,746
 Net cash flows used in investing
  activities.............................           (93,091)           (98,027)
 Net cash flows from financing
  activities.............................             8,719             46,347


Operating Data (end of period, except
 average):
 Homes passed(6).........................         1,051,000          1,069,000
 Basic subscribers(7)....................           707,500            716,000
 Basic penetration(8)....................              67.3%              67.0%
 Premium service units(9)................           592,850            567,500
 Premium penetration(10).................              83.8%              79.3%
 Average monthly revenues per basic
  subscriber(11).........................                               $34.00

                                                       (notes on following page)

 Notes to Summary Unaudited Pro Forma Consolidated Financial and Operating Data

 (1) Pro forma basic and diluted loss per share is calculated based on 90,000,000 shares of common stock. The number of shares of common stock reflects the 40,977,562 Class A shares and 29,022,438 Class B shares issued to effect the exchange of membership interests of Mediacom LLC and the 20,000,000 Class A shares that will be issued in this offering as if these shares were outstanding for all periods presented. The shares issued to effect the exchange for the membership interests are based upon the relative ownership percentages of membership interests in Mediacom LLC immediately prior to the completion of this offering and are based on an initial public offering price of $17.50 per share.

 (2) Represents EBITDA, as defined in note 4 below, before corporate expense. System cash flow:

  . is not intended to be a performance measure that should be regarded as an alternative either to operating income or net income as an indicator of operating performance or to the statement of cash flows as a measure of liquidity;
  . is not intended to represent funds available for debt service, dividends, reinvestment or other discretionary uses; and . should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

  System cash flow is included in this prospectus because our management believes that system cash flow is a meaningful measure of performance commonly used in the cable television industry and by the investment community to analyze and compare cable television companies. Our definition of system cash flow may not be identical to similarly titled measures reported by other companies.

 (3) Represents system cash flow as a percentage of revenues. This measurement is used by us, and is commonly used in the cable television industry, to analyze and compare cable television companies on the basis of operating performance, for the reasons discussed in note 2 above.

 (4) Represents operating income (loss) before depreciation and amortization.
     EBITDA:

  . is not intended to be a performance measure that should be regarded as an alternative either to operating income or net income as an indicator of operating performance or to the statement of cash flows as a measure of liquidity;
  . is not intended to represent funds available for debt service, dividends, reinvestment or other discretionary uses; and . should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

  EBITDA is included in this prospectus because our management believes that EBITDA is a meaningful measure of performance commonly used in the cable television industry and by the investment community to analyze and compare cable television companies. Our definition of EBITDA may not be identical to similarly titled measures reported by other companies.

 (5) Represents EBITDA as a percentage of revenues. This measurement is used by us, and is commonly used in the cable television industry, to analyze and compare cable television companies on the basis of operating performance, for the reasons discussed in note 4 above.

 (6) Represents the number of single residence homes, apartments and condominium units passed by the cable distribution network in a cable system's service area.

 (7) Represents subscribers of a cable system who receive a package of over-the-air broadcast stations, local access channels and/or certain satellite-delivered cable television services, and who are usually charged a flat monthly rate for a number of channels.

 (8) Represents basic subscribers as a percentage of total number of homes passed.

 (9) Represents the number of subscriptions to premium services. A subscriber may purchase more than one premium service, each of which is counted as a separate premium service unit. For the nine months ended
   September 30, 1999, premium service units decreased primarily due to the Disney Channel being moved from a premium service to the basic programming packages in several of our cable systems.

(10) Represents premium service units as a percentage of total number of basic subscribers.

(11) Represents average monthly revenues for the period divided by average monthly basic subscribers for such period. This measurement is commonly used in the cable television industry to analyze and compare cable television companies on the basis of operating performance.

          Summary Historical Consolidated Financial and Operating Data

   The following summary historical consolidated financial and operating data of Mediacom LLC should be read in conjunction with "Selected Historical Consolidated Financial and Operating Data," "Management's Discussion and Analysis of Financial Conditions and Results of Operations" and the historical consolidated financial statements of Mediacom LLC included elsewhere in this prospectus.

                           March 12                              Nine Months Ended
                           Through     Year Ended   Year Ended     September 30,
                         December 31, December 31, December 31, ---------------------
                             1996         1997         1998       1998        1999
                         ------------ ------------ ------------ ---------  ----------
                                                                    (Unaudited)
                         (dollars in thousands, except per share and per subscriber data)
Statement of Operations
 Data:
 Revenues...............   $  5,411     $ 17,634    $  129,297  $  94,374  $  113,230
 Costs and expenses:
  Service costs.........      1,511        5,547        43,849     32,873      36,571
  Selling, general and
   administrative
   expenses.............        931        2,696        25,596     18,101      21,816
  Management fee
   expense(1)...........        270          882         5,797      4,340       5,150
  Depreciation and
   amortization.........      2,157        7,636        65,793     44,338      66,154
                           --------     --------    ----------  ---------  ----------
 Operating income
  (loss)................        542          873       (11,738)    (5,278)    (16,461)
 Interest expense,
  net(2)................      1,528        4,829        23,994     17,786      20,577
 Other expenses.........        967          640         4,058      3,838         979
                           --------     --------    ----------  ---------  ----------
 Net loss...............   $ (1,953)    $ (4,596)   $  (39,790) $ (26,902) $  (38,017)
                           --------     --------    ----------  ---------  ----------
 Pro forma provision
  (benefit) for income
  taxes(3)..............                                   --                     --
                                                    ----------             ----------
 Pro forma net loss(4)..                            $  (39,790)            $  (38,017)
                                                    ==========             ==========
 Pro forma basic and
  diluted net loss per
  share(5)..............                            $    (0.57)            $    (0.54)
 Pro forma weighted
  average common shares
  outstanding...........                            70,000,000             70,000,000
Balance Sheet Data (end
 of period):
 Total assets...........   $ 46,560     $102,791    $  451,152  $ 447,666  $  455,155
 Total debt.............     40,529       72,768       337,905    317,398     377,500
 Total members' equity..      4,537       24,441        78,651     91,539      40,634
Other Data:
 System cash flow(6)....   $  2,969     $  9,391    $   59,852  $  43,400  $   54,843
 System cash flow
  margin(7).............       54.9%        53.3%         46.3%      46.0%       48.4%
 EBITDA(8)..............   $  2,699     $  8,509    $   54,055  $  39,060  $   49,693
 EBITDA margin(9).......       49.9%        48.3%         41.8%      41.4%       43.9%
 Net cash flows from
  operating activities..   $    237     $  7,007    $   53,556  $  47,796  $   29,795
 Net cash flows used in
  investing activities..    (45,257)     (60,008)     (397,085)  (372,452)    (60,632)
 Net cash flows from
  financing activities..     45,416       53,632       344,714    324,597      32,325


Operating Data (end of
 period, except
 average):
 Homes passed(10).......     38,749       87,750       520,000    512,000     525,000
 Basic subscribers(11)..     27,153       64,350       354,000    348,000     358,000
 Basic penetration(12)..       70.1%        73.3%         68.1%      68.0%       68.2%
 Premium service
  units(13).............     11,691       39,288       407,100    387,100     396,500
 Premium
  penetration(14).......       43.1%        61.1%        115.0%     111.2%      110.8%
 Average monthly
  revenues per basic
  subscriber(15)........                                           $32.14      $35.34

                                                       (notes on following page)

     Notes to Summary Historical Consolidated Financial and Operating Data

 (1) Represents fees paid to Mediacom Management Corporation for management services rendered to our operating subsidiaries. Mediacom Management utilizes these fees to compensate its employees as well as to fund its corporate overhead. The management agreements with Mediacom Management were amended effective November 19, 1999 in connection with an amendment to Mediacom LLC's operating agreement. The amended agreements provide for management fees equal to 2% of annual gross revenues. Each of the management agreements will be terminated upon the completion of this offering. At that time, Mediacom Management's employees will become our employees and its corporate overhead will become our corporate overhead. These expenses will be reflected as our corporate expense, which we estimate will amount to approximately 2% of our annual gross revenues.

 (2) Net of interest income. Interest income for the periods presented was not material.

 (3) Represents an income tax provision (benefit) assuming the exchange of membership interests in Mediacom LLC for shares of our common stock. We have operating losses for the periods presented and have not reflected any tax benefit for such losses.

 (4) Pro forma net loss does not include a $628,000 expense associated with the amendments to our management agreements with Mediacom Management, for which additional membership interests will be issued to an existing member of Mediacom LLC and one-time $9.3 million and $12.8 million non-recurring, non-cash compensation charges associated with a grant of equity interests, based on an initial public offering price of $17.50 per share, by an existing member of Mediacom LLC to certain members of our management team for the year ended December 31, 1998 and the nine months ended September 30, 1999, respectively. See note 6 of Mediacom LLC's interim financials for further discussion.

 (5) Pro forma basic and diluted loss per share is calculated based on 70,000,000 shares of common stock. The number of shares of common stock reflects the 40,977,562 Class A shares and 29,022,438 Class B shares issued to effect the exchange of membership interests of Mediacom LLC as if these shares were outstanding for all periods presented and excludes the shares that will be issued in this offering. The shares issued to effect the exchange for the membership interests are based upon the relative ownership percentages of membership interests in Mediacom LLC immediately prior to the completion of the offering and are based on an initial public offering price of $17.50 per share.

 (6) Represents EBITDA, as defined in note 8 below, before management fee expense. System cash flow:

  . is not intended to be a performance measure that should be regarded as an alternative either to operating income or net income as an indicator of operating performance or to the statement of cash flows as a measure of liquidity;

  . is not intended to represent funds available for debt service, dividends, reinvestment or other discretionary uses; and

  . should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

  System cash flow is included in this prospectus because our management believes that system cash flow is a meaningful measure of performance commonly used in the cable television industry and by the investment community to analyze and compare cable television companies. Our definition of system cash flow may not be identical to similarly titled measures reported by other companies.

 (7) Represents system cash flow as a percentage of revenues. This measurement is used by us, and is commonly used in the cable television industry, to analyze and compare cable television companies on the basis of operating performance, for the reasons discussed in note 6 above.

 (8) Represents operating income (loss) before depreciation and amortization.
     EBITDA:

  . is not intended to be a performance measure that should be regarded as an alternative either to operating income or net income as an indicator of operating performance or to the statement of cash flows as a measure of liquidity;

  . is not intended to represent funds available for debt service, dividends, reinvestment or other discretionary uses; and

  . should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

   EBITDA is included in this prospectus because our management believes that EBITDA is a meaningful measure of performance commonly used in the cable television industry and by the investment community to analyze and compare cable television companies. Our definition of EBITDA may not be identical to similarly titled measures reported by other companies.


 (9) Represents EBITDA as a percentage of revenues. This measurement is used by us, and is commonly used in the cable television industry, to analyze and compare cable television companies on the basis of operating performance, for the reasons discussed in note 8 above.

(10) Represents the number of single residence homes, apartments and condominium units passed by the cable distribution network in a cable system's service area.

(11) Represents subscribers of a cable television system who receive a package of over-the-air broadcast stations, local access channels and/or certain satellite-delivered cable television services and who are usually charged a flat monthly rate for a number of channels.

(12) Represents basic subscribers as a percentage of total number of homes passed.

(13) Represents the number of subscriptions to premium services. A subscriber may purchase more than one premium service, each of which is counted as a separate premium service unit. For the nine months ended September 30, 1999, premium service units decreased primarily due to the Disney Channel being moved from a premium service to the basic programming packages in several of our cable systems.

(14) Represents premium service units as a percentage of total number of basic subscribers. This ratio may be greater than 100% if the average basic subscriber subscribes to more than one premium service unit.

(15) Represents average monthly revenues for the period divided by average monthly basic subscribers for such period. This measurement is commonly used in the cable television industry to analyze and compare cable television companies on the basis of operating performance.

                                  RISK FACTORS

   An investment in our Class A common stock involves the following risks. You should consider carefully these risk factors, as well as the other information in this prospectus, before you decide to purchase shares of our Class A common stock.

Our Business

 We have a history of net losses and may not be profitable in the future.

   We have had a history of net losses and expect to continue to report net losses for the foreseeable future, which could cause our stock price to decline and adversely affect our ability to finance our business in the future. We reported net losses of $4.6 million, $39.8 million and $38.0 million for the years ended December 31, 1997 and 1998 and the nine months ended September 30, 1999. On a pro forma basis, we had net losses of $116.2 million and $89.8 million for the year ended December 31, 1998 and the nine months ended September 30, 1999. The principal reasons for our prior and anticipated net losses include the depreciation and amortization expenses associated with our acquisitions, the capital expenditures related to expanding and upgrading our cable systems and interest costs on borrowed money. We expect that we will continue to incur these expenses at increased levels as a result of our network upgrade program and our recent and pending acquisitions, which expenses will result in continued net losses. For additional information, you should read the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

 We have grown rapidly and have a limited history of operating our current cable systems, which may make it difficult for you to evaluate our performance.

   We commenced operations in 1996 and have grown rapidly since then, principally through acquisitions. We acquired a substantial portion of our operations in early 1998. In addition, our recent acquisitions of the Triax and Zylstra systems nearly doubled the number of subscribers served by our systems. As a result, you have limited information upon which to evaluate our performance in managing our current systems, and our historical financial information may not be indicative of the future results we can achieve with our systems.

 If we are unable to successfully integrate our newly acquired cable systems, our growth and profitability could be adversely affected.

   Since January 1, 1998, we have completed five acquisitions that comprise approximately 91% of our current basic subscribers. In addition, we expect to continue to acquire cable systems as an element of our business strategy. The successful integration and management of acquired cable systems involve the following principal risks that could adversely affect our growth and profitability:

  . our acquired systems may result in unexpected operating difficulties, liabilities or contingencies, which could be significant;

  . the integration of acquired systems may place significant demands on our management, diverting their attention from, and making it more difficult for them to manage, our other systems;

  . the integration of acquired systems may require significant financial resources that could otherwise be used for the ongoing development of our other systems, including our network upgrade program;

  . we may be unable to recruit additional qualified personnel which may be required to integrate and manage acquired systems; and

  . our existing operational, financial and management systems may be incompatible with or inadequate to effectively integrate and manage acquired systems and any steps taken to implement changes in our systems may not be sufficient.

 The loss of key personnel could have a material adverse effect on our business.

   Our success is substantially dependent upon the retention and continued performance of our key personnel, including Rocco B. Commisso, our Chairman and Chief Executive Officer. We have not entered into an employment agreement with Mr. Commisso. If Mr. Commisso or any of our other key personnel cease to be employed by us for any reason, our business could be materially adversely affected. In addition, our subsidiary credit facilities provide that a default will result if Mr. Commisso ceases to be our Chairman and Chief Executive Officer. We do not currently maintain key man life insurance on Mr. Commisso.

 We have substantial existing debt and may incur substantial additional debt, which could adversely affect our ability to obtain financing in the future and require our operating subsidiaries to apply a substantial portion of their cash flow to debt service.

   As of September 30, 1999, we had outstanding total indebtedness of $377.5 million and our net interest expense for the nine months ended September 30, 1999 was $20.6 million. On a pro forma basis, our total indebtedness as of September 30, 1999 was $812.5 million and our net interest expense for the nine months ended September 30, 1999 was $45.0 million. This high level of debt and our debt service obligations could have material consequences, including:

  . we may have limited ability to obtain additional financing for working capital, capital expenditures, acquisitions and general corporate purposes in the future;

  . our operating subsidiaries will be required to dedicate a substantial portion of their cash flow from operations to the payment of the principal of and interest on their debt, thereby reducing funds we have available for working capital, capital expenditures, acquisitions and general corporate purposes;

  . we may have limited flexibility in planning for, or reacting to, changes in our business and industry; and

  . we may be at a disadvantage when compared to those of our competitors that have less debt.

   We anticipate incurring additional debt in the future to finance acquisitions and to fund the expansion, maintenance and upgrade of our systems. If new debt is added to our current debt levels, the related risks that we now face could intensify.

 A default under our indentures or our subsidiary credit facilities could result in an acceleration of our indebtedness or a foreclosure on the membership interests of our operating subsidiaries.

   The indentures governing our senior notes and the agreements governing our subsidiary credit facilities contain numerous financial and operating covenants. The breach of any of these covenants will result in a default under the applicable indenture or agreement which could result in the indebtedness under our indentures or agreements becoming immediately due and payable. In addition, a default under our indentures or our subsidiary credit facilities could result in a default or acceleration of our other indebtedness with cross-default provisions and could result in a foreclosure by the lenders under our subsidiary credit facilities on the membership interests of our operating subsidiaries that we pledged to secure these facilities.

 The terms of our indebtedness could materially limit our financial and operating flexibility.

   Several of the covenants contained in our indentures and our subsidiary credit facilities could materially limit our financial and operating flexibility by restricting, among other things, our ability and the ability of our operating subsidiaries to:

  .  incur additional indebtedness;

  .  create liens and other encumbrances;

  .  pay dividends and make other payments, investment, loans and guarantees;

  .  enter into transactions with related parties;

  . sell or otherwise dispose of assets and merge or consolidate with another entity;

  .  repurchase or redeem capital stock or debt;

  .  pledge assets; and

  .  issue capital stock.

 We may not be able to obtain additional capital to continue the development of our business.

   Our business requires substantial capital for the upgrade, expansion and maintenance of our cable systems. We may not be able to obtain the funds necessary to finance our capital improvement program through internally generated funds, additional borrowings or other sources. If we are unable to obtain these funds, our growth could be adversely affected.

 If we are unsuccessful in implementing our growth strategy, our profitability could be adversely affected.

   We expect that a substantial portion of our future growth will be achieved through revenues from new products and services and the acquisition of additional cable systems. We may not be able to offer these new products and services successfully to our customers and these new products and services may not generate adequate revenues. In addition, our acquisition strategy may not be successful. In the past year, the cable television industry has undergone dramatic consolidation, which has reduced the number of future acquisition prospects. This consolidation may increase the purchase price of future acquisitions, and we may not be successful in identifying attractive acquisition targets or obtaining the financing necessary to complete acquisitions in the future.

 Our construction costs may increase significantly, which could adversely affect our growth and profitability.

   The expansion and upgrade of our cable systems require us to hire and enter into construction agreements with contractors. The growth and consolidation of the cable television industry has created an increasing demand for cable construction services, which has increased the costs of these services. Our construction costs may increase significantly over the next few years as existing agreements expire and we negotiate new agreements. In addition, we may not be able to construct new cable systems or expand or upgrade existing or acquired systems in a timely manner or at a reasonable cost, which may adversely affect our growth and profitability.

 Our programming costs are substantial and may increase, which could result in a decrease in profitability if we are unable to pass increases on to our customers.

   In recent years, the cable television industry has experienced a rapid escalation in the cost of programming, particularly sports programming. The escalation in programming costs may continue, and we may not be able to pass programming cost increases on to our customers. In addition, as we upgrade the number of channels that we provide to our customers and add programming to our basic and expanded basic programming tiers, we may face additional market constraints on our ability to pass programming costs on to our customers. The inability to pass these cost increases on to our customers could adversely affect our profitability.

 Our Chairman and Chief Executive Officer has the ability to control all major corporate decisions, which could inhibit or prevent a change of control or change in management.

   Following this offering, Rocco B. Commisso, our Chairman and Chief Executive Officer, will beneficially own all of our Class B common stock, representing 82.6% of the combined voting power of our common stock. As a result, Mr. Commisso will generally have the ability to control the outcome of all matters requiring stockholder approval, including the election of our entire board of directors, the approval of any merger or consolidation involving us and the sale of all or substantially all of our assets. If a change of control or change in management is delayed or prevented by Mr. Commisso, the market price of our Class A common stock could be adversely affected or holders may not receive a change of control premium over the then-current market price of our Class A common stock. In addition, the covenants contained in our subsidiary credit facilities provide that a default will result if Mr. Commisso, together with one or more of our employees, ceases to own at least 50.1% of the combined voting power of our common stock on a fully-diluted basis.

 System failures or miscalculations attributable to the Year 2000 issue could disrupt our future operations.

   The Year 2000 issue is the result of computer programs only being able to use two digits rather than four to define a given year. Thus, date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. We believe that we have adequately addressed the Year 2000 issue, having experienced no failures or disruptions in our internal operating systems to our products and services or in those of our third party vendors or suppliers either on or after January 1, 2000 to the date of this prospectus. However, it is possible that future failures or disruptions stemming from Year 2000 issues may yet result in our inability to process transactions, send invoices, accept customer orders or timely provide customers with products and services.

 A legal action has been commenced to enjoin our use of the term "Mediacom" in our business.

   We have been named in a lawsuit in which a third party alleges that our use of the term "Mediacom" in connection with our business infringes their federally registered trademark. The lawsuit seeks a permanent injunction and unspecified monetary damages. If we are found to have infringed the proprietary rights of this or other third parties with respect to our use of the "Mediacom" mark or variations thereof, we could be enjoined from using the "Mediacom" mark in connection with our business and be required to pay material monetary damages.

Our Industry

 We may not be able to compete effectively in the highly competitive cable industry.

   Our industry is highly competitive. The nature and level of the competition we face affects, among other things, how much we must spend to upgrade our cable systems, how much we must spend on marketing and promotions and the prices we can charge our customers. We may not have the resources necessary to compete effectively. Many of our present and potential competitors may have fewer regulatory burdens, substantially greater resources, greater brand name recognition and long-standing relationships with regulatory authorities. We expect advancements in communications technology, as well as changes in the marketplace, to occur in the future which may compete with services that our cable systems offer. The success of these ongoing and future developments could have an adverse impact on our business and operations.

 Continued growth of direct broadcast satellite operators could adversely affect our growth and profitability.

   Direct broadcast satellite operators have grown at a rate far exceeding the cable television industry growth rate and have emerged as a significant competitor to cable operators. Direct broadcast satellite service consists of television programming transmitted via high-powered satellites to individual homes, each served by a small satellite dish. The continued growth of direct broadcast satellite operators may adversely affect our growth and profitability. Legislation permitting direct broadcast satellite operators to transmit local broadcast signals was enacted on November 29, 1999. This eliminates a significant competitive advantage which cable system operators have had over direct broadcast satellite operators. Direct broadcast satellite operators have begun delivering local broadcast signals in the largest markets and there are plans to expand such carriage to many more markets over the next year.

 Recent changes in the regulatory environment may introduce additional competitors in our markets.

   Recent changes in federal law and recent administrative and judicial decisions have removed restrictions that have limited entry into the cable television industry by potential competitors such as telephone companies and registered utility holding companies. As a result, competition may materialize in our franchise areas from other cable television operators, other video programming distribution systems and other broadband telecommunications services to the home. For example, these developments will enable local telephone and utility companies to provide a wide variety of video services in their service areas which will be directly competitive with the services provided by cable television systems in the same area.

 Our franchises are non-exclusive and local franchising authorities may grant competing franchises in our markets.

   Our cable systems are operated under non-exclusive franchises granted by local franchising authorities. As a result, competing operators of cable systems and other potential competitors, such as municipal utility providers, may be granted franchises and may build cable systems in markets where we hold franchises. Any such competition could adversely affect our business. The existence of multiple cable systems in the same geographic area is generally referred to as an overbuild. We currently face overbuilds in a limited number of our markets.

 We may be required to provide access to our networks to other Internet service providers, which could significantly increase our competition and adversely affect our ability to provide new products and services.

   The U.S. Congress and the Federal Communications Commission have been asked to require cable operators to provide access over their cable systems to other Internet service providers. If we are required to provide open access, it could prohibit us from entering into or limit our existing agreements with Internet service providers, adversely impact our anticipated revenues from high-speed Internet access services and complicate marketing and technical issues associated with the introduction of these services. To date, the U.S. Congress and the Federal Communications Commission have declined to impose these requirements. This same open access issue is also being considered by some local franchising authorities and several courts. Franchise renewals and transfers could become more difficult depending upon the outcome of this issue.

 Our franchises are subject to non-renewal or termination by local authorities, which could cause us to lose our right to operate some of our systems.

   Cable television companies operate under non-exclusive franchises granted by local authorities that are subject to renewal, renegotiation and termination from time to time. Our cable systems are dependent upon the retention and renewal of their respective local franchises. We may not be able to retain or renew our franchises and any renewals may not be on terms favorable to us. The non-renewal or termination of franchises with respect to a significant portion of any of our cable systems would have a material adverse effect on our business.

This Offering

 Existing stockholders may sell their common stock after this offering, which could adversely affect the market price of the Class A common stock.

   Sales of a substantial number of shares of our common stock, or the perception that sales could occur, could adversely affect the market price for shares of our Class A common stock by causing the amount of our common stock available for sale to exceed the demand for our common stock. These sales could also make it more difficult for us to sell equity securities in the future at a time and price we deem appropriate. After this offering, we will have outstanding 60,977,562 shares of Class A common stock and 29,022,438 shares of Class B common stock. Approximately 40,977,562 shares of Class A common stock and all shares of Class B common stock, in the aggregate representing 77.8% of our outstanding common stock upon completion of this offering, will be restricted securities under the Securities Act of 1933. These securities will be subject to restrictions on the timing, manner and volume of sales of the restricted shares. However, each of Rocco B. Commisso, our Chairman and Chief Executive Officer, Morris Communications Corporation, CB Capital Investors, LLC, Chase Manhattan Capital, LLC, U.S. Investor, Inc., Private Market Fund and our less than 5% stockholders, will have rights to require us to register their shares beginning 180 days after the completion of this offering.

                           FORWARD-LOOKING STATEMENTS

   Some of the information in this prospectus contains forward-looking statements. You can identify these statements by forward-looking words such as "may," "will," "expect," "plan," "intend," "anticipate," "believe," "estimate" and "continue" or similar words. You should read statements that contain these words carefully because they:

  .  discuss our future expectations;

  . contain projections of our future results of operations or of our financial condition; or

  .  state other forward-looking information.

   We believe it is important to communicate our expectations to our investors. However, forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any results, performance or achievements expressed or implied by any forward-looking statements. These factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot assure you of future results, performance or achievements.

                                USE OF PROCEEDS

   We estimate that the net proceeds from the sale of our Class A common stock in this offering, after deducting the estimated underwriting discounts, commissions and offering expenses payable by us, will be approximately $327.1 million, or approximately $376.6 million if the underwriters' over-allotment option is exercised in full. We intend to use all of the net proceeds of this offering to repay indebtedness outstanding under our subsidiary credit facilities.

   As of January 10, 2000, we had $816.0 million of indebtedness outstanding under our subsidiary credit facilities. These facilities, which have final maturities ranging from March 2008 to December 2008, are subject to earlier repayment on dates ranging from June 2007 to December 2007 if we do not refinance our 8 1/2% senior notes prior to March 31, 2007. Weighted interest rates for loans outstanding under our subsidiary credit facilities was 8.0% as of January 10, 2000. Borrowings under our subsidiary credit facilities were used to refinance prior indebtedness and to fund our acquisitions of the Triax and Zylstra systems. You should read the discussion under "Description of Certain Indebtedness--Credit Facilities" for additional information about our subsidiary credit facilities.

                                DIVIDEND POLICY

   We have never paid or declared cash dividends on our common stock and currently intend to retain any future earnings for the development of our business. Therefore, we do not currently anticipate paying any cash dividends in the forseeable future. In addition, our subsidiary credit facilities restrict the ability of our subsidiaries to pay dividends. Our future dividend policy is within the discretion of our board of directors and will depend upon various factors, including our results of operations, financial condition, capital requirements and investment opportunities.

                                 CAPITALIZATION

   The following table sets forth as of September 30, 1999, on a consolidated basis:

  .  the historical capitalization of Mediacom LLC;

  .  the pro forma capitalization of Mediacom LLC to reflect:

    -- the repayment of an unsecured senior subordinated note in the original amount of $2.8 million and accrued interest,

    -- the $10.5 million equity contribution made by the members of Mediacom LLC in connection with the acquisition of the Triax systems in November 1999,

    -- borrowings of $762.1 million under our subsidiary credit facilities to finance the acquisitions of the Triax and Zylstra systems and the related write-off of unamortized financing fees from our former subsidiary credit facilities,

    -- a $25.1 million deferred charge associated with amendments to our management agreements with Mediacom Management, for which additional membership interests will be issued to an existing member of Mediacom LLC and a related $628,000 expense for the period November 19, 1999 through December 31, 1999, and

    -- a one-time $12.8 million non-recurring, non-cash compensation charge and the effect to deferred compensation of $11.8 million associated with a grant of equity interests, based on an initial public offering price of $17.50 per share, by an existing member of Mediacom LLC to certain members of our management team as further discussed in note 6 of Mediacom LLC's interim financials; and

  .  our pro forma as adjusted capitalization to reflect:

    -- the exchange of membership interests in Mediacom LLC for shares of our common stock,

    -- a one-time $1.9 million non-recurring, non-cash charge to record a net deferred tax liability as of September 30, 1999 that will be recognized upon the exchange of membership interests in Mediacom LLC for shares of our common stock, and

    -- the issuance and sale of our Class A common stock in this offering at an initial public offering price of $17.50 per share and the application of the net proceeds from the sale to repay $327.1 million of indebtedness outstanding under our subsidiary credit facilities.

   The table below should be read in conjunction with the historical consolidated financial statements of Mediacom LLC included elsewhere in this prospectus. For additional information, see "Unaudited Pro Forma Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of Certain Indebtedness."

                                                 As of September 30, 1999
                                            -----------------------------------
                                                                    Mediacom
                                                                 Communications
                                                Mediacom LLC      Corporation
                                            -------------------- --------------
                                                                   Pro Forma
                                            Historical Pro Forma  As Adjusted
                                            ---------- --------- --------------
                                                   (dollars in millions)
Cash and cash equivalents..................   $  3.7   $    4.6     $    4.6
                                              ======   ========     ========
Total debt:
  7 7/8% senior notes......................   $200.0   $  200.0     $  200.0
  8 1/2% senior notes......................    125.0      125.0        125.0
  Subsidiary credit facilities(1)..........     52.5      814.6        487.5
                                              ------   --------     --------
    Total debt.............................    377.5    1,139.6        812.5
Total members' equity......................     40.6       49.0          --
Stockholders' equity:
  Class A common stock, par value $0.01,
   300,000,000 shares
   authorized, and 60,977,562 shares issued
   and outstanding.........................                              0.6
  Class B common stock, par value $0.01,
   100,000,000 shares
   authorized, and 29,022,438 shares issued
   and outstanding.........................                              0.3
  Additional paid-in capital...............                            475.1
  Accumulated deficit......................                           (101.9)
                                                                    --------
    Total stockholders' equity.............                            374.1
                                              ------   --------     --------
      Total capitalization.................   $418.1   $1,188.6     $1,186.6
                                              ======   ========     ========

---------------------
(1) After completion of this offering, we will have approximately $612 million of unused credit commitments under our subsidiary credit facilities.

                                    DILUTION

   The difference between the initial public offering price per share of our Class A common stock and the pro forma net tangible book value per share of our Class A and Class B common stock after this offering constitutes the dilution to investors in this offering. Net tangible book value per share is determined by subtracting our total liabilities from the total book value of our tangible assets and dividing the difference by the number of shares of our Class A and Class B common stock deemed to be outstanding on the date total book value is determined.

   As of September 30, 1999, our net tangible deficit was $554.6 million, or $7.92 per share of common stock, after giving effect to the transactions described under "Capitalization," excluding this offering. After giving effect to the sale of 20,000,000 shares of our Class A common stock at an initial public offering price of $17.50 per share, and the deduction of estimated underwriting discounts, commissions and offering expenses, our pro forma net tangible deficit as of September 30, 1999 would have been a deficit of $229.5 million, or $2.55 per share of common stock. This represents an immediate increase in our net tangible deficit of $5.37 per share to current stockholders and an immediate dilution of $20.05 per share to new investors purchasing our Class A common stock. The following table illustrates the foregoing information as of September 30, 1999 with respect to dilution to new investors:

     Assumed initial public offering price per share..........         $17.50
       Pro forma net tangible deficit per share before this
        offering.............................................. $(7.92)
       Increase per share attributable to this offering.......   5.37
                                                               ------
     Pro forma net tangible deficit per share after this
      offering................................................          (2.55)
                                                                       ------
     Dilution per share to new investors......................         $20.05
                                                                       ======

   The following table sets forth as of September 30, 1999, information with respect to our existing stockholders and new investors, after giving effect to the exchange of membership interests of Mediacom LLC for shares of our common stock:

                                                                         Average
                                  Shares Purchased  Total Consideration   Price
                                 ------------------ --------------------   Per
                                   Number   Percent    Amount    Percent  Share
                                 ---------- ------- ------------ ------- -------
     Existing stockholders...... 70,000,000   77.8% $135,490,000   27.9%  $1.94
     New investors.............. 20,000,000   22.2   350,000,000   72.1   17.50
                                 ----------  -----  ------------  -----
       Total.................... 90,000,000  100.0% $485,490,000  100.0%
                                 ==========  =====  ============  =====

   To the extent that shares of our common stock are issued in connection with the stock option arrangements, there will be further dilution to new investors.

                          COMPLETED ACQUISITIONS

   Since commencement of our operations in March 1996, we have completed 11 acquisitions of cable systems. The table below summarizes information related to our completed acquisitions of cable systems in chronological order. The systems were purchased from the named party identified in the Predecessor Owner column or from one or more of its related parties or its controlling or managing operator. The dollar amount set forth in the Purchase Price column represents the final purchase price before closing costs and adjustments.

                                                                                          Basic
                                                                                       Subscribers
                                                                                          as of
Location of                                              Acquisition   Purchase Price September 30,
Systems                      Predecessor Owner               Date      (in millions)      1999
------------------  ----------------------------------- -------------- -------------- -------------
Ridgecrest, CA      Benchmark Communications            March 1996        $   18.8         9,300
Kern Valley, CA     Booth American Company              June 1996             11.0         6,000
Nogales, AZ         Saguaro Cable TV Investors, L.P.    December 1996         11.4         7,900
Valley Center, CA   Valley Center Cable Systems, L.P.   December 1996          2.5         1,950
Dagsboro, DE        American Cable TV Investors 5, Ltd. June 1997             42.6        32,300
Sun City, CA        Cox Communications, Inc.            September 1997        11.5         9,950
Clearlake, CA       Jones Intercable, Inc.              January 1998          21.4        18,200
Various States      Cablevision Systems Corporation     January 1998         308.2       268,350
Caruthersville, MO  Cablevision Systems Corporation     October 1998           5.0         4,050
Various States      Zylstra Communications Corporation  October 1999          19.5        14,000
Various States      Triax Midwest Associates, L.P.      November 1999        740.1       344,000
                                                                          --------       -------
                                                                          $1,192.0       716,000
                                                                          ========       =======

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

   The following unaudited pro forma consolidated financial data as of and for the nine months ended September 30, 1999 and for the year ended December 31, 1998 are based on the historical consolidated financial statements of Mediacom LLC, as adjusted to illustrate the estimated effects of the following transactions as if each transaction had occurred on January 1, 1998 for the statement of operations data and on September 30, 1999 for the balance sheet data:

  .  our acquisitions of cable systems described under "Completed
     Transactions" that were completed in 1998 and the incurrence of indebtedness arising from the acquisitions under our former subsidiary credit facilities;

  . the issuance and sale of our 8 1/2% senior notes on April 1, 1998 and the application of $194.5 million of net proceeds from the sale to repay outstanding indebtedness under our former subsidiary credit facilities;

  . the issuance and sale of our 7 7/8% senior notes on February 26, 1999 and the application of $121.9 million of net proceeds from the sale to repay outstanding indebtedness under our former subsidiary credit facilities;

  . the repayment of an unsecured senior subordinated note in the original amount of $2.8 million and accrued interest;

  . the establishment of our current subsidiary credit facilities and the repayment of all outstanding indebtedness under our former subsidiary credit facilities;

  . the $10.5 million equity contribution made by members of Mediacom LLC in connection with the acquisition of the Triax systems in November 1999;

  .  our acquisitions of cable systems described under "Completed
     Transactions" that were completed in 1999 and the incurrence of indebtedness arising from the acquisitions under our current subsidiary credit facilities;

  . a $25.1 million deferred charge associated with amendments to our management agreements with Mediacom Management, for which additional membership interests will be issued to an existing member of Mediacom LLC and a related $628,000 expense for the period November 19, 1999 through December 31, 1999;

  . a one-time $12.8 million non-recurring, non-cash compensation charge and the effect to deferred compensation of $11.8 million associated with a grant of equity interests, based on an initial public offering price of $17.50 per share, by an existing member of Mediacom LLC to certain members of our management team as further discussed in note 6 of Mediacom LLC's interim financials;

  . the exchange of membership interests in Mediacom LLC for shares of our common stock;

  . the effect to management fee expense as a result of amending the management agreements with Mediacom Management;

  . a one-time $1.9 million non-recurring, non-cash charge to record a net deferred tax liability as of September 30, 1999 that will be recognized upon the exchange of membership interests in Mediacom LLC for shares of our common stock;

  . the reclassification of management fee expense to corporate expense due to the termination of our management agreements with Mediacom Management; and

  . the issuance and sale of our Class A common stock in this offering at an initial public offering price of $17.50 per share and the application of the net proceeds from the sale to repay $327.1 million of outstanding indebtedness under our subsidiary credit facilities.

   The unaudited pro forma consolidated financial data give effect to the acquisitions of our cable systems under the purchase method of accounting. The purchase price allocation among property, plant and equipment, intangible assets, other assets and liabilities of the Triax and Zylstra systems is preliminary and will be completed upon receipt of appraisal reports. We do not believe that the adjustment resulting from the final allocation of the purchase price will be material.

   The unaudited pro forma consolidated financial data do not purport to represent what our results of operations or financial condition would actually have been had the transactions described above occurred on the dates indicated or to project our results of operations or financial condition for any future period or date. You should read the historical consolidated financial statements of Mediacom LLC and U.S. Cable Television Group, L.P. and the historical financial statements of Triax, appearing elsewhere in this prospectus.

            Unaudited Pro Forma Consolidated Statement of Operations

                  For the Nine Months Ended September 30, 1999
                 (dollars in thousands, except per share data)

                             Mediacom LLC    Triax       Zylstra    Acquisition       Other                  Offering
                             (historical) (historical) (historical) Adjustments    Adjustments   Subtotal   Adjustments
                             ------------ -----------  ------------ -----------    -----------   ---------  -----------
Statement of
 Operations Data:
 Revenues............          $113,230    $ 101,654      $3,747     $    --         $  --       $ 218,631   $    --
 Costs and expenses:
 Service costs.......            36,571       34,925       1,658          --            --          73,154        --
 Selling, general
  and administrative
  expenses...........            21,816       15,038         650          --            --          37,504        --
 Management fee
  expense............             5,150        3,331         452          --         (2,885)(e)      6,048     (6,048)(f)
 Corporate expense...               --           --          --           --            --             --       6,048 (f)
 Depreciation and
  amortization.......            66,154       54,111         409       25,104 (b)       --         145,778        --
                               --------    ---------      ------     --------        ------      ---------   --------
 Operating (loss)
  income.............           (16,461)      (5,751)        578      (25,104)        2,885        (43,853)       --
 Interest expense
  (income), net......            20,577       24,941         (41)      19,502 (c)       --          64,979    (19,980)(g)
 Other expenses
  (income)...........               979         --           (36)          36 (d)       --             979        --
                               --------    ---------      ------     --------        ------      ---------
 Provision (benefit)
  for income taxes...                                                                                             --  (h)
                                                                                                             --------
 Net (loss) income
  from continuing
  operations.........          $(38,017)   $ (30,692)     $  655     $(44,642)       $2,885      $(109,811)  $ 19,980
                               ========    =========      ======     ========        ======      =========   ========
 Pro forma basic and
  diluted net loss
  per share(a).......
 Pro forma weighted
  average
  common shares outstanding..
                               Total
                             -----------
Statement of
 Operations Data:
 Revenues............        $  218,631
 Costs and expenses:
 Service costs.......            73,154
 Selling, general
  and administrative
  expenses...........            37,504
 Management fee
  expense............               --
 Corporate expense...             6,048
 Depreciation and
  amortization.......           145,778
                             -----------
 Operating (loss)
  income.............           (43,853)
 Interest expense
  (income), net......            44,999
 Other expenses
  (income)...........               979
 Provision (benefit)
  for income taxes...               --
                             -----------
 Net (loss) income
  from continuing
  operations.........        $  (89,831)
                             ===========
 Pro forma basic and
  diluted net loss
  per share(a).......        $    (1.00)
 Pro forma weighted
  average
  common shares outstanding..90,000,000


    See accompanying notes to unaudited pro forma consolidated statement of operations.

       Notes to Unaudited Pro Forma Consolidated Statement of Operations

                  For the Nine Months Ended September 30, 1999
                 (dollars in thousands, except per share data)

   For purposes of determining the pro forma effects of the transactions described above on the historical consolidated statement of operations of Mediacom LLC for the nine months ended September 30, 1999, the following adjustments have been made:

  (a) Pro forma basic and diluted loss per share is calculated based on 90,000,000 shares of common stock. The number of shares of common stock reflects the 40,977,562 Class A shares and 29,022,438 Class B shares issued to effect the exchange of membership interests of Mediacom LLC and the 20,000,000 Class A shares that will be issued in this offering. Upon completion of this offering, options to purchase our common stock will be issued to certain employees with an exercise price equal to the initial public offering price. Accordingly, these stock options have no effect on the pro forma loss per share amounts.

    No adjustment has been made to the unaudited pro forma consolidated statement of operations for a one-time $12,837 non-recurring, non-cash compensation charge associated with a grant of vested and non-forfeitable equity interests, based on an initial public offering price of $17.50 per share, by an existing member of Mediacom LLC to certain members of our management team as further discussed in note 6 of Mediacom LLC's interim financials.

  (b) Represents increase to historical depreciation and amortization expense as a result of a preliminary allocation of the Triax and Zylstra purchase price and other costs:

                                                     Estimated  Asset Pro Forma
      Triax and Zylstra                             Fair Values Life   Expense
      -----------------                             ----------- ----- ---------
      Property, plant and equipment................  $297,558      7  $ 42,508
      Franchise costs..............................   227,964     15    15,198
      Subscriber lists.............................   236,990      5    47,398
      Deferred financing costs.....................     6,800    8.5       800
      Other acquisition costs......................     3,900     15       260
                                                                      --------
      Annualized pro forma depreciation and
       amortization (A)............................                    106,164
      Pro forma depreciation and amortization--
       Nine months ended September 30, 1999
       (A multiplied by 75%).......................                     79,624
      Historical--Triax and Zylstra................                    (54,520)
                                                                      --------
      Increase to depreciation and amortization....                   $ 25,104
                                                                      ========

  (c) Represents increase to interest expense due to incremental indebtedness arising from our acquisitions of the Triax and Zylstra systems and our 7 7/8% senior note offering and decrease to interest expense arising from our repayment of the unsecured senior subordinated note in the original amount of $2,800 and accrued interest. An 1/8% change in the interest rates will increase or decrease the interest expense per annum by $956 after adjusting for interest rate swap agreements. Historical interest expense of Triax and Zylstra has been eliminated, as we have not assumed their debt obligations.

                                                            Interest Pro Forma
                                                  Principal   Rate    Expense
                                                  --------- -------- ---------
      Subsidiary credit facilities............... $814,550    7.34%   $59,788
      8 1/2% senior notes........................  200,000    8.50     17,000
      7 7/8% senior notes........................  125,000    7.88      9,850
                                                                      -------
      Pro forma interest expense (A).............                      86,638
      Pro forma interest expense--Nine months
       ended September 30, 1999 (A multiplied by
       75%)......................................                      64,979
      Historical interest expense................                     (45,477)
                                                                      -------
      Increase to interest expense...............                     $19,502
                                                                      =======

  (d)  Represents elimination of other income of Zylstra.

  (e) The management agreements with Mediacom Management were amended effective November 19, 1999 in connection with an amendment to Mediacom LLC's operating agreement. The amended agreements provide for management fees equal to 2% of annual gross revenues. No adjustment has been made to the unaudited pro forma consolidated statement of operations for a $628,000 expense associated with the amendments to the management agreements with Mediacom Management, for which additional membership interests will be issued to an existing member of Mediacom LLC. We have not adjusted management fee expense for the Triax and Zylstra systems.

      Mediacom LLC revenues.......................................... $113,230
      2% of revenues.................................................    2,265
      Historical Mediacom LLC management fees........................   (5,150)
                                                                      --------
      Decrease to management fee expense............................. $ (2,885)
                                                                      ========

  (f) Represents elimination of management fees paid to Mediacom Management for management services rendered to our operating subsidiaries. Mediacom Management utilized these fees to compensate its employees as well as to fund its corporate overhead. The management agreements with Mediacom Management were amended effective November 19, 1999 in connection with an amendment to Mediacom LLC's operating agreement. The amended agreements provide for management fees equal to 2% of annual gross revenues. Each of the management agreements will be terminated upon completion of this offering. At that time, Mediacom Management's employees will become our employees and its corporate overhead will become our corporate overhead. These expenses will be reflected as our corporate expense, which we estimate will amount to approximately 2% of our annual gross revenues.

    The number of employees and their salaries included in corporate expense will be the same before and after they become our employees.

  (g) Represents decrease to interest expense arising from the repayment of $327,075 of outstanding indebtedness under our subsidiary credit facilities with the net proceeds of this offering. An 1/8% change in the interest rates will increase or decrease the interest expense per annum by $547 after adjusting for interest rate swap agreements.

                                                             Interest Pro Forma
                                                   Principal   Rate    Expense
                                                   --------- -------- ---------
      Subsidiary credit facilities................ $487,475    6.80%  $ 33,148
      8 1/2% senior notes.........................  200,000    8.50     17,000
      7 7/8% senior notes.........................  125,000    7.88      9,850
                                                                      --------
      Pro forma interest expense after
       offering (A)...............................                      59,998
      Pro forma interest expense after offering--
       Nine months ended September 30, 1999 (A
       multiplied by 75%).........................                      44,999
      Pro forma interest expense prior to
       offering...................................                     (64,979)
                                                                      --------
      Decrease to interest expense................                    $(19,980)
                                                                      ========

  (h) No provision has been made in the unaudited pro forma consolidated statement of operations for federal, state or local income taxes because Mediacom LLC is a limited liability company and its members are required to report their share of income or loss in their respective income tax returns. After the completion of this offering and the exchange of membership interests in Mediacom LLC for shares of our common stock, our results will be included in our corporate tax returns. However, due to our pro forma consolidated net loss, no income tax benefit has been reflected.

            Unaudited Pro Forma Consolidated Statement of Operations

                      For the Year Ended December 31, 1998
                 (dollars in thousands, except per share data)

                   Mediacom LLC                            Triax       Zylstra    Acquisition       Other
                   (historical) Adjustments   Subtotal  (historical) (historical) Adjustments    Adjustments
                   ------------ -----------   --------  -----------  -----------  -----------    -----------
Statement of
 Operations Data:
 Revenues........    $129,297     $ 6,888 (b) $136,185   $119,669      $4,970      $ 11,434 (e)    $  --
 Costs and
  expenses:
 Service costs...      43,849       2,803 (b)   46,652     38,496       1,883         3,897 (e)       --
 Selling, general
  and
  administrative
  expenses.......      25,596       2,274 (b)   27,870     20,846         747         1,892 (e)       --
 Management fee
  expense........       5,797           7 (b)    5,804      4,048         482           --         (3,080)(h)
 Corporate
  expense........         --          --           --         --          --            --            --
 Depreciation and
  amortization...      65,793       3,090 (c)   68,883     65,391         279        40,494 (f)       --
                     --------     -------     --------   --------      ------      --------        ------
 Operating (loss)
  income.........     (11,738)     (1,286)     (13,024)    (9,112)      1,579       (34,849)        3,080
 Interest expense
  (income), net..      23,994       2,769 (d)   26,763     29,358         (51)       32,989 (g)       --
 Other expenses..       4,058         --         4,058        --          --            --            --
                     --------     -------     --------   --------      ------      --------        ------
 Provision
  (benefit)
  for income
  taxes..........
 Net (loss)
  income.........    $(39,790)    $(4,055)    $(43,845)  $(38,470)     $1,630      $(67,838)       $3,080
                     ========     =======     ========   ========      ======      ========        ======
 Pro forma basic
  and diluted net
  loss per
  share(a).......
 Pro forma
  weighted
  average of
  common shares
  outstanding....
                               Offering
                   Subtotal   Adjustments     Total
                   ---------- ------------- -----------
Statement of
 Operations Data:
 Revenues........  $ 272,258    $   --      $  272,258
 Costs and
  expenses:
 Service costs...     90,928        --          90,928
 Selling, general
  and
  administrative
  expenses.......     51,355        --          51,355
 Management fee
  expense........      7,254     (7,254)(i)        --
 Corporate
  expense........        --       7,254 (i)      7,254
 Depreciation and
  amortization...    175,047        --         175,047
                   ---------- ------------- -----------
 Operating (loss)
  income.........    (52,326)       --         (52,326)
 Interest expense
  (income), net..     89,059    (29,204)(j)     59,855
 Other expenses..      4,058        --           4,058
                   ----------
 Provision
  (benefit)
  for income
  taxes..........                   --  (k)        --
                              ------------- -----------
 Net (loss)
  income.........  $(145,443)   $29,204     $ (116,239)
                   ========== ============= ===========
 Pro forma basic
  and diluted net
  loss per
  share(a).......                           $    (1.29)
 Pro forma
  weighted
  average of
  common shares
  outstanding....                           90,000,000



    See accompanying notes to unaudited pro forma consolidated statement of operations.

       Notes to Unaudited Pro Forma Consolidated Statement of Operations

                      For the Year Ended December 31, 1998
                 (dollars in thousands, except per share data)

   For purposes of determining the pro forma effects of the transactions described above on the historical consolidated statement of operations of Mediacom LLC for the year ended December 31, 1998, the following adjustments have been made:

  (a) Pro forma basic and diluted loss per share is calculated based on 90,000,000 shares of common stock. The number of shares of common stock reflects the 40,977,562 Class A shares and 29,022,438 Class B shares issued to effect the exchange of membership interests of Mediacom LLC and the 20,000,000 Class A shares that will be issued in this offering. Upon completion of this offering, options to purchase our common stock will be issued to certain employees with an exercise price equal to the public offering price. Accordingly, these stock options have no effect on the pro forma loss per share amounts.

    No adjustment has been made to the unaudited pro forma consolidated statement of operations for a one-time $9,302 non-recurring, non-cash compensation charge associated with a grant of vested and non-forfeitable equity interests, based on an initial public offering price of $17.50 per share, by an existing member of Mediacom LLC to certain members of our management team as further discussed in note 6 of Mediacom LLC's interim financials.


  (b) The table below represents actual revenues, service costs, and selling, general and administrative expenses and management fee expense of certain cable systems owned by:
    . Jones Intercable, Inc., referred to as Clearlake, and acquired on January 9, 1998;
    . Cablevision Systems Corporation in various states, referred to as Cablevision, and acquired on January 23, 1998; and
    . Cablevision Systems Corporation, referred to as Caruthersville, and acquired on October 1, 1998.

    These amounts were recognized prior to our acquisition of such cable systems.

                                 Clearlake Cablevision Caruthersville  Total
                                 --------- ----------- -------------- -------
     Revenues...................   $ 133     $ 5,603      $ 1,152     $ 6,888
     Service costs..............     152       2,272          379       2,803
     Selling, general and
      administrative expenses...     139       1,839          296       2,274
     Management fee expense.....       7         --           --            7

  (c) Represents historical depreciation and amortization of the Cablevision, Clearlake and Caruthersville systems recognized prior to the respective dates of acquisition and additional depreciation and amortization related to the step-up in value of the systems based on the final allocation of their purchase price. See note 3 of the historical consolidated financial statements of Mediacom LLC for the year ended December 31, 1998.

  (d) Represents increase to interest expense due to incremental indebtedness arising from our acquisition of the Clearlake, Cablevision and Caruthersville systems and our 8 1/2% senior note offering. An 1/8% change in the interest rates will increase or decrease the interest expense per annum by $106 after adjusting for interest rate swap agreements.

                                                             Interest Pro Forma
                                                   Principal   Rate    Expense
                                                   --------- -------- ---------
      Subsidiary credit facilities................ $134,425    7.03%  $  9,450
      8 1/2% senior notes.........................  200,000    8.50     17,000
      Unsecured senior subordinated note..........    3,480    9.00        313
                                                                      --------
      Pro forma interest expense..................                      26,763
      Historical--Mediacom LLC....................                     (23,994)
                                                                      --------
      Increase to interest expense................                    $  2,769
                                                                      ========

  (e) The table below represents historical revenues, service costs, and selling, general and administrative expenses of the Jones systems and the Marcus systems, recognized prior to the respective dates of acquisition by Triax. These systems were acquired by Triax on June 30, 1998 and September 30, 1998, for $22.8 million and $60.8 million, respectively. See note 3 to the historical financial statements of Triax for the year ended December 31, 1998.

                                                          Jones  Marcus  Total
                                                          ------ ------ -------
      Revenues........................................... $2,920 $8,514 $11,434
      Service costs......................................    936  2,961   3,897
      Selling, general and administrative expenses.......    702  1,190   1,892

  (f) Represents increase to historical depreciation and amortization as a result of a preliminary allocation of the Triax and Zylstra purchase price and other costs:

                                                    Estimated  Asset Pro Forma
      Triax and Zylstra                            Fair Values Life   Expense
      -----------------                            ----------- ----- ---------
      Property, plant and equipment...............  $297,558      7  $ 42,508
      Franchise costs.............................   227,964     15    15,198
      Subscriber lists............................   236,990      5    47,398
      Deferred financing costs....................     6,800    8.5       800
      Other acquisition costs.....................     3,900     15       260
                                                                     --------
      Pro forma depreciation and amortization.....                    106,164
      Historical--Triax and Zylstra...............                    (65,670)
                                                                     --------
      Increase to depreciation and amortization...                   $ 40,494
                                                                     ========

  (g) Represents increase to interest expense due to incremental indebtedness arising from our acquisitions of the Triax and Zylstra systems, our 8 1/2% senior note offering and our 7 7/8% senior note offering and decrease to interest expenses arising from our repayment of the unsecured senior subordinated note in the original amount of $2,800 and accrued interest. An 1/8% change in the interest rates will increase or decrease the interest expense per annum by $911 after adjusting for interest rate swap agreements. Historical interest expense of Triax and Zylstra has been eliminated, as we have not assumed their debt obligations.

                                                             Interest Pro Forma
                                                   Principal   Rate    Expense
                                                   --------- -------- ---------
      Subsidiary credit facilities................ $778,580    7.99%  $ 62,209
      8 1/2% senior notes.........................  200,000    8.50     17,000
      7 7/8% senior notes.........................  125,000    7.88      9,850
                                                                      --------
      Pro forma interest expense..................                      89,059
      Pro forma--Mediacom LLC.....................                     (26,763)
      Historical--Triax and Zylstra...............                     (29,307)
                                                                      --------
      Increase to interest expense................                    $ 32,989
                                                                      ========

  (h) The management agreements with Mediacom Management were amended effective November 19, 1999 in connection with an amendment to Mediacom LLC's operating agreement. The amended agreements provide for management fees equal to 2% of annual gross revenues. No adjustment has been made to the unaudited pro forma consolidated statement of operations for a $628,000 expense associated with the amendments to the management agreements with Mediacom Management, for which additional membership interests will be issued to an existing member of Mediacom LLC. We have not adjusted management fee expense for the Triax and Zylstra systems.

      Mediacom LLC revenues.......................................... $136,185
      2% of revenues.................................................    2,724
      Historical Mediacom LLC management fees........................   (5,804)
                                                                      --------
      Decrease to management fee expense............................. $ (3,080)
                                                                      ========

  (i) Represents elimination of management fees paid to Mediacom Management for management services rendered to our operating subsidiaries. Mediacom Management utilized these fees to compensate its employees as well as to fund its corporate overhead. The management agreements with Mediacom Management were amended effective November 19, 1999 in connection with an amendment to Mediacom LLC's operating agreement. The amended agreements provide for management fees equal to 2% of annual gross revenues. Each of the management agreements will be terminated upon completion of this offering. At that time, Mediacom Management's employees will become our employees and its corporate overhead will become our corporate overhead. These expenses will be reflected as our corporate expense, which we estimate will amount to approximately 2% of our annual gross revenues.

    The number of employees and their salaries included in corporate expense will be the same before and after they become our employees.

  (j) Represents decrease to interest expense arising from the repayment of $327,075 of outstanding indebtedness under our subsidiary credit facilities with the net proceeds of this offering. An 1/8% change in the interest rates will increase or decrease the interest expense per annum by $502 after adjusting for interest rate swap agreements.

                                                                        Pro
                                                             Interest  Forma
                                                   Principal   Rate   Expense
                                                   --------- -------- --------
      Subsidiary credit facilities...............  $451,505    7.31%  $ 33,005
      8 1/2% senior notes........................   200,000    8.50     17,000
      7 7/8% senior notes........................   125,000    7.88      9,850
                                                                      --------
      Pro forma interest expense after offering..                       59,855
      Pro forma interest expense prior to
       offering..................................                      (89,059)
                                                                      --------
      Decrease to interest expense...............                     $(29,204)
                                                                      ========

  (k) No provision has been made in the unaudited pro forma consolidated statement of operations for federal, state or local income taxes because Mediacom LLC is a limited liability company and its members are required to report their share of income or loss in their respective income tax returns. After the completion of this offering and the exchange of membership interests in Mediacom LLC for shares of our common stock, our results will be included in our corporate tax returns. However, due to our pro forma consolidated net loss, no income tax benefit has been reflected.

                Unaudited Pro Forma Consolidated Balance Sheet

                           As of September 30, 1999
                            (dollars in thousands)

                          Mediacom LLC    Triax       Zylstra                      Other                    Offering
                          (historical) (historical) (historical) Adjustments    Adjustments     Subtotal   Adjustments
                          ------------ ------------ -----------  -----------    -----------    ----------  -----------
Assets
 Cash and cash
 equivalents........        $  3,700    $     --      $  --       $    890 (a)   $    --       $    4,590   $     --
 Subscriber accounts
 receivable, net....           2,269        2,043        532           696 (a)        --            5,540         --
 Prepaid expenses
 and other assets...           2,947          --          72           238 (a)        --            3,257         --
 Inventory..........          11,606          --         --          2,000 (b)        --           13,606         --
 Property, plant and
 equipment, net.....         286,900      168,588      4,872       124,098 (b)        --          584,458         --
 Intangible assets,
 net................         134,768      153,604         59       315,191 (b)        --          603,622         --
 Other assets, net..          12,965        7,450        --         (2,770)(c)        --           17,645         --
                            --------    ---------     ------      --------       --------      ----------   ---------
  Total assets......        $455,155    $ 331,685     $5,535      $440,343            --       $1,232,718   $     --
                            ========    =========     ======      ========       ========      ==========   =========
Liabilities and
Members'/Stockholders'
Equity
 Debt...............        $377,500    $ 418,810     $  --       $343,240 (d)   $    --       $1,139,550   $(327,075)(i)
 Accounts payable
 and accrued
 expenses...........          35,164       13,108        618        (9,624)(a)        --           39,266         --
 Subscriber advance
 payments and
 deposits...........           1,857          782        442         1,807 (a)        --            4,888         --
 Deferred income tax
 liability..........             --           --         --            --             --              --        1,937 (j)
 Other liabilities..             --           --         --            --             --              --          --
                            --------    ---------     ------      --------       --------      ----------   ---------
  Total
   liabilities......         414,521      432,700      1,060       335,423            --        1,183,704    (325,138)
 Members' equity
 Capital
 contributions......         124,990          --       1,588         8,912 (e)     13,465 (g)     148,955    (148,955)(k)
 Accumulated
 deficit............         (84,356)    (101,015)     2,887        96,008 (f)    (13,465)(h)     (99,941)     99,941 (k)
                            --------    ---------     ------      --------       --------      ----------   ---------
  Total member's
   equity
   (deficit)........          40,634     (101,015)     4,475       104,920            --           49,014     (49,014)
 Stockholders'
 equity
 Class A common
 stock..............                                                                                              610 (l)
 Class B common
  stock.............                                                                                              290 (l)
 Additional paid-in
 capital............                                                                                          475,130 (l)
 Accumulated
 deficit............                                                                                         (101,878)(m)
                                                                                                            ---------
  Total
   stockholders'
   equity...........                                                                                          374,152
                                                                                                            ---------
  Total liabilities
   and
   members'/stockholders'
   equity...........        $455,155    $ 331,685     $5,535      $440,343       $    --       $1,232,718   $     --
                            ========    =========     ======      ========       ========      ==========   =========
                            Total
                          -----------
Assets
 Cash and cash
 equivalents........      $    4,590
 Subscriber accounts
 receivable, net....           5,540
 Prepaid expenses
 and other assets...           3,257
 Inventory..........          13,606
 Property, plant and
 equipment, net.....         584,458
 Intangible assets,
 net................         603,622
 Other assets, net..          17,645
                          -----------
  Total assets......      $1,232,718
                          ===========
Liabilities and
Members'/Stockholders'
Equity
 Debt...............      $  812,475
 Accounts payable
 and accrued
 expenses...........          39,266
 Subscriber advance
 payments and
 deposits...........           4,888
 Deferred income tax
 liability..........           1,937
 Other liabilities..             --
                          -----------
  Total
   liabilities......         858,566
 Members' equity
 Capital
 contributions......             --
 Accumulated
 deficit............             --
                          -----------
  Total member's
   equity
   (deficit)........             --
 Stockholders'
 equity
 Class A common
 stock..............             610
 Class B common
  stock.............             290
 Additional paid-in
 capital............         475,130
 Accumulated
 deficit............        (101,878)
                          -----------
  Total
   stockholders'
   equity...........         374,152
                          -----------
  Total liabilities
   and
   members'/stockholders'
   equity...........      $1,232,718
                          ===========

   See accompanying notes to unaudited pro forma consolidated balance sheet.

            Notes to Unaudited Pro Forma Consolidated Balance Sheet

                            As of September 30, 1999
                             (dollars in thousands)

   For purposes of determining the pro forma effect of the transactions described above on the historical consolidated balance sheet of Mediacom LLC as of September 30, 1999, the following adjustments have been made:

  (a) Represents elimination of cash not included in the acquisition of Triax, which was acquired on November 5, 1999, and Zylstra, which was acquired on October 15, 1999, and adjustments to working capital due to timing differences. These adjustments reflect changes in working capital as of the acquisition date as compared to working capital as of September 30, 1999 since those acquisitions were completed subsequent to September 30, 1999. Working capital as of the acquisition date was prepared jointly by the seller and us based on the most recent financial information available.

                                          Working       Working
                                       Capital as of Capital as of
                                        Acquisition  September 30,
                                           Date          1999      Adjustments
                                       ------------- ------------- -----------
      Assets acquired:
        Cash and cash equivalents.....    $   890      $    --       $   890
        Subscriber accounts
         receivable, net..............      3,271         2,575          696
        Prepaid expenses and other
         assets.......................        310            72          238
      Liabilities assumed:
        Accounts payable and accrued
         expenses.....................      4,102        13,726       (9,624)
        Subscriber advance payments
         and deposits.................      3,031         1,224        1,807
                                          -------      --------      -------
      Net working capital.............    $(2,662)     $(12,303)     $ 9,641
                                          =======      ========      =======

  (b) Represents an increase to property, plant and equipment and intangible assets as a result of our acquisitions based on a preliminary allocation of the purchase price assuming estimated fair values. Preliminary subscriber and purchase price adjustments are estimates made at the acquisition date to adjust the purchase price based on various conditions of the contract. These conditions include the number of subscribers as of the acquisition date and the amount of capital investment made to property, plant and equipment by the seller during 1999. These adjustments will be finalized approximately 120 days after the acquisition date and should not be materially different from the estimates used here. The preliminary subscriber adjustment is allocated to intangibles as it relates directly to subscriber lists. The preliminary purchase price adjustment of $4,282 is allocated to property, plant and equipment, primarily since it relates to the amount of capital investment not made by the seller. The remaining preliminary purchase price adjustment of $168 is allocated to intangibles since it represents direct costs of the acquisition.

                                                               Estimated
                                                              Fair Values
                                                         ----------------------
                                                         Property,
                                     Purchase  Other Net Plant and
                                      Price     Assets   Equipment  Intangibles
                                     --------  --------- ---------  -----------
      Original Triax purchase
       price.......................  $740,100   $  --    $ 296,040   $444,060
      Original Zylstra purchase
       price.......................    19,500      --        7,800     11,700
      Preliminary subscriber
       adjustment..................     9,026      --          --       9,026
      Preliminary purchase price
       adjustment..................    (4,114)     --       (4,282)       168
      Property, plant and equipment
       reclassified as inventory...       --     2,000      (2,000)       --
      Net working capital .........    (2,662)  (2,662)        --         --
                                     --------   ------   ---------   --------
      Subtotal.....................   761,850     (662)    297,558    464,954
      Closing costs................     3,900      --          --       3,900
                                     --------   ------   ---------   --------
      Total acquisition costs......  $765,750   $ (662)    297,558    468,854
                                     ========   ======
      Historical amounts...........                       (173,460)  (153,663)
                                                         ---------   --------
      Increase.....................                      $ 124,098   $315,191
                                                         =========   ========

  (c)  Represents adjustment to other assets in connection with:

    . incurrence of $6,800 in closing costs in connection with our subsidiary credit facilities;

    . elimination of unamortized deferred financing costs of $2,120 related to our former credit facilities; and

    . elimination of unamortized deferred loan costs and other costs of Triax of $7,450.

  (d) Represents the following adjustments to debt related to our acquisitions of the Triax and Zylstra systems:

      Proceeds from our subsidiary credit facilities................  $ 814,550
      Repayment of our former subsidiary credit facilities..........    (52,500)
      Elimination of Triax and Zylstra debt.........................   (418,810)
                                                                      ---------
      Increase to debt..............................................  $ 343,240
                                                                      =========

  (e)  Represents adjustments to capital contributions in connection with:

    . the elimination of Triax and Zylstra contributed capital accounts of $1,588; and

    . additional capital contributions to Mediacom LLC by its members of $10,500.

  (f)  Represents adjustments to accumulated deficit in connection with:

    .  the elimination of Triax and Zylstra accumulated deficit of $98,128;
       and

    . the write-off of unamortized deferred financing costs related to our former credit facilities of $2,120.


  (g) Represents the following adjustments to capital contributions in connection with:

    . a grant of additional membership interest by an existing member of $25,100 associated with amendments to the management agreements with Mediacom Management; and

    . a grant of additional membership interests of $24,611 by an existing member of Mediacom LLC to certain members of our management team, offset by the deferred compensation in the amount of $11,774 for the nonvested and forfeitable portion of the equity interests, based on an initial public offering price of $17.50 per share, by an existing member of Mediacom LLC to certain members of our management team as further discussed in note 6 of Mediacom LLC's interim financials.

  (h)  Represents adjustments to accumulated deficit in connection with:

    . a $628,000 expense associated with amendments to the management agreements with Mediacom Management, for which additional membership interests will be issued to an existing member of Mediacom LLC; and

    . a one-time $12,837 non-recurring, non-cash compensation charge associated with the vested portion of a grant of equity interest by an existing member of Mediacom LLC to certain members of our management team as further discussed in note 6 of Mediacom LLC's interim financials.

  (i) Represents the repayment of outstanding indebtedness under subsidiary credit facilities with the net proceeds of this offering.

  (j) Represents the recognition of a one-time $1,937 non-recurring, non-cash charge to record a net deferred tax liability as of September 30, 1999 that will be recognized upon the exchange of membership interests in Mediacom LLC for shares of our common stock.

  (k) Reflects the elimination of members' equity upon the exchange of membership interests for shares of our common stock.

  (l)  Represents adjustments to stockholders' equity in connection with:

    . the issuance of 40,977,562 shares of Class A common stock, based upon an initial public offering price of $17.50 per share, and 29,022,438 shares of Class B common stock, based upon an initial public offering price of $17.50 per share, upon the exchange of membership interests in Mediacom LLC for shares of our common stock; and

    . the issuance and sale of 20,000,000 shares of Class A common stock in this offering at an initial public offering price of $17.50 per share.

  (m)  Reflects the following assumptions:

    . reclassification of accumulated deficit to stockholders' equity from members' equity; and

    . recognition of a one-time $1,937 non-recurring, non-cash charge to record a net deferred tax liability as of September 30, 1999 that will be recognized upon the exchange of membership interests in Mediacom LLC for shares of our common stock.

                        SELECTED HISTORICAL CONSOLIDATED
                          FINANCIAL AND OPERATING DATA

   In the table below, we provide you with:

  . selected historical financial data for the years ended December 31, 1994 and 1995 and for the period from January 1, 1996 through March 11, 1996, and balance sheet data as of December 31, 1994 and 1995, and March 11, 1996, which are derived from the audited financial statements of Benchmark Acquisition Fund II Limited Partnership, which is our predecessor company;

  . selected historical consolidated financial and operating data for the period from the commencement of our operations on March 12, 1996 to December 31, 1996 and for the years ended December 31, 1997 and 1998, and balance sheet data as of December 31, 1996, 1997 and 1998, which are derived from and should be read in conjunction with the audited consolidated financial statements of Mediacom LLC included elsewhere in this prospectus; and

  . selected historical consolidated financial and operating data for the nine months ended September 30, 1998 and 1999, and balance sheet data as of September 30, 1998 and 1999, which are derived from and should be read in conjunction with the unaudited consolidated financial statements of Mediacom LLC included elsewhere in this prospectus.

   We commenced operations on March 12, 1996 with the acquisition of a cable system from Benchmark Acquisition Fund II Limited Partnership and have since completed eight additional acquisitions as of September 30, 1999. The historical results of operations of the systems acquired have been included from their respective dates of acquisition to the end of the period presented.

   In our opinion, the unaudited interim financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, which consist only of normal recurring adjustments, necessary to present fairly the financial position and the results of operations for the interim periods. Financial and operating results for the nine months ended September 30, 1999 are not necessarily indicative of the results that may be expected for the full year.

   We were formed as a limited liability company in July 1995 and commenced our operations on March 12, 1996. Accordingly, since that time, our taxable income or loss has been included in the federal and certain state income tax returns of our members. Upon completion of this offering, we will become subject to the provisions of Subchapter C of the Internal Revenue Code. As a C corporation, we will be fully subject to the federal, state and local income taxes.

   See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         Selected Historical Consolidated Financial and Operating Data

                                   Predecessor                                     Mediacom LLC
                       ----------------------------------- --------------------------------------------------------------
                                                                                                     Nine Months Ended
                                                                                                       September 30,
                                                                                                     -----------------
                           Year         Year     January 1   March 12       Year         Year
                          Ended        Ended      Through    Through       Ended        Ended
                       December 31, December 31, March 11, December 31, December 31, December 31,
                           1994         1995       1996        1996         1997         1998        1998        1999
                       ------------ ------------ --------- ------------ ------------ ------------  ---------  -----------
                                                                                                        (Unaudited)
                                       (dollars in thousands, except per share and per subscriber data)
Statement of
Operations Data:
 Revenues............    $ 5,075      $ 5,171     $1,038     $  5,411     $ 17,634   $   129,297   $  94,374  $   113,230
 Costs and expenses:
 Service costs.......      1,322        1,536        297        1,511        5,547        43,849      32,873       36,571
 Selling, general and
 administrative
 expenses............      1,016        1,059        222          931        2,696        25,596      18,101       21,816
 Management fee
 expense(1)..........        252          261         52          270          882         5,797       4,340        5,150
 Depreciation and
 amortization........      4,092        3,945        527        2,157        7,636        65,793      44,338       66,154
                         -------      -------     ------     --------     --------   -----------   ---------  -----------
 Operating income
 (loss)..............     (1,607)      (1,630)       (60)         542          873       (11,738)     (5,278)     (16,461)
 Interest expense,
 net(2)..............        878          935        201        1,528        4,829        23,994      17,786       20,577
 Other expenses......         --           --         --          967          640         4,058       3,838          979
                         -------      -------     ------     --------     --------   -----------   ---------  -----------
 Net loss............    $(2,485)     $(2,565)    $ (261)    $ (1,953)    $ (4,596)  $   (39,790)  $ (26,902) $   (38,017)
                         -------      -------     ------     --------     --------   -----------   ---------  -----------
 Pro forma provision
 (benefit) for income
 taxes(3)............                                                                         --                       --
                                                                                     -----------              -----------
 Pro forma net
 loss(4).............                                                                $   (39,790)             $   (38,017)
                                                                                     ===========              ===========

 Pro forma basic and
 diluted net loss per
 share(5)............                                                                $     (0.57)             $     (0.54)
 Pro forma weighted
 average common
 shares outstanding..                                                                 70,000,000               70,000,000
Balance Sheet Data
(end of period):
 Total assets........    $11,755      $ 8,149                $ 46,560     $102,791   $   451,152   $ 447,666  $   455,155
 Total debt..........     13,294       12,217                  40,529       72,768       337,905     317,398      377,500
 Total members'
 equity..............     (2,003)      (4,568)                  4,537       24,441        78,651      91,539       40,634

Other Data:
 System cash
 flow(6).............    $ 2,737      $ 2,576     $  519     $  2,969     $  9,391   $    59,852   $  43,400  $    54,843
 System cash flow
 margin(7)...........       53.9%        49.8%      50.0%        54.9%        53.3%         46.3%       46.0%        48.4%
 EBITDA(8)...........    $ 2,485      $ 2,315     $  467     $  2,699     $  8,509   $    54,055   $  39,060       49,693
 EBITDA margin(9)....       49.0%        44.8%      45.0%        49.9%        48.3%         41.8%       41.4%        43.9%
 Net cash flows from
 operating
 activities..........    $ 1,395      $ 1,478     $  226     $    237     $  7,007   $    53,556   $  47,796  $    29,795
 Net cash flows used
 in investing
 activities..........       (552)        (261)       (86)     (45,257)     (60,008)     (397,085)   (372,452)     (60,632)
 Net cash flows (used
 in) from financing
 activities..........       (919)      (1,077)        --       45,416       53,632       344,714     324,597       32,325
Operating Data (end
of period, except
average):
 Homes passed(10)....                                          38,749       87,750       520,000     512,000      525,000
 Basic
 subscribers(11).....                                          27,153       64,350       354,000     348,000      358,000
 Basic
 penetration(12).....                                            70.1%        73.3%         68.1%       68.0%        68.2%
 Premium service
 units(13)...........                                          11,691       39,288       407,100     387,100      396,500
 Premium
 penetration(14).....                                            43.1%        61.1%        115.0%      111.2%       110.8%
 Average monthly
 revenues per basic
 subscriber(15)......                                                                                 $32.14       $35.34

                                                       (notes on following page)

     Notes to Selected Historical Consolidated Financial and Operating Data

 (1) Represents fees paid to Mediacom Management for management services rendered to our operating subsidiaries. Mediacom Management utilizes these fees to compensate its employees as well as to fund its corporate overhead. The management agreements with Mediacom Management were amended effective November 19, 1999 in connection with an amendment to Mediacom LLC's operating agreement. The amended agreements provide for management fees equal to 2% of annual gross revenues. Each of the management agreements will be terminated upon the completion of this offering. At that time, Mediacom Management's employees will become our employees and its corporate overhead will become our corporate overhead. These expenses will be reflected as our corporate expense, which we estimate will amount to approximately 2% of our annual gross revenues.

 (2) Net of interest income. Interest income for the periods presented is not material.

 (3) Represents an income tax provision (benefit) assuming the exchange of membership interests in Mediacom LLC for shares of our common stock. We have operating losses for the periods presented and have not reflected any tax benefit for such losses.

 (4) Pro forma net loss does not include a $628,000 expense associated with the amendments to our management agreements with Mediacom Management, for which additional membership interests will be issued to an existing member of Mediacom LLC and one-time $9.3 million and $12.8 million non-recurring, non-cash compensation charges associated with a grant of equity interests by an existing member of Mediacom LLC to certain members of our management team for the year ended December 31, 1998 and the nine months ended September 30, 1999, respectively. See note 6 of Mediacom LLC's interim financials for further discussion.

 (5) Pro forma basic and diluted loss per share is calculated based on 70,000,000 shares of common stock. The number of shares of common stock reflects the 40,977,562 Class A shares and 29,022,438 Class B shares issued to effect the exchange of membership interests of Mediacom LLC as if these shares were outstanding for all periods presented and excludes the shares that will be issued in this offering. The shares issued to effect the exchange for the membership interests are based upon the relative ownership percentages of membership interests in Mediacom LLC immediately prior to the completion of this offering and are based on an initial public offering price of $17.50 per share.

 (6) Represents EBITDA, as defined in note 8 below, before management fee expense. System cash flow:

   . is not intended to be a performance measure that should be regarded as an alternative either to operating income or net income as an indicator of operating performance or to the statement of cash flows as a measure of liquidity;

   . is not intended to represent funds available for debt service, dividends, reinvestment or other discretionary uses; and

   . should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

    System cash flow is included in this prospectus because our management believes that system cash flow is a meaningful measure of performance commonly used in the cable television industry and by the investment community to analyze and compare cable television companies. Our definition of system cash flow may not be identical to similarly titled measures reported by other companies.

 (7) Represents system cash flow as a percentage of revenues. This measurement is used by us, and is commonly used in the cable television industry, to analyze and compare cable television companies on the basis of operating performance, for the reasons discussed in note 6 above.

 (8) Represents operating income (loss) before depreciation and amortization.
     EBITDA:
   . is not intended to be a performance measure that should be regarded as an alternative either to operating income or net income as an indicator of operating performance or to the statement of cash flows as a measure of liquidity;

   . is not intended to represent funds available for debt service, dividends, reinvestment or other discretionary uses; and

   . should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

    EBITDA is included in this prospectus because our management believes that EBITDA is a meaningful measure of performance commonly used in the cable television industry and by the investment community to analyze and compare cable television companies. Our definition of EBITDA may not be identical to similarly titled measures reported by other companies.

 (9) Represents EBITDA as a percentage of revenues. This measurement is used by us, and is commonly used in the cable industry, to analyze and compare cable companies on the basis of operating performance, for the reasons discussed in note 8 above.

(10) Represents the number of single residence homes, apartments and condominium units passed by the cable distribution network in a cable system's service area.

(11) Represents subscribers of a cable television system who receive a package of over-the-air broadcast stations, local access channels and/or certain satellite-delivered cable television services, and who are usually charged a flat monthly rate for a number of channels.

(12) Represents basic subscribers as a percentage of total number of homes passed.

(13) Represents the number of subscriptions to premium services. A subscriber may purchase more than one premium service, each of which is counted as a separate premium service unit. For the nine months ended September 30, 1999, premium service units reflect the Disney Channel being moved from a premium service to the basic programming packages in several of our cable systems.

(14) Represents premium service units as a percentage of total number of basic subscribers. This ratio may be greater than 100% if the average basic subscriber subscribes to more than one premium service unit.

(15) Represents average monthly revenues for the period divided by average monthly basic subscribers for such period. This measurement is commonly used in the cable television industry to analyze and compare cable companies on the basis of operating performance.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

   We materially expanded our business in 1997 and 1998 through acquisitions. The acquisitions of the Zylstra and Triax systems in October and November 1999 together doubled the number of our basic subscribers. All acquisitions have been accounted for under the purchase method of accounting and, therefore, our historical results of operations include the results of operations for each acquired system, other than the Zylstra and Triax systems, subsequent to its respective acquisition date. As such, we do not believe the discussion and analysis of our historical financial condition and results of operations set forth below are indicative nor should they be relied upon as an indicator of our future performance.

General

   Our revenues are primarily attributable to monthly subscription fees charged to basic subscribers for our basic and premium cable television programming services.

    . Basic revenues consist of monthly subscription fees for all services other than premium programming and also include monthly charges for customer equipment rental and installation fees.

    . Premium revenues consist of monthly subscription fees for programming provided on a per channel basis or as part of premium service packages.

    . Other revenues represent pay-per-view charges, late payment fees, advertising revenues and commissions related to the sale of goods by home shopping services. Pay-per-view is programming offered on a per-program basis which a subscriber selects and pays a separate fee.

   The following table sets forth for the periods indicated the percentage of our total revenues attributable to the sources indicated:

                                                                  Nine Months
                                   Period From    Year Ended         Ended
                                 March 12, 1996  December 31,    September 30,
                                 to December 31, --------------  --------------
                                      1996        1997    1998    1998    1999
                                 --------------- ------  ------  ------  ------
      Basic revenues............       80.0%       81.0%   80.0%   80.0%   81.0%
      Premium revenues..........        8.0         9.0    15.0    15.0    13.0
      Other revenues............       12.0        10.0     5.0     5.0     6.0
                                      -----      ------  ------  ------  ------
        Total revenues..........      100.0%      100.0%  100.0%  100.0%  100.0%
                                      =====      ======  ======  ======  ======

   For the nine months ended September 30, 1999, for each of the past two years and for the period ended December 31, 1996, we generated significant increases in revenues as a result of our acquisition activities, increases in monthly revenues per basic subscriber and internal subscriber growth.

   Our operating expenses consist of service costs and selling, general and administrative expenses directly attributable to our cable systems. Service costs include fees paid to programming suppliers, expenses related to copyright fees, wages and salaries of technical personnel and plant operating costs. Programming fees have historically increased at rates in excess of inflation due to increases in the number of programming services we have offered and improvements in the quality of programming. We believe that under the Federal Communication Commission's existing cable rate regulations, we will be able to increase our rates for cable television services to more than cover any increases in the costs of programming. However, competitive factors may limit our ability to increase our rates. We benefit from our membership in a cooperative of cable television companies which serve over twelve million basic subscribers, which provides its members with significant volume discounts from programming suppliers and cable equipment vendors. Selling, general and administrative expenses directly attributable to our cable television systems include wages and salaries for customer service and administrative personnel, franchise fees and expenses related to billing, marketing, bad debt, advertising sales and office administration.

   Mediacom Management provides management services to the operating subsidiaries of Mediacom LLC and receives annual management fees. Until November 19, 1999, management fees ranged from 4.0% to 5.0% of our annual gross revenues. The management agreements with Mediacom Management were amended effective November 19, 1999 in connection with an amendment to Mediacom LLC's operating agreement to provide for annual management fees equal to 2.0% of annual gross revenues. Also, Mediacom Management received an acquisition fee ranging from 0.5% to 1.0% of the purchase price of acquisitions made by Mediacom LLC and such fees are included in other expenses. Mediacom Management utilizes these fees to compensate its employees as well as to fund its corporate overhead. Mediacom Management has agreed to waive all management fees accrued from July 1, 1999 through November 19, 1999, and to waive the acquisition fees related to the acquisitions of the Triax and Zylstra systems. Each of the management agreements will be terminated upon the completion of this offering. At that time, Mediacom Management's employees will become our employees and its corporate overhead will become our corporate overhead. These expenses will be reflected as our corporate expense, which we estimate will amount to approximately 2% of our annual gross revenues. Also, in accordance with the amendment to Mediacom LLC's operating agreement, no further acquisition fees will be payable.

   On November 19, 1999, we recorded a one-time $12.5 million non-recurring, non-cash charge associated with the amendments to our management agreements with Mediacom Management, for which additional membership interests will be issued to an existing member of Mediacom LLC, and a one-time $13.5 million non-recurring, non-cash compensation charge associated with a grant of vested and nonforfeitable equity interests, based on an initial public offering price of $17.50 per share, by an existing member of Mediacom LLC to certain members of our management team. In addition, we recorded deferred compensation of $11.1 million on November 19, 1999 relating to nonvested and forfeitable membership interests granted by the existing member of Mediacom LLC to these members of our management team, which will be recorded as a non-cash compensation charge over a period of five to eight years.

   The high level of depreciation and amortization associated with our acquisition activities as well as the interest expense related to our financing activities have caused us to report net losses in our limited operating history. We believe that such net losses are common for cable television companies and anticipate that we will continue to incur net losses for the foreseeable future.

   EBITDA represents operating income (loss) before depreciation and amortization. EBITDA:

  . is not intended to be a performance measure that should be regarded as an alternative either to operating income or net income as an indicator of operating performance or to the statement of cash flows as a measure of liquidity;

  . is not intended to represent funds available for debt service, dividends, reinvestment or other discretionary uses; and

  . should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

EBITDA is included in this prospectus because our management believes that EBITDA is a meaningful measure commonly used in the cable television industry and by the investment community to analyze and compare cable television companies. Our definition of EBITDA may not be identical to similarly titled measures reported by other companies.

Results of Operations

 Nine Months Ended September 30, 1999 Compared to Nine Months Ended September 30, 1998

   The following historical information for the nine months ended September 30, 1999 and 1998 includes the results of operations of the Clearlake system, which was acquired on January 9, 1998, the Cablevision systems, which were acquired on January 23, 1998, and the Caruthersville system, which was acquired on October 1, 1998, only for that portion of the respective period that such cable television systems were owned by us.

   Revenues. Revenues increased 20.0% to approximately $113.2 million for the nine months ended September 30, 1999, as compared to approximately $94.4 million for the nine months ended September 30, 1998, primarily as a result of:

  . an increase in the average monthly basic service rate of $3.01 per basic subscriber;

  . the inclusion of the results of operations of the cable television systems acquired by us during the nine months ended September 30, 1998 for the full nine-month period in 1999; and

  . internal basic subscriber growth of 1.8%, excluding the acquisition of the Caruthersville system.

   Service costs. Service costs increased 11.2% to approximately $36.6 million for the nine months ended September 30, 1999, as compared to approximately $32.9 million for the nine months ended September 30, 1998. Our ownership of the Clearlake, Cablevision and Caruthersville systems for the full nine-month period in 1999 accounted for 74.1% of this increase. The remaining 25.9% of this increase is due principally to higher programming costs. As a percentage of revenues, service costs were 32.3% for the nine months ended September 30, 1999, as compared to 34.8% for the nine months ended September 30, 1998 due to revenues increasing at a faster rate than service costs for the 1999 period.

   Selling, general and administrative expenses. Selling, general and administrative expenses increased 20.5% to approximately $21.8 million for the nine months ended September 30, 1999, as compared to approximately $18.1 million for the nine months ended September 30, 1998. Our ownership of the Clearlake, Cablevision and Caruthersville systems for the full nine-month period in 1999 accounted for 38.2% of this increase in selling, general and administrative expenses. The remaining 61.8% of this increase is primarily due to increased marketing costs associated with the promotion of new programming services and increased personnel expenses. As a percentage of revenues, selling, general and administrative expenses were 19.3% for the nine months ended September 30, 1999, as compared to 19.2% for the nine months ended September 30, 1998.

   Management fee expense. Management fee expense increased 18.7% to approximately $5.2 million for the nine months ended September 30, 1999, as compared to approximately $4.3 million for the nine months ended September 30, 1998, due to the higher revenues generated in the 1999 period.

   Depreciation and amortization. Depreciation and amortization increased 49.2% to approximately $66.2 million for the nine months ended September 30, 1999, as compared to approximately $44.3 million for the nine months ended September 30, 1998. This increase was substantially due to our purchase of the Clearlake, Cablevision and Caruthersville systems in 1998 and additional capital expenditures associated with the upgrade of our systems.

   Operating income (loss). Due to the factors described above, we generated an operating loss of approximately $16.5 million for the nine months ended September 30, 1999, as compared to an operating loss of approximately $5.3 million for the nine months ended September 30, 1998.

   Interest expense, net. Interest expense, net, increased 15.7% to approximately $20.6 million for the nine months ended September 30, 1999, as compared to approximately $17.8 million for the nine months ended

September 30, 1998. This increase was substantially due to higher average debt outstanding during the 1999 period as a result of the debt incurred in connection with the purchase of the Clearlake, Cablevision and Caruthersville systems.

   Other expenses. Other expenses decreased 74.5% to approximately $979,000 for the nine months ended September 30, 1999, as compared to approximately $3.8 million for the nine months ended September 30, 1998. This decrease was principally due to acquisition fees paid to Mediacom Management in the 1998 period in connection with the acquisition of the Clearlake and Cablevision systems.

   Net loss. Due to the factors described above, we generated a net loss of approximately $38.0 million for the nine months ended September 30, 1999, as compared to a net loss of approximately $26.9 million for the nine months ended September 30, 1998.

   EBITDA. EBITDA increased 27.2% to approximately $49.7 million for the nine months ended September 30, 1999, as compared to approximately $39.1 million for the nine months ended September 30, 1998. This increase was substantially due to the reasons noted above. As a percentage of revenues, EBITDA increased to 43.9% for the nine months ended September 30, 1999, as compared to 41.4% for the nine months ended September 30, 1998.

 Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

   The following historical information for the years ended December 31, 1998 and 1997 includes the results of operations of the Lower Delaware system, which was acquired on June 24, 1997, the Sun City system, which was acquired on September 19, 1997, the Clearlake system, which was acquired on January 9, 1998, the Cablevision systems, which were acquired on January 23, 1998, and the Caruthersville system, which was acquired on October 1, 1998, only for that portion of the respective period that such cable television systems were owned by us.

   The Cablevision, Caruthersville, Clearlake, Lower Delaware and Sun City systems comprise a substantial portion of our basic subscribers. At December 31, 1998, these systems served 328,350 basic subscribers, representing 92.8% of the 354,000 subscribers served by us as of such date. Accordingly, the Cablevision, Caruthersville, Clearlake, Lower Delaware and Sun City systems have had a significant impact on the results of operations for the year ended December 31, 1998, compared to the prior year. Consequently, we believe that any comparison of our results of operations between the years ended December 31, 1998 and 1997 are not indicative of our results of operations in the future.

   Revenues. Revenues increased to approximately $129.3 million for the year ended December 31, 1998, as compared to approximately $17.6 million for the prior year principally due to:

  . the inclusion of the results of operations of the Lower Delaware and Sun City systems for the full year ended December 31, 1998;

  . the inclusion of the results of operations of the Clearlake, Cablevision and Caruthersville systems from their respective acquisition dates;

  . an increase in the average monthly basic service rate of $3.34 per basic subscriber; and

  .  internal basic subscriber growth of 2.5%.

   Service costs. Service costs increased to approximately $43.8 million for the year ended December 31, 1998, as compared to approximately $5.5 million for the prior year. Substantially all of this increase was due to the inclusion of the results of operations of the Cablevision, Caruthersville, Clearlake, Lower Delaware and Sun City systems. As a percentage of revenues, service costs were 33.9% in 1998, as compared to 31.5% in 1997.

   Selling, general and administrative expenses. Selling, general and administrative expenses increased to approximately $25.6 million for the year ended December 31, 1998, as compared to approximately $2.7 million for the prior year. Substantially all of this increase was due to the inclusion of the results of operations of the

Cablevision, Caruthersville, Clearlake, Lower Delaware and Sun City systems. As a percentage of revenues, selling, general and administrative expenses were 19.8% in 1998, as compared to 15.3% in 1997.

   Management fee expense. Management fee expense increased to approximately $5.8 million for the year ended December 31, 1998, as compared to approximately $882,000 for the prior year due to the higher revenues generated in 1998.

   Depreciation and amortization. Depreciation and amortization increased to approximately $65.8 million for the year ended December 31, 1998, as compared to approximately $7.6 million for the prior year. This increase was substantially due to our acquisitions described above and additional capital expenditures associated with the upgrade of our systems.

   Operating income (loss). Due to the factors described above, we generated an operating loss of approximately $11.7 million for the year ended December 31, 1998, as compared to operating income of approximately $873,000 for the prior year.

   Interest expense, net. Interest expense, net, increased to approximately $24.0 million for the year ended December 31, 1998, as compared to approximately $4.8 million for the prior year. This increase was substantially due to the additional debt incurred in connection with the acquisitions described above.

   Other expenses. Other expenses increased to approximately $4.1 million for the year ended December 31, 1998, as compared to approximately $640,000 for the prior year. This increase was substantially due to acquisition fees paid to Mediacom Management in connection with the acquisitions described above.

   Net loss. Due to the factors described above, we generated a net loss of approximately $39.8 million for the year ended December 31, 1998, as compared to a net loss of approximately $4.6 million for the prior year.

   EBITDA. EBITDA increased to approximately $54.1 million for the year ended December 31, 1998, as compared to approximately $8.5 million for the prior year. This increase was substantially due to the inclusion of the results of operations from the date of their acquisition by us of the Cablevision, Caruthersville, Clearlake, Lower Delaware and Sun City systems. As a percentage of revenues, EBITDA decreased to 41.8% for the year ended December 31, 1998, as compared to 48.3% for the prior year. This decrease was principally due to the higher programming costs and selling, general and administrative expenses of the Cablevision, Caruthersville, Clearlake, Lower Delaware and Sun City systems in relation to the revenues generated by such cable television systems.

 Year Ended December 31, 1997 Compared to the Period from March 12, 1996 to December 31, 1996

   The following historical information includes the results of operations of the Ridgecrest system, which was acquired on March 12, 1996, the date of commencement of our operations, the Kern Valley system, which was acquired on June 28, 1996, the Valley Center and Nogales systems, which were acquired on December 27, 1996, the Lower Delaware system, which was acquired on June 24, 1997, and the Sun City system, which was acquired on September 19, 1997, only for that portion of the respective period that such systems were owned by us.

   Revenues. Revenues increased to approximately $17.6 million for the year ended December 31, 1997, as compared to approximately $5.4 million for the period ended December 31, 1996, principally due to the inclusion of:

  . the full year of results of operations of the Ridgecrest, Kern Valley, Nogales and Valley Center systems;

  . the results of operations of the Lower Delaware system from the date of its acquisition on June 24, 1997; and

  . the results of operations of the Sun City system from the date of its acquisition on September 19, 1997.

   Service costs. Service costs increased to approximately $5.5 million for the year ended December 31, 1997, as compared to approximately $1.5 million for the period ended December 31, 1996. Substantially all of this increase was due to the inclusion of the results of operations of Lower Delaware and Sun City systems and the full year of results of the Ridgecrest, Kern Valley, Nogales and Valley Center systems. As a percentage of revenues, service costs were 31.5% in 1997, as compared to 27.9% in 1996.

   Selling, general and administrative expenses. Selling, general and administrative expenses increased to approximately $2.7 million for the year ended December 31, 1997, as compared to approximately $931,000 for the period ended December 31, 1996. Substantially all of this increase was due to the inclusion of the results of operations of the aforementioned acquisitions in 1997 and the full year of results of operations of the Ridgecrest, Kern Valley, Nogales and Valley Center systems. As a percentage of revenues, selling, general and administrative expenses were 15.3% in 1997, as compared to 17.2% in 1996.

   Management fee expense. Management fee expense increased to approximately $882,000 for the year ended December 31, 1997, as compared to approximately $270,000 for the period ended December 31, 1996, due to the higher revenues generated in 1997.

   Depreciation and amortization. Depreciation and amortization increased to approximately $7.6 million for the year ended December 31, 1997, as compared to approximately $2.2 million for the period ended December 31, 1996. This increase was substantially due to our acquisitions described above and additional capital expenditures associated with the upgrade of our systems.

   Operating income. Due to the factors described above, we had operating income of approximately $873,000 for the year ended December 31, 1997, as compared to operating income of approximately $542,000 for the period ended December 31, 1996.

   Interest expense, net. Interest expense, net, increased to approximately $4.8 million for the year ended December 31, 1997, as compared to approximately $1.5 million for the period ended December 31, 1996. This increase was principally due to the increased levels of debt incurred in connection with the Lower Delaware and Sun City systems.

   Other expenses. Other expenses decreased to approximately $640,000 for the year ended December 31, 1997, as compared to approximately $967,000 for the period ended December 31, 1996. This decrease was principally due to pre-acquisition expenses recorded in 1996.

   Net loss. Due to the factors described above, we generated a net loss of approximately $4.6 million for the year ended December 31, 1997, as compared to a net loss of approximately $2.0 million for the period ended December 31, 1996.

   EBITDA. EBITDA increased to approximately $8.5 million for the year ended December 31, 1997, as compared to approximately $2.7 million for the prior year. This increase was substantially due to the inclusion of the results of operations from the date of their acquisition by us of the Lower Delaware and Sun City systems and the results of operations of the Ridgecrest, Kern Valley, Nogales and Valley Center systems for the full year. As a percentage of revenues, EBITDA decreased to 48.3% for the year ended December 31, 1997, as compared to 49.9% for the period ended December 31, 1996. This decrease was principally due to the higher programming costs of the cable television systems acquired during 1997 in relation to the revenues generated by such cable television systems.

Liquidity and Capital Resources

   Our business requires substantial capital for the upgrade, expansion and maintenance of our cable network. In addition, we have pursued, and will continue to pursue, a business strategy that includes selective acquisitions. We have funded our working capital requirements, capital expenditures and acquisitions through a combination of internally generated funds, long-term borrowings and equity contributions. We intend to continue to finance such expenditures through internally generated funds, long-term borrowings and equity financings.

   During the third quarter of 1998, we modified our previously disclosed five-year system upgrade program by accelerating its planned completion date to June 30, 2000. Upon completion, we anticipate that 85% of our customers, excluding the Triax and Zylstra customers, will be served by systems with 550MHz to 750MHz bandwidth capacity. Bandwidth measures the information-carrying capacity of a communication channel and indicates the range of usable frequencies that can be carried by a cable television system.

   As a result of our accelerated capital improvement program, total capital expenditures were $53.7 million for the year ended December 31, 1998 and $60.2 million for the nine months ended September 30, 1999. For the year ended December 31, 1998, and for the nine months ended September 30, 1999, net cash flows from operations were $53.6 million and $29.8 million, respectively, which together with borrowings under our subsidiary credit facilities, funded such capital expenditures. We anticipate that total capital expenditures will have been approximately $85.0 million during 1999, as compared to our original plans to spend approximately $66.0 million during this fiscal year. This increase is principally due to expenditures relating to our launch of digital cable and two-way, high-speed Internet services in several of our systems and to the Triax and Zylstra systems. We intend to use net cash flows from operations and borrowings under our subsidiary credit facilities to fund these capital expenditures.

   As a result of our recent acquisitions of the Triax and Zylstra systems, we have updated our capital improvement program and now expect to spend approximately $400 million over the three-year period ending December 2002, of which approximately $240 million will be invested to upgrade our cable network and approximately $160 million will be used for plant expansion, digital headends and set-top boxes, cable modems and maintenance. The Triax and Zylstra systems represent 58.0% of total capital spending in this period, including approximately $150 million of planned investments to upgrade the cable network of these systems. We expect to fund these expenditures through net cash flows from operations and additional borrowings under our subsidiary credit facilities. By December 2002, including the Triax and Zylstra systems, we anticipate:

    . 91% of our basic subscribers will be served by systems with 550MHz to 750MHz bandwidth capacity and two-way communications capability, which provides for upstream and downstream communications; and

    . 360 signal processing and distribution facilities, or headend facilities, will be eliminated, resulting in 90 headend facilities serving all of our basic subscribers and 40 headend facilities serving 92% of our basic subscribers.

   From commencement of our operations in March 1996 through December 1998, we acquired nine cable systems for an aggregate purchase price of $432.4 million, before closing costs and adjustments. In October and November 1999, we spent $759.6 million, before closing costs and adjustments, to acquire the Triax and Zylstra systems.

   To finance our acquisitions, working capital requirements and capital expenditures and to provide liquidity for future capital needs, we had completed the following financing arrangements as of January 2000:

    .  $200.0 million offering of our 8 1/2% senior notes due April 2008;

    .  $125.0 million offering of our 7 7/8% senior notes due February
       2011;

    .  $550.0 million subsidiary credit facility expiring in September
       2008;

    .  $550.0 million subsidiary credit facility expiring in December 2008;
       and

    . $135.4 million of equity capital contributed by the members of Mediacom LLC.

The final maturities of our subsidiary credit facilities are subject to earlier repayment on dates ranging from June 2007 to December 2007 if we do not refinance our 8 1/2% senior notes prior to March 31, 2007.

   As of January 10, 2000, we had entered into interest rate swap agreements, which expire from 2000 through 2002, to hedge $50.0 million of floating rate debt under our subsidiary credit facilities. As of such date, the weighted average interest rate on all indebtedness outstanding under our subsidiary credit facilities was 8.0%, before giving effect to these interest rate swap agreements. As of January 10, 2000, we had approximately $283.6 million of unused credit commitments.

   The proceeds from this offering will reduce the indebtedness under our subsidiary credit facilities. This reduction of indebtedness will increase our existing borrowing capacity under our subsidiary credit facilities, which will fund the upgrade of our systems and future acquisitions, including our pending acquisitions. In addition, borrowings under our subsidiary credit facilities may be used for general corporate purposes, including working capital requirements.

   We are regularly presented with opportunities to acquire cable systems that are evaluated on the basis of our acquisition strategy. In the second half of 1999, we signed three letters of intent to acquire cable systems serving approximately 16,200 basic subscribers for an aggregate purchase price of $30.8 million. We expect to complete the acquisitions of these systems in the second quarter of 2000, subject to the negotiation of definitive documentation and the receipt of all necessary regulatory approvals. On December 28, 1999, we entered into an agreement to acquire the cable television systems owned by Rapid Communications Partners, L.P. for a purchase price of $8.0 million. These systems serve approximately 6,300 basic subscribers. On January 18, 2000, we entered into an agreement to acquire the cable television systems owned by MidAmerican Cable Systems, L.P. for a purchase price of $8.9 million. These systems serve approximately 5,500 basic subscribers. We expect to complete these acquisitions in the second quarter of 2000, subject to the receipt of all necessary regulatory approvals. All of these cable systems are in close proximity to our systems, thereby complementing our operating clusters.

   Although we have not generated earnings sufficient to cover fixed charges, we have generated cash and obtained financing sufficient to meet our debt service, working capital, capital expenditure and acquisition requirements. We expect that we will continue to be able to generate funds and obtain financing sufficient to service our obligations and complete our pending acquisitions. There can be no assurance that we will be able to obtain sufficient financing, or, if we were able to do so, that the terms would be favorable to us.

Recent Pronouncements

   In 1998, Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued. SFAS 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. We will adopt SFAS 133 in 2001, but have not quantified the impact or not yet determined the timing or method of the adoption.

Inflation and Changing Prices

   Our systems' costs and expenses are subject to inflation and price fluctuations. Since changes in costs can be passed through to subscribers, such changes are not expected to have a material effect on our results of operations.

Year 2000 Compliance

   We have not experienced any problems with our computer systems or software products failing or malfunctioning because they were unable to distinguish 21st century dates from 20th century dates, which are generally known as Year 2000 problems. We are also not aware of any material Year 2000 problems with our suppliers or vendors. While we have not had any problems to the date of this prospectus, our one remaining worst-case business interruption would be a failure by our billing systems service provider which could result in a loss of customer records and disrupt our ability to bill customers for a protracted period of time.

   During 1999 we performed Year 2000 testing on our existing hardware and software components and replaced all non-compliant components with new products which were Year 2000 compliant. As of January 10, 2000, we have not incurred material Year 2000 costs. Although no assurances can be given, we currently expect that the total projected costs associated with our Year 2000 program will be less than $350,000.

                                    INDUSTRY

   Unless otherwise specified, all cable television industry statistical data in this prospectus are from Paul Kagan Associates, Inc., a leading cable television industry publisher. The statistical data for the cable television industry discussed in this prospectus, including growth rates, may not reflect our future results.

   The U.S. cable television industry is projected to pass 96.6 million homes and serve 67.3 million basic subscribers, representing a penetration of 69.7%, as of December 31, 1999. Over the past six years, the industry has experienced a compound annual growth rate of 2.7% in basic subscribers and 8.3% in total revenues. It is estimated that the annual revenues of the U.S. cable television industry will be $36.9 billion in 1999 and will grow to $66.4 billion in 2004. The following table details the projected revenues and growth rates of core cable services, digital video, high-speed data and telephony from 1999 to 2004:

                                                                        Compound
                                                                         Annual
                                                                         Growth
                                                     1999       2004      Rate
                                                  ---------- ---------- --------
                                                  (dollars in millions)
      Core cable services(1).....................    $34,384    $45,892    5.9%
      Digital video(2)...........................      1,275      8,091   44.7
      High-speed data............................        503      3,805   49.9
      Telephony(3)...............................        727      8,602   63.9
                                                  ---------- ----------
          Total revenues ........................    $36,889    $66,390   12.5%
                                                  ========== ==========

     ------------
     (1) Includes basic cable, premium services, advanced analog, local advertising, home shopping, equipment rental and installation.
     (2) Includes digital video, pay-per-view, near video-on-demand, video-on-demand and other interactive services. Near video-on-demand is a pay-per-view service that allows customers to select and order a movie of their choice from a selection of movies being broadcast on several dedicated channels. Each movie is broadcast on multiple channels to offer the customer several start times for the same movie. Video-on-demand is a pay-per-view service that allows customers to select and order a movie of their choice on demand from a large library of movies.
     (3)  Includes business and residential.

   The compound annual growth rate in revenues from core cable services is projected to slow to 5.9% as a result of increased competition in the multichannel video marketplace and lower subscriber growth rates. We believe, however, that the cable industry's higher projected total revenues growth during the next five years will be fueled by a dramatic increase in consumer awareness of and demand for new broadband services.

  . Digital Video. On an industry-wide basis, 5.1 million customers are projected to subscribe to a digital cable service as of December 31, 1999. By the end of 2000, the number of digital service customers is projected to increase to 10.6 million, representing a penetration of 15.6% of basic subscribers, and to 33.6 million by 2004, representing a penetration of 47.3% of basic subscribers.

  . Two-Way, High-Speed Data. We believe that cable companies currently deliver Internet services to over 200 markets throughout the United States, and over 1.6 million households are projected to receive Internet access from their cable providers as of December 31, 1999. The number of homes passed by cable systems offering high-speed, residential cable Internet services is projected to increase from 29.0 million homes in 1999 to 39.0 million homes by 2000 and to 62.9 million homes by 2004. The number of high-speed Internet service customers is expected to be
     3.3 million by the end of 2000, representing a penetration of 8.5% of homes passed, and is further expected to increase to 12.7 million homes by the end of 2004, representing a penetration of 20.2% of homes passed.

  . Telephony. The number of cable telephony customers is expected to be 600,000 by the end of 2000, representing a penetration of 9.0% of the marketed homes, and 9.8 million customers by 2004, representing a penetration of 25.0%.

   We believe that the increase in consumer demand for and availability of new broadband services will be driven largely by the following developments:

Internet

   A significant development for the cable television industry has been the emergence of the Internet as a mass medium for commerce and communications. International Data Corporation estimates that there were approximately 142 million worldwide users of the Internet at the end of 1998 and that the number of users will grow to 502 million by the end of 2003. The growth in the number of users, together with the wealth of content available on the Internet, have led to sharp increases in the daily traffic volume on the Internet. The ability of Internet service providers to attract and retain customers is largely based on their capacity to deliver content quickly and reliably. The combination of richer content and rapidly increasing volume of usage on the Internet can lengthen the time required for a user to download information over traditional telephone networks. This has caused Internet users to seek alternative providers, such as cable television operators, that have the technical infrastructure to deliver higher speeds.

Telecommunications Act of 1996

   The Telecommunications Act of 1996, the first comprehensive revision of the federal telecommunications laws since 1934, has led to a sharp acceleration of the industry's evolution. Among other things, this new law intended to promote competition in the local telephone markets for the first time. Today, several of the nation's largest cable operators offer local phone service. We believe recent developments, including AT&T's purchase of Tele-Communications, Inc., AT&T's proposed purchase of MediaOne, Inc. and AT&T's proposed joint ventures with six other cable operators, will likely accelerate the pace of development of the voice telephony business for the cable industry.

Competition

   Cable television operators face increasing competition from satellite, wireless and wireline competitors in the delivery of multichannel video programming. From 1993 to 1999, these alternative providers increased their market share from 3.1% to nearly 16.0% of total television households. During this same period, however, cable television's penetration of homes passed increased from 63.1% to 69.7% due to the cable industry's introduction of an array of core cable products and services, greater technical reliability of its network and the enhanced quality of its customer service which has resulted in improved customer satisfaction. In response to increasing competition and to meet the growing needs of their customers, cable operators are rapidly upgrading their broadband networks with new technologies to provide their customers with new and enhanced products and services.

Technology

   Most cable operators' upgrade programs feature the use of high capacity, hybrid fiber optic coaxial architecture in their network design. The hybrid fiber optic coaxial architecture combines the use of fiber optic cable, which can carry hundreds of video, data and voice channels over extended distances, with coaxial cable, which is the most efficient delivery medium for the connection to the home. As a result, fiber optics and advanced transmission technology has made it cost-effective for cable operators to consolidate headends to create large regional networks. This modern network architecture can provide cable customers with a wide array of enhanced video, voice and high-speed data communications possibilities. The cable television industry as a whole invested in excess of $7.7 billion in 1998 to maintain and upgrade cable networks, creating an enhanced platform for the delivery of digital television, two-way, high-speed Internet access, interactive services and telephony.

                                    BUSINESS

Introduction

   We are the ninth largest cable operator in the United States, based on customers served by wholly-owned systems after giving effect to our pending acquisitions and recently announced industry transactions. Our cable systems pass approximately 1.1 million homes and serve approximately 744,000 basic subscribers, including our pending acquisitions. We were founded in July 1995 by Rocco B. Commisso, our Chairman and Chief Executive Officer, to acquire and develop cable television systems serving principally non-metropolitan markets of the United States.

   Since commencement of our operations in March 1996, we have experienced significant growth by deploying a disciplined strategy of acquiring underperforming cable systems primarily in markets with favorable demographic profiles. Through September 1999, we spent approximately $432.4 million to complete nine acquisitions of cable systems that served 358,000 basic subscribers. In October and November 1999, we acquired for approximately $759.6 million the cable systems of Triax and Zylstra that served 358,000 basic subscribers as of September 30, 1999. On a pro forma basis, in 1998 our revenues were $272.3 million, EBITDA was $122.7 million, operating loss was $52.3 million and net loss was $116.2 million. On the same basis, for the nine months ended September 30, 1999, our revenues were $218.6 million, EBITDA was $101.9 million, operating loss was $43.9 million and net loss was $89.8 million.

   We also have generated strong internal growth and improved the operating and financial performance of our systems. These results have been achieved primarily through the introduction of an expanded array of core cable television products and services made possible by the rapid upgrade of our cable network. Assuming all our systems, excluding the Triax and Zylstra systems, were acquired on January 1, 1997, in 1998 our revenues grew by 13.0%, EBITDA increased by 31.9%, the EBITDA margin improved from 35.1% to 41.0% and our internal subscriber growth was 2.5%. Based on the same assumptions, for the nine months ended September 30, 1999, our revenues grew by 11.8%, EBITDA increased by 21.6%, the EBITDA margin improved from 40.4% to 43.9% and our internal subscriber growth was 1.8%. During these periods, we also experienced significant increases in operating losses and net losses.

Business Strategy

   Our objective is to become the leading cable operator focused on providing entertainment, information and telecommunications services in non-metropolitan markets of the United States. The key elements of our strategy are to:

 Improve the Operating and Financial Performance of Our Acquired Cable Systems

   We seek to rapidly integrate our acquired cable systems and improve their operating and financial performance. Prior to completion of an acquisition, we formulate plans for customer care and billing improvements, network upgrades, headend consolidation, new product and service launches, competitive positioning and human resource requirements. After completing an acquisition, we implement managerial, operating, purchasing, personnel and engineering changes designed to effect these plans.

 Develop Efficient Operating Clusters

   Our systems are managed through six operating clusters, including the Triax and Zylstra systems, by local management teams that oversee system activities and operate autonomously within financial and operating guidelines established by our corporate office. To enhance these clusters, our acquisition strategy focuses, in part, on acquiring or trading for systems in close proximity to our own systems. By further concentrating the geographic clustering of our cable systems, we expect additional operating efficiencies through the consolidation of many managerial, customer service, marketing, administrative and technical functions.

   The clustering of systems also enables us to consolidate headend facilities, resulting in lower fixed capital costs on a per home basis as we introduce new and enhanced products and services because of the larger number of customers served by a single headend facility. As a result of our clustering and upgrade program, we expect to reduce the number of our headend facilities from 450 as of September 30, 1999 to 90 by December 2002, so that 92% of our customers will be served by 40 headend facilities.

 Rapidly Upgrade Our Cable Network

   We are rapidly upgrading our cable network to provide new broadband products and services, improve our competitive position and increase overall customer satisfaction. By December 2002, we anticipate that 91% of our basic subscribers will be served by cable systems with 550MHz to 750MHz bandwidth capacity and two-way communications capability. As part of our upgrade program, we plan to deploy over 10,000 route miles of fiber optic cable to create large regional fiber optic networks with the potential to provide advanced telecommunications services. Our upgrade plans will allow us to:

  . offer digital cable television, two-way, high-speed Internet access and interactive video;

  . increase channel capacity to a minimum of 82 channels, and significantly more with digital video technology;

  . activate the two-way communications capability of our systems, which will give our customers the ability to send and receive signals over our cable network;

  . eliminate 360 headend facilities, lowering our fixed capital costs on a per home basis as we introduce new products and services; and

  . utilize our regional fiber optic networks to offer advanced telecommunications services.

Channel capacity refers to the number of traditional video programming channels that can be carried over a communications system.

 Introduce New and Enhanced Products and Services

   We have acquired cable systems that prior to our ownership generally underserved their customers. We believe that significant opportunities exist to increase our revenues by expanding the array of products and services we offer. We have used and will continue to use the expanded channel capacity of our upgraded systems to introduce several new basic programming services, additional premium services and numerous pay-per-view channels.

   Utilizing digital video technology, we are offering multiple packages of premium services, several pay-per-view channels on a near video-on-demand basis, digital music services and interactive program guides. As of December 1999, we offered digital cable services in systems passing 243,000 homes. As a result of our strategic relationship with SoftNet's ISP Channel, we expect to accelerate the deployment of two-way, high-speed Internet access throughout our systems. As of December 1999, we had deployed ISP Channel's two-way, high-speed Internet access service in systems passing over 177,000 homes. In addition, we are currently exploring opportunities in interactive video programming and telecommunications services. ISP Channel is a service mark of SoftNet Systems, Inc.

 Maximize Customer Satisfaction to Build Customer Loyalty

   As a result of our strong regional and local management presence, we are more responsive to customer needs and preferences and better positioned to strengthen relations with the local government authorities and the communities we serve. We seek a high level of customer satisfaction by providing superior customer service and attractively priced product and service offerings. We believe our investments in the cable network are increasing customer satisfaction as a result of a wide array of new product and service introductions, greater technical reliability and improved quality of service. We have implemented stringent internal customer service standards, which we believe meet or exceed those established by the National Cable Television Association. We have regional calling centers servicing 87% of our customers that are staffed with dedicated personnel who provide service 24 hours a day, seven days a week. We believe that our focus on customer service has enhanced our reputation in the communities we serve, which has increased customer loyalty and the potential demand for our new and enhanced products and services.

 Acquire Underperforming Cable Systems Principally in Non-Metropolitan Markets

   Our disciplined acquisition strategy targets underperforming cable systems serving primarily non-metropolitan markets with favorable demographic profiles. These systems are typically within the top 50 to 100 television markets and small and medium-sized communities where customers generally require cable to clearly receive a full complement of off-air television signals. Our markets have attractive demographic characteristics, including household growth rates that on average are higher than the national average. According to National Decision Systems, the projected household growth in areas served by our systems is 5.4% for the period ending 2004, exceeding the projected U.S. household growth of 5.2% for the same period. We believe that there are advantages in acquiring and operating cable systems in non-metropolitan markets, including:

  . less direct competition given the lower housing densities and the resulting higher costs per customer of constructing a cable network;

  . higher penetration levels of our services and lower customer turnover as a result of fewer competing entertainment alternatives; and

  . generally lower overhead and operating costs than those incurred by cable operators serving larger markets.

   In addition, we seek to acquire or trade for cable systems in close proximity to our existing operations because it is more cost effective to provide cable television and advanced telecommunications services over an expanded subscriber base within a concentrated geographic area. We believe that we may be able to purchase fill-in acquisitions at favorable prices in geographic regions where we are the dominant provider of cable television services. In the second half of 1999, we signed one agreement and four letters of intent to acquire cable systems serving approximately 28,000 basic subscribers located in close proximity to our systems, thereby complementing our operating clusters.

 Implement a Flexible Financing Structure

   To support our business strategy and enhance our financial flexibility, we have developed a financing strategy utilizing a blend of equity and debt capital to complement our acquisition and operating activities. We have diversified our sources of debt capital by raising long term debt at the holding company level, while utilizing our subsidiaries to access debt, principally in the commercial bank market, through separate borrowing groups.

   We believe our financing strategy is beneficial because it broadens our access to various equity and debt markets, enhances our flexibility in managing our capital structure, reduces the overall cost of debt capital and permits us to maintain a substantial liquidity position in the form of unused and available subsidiary credit facilities. We intend to use the net proceeds of this offering to repay approximately $327.1 million of outstanding indebtedness under our subsidiary credit facilities. As a result, on a pro forma basis for the offering, we will reduce our financial leverage, increase our unused credit commitments to approximately $612 million and lower our overall cost of debt capital to 7.4%.

Products and Services

   We provide our customers with the ability to tailor their product selection from a full array of core cable television services. In addition, we have begun to offer our customers new and enhanced products and services such as digital cable services and two-way, high-speed Internet access. We also are exploring opportunities in interactive video programming and telecommunications services.

 Core Cable Television Services

   We design both our basic channel line-up and our additional channel offerings for each system according to demographics, programming preferences, channel capacity, competition, price sensitivity and local regulation. Our core cable television service offering includes the following:

   Limited Basic. Our limited basic service includes, for a monthly fee, local broadcast channels, network and independent stations, available over-the-air limited satellite-delivered programming, and local public, government, home-shopping and leased access channels.

   Family Cable. Our Family Cable service includes, for an additional monthly fee, various satellite-delivered, non-broadcast channels such as CNN, MTV, USA Network, ESPN, Lifetime, Nickelodeon and TNT.

   Premium Channels. These services are satellite delivered channels consisting principally of feature films, original programming, live sports events, concerts and other special entertainment features, usually presented without commercial interruption. HBO, Cinemax, Showtime, The Movie Channel and Starz are typical examples. Such premium programming services are offered by the systems both on a per-channel basis and as part of premium service packages designed to enhance customer value and to enable us to take advantage of programming agreements offering cost incentives based on premium service unit growth.

   The significant expansion of bandwidth capacity resulting from our capital improvement program will allow us to expand the use of tiered and multichannel packaging strategies for marketing and promoting premium and niche programming services. We believe that these packaging strategies will increase basic and premium penetration as well as revenue per basic subscriber.

   Pay-Per-View. These channels allow customers to pay to view a single showing of a feature film, live sporting event, concert and other special event, on an unedited, commercial-free basis. Such pay-per-view services are offered by us on a per-viewing basis, with subscribers only paying for programs which they select for viewing.

 Digital Cable Services

   Digital video technology is a computerized method of defining, transmitting and storing information that makes up a television signal. Digital video technology allows us to greatly increase our channel offerings through the use of compressed digital video technology, which converts one analog channel into eight to 12 digital channels. The digitally compressed signal is uplinked to a satellite, which sends the signal back down to our cable system's headend to be distributed, via optical fiber and coaxial cable, to our customer's home. A digital capable set-top box in the customer's home converts the digital signal back into an analog format so that it can be viewed on a normal television screen. We believe the implementation of digital technology has significantly enhanced and expanded the video and service offerings we provide to our customers.

   We provide our digital video customers with programming packages that include:

  .  up to 41 multichannel premium services;

  .  34 pay-per-view movie and sports channels;

  .  up to 45 channels of digital music; and

  . an interactive on-screen program guide to help them navigate the new digital choices.

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

   We introduced digital cable services in June 1999. To date, we have achieved a digital cable penetration of 7.4% in the two systems where digital cable services have been available since June 1999. For the month of November 1999, average per customer revenue was approximately $20.04 for our digital service. As of December 1999, we offered digital cable services in systems passing approximately 243,000 homes. We expect to rapidly introduce digital cable television in our remaining systems, including the Triax and Zylstra systems, as we upgrade our cable network and consolidate our headend facilities.

 High-Speed Internet Access

   We plan to introduce two-way, high-speed Internet access over our network in substantially all of our systems. The broadband cable network enables data to be transmitted up to 100 times faster than traditional telephone modem technologies. This high-speed capability allows our cable modem customer to download large files from the Internet in a fraction of the time required when using the traditional telephone modem. It also allows much quicker response times when surfing the Internet, providing a richer experience for the customer. In addition, the two-way communications capability of the cable Internet connection eliminates the need for a telephone line, is always on and does not require the customer to dial into the Internet service provider and await authorization.

   To ensure that inter-operable, non-proprietary cable modems are made available for purchase by customers on a retail basis, the cable industry has developed general software operating standards, known as data over cable service interface specifications. As of December 1999, thirteen cable industry vendors, including equipment manufacturers such as Cisco, General Instrument, Phillips Electronics, Samsung, Scientific-Atlanta, Sony, Thomson and Toshiba, received official certification from Cable Television Laboratories, Inc. As a result, standardized cable modems are currently available for purchase through various distribution channels including retail outlets, bundled with personal computer purchases, and directly through the cable operator. Such availability will allow customers to use these modems in different systems similar to the traditional telephone modem, and should accelerate the deployment of high-speed Internet access over cable networks.

   We believe that the speed, ease of installation and ubiquity of cable modems will increase the use and impact of the Internet. Furthermore, we believe that the cable television network combined with data over cable service interface specifications is currently the best vehicle to deliver all Internet protocol services including Internet access, broadband content, streaming media and Internet protocol telephony to our customers both on the computer and to the television via a digital set-top box, even though other high-speed alternatives are being developed.

   In November 1999, we completed an agreement with SoftNet to deploy its two-way, high-speed Internet access services throughout our cable systems. The service will be marketed under SoftNet's branded name, ISP Channel. ISP Channel also provides several additional services, such as the ability to dial-up from the customer's home or business, multiple computer access and Internet fax services. Through the agreement with SoftNet, we are required to upgrade our cable network to provide two-way communications capability in systems passing 900,000 homes, including the Triax and Zylstra systems, and make available such homes to SoftNet by December 2002. As of December 1999, we had deployed ISP Channel's two-way, high-speed Internet access service in systems passing over 177,000 homes. As consideration for giving SoftNet access to our customers, SoftNet issued to us 3.5 million shares of its common stock, representing a market value of approximately $82 million as of January 10, 2000. Of the issued shares, up to 90% are subject to forfeiture in the event we do not make available a specified number of two-way capable homes by certain prescribed dates.

   We currently provide high-speed Internet access to approximately 300 customers through the use of one-way cable modems, which permit data to be downstreamed at high-speed while utilizing a telephone line return path. We also provide dial-up telephone Internet access to approximately 4,500 customers in two of our markets. The provision of this dial-up service creates a customer base that can be upgraded to the two-way, high-speed cable modem service in the future.

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

 Interactive Services

   Our upgraded cable network will have the capacity to deliver various interactive television services. Interactive television can be divided among three general service categories: enhanced television; Internet over the television; and video-on-demand. These new services enable the customer to interact over the television set, generally by using a conventional remote television control or a computer keyboard, to either buy a product or service or request information on a product or service.

   Enhanced television includes such services as ancillary programming information, interactive advertising and impulse sales and purchases. Companies delivering enhanced television services include TV Guide Interactive, Wink Communications and Source Media. TV Guide Interactive provides the most basic enhanced television service, a navigator that permits customers to customize television program listings, set reminders and parental controls and order pay-per-view events. Wink offers viewers the opportunity to interact with the television during programs or commercials by way of flashing icons, leading them to program-related information, such as news, sports and weather, or the ability to purchase merchandise, or request product samples, coupons or catalogues. Source Media allows viewers to receive local programming and information services using a local guide and navigator with an Internet style experience.

   Companies providing Internet access over the television include WebTV and WorldGate Communications. Internet access and e-mail are delivered using a set-top box with the customer using a wireless keyboard. WebTV customers buy the set-top device at retail outlets and are able to view enhanced web images on the television screen. WorldGate Communications allows a viewer watching a commercial or program on the television to link directly to a related web page and requires no purchase by the customer of the set-top box. WorldGate Communications uses the set-top boxes now being deployed by the cable industry.

   Companies providing video-on-demand such as DIVA Systems Corporation and Intertainer Inc. use servers at the headend facility of a cable system to provide hundreds of movies or special events on demand with video cassette recorder functionality, or the ability to fast forward, pause and rewind a program at will. Using a remote control, customers order programming through their set-tops that signals the server, enabling hardware and software residing at the headend facility.

   While we have not entered into any agreements with any interactive service providers, we are in discussions with several such providers and will introduce interactive services to our customers in 2000.

 Telecommunications Services

   During the last several years, the cable industry has been developing the capability to provide telephony services. Several of the nation's largest cable operators now offer residential and/or commercial phone service. We believe recent developments, including AT&T's purchase of Tele-Communications, Inc., its proposed purchase of MediaOne, Inc. and its proposed joint ventures with six other cable operators, will likely accelerate the pace of development of the voice telephony business for the cable industry. We are exploring technologies using Internet protocol telephony as well as traditional switching technologies that are currently available to transmit telephony signals over our cable network.

   Our upgrade plans include the installation of over 10,000 route miles of fiber optic cable resulting in the creation of large, high-capacity regional networks. We expect to construct our networks with excess fiber optic capacity, thereby affording us the flexibility to pursue new data and telecommunications opportunities such as:

  . providing wide-area networks, which extends a local area network outside one building to other local area networks in other buildings and in possibly other cities;

  . providing point-to-point data services, which is a secure circuit that directly connects two points;

  . offering virtual private networks, which use a shared data network to transport private data reliably and securely;

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

  . leasing dark fiber capacity to enable carriers to penetrate markets and bypass incumbent providers; and

  . entering into strategic relationships, similar to our relationship with SoftNet, to leverage our network footprints.

Our Systems

 Overview

   Prior to the acquisitions of the Triax and Zylstra systems, we managed our systems through four operating regions: Southern, Mid-Atlantic, Central and Western. The table below and the discussion that follows provide an overview of selected operating and technical statistics for our four established regions and the Triax and Zylstra systems as of September 30, 1999, unless otherwise indicated.

                             Southern  Mid-Atlantic Central  Western   Triax   Zylstra    Total
                             --------  ------------ -------  -------  -------  -------  ---------
Operating Data:

Homes passed...............  191,700     126,000    125,500  81,800   522,500  21,500   1,069,000
Basic subscribers..........  135,200      88,300     81,200  53,300   344,000  14,000     716,000
Basic penetration..........     70.5%       70.1%      64.7%   65.2%     65.8%   65.1%       67.0%
Premium service units......  185,400      80,900    107,100  23,100   167,000   4,000     567,500
Premium penetration........    137.1%       91.6%     131.9%   43.3%     48.5%   28.6%       79.3%
Average monthly revenues
  per basic subscriber(1)..   $37.51      $34.89     $35.07  $37.48    $33.16  $29.41      $34.65

Cable Network Data:
Miles of plant.............    4,850       2,980      2,990   1,370     9,800     280      22,270
Density(2).................       40          42         42      60        53      77          48
Headend facilities.........       53          12         66       9       305       5         450
Headend facilities after
 upgrades(3)...............       10           7         18       9        42       4          90
Percentage of basic
 subscribers
 at 550MHz to 750MHz.......     66.6%       93.9%      65.8%   65.7%     30.3%   31.4%       51.7%

---------------------
(1) Represents average monthly revenues for the three months ended September 30, 1999, divided by average basic subscribers for such period.
(2) Represents homes passed divided by miles of plant.
(3) Represents number of headend facilities by December 2002 based on our current upgrade program.

 Southern Region

   Over 82% of our basic subscribers in this region are located in the suburbs and outlying areas of Pensacola, Fort Walton Beach and Panama City, Florida; Mobile and Huntsville, Alabama; and Biloxi, Mississippi. As of September 30, 1999, the region's systems passed approximately 191,700 homes and served approximately 135,200 basic subscribers. The internal subscriber growth for this region was 2.7% for the period ending September 30, 1999. We measure internal subscriber growth as the percentage change in basic subscribers over a 12-month period, excluding the effects of acquisitions. According to National Decision Systems, the projected household growth in areas served by the Southern region's systems is 8.8% for the period ending 2004, exceeding the projected U.S. household growth of 5.2% for the same period. All of the region's basic subscribers are serviced from a regional customer service center in Gulf Breeze, Florida, which provides 24 hour, seven day per week service.

   We have made and continue to make significant investments to upgrade the Southern region's cable network. By June 2000, we expect that 85% of this region's basic subscribers will be served by systems with 550MHz to 750MHz bandwidth capacity. As of December 1999, we offered digital cable services in systems passing 73,000 homes and ISP Channel's Internet services in systems passing 53,000 homes. By December 2002, we anticipate that 95% of the region's basic subscribers will be served by systems with two-way communications capability and that the number of headend facilities will be reduced from 53 to ten. At that time, we expect that 85% of this region's basic subscribers will be served by five headend facilities.

 Mid-Atlantic Region

   The Mid-Atlantic region's systems serve communities in lower Delaware, southeastern Maryland and the northeastern and western areas of North Carolina. Our two largest systems in this region are Hendersonville, North Carolina, near Asheville, North Carolina, and lower Delaware, outside of Ocean City, Maryland. As of September 30, 1999, the region's systems passed approximately 126,000 homes and served approximately 88,300 basic subscribers. According to National Decision Systems, the projected household growth in areas served by the Mid-Atlantic region's systems is 8.6% for the period ending 2004, exceeding the projected U.S. household growth of 5.2% for the same period. The internal subscriber growth for this region was 2.4% for the period ending September 30, 1999. Approximately 65% of the region's basic subscribers are serviced from our regional customer service centers, which provide 24 hour, seven day per week service.

   We have significantly upgraded the Mid-Atlantic region's systems with 92% of basic subscribers served by systems with at least 550MHz bandwidth capacity. As of December 1999, we offered digital cable services in systems passing 77,000 homes and ISP Channel's Internet services in systems passing 45,000 homes. By December 2002, we expect that 95% of the region's basic subscribers will be served by systems with two-way communications capability and that the number of headend facilities will be reduced from 12 to seven. At that time, we expect that 94% of the region's basic subscribers will be served by three headend facilities.

 Central Region

   The Central region's systems serve the suburbs and outlying areas of Kansas City and Springfield, Missouri, Topeka, Kansas, and communities in the western portion of Kentucky. As of September 30, 1999, the region's systems passed approximately 125,500 homes and served approximately 81,200 basic subscribers. The internal subscriber growth rate of this region was 0.6% for the period ending September 30, 1999. According to National Decision Systems, the projected U.S. household growth in areas served by the Central region's systems is 4.7% for the period ending 2004, as compared to the projected U.S. household growth of 5.2% for the same period. Substantially all of the region's basic subscribers are serviced from our regional customer service centers, which provide 24 hour, seven day per week service.

   As a result of our continuing investments in the cable network, the Central region will see significant increases in channel capacity. By June 2000, we expect that 89% of this region's basic subscribers will be served by one system with 550MHz to 750MHz bandwidth capacity. As of December 1999, we offered digital cable services in systems passing 21,000 homes and ISP Channel's Internet services in systems passing 12,000 homes. By December 2002, we expect that 90% of the Central region's basic subscribers will be served by systems with two-way communications capability and that the number of headend facilities will be reduced from 66 to 18. At that time, we expect that 60% of the region's basic subscribers will be served by three headend facilities.

 Western Region

   The Western region's systems serve communities in the following areas:
Clearlake, California; the Indian Wells Valley in central California; portions of Riverside County and San Diego County, California; and Nogales, Arizona and outlying areas. As of September 30, 1999, the region's systems passed approximately

81,800 homes and served approximately 53,300 basic subscribers. The region's internal basic subscriber growth was flat for the period ending September 30, 1999. According to National Decision Systems, the projected household growth in areas served by the Western region's systems is 6.7% for the period ending 2004, exceeding the projected U.S. household growth of 5.2% for the same period. The region's basic subscribers are serviced from seven local offices. In the Western region, we also provide high-speed Internet access to approximately 300 customers through the use of one-way cable modems and dial-up telephone Internet access to approximately 4,500 customers.

   We have significantly upgraded the Western region's systems with all basic subscribers served by systems with a minimum 450MHz bandwidth capacity and over 65% served by systems with 550MHz bandwidth capacity. As of December 1999, we offered digital cable services in systems passing 46,000 homes and ISP Channel's Internet services in systems passing over 42,000 homes. Where possible we plan to offer to all our existing Internet customers ISP Channel's two-way, high-speed services. By December 2002, we expect that 90% of the Western region's basic subscribers will be served by systems with at least 550MHz bandwidth capacity and two-way communications capability. The region's basic subscribers are served by nine headend facilities.

 Triax Systems

   As of September 30, 1999, the Triax systems passed approximately 522,500 homes and served approximately 344,000 basic subscribers. Many of Triax's systems are located within 30 miles of major or medium-sized markets, including Minneapolis and Rochester, Minnesota; Bloomington, Champaign, Decatur, Peoria, and Springfield, Illinois; Elkhart, Fort Wayne, and South Bend, Indiana; and Cedar Rapids, Iowa. Substantially all of Triax's basic subscribers are serviced from two regional customer service centers, which provide 24 hour, seven day per week service. The Triax systems also include two systems serving approximately 8,000 customers in Arizona, which our Western region will manage and operate.

   The Triax systems consist of two operating regions: the Midwest region and the North Central region. The Midwest region manages and operates systems serving approximately 173,500 basic subscribers principally in Illinois and Indiana. The Midwest region's larger systems serve the communities of Jacksonville, Ottawa, Pontiac and Streater, Illinois and Angola, Auburn, Bluffton, Bremen, Kendallville and North Webster, Indiana. According to National Decision Systems, the projected household growth in areas served by the Midwest region's systems is 3.5% for the period ending 2004, as compared to the projected U.S. household growth of 5.2% for the same period.

   The North Central region manages and operates systems serving approximately 162,500 basic subscribers principally in Iowa, Minnesota and Wisconsin. The North Central region's larger systems serve the communities of Lake Minnetonka, Savage and Prior Lake, Minnesota; Praire du Chien, Mauston, Platteville and Viroqua, Wisconsin; and Esterville and Spencer, Iowa. According to National Decision Systems, the projected household growth in areas served by the North Central region's systems is 3.5% for the period ending 2004, as compared to the projected U.S. household growth of 5.2% for the same period.

   As of September 30, 1999, approximately 62% of Triax's basic subscribers were served by systems with at least 400MHz bandwidth capacity. As of December 1999, we offered digital cable services in systems passing 20,000 homes and ISP Channel's Internet services in systems passing 25,000 homes. We plan to make significant capital investments in the Triax systems to increase bandwidth capacity, activate two-way communications capability and consolidate headend facilities. By December 2002, as a result of our planned investments to upgrade Triax's cable network, we expect that 88% of Triax's basic subscribers will be served by systems with 550MHz to 750MHz bandwidth capacity and two-way communications capability. At that time, we expect the number of Triax's headend facilities will be reduced from 305 to 42 and that 60% of Triax's basic subscribers will be served by five headend facilities.

 Zylstra Systems

   The Zylstra systems serve communities in Vermillion and Yankton, South Dakota; Worthington and Luverne, Minnesota; and Orange City and Alton, Iowa. As of September 30, 1999, these systems passed approximately 21,500 homes and served approximately 14,000 basic subscribers. We anticipate expanding the level of customer service that Zylstra's subscribers receive by utilizing our customer service centers to provide 24 hour, seven day per week service. The Zylstra systems are now part of our North Central region.

   As of September 30, 1999, approximately 66% of Zylstra's basic subscribers were served by systems with at least 400MHz bandwidth capacity. As of December 1999, we offered digital cable services in one system passing over 6,000 homes. By December 2001, we expect that all of the Zylstra systems will be upgraded to 750MHz bandwidth capacity and that digital cable and ISP Channel's Internet services will be made available to Zylstra's subscribers. Zylstra's basic subscribers are served by five headend facilities, one of which is scheduled to be eliminated.

Technology Overview

   As part of our commitment to maximize customer satisfaction, to improve our competitive position and to introduce new and enhanced products and services to our customers, we plan to make significant investments in our cable network, including the Triax and Zylstra systems, over the three-year period ending December 2002. During such period, we intend to invest approximately $400 million, with approximately $240 million used to upgrade our cable network. The remaining $160 million will be spent on plant expansion, digital headend facilities and set-top boxes, cable modems and maintenance. The objectives of our upgrade program are:

  .  to increase the bandwidth capacity to 750MHz or higher;

  .  to activate two-way communications capability;

  . to consolidate our headend facilities, through the extensive deployment of fiber optic networks; and

  . to allow us to provide digital cable television, two-way, high-speed Internet access, interactive video and other telecommunications services.

   The following table describes the technological state of our cable network, including the Triax and Zylstra systems, as of September 30, 1999 and through December 31, 2002, based on our current upgrade plans:

                                                Percentage of Basic Subscribers
                                               ---------------------------------
                                               Less than 400MHz- 550MHz- Two-Way
                                                400MHz   450MHz  750MHz  Capable
                                               --------- ------- ------- -------
     September 30, 1999.......................     25%      23%     52%      6%
     December 31, 1999........................     19%      23%     58%     11%
     December 31, 2000........................      7%      21%     72%     42%
     December 31, 2001........................      0%      19%     81%     67%
     December 31, 2002........................      0%       9%     91%     91%

   By December 2002, we expect that 91% of our basic subscribers will be served by systems with two-way communications capability. This will permit our customers to send and receive signals over the cable network so that interactive services, such as video-on-demand, will be accessible and high-speed Internet access will not require a separate telephone line. Two-way communications capability will also position us to offer cable telephony, using either Internet protocol telephony as it becomes commercially feasible, or the traditional switching technologies that are currently available.

   A central feature of our upgrade program is the deployment of high capacity, hybrid fiber-optic coaxial architecture. The hybrid fiber optic coaxial architecture combines the use of fiber optic cable, which can carry hundreds of video, data and voice channels over extended distances, with coaxial cable, which requires a more extensive signal amplification in order to obtain the desired levels for delivering channels. In most of our systems, we connect fiber optic cable to individual nodes serving an average of 350 homes or commercial buildings. A node is a single connection to a system's main, high-capacity fiber optic cable that is shared by a number of customers. Coaxial cable is then connected from each node to the individual homes or buildings. We believe hybrid fiber optic coaxial architecture provides higher capacity, superior signal quality, greater network reliability and reduced operating costs than traditional cable network design. Together with our plans for two-way communications capability, we believe hybrid fiber optic coaxial architecture will enhance our cable network's capability to provide advanced telecommunications services.

   As of September 30, 1999, our systems were operated from 450 headend facilities, including the Triax and Zylstra systems. We believe that fiber optics and advanced transmission technologies make it cost effective to consolidate our headend facilities, allowing us to realize operating efficiencies and resulting in lower fixed capital costs on a per home basis as we introduce new products and services. By December 2002, we plan to eliminate 360 headend facilities so that all of our customers will be served by 90 headend facilities and 92% of our customers will be served by 40 headend facilities.

   As part of this headend consolidation program, we plan to deploy over 10,000 route miles of fiber optic cable to create large regional fiber optic networks with the potential to provide advanced telecommunications services. We expect to construct our regional networks with excess fiber optic capacity in order to accommodate new and expanded products and services in the future.

Sales and Marketing

   We seek to be the premier provider of entertainment, information and telecommunications services in the markets we serve. Our marketing programs and campaigns offer a variety of cable services creatively packaged and tailored to appeal to each of our local markets and to segments within each market. We routinely survey our customers to ensure that we are meeting their demands and our customer surveys keep us abreast of our competition so that we can counter effectively competitors' service offerings and promotional campaigns. With our strong local presence, we interact with our customers on a more individualized basis allowing us to better service our customers and enhance customer loyalty and trust.

   We use a coordinated array of marketing techniques to attract and retain customers and to increase premium service penetration, including door-to-door and direct mail solicitation, telemarketing, media advertising, local promotional events typically sponsored by programming services and cross-channel promotion of new services and pay-per-view.

   We build awareness of our brand through a variety of promotional campaigns, particularly in our newly acquired systems. As a result of our branding efforts, our emphasis on customer service and our investments in the cable network, we believe we have developed a reputation for quality, reliability and timely introduction of new products and services.

   We invest a significant amount of time, effort and financial resources in the training and evaluation of our marketing professionals and customer sales representatives. Our approximately 100 customer sales representatives customize their sales presentation to fit each of our customers' specific needs by conducting focused consumer research and are given the incentive to use their frequent contact with our customers as opportunities to sell our new products and services. As a result, we believe we can accelerate the introduction of new products and services to our customers and achieve high success rates in attracting and retaining customers.

Programming Supply

   We have various contracts to obtain basic and premium programming for the systems from program suppliers whose compensation is typically based on a fixed fee per customer. Our programming contracts are generally for a fixed period of time and are subject to negotiated renewal. Some program suppliers provide volume discount pricing structures or offer marketing support to us. Our successful marketing of multiple premium service packages emphasizing customer value enables us to take advantage of such cost incentives. In addition, we are a member of the National Cable Television Cooperative, Inc., a programming consortium consisting of small to medium-sized multiple system operators serving, in the aggregate, over twelve million cable subscribers. A multiple system operator is a cable television operator that owns or operates more than one cable television system. The consortium helps create efficiencies in the areas of obtaining and administering programming contracts, as well as secures more favorable programming rates and contract terms for small to medium-sized cable operators. We intend to negotiate programming contract renewals both directly and through the consortium to obtain the best available contract terms.

   Our programming costs are expected to increase in the future due to additional programming being provided to our customers, increased costs to purchase programming, inflationary increases and other factors affecting the cable television industry. Although we will legally be able to pass through expected increases in our programming costs to customers, there can be no assurance that the marketplace will allow us to do so. We also have various retransmission consent arrangements with commercial broadcast stations which generally expire in January 2000 and beyond. None of these consents require payment of fees for carriage. However, we have entered into agreements with certain stations to carry satellite-delivered cable programming which is affiliated with the network carried by such stations.

   Currently, there are over 150 cable networks seeking to be carried on our systems. We leverage our analog and digital channel capacity resulting from our capital improvement program to negotiate with our programming suppliers more favorable long-term contracts and other financial arrangements to offset programming cost increases.

Customer Rates

   Monthly customer rates for services vary from market to market, primarily according to the amount of programming provided. As of September 30, 1999, excluding the Triax and Zylstra systems, our monthly basic service rates for residential customers ranged from $4.93 to $35.95; the combined monthly basic and expanded basic service rates for residential customers ranged from $23.95 to $36.95; and per-channel premium service rates, not including special promotions, ranged from $1.75 to $12.50 per service for our systems, excluding the Triax and Zylstra systems. For the three months ended September 30, 1999, excluding the Triax and Zylstra systems, the weighted average monthly rate for our combined basic and expanded basic services was approximately $27.35.

   Prior to our acquisition of the Triax systems, we were an eligible small cable company under FCC rules which enabled us to utilize a simplified rate setting methodology for most of the systems in establishing maximum rates for basic and expanded basic services. This methodology almost always results in rates that exceed those produced by the cost-of-service rules applicable to larger cable operators. The cost-of-service rules refer to the rate setting methodology prescribed by the FCC. Prior to our acquisition of their systems, Triax also used the simplified rate setting methodology, although in a small percentage of their systems. Although we are no longer an eligible small cable company, in most cases, our systems which utilized this methodology, including the recently acquired Triax systems, are allowed to maintain the rates set thereby. For additional information, see "Legislation and Regulation--Federal Regulation--Rate Regulation." We believe that our rate practices are generally consistent with the current practices in the industry.

   A one-time installation fee, which we may wholly or partially waive during a promotional period, is usually charged to new customers. We charge monthly fees for converters and remote control tuning devices and also charge administrative fees for delinquent payments for service. Customers are free to discontinue service at any time without additional charge in the majority of the systems and may be charged a reconnection fee to resume service. Commercial customers, such as hotels, motels and hospitals, are charged negotiated monthly fees and a non-recurring fee for the installation of service. Multiple dwelling units, which include commercial customers as well as condominiums and apartment complexes, may be offered a bulk rate in exchange for single-point billing and basic service to all units.

   In addition to customer fees, we derive modest amounts of revenues from the sale of local spot advertising time on locally originated and satellite-delivered programming and from affiliations with home shopping services, which offer merchandise for sale to customers and compensate system operators with a percentage of their sales receipts. We expect to increase the sale of advertising time and the revenues derived from such sales as a result of the consolidation of our headend facilities. This consolidation will significantly increase the number of customers we serve from many of our headend facilities which we expect will result in increased advertising revenues.

Customer Service and Community Relations

   We are dedicated to providing superior customer service. Our emphasis on system reliability and customer satisfaction is a cornerstone of our business strategy. We expect that on-going investments in our cable network will significantly strengthen customer service as it will enhance the reliability of our cable network and allow us to introduce new programming and other services to our customers. We have implemented stringent internal customer service standards, which we believe meet or exceed those established by the National Cable Television Association. We maintain five regional calling centers, which service 87% of our systems' customers. They are staffed with dedicated personnel who provide service to our customers 24 hours a day, seven days a week, on a toll-free basis. We believe our regional calling centers allow us to coordinate more effectively installation appointments and reduce response time to customer inquiries. We continue to invest in both personnel and equipment of our regional calling centers to ensure that these operating units are professionally managed and employ state-of-the-art technology.

   In addition, we are dedicated to fostering strong community relations in the communities served by our systems. We support local charities and community causes in various ways, including staged events and promotional campaigns to raise funds and supplies for persons in need and in-kind donations that include production services and free airtime on cable networks. We participate in the "Cable in the Classroom" program, which is a national effort by cable companies to provide schools with free cable television service and, where available, Internet access. We also install and provide free cable television service to government buildings and not-for-profit hospitals in our franchise areas. We believe that our relations with the communities in which our systems operate are good.

Franchises

   Cable systems are generally operated under non-exclusive franchises granted by local governmental authorities. These franchises typically contain many conditions, such as: time limitations on commencement and completion of construction; conditions of service, including number of channels, types of programming and the provision of free service to schools and other public institutions; and the granting of insurance and indemnity bonds by the cable operator. The provisions of local franchises are subject to federal regulation under the Communications Act of 1934, as amended.

   As of September 30, 1999, our systems, including the Triax and Zylstra systems, were subject to 891 franchises. These franchises, which are non-exclusive, provide for the payment of fees to the issuing authority. In most of the systems, such franchise fees are passed through directly to the customers. The 1984 Cable Act prohibits franchising authorities from imposing franchise fees in excess of 5% of gross revenues and also permits the cable television system operator to seek renegotiation and modification of franchise requirements if warranted by changed circumstances.

   Substantially all of our systems' basic subscribers are in service areas that require a franchise. The table below groups the franchises of our systems, including the Triax and Zylstra systems, by date of expiration and presents the approximate number and percentage of basic subscribers for each group of franchises on a pro forma basis as of September 30, 1999.

                                         Percentage of  Number of  Percentage of
     Year of Franchise        Number of      Total        Basic     Total Basic
     Expiration               Franchises  Franchises   Subscribers  Subscribers
     -----------------        ---------- ------------- ----------- -------------
     1999 through 2002.......    214          24.0%      174,100        24.3%
     2003 and thereafter.....    677          76.0%      541,900        75.7%
                                 ---         -----       -------       -----
       Total.................    891         100.0%      716,000       100.0%
                                 ===         =====       =======       =====

   The 1984 Cable Act provides, among other things, for an orderly franchise renewal process in which franchise renewal will not be unreasonably withheld or, if renewal is denied and the franchising authority acquires ownership of the system or effects a transfer of the system to another person, the operator generally is entitled to the fair market value for the system covered by such franchise. In addition, the 1984 Cable Act established comprehensive renewal procedures which require that an incumbent franchisee's renewal application be assessed on its own merits and not as part of a comparative process with competing applications.

   We believe that we generally have good relationships with our franchising communities. We have never had a franchise revoked or failed to have a franchise renewed. In addition, substantially all of our franchises eligible for renewal have been renewed or extended prior to their stated expirations, and no franchise community has refused to consent to a franchise transfer to us.

Competition

 Providers of Broadcast Television and Other Entertainment

   Cable systems compete with other communications and entertainment media, including over-the-air television broadcast signals that a viewer is able to receive directly. The extent to which a cable system competes with over-the-air broadcasting depends upon the quality and quantity of the broadcast signals available by direct antenna reception compared to the quality and quantity of such signals and alternative services offered by a cable system. Cable systems also face competition from alternative methods of distributing and receiving television signals and from other sources of entertainment such as live sporting events, movie theaters and home video products, including videotape recorders and videodisc players. In recent years, the FCC has adopted policies authorizing new technologies and a more favorable operating environment for certain existing technologies that provide, or may provide, substantial additional competition for cable television systems. The extent to which a cable television service is competitive depends in significant part upon the cable system's ability to provide a greater variety of programming, superior technical performance and superior customer service than are available over the air or through competitive alternative delivery sources.

 Direct Broadcast Satellite Providers

   Individuals can purchase home satellite dishes, which allow them to receive satellite-delivered broadcast and non-broadcast program services that formerly were available only to cable television subscribers. Most satellite-distributed program signals are electronically scrambled to permit reception only with authorized decoding equipment for which the consumer must pay a fee. The 1992 Cable Act enhances the right of cable competitors to purchase non-broadcast satellite-delivered programming. For additional information, see "Legislation and Regulation--Federal Regulation."

   Television programming is now also being delivered to individuals by high-powered direct broadcast satellites utilizing video compression technology. This technology can provide more than 150 channels of programming over a single high-powered satellite with significantly higher capacity available if, as is the case with DIRECTV, multiple satellites are placed in the same orbital position. Until recently, direct broadcast satellite operators could not legally deliver local broadcast signals. Legislation permitting direct broadcast satellite operators to transmit local broadcast signals was enacted on November 29, 1999. This eliminates a significant competitive advantage which cable system operators have had over direct broadcast satellite operators. Direct broadcast satellite operators have begun delivering local broadcast signals in the largest markets and there are plans to expand such coverage to many more markets over the next year. Direct broadcast satellite service can be received virtually anywhere in the continental United States through the installation of a small roof top or side-mounted antenna, and it is more accessible than cable television service where a cable plant has not been constructed or where it is not cost effective to construct cable television facilities. Direct broadcast satellite service is being heavily marketed on a nationwide basis by several service operators.

 Multichannel Multipoint Distribution Systems

   Multichannel multipoint distribution systems deliver programming services over microwave channels licensed by the FCC and received by subscribers with special antennas. These wireless cable systems are less capital intensive, are not required to obtain local franchises or pay franchise fees, and are subject to fewer regulatory requirements than cable television systems. To date, the ability of wireless cable services to compete with cable systems has been limited by a channel capacity of up to 35-channels and the need for unobstructed line-of-sight over-the-air transmission. Although relatively few wireless cable systems in the United States are currently in operation or under construction, virtually all markets have been licensed or tentatively licensed. The use of digital compression technology, and the FCC's recent amendment to its rules to permit reverse path or two-way transmission over wireless facilities, may enable multichannel multipoint distribution systems to deliver more channels and additional services, including Internet related services. Digital compression technology refers to the conversion of the standard video signal into a digital signal and the compression of that signal to facilitate multiple channel transmissions through a single channel's signal.

 Private Cable Television Systems

   Private cable television systems compete with conventional cable television systems for the right to service condominiums, apartment complexes and other multiple unit residential developments. The operators of these private systems, known as satellite master antenna television systems, often enter into exclusive agreements with apartment building owners or homeowners' associations that preclude franchised cable television operators from serving residents of such private complexes. However, the 1984 Cable Act gives franchised cable operators the right to use existing compatible easements within their franchise areas on nondiscriminatory terms and conditions. Accordingly, where there are preexisting compatible easements, cable operators may not be unfairly denied access or discriminated against with respect to access to the premises served by those easements. Conflicting judicial decisions have been issued interpreting the scope of the access right granted by the 1984 Cable Act, particularly with respect to easements located entirely on private property. Under the 1996 Telecom Act, satellite master antenna television systems can interconnect non-commonly owned buildings without having to comply with local, state and federal regulatory requirements that are imposed upon cable systems providing similar services, as long as they do not use public rights of way. The FCC has held that the latter provision is not violated so long as interconnection across public rights of way is provided by a third party.

 Advertising Sales

   The cable television industry competes with radio, broadcast television, print media, and the Internet for advertising revenues. As the cable television industry continues to offer more of its own programming channels, such as Discovery and USA Network, we expect income from advertising revenues to increase.

 Traditional Overbuilds

   Cable television systems are operated under non-exclusive franchises granted by local authorities. More than one cable system may legally be built in the same area. Franchising authorities have from time to time granted additional franchises to other companies, including other cable operators or telephone companies, and these additional franchises might contain terms and conditions more favorable than those afforded to the incumbent cable operator. In addition, entities willing to establish an open video system, under which they offer unaffiliated programmers non-discriminatory access to a portion of the system's cable system may be able to avoid significant local franchising requirements. Well financed businesses from outside the cable industry, such as public utilities which already possess or are developing fiber optic and other transmission facilities in the areas they serve may over time become competitors. We believe that various entities are currently offering cable service to an estimated 20,000 homes passed in the service areas of our franchises.

 Other Competition

   The FCC has authorized a new interactive television service which permits non-video transmission of information between an individual's home and entertainment and information service providers. This service, which can be used by direct broadcast satellite systems, television stations and other video programming distributors, including cable television systems, is an alternative technology for the delivery of interactive video services. It does not appear at the present time that this service will have a material impact on the operations of cable television systems.

   The FCC has allocated spectrum in the 28GHz range for a new multichannel wireless service that can be used to provide video and telecommunications services. The FCC recently completed the process of awarding licenses to use this spectrum via a market-by-market auction. We do not know whether such a service would have a material impact on the operations of cable television systems.

   The 1996 Telecom Act directed the FCC to establish, and the FCC has adopted, regulations and policies for the issuance of licenses for digital television to incumbent television broadcast licensees. Digital television can deliver high definition television pictures and multiple digital-quality program streams, as well as CD-quality audio programming and advanced digital services, such as data transfer or subscription video. The FCC also has authorized television broadcast stations to transmit textual and graphic information that may be useful to both consumers and businesses. The FCC also permits commercial and noncommercial FM stations to use their subcarrier frequencies to provide non-broadcast services, including data transmission.

   We have begun to accelerate the offering by our cable systems of high-speed Internet access to our basic subscribers. These cable systems will compete with a number of other companies, many of which have substantial resources, such as existing Internet service providers and local and long distance telephone companies. For example, telephone companies are accelerating the deployment of asymmetric digital subscriber line technology. These companies report this technology will allow Internet access to subscribers at peak data transmission speeds greater than that of modems over conventional telephone lines. Recently, a number of Internet service providers have asked local authorities and the FCC to give them rights of access to cable systems' broadband infrastructure so that they can deliver their services directly to cable systems' customers. Several local franchising authorities have been examining the issue and a few have required cable operators to provide such access. A U.S. District Court recently ruled that localities are authorized to require such access. This decision is being appealed. Some cable companies have initiated litigation challenging municipal open access requirements. The FCC has thus far declined to take action on Internet service providers access to broadband cable facilities. Congress and several state and local jurisdictions are also reviewing this issue.

   Advances in communications technology, as well as changes in the marketplace and the regulatory and legislative environment, are constantly occurring. Thus, it is not possible to predict the competitive effect that ongoing or future developments might have on the cable industry. For more information, see the discussion under "Legislation and Regulation."

Properties

   Our principal physical assets consist of cable television operating plant and equipment, including signal receiving, encoding and decoding devices, headend facilities and distribution systems and equipment at or near customers' homes for each of the systems. The signal receiving apparatus typically includes a tower, antenna, ancillary electronic equipment and earth stations for reception of satellite signals. Headend facilities are located near the receiving devices. Some basic subscribers of the systems utilize converters that can be addressed by sending coded signals from the headend facility over the cable network. Our distribution system consists primarily of coaxial and fiber optic cables and related electronic equipment.

   We own the real property housing our regional call center in Gulf Breeze, Florida as well as numerous locations for business offices and warehouses throughout our operating regions. We lease space for our other regional call centers in Chillicothe, Illinois; Benton, Kentucky; Waseca, Minnesota; and Hendersonville, North Carolina. We also lease additional locations for business offices and warehouses throughout our operating regions. Our headend facilities, signal reception sites and microwave facilities are located on owned and leased parcels of land, and we generally own the towers on which certain of our equipment is located. We own most of our service vehicles. Our annual lease payments currently are approximately $2.9 million. We believe that our properties both owned and leased, are in good condition and are suitable and adequate for our operations.

   Our cable television plant and related equipment generally are attached to utility poles under pole rental agreements with local public utilities, although in some areas the distribution cable is buried in underground ducts or trenches. The physical components of the systems require maintenance and periodic upgrading to improve system performance and capacity.

Employees

   As of January 10, 2000, we employed 1,261 full-time employees and 206 part-time employees. None of our employees are represented by a labor union. We consider our relations with our employees to be good.

Legal Proceedings

   On January 19, 2000, Grey Advertising Inc. and Mediacom Inc., a wholly-owned subsidiary of Grey, filed an action against us in the United States District Court for the Southern District of New York asserting trademark infringement, among other claims. The complaint alleges that Grey owns a federally registered trademark for "Mediacom" and that our use of this name constitutes trademark infringement. Grey is seeking a permanent injunction to prohibit us from using the Mediacom name in the conduct of our business together with unspecified monetary damages. Although our time to respond to the complaint has not yet expired, we intend to deny the substantive allegations of the complaint and defend the action. If we are found to have infringed the proprietary rights of Grey with respect to our use of the "Mediacom" mark or variations thereof, we could be enjoined from using the "Mediacom" mark in connection with our business and be required to pay material monetary damages.

   There are no other material pending legal proceedings to which we are a party or to which any of our properties are subject.

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

                           LEGISLATION AND REGULATION

   A federal law known as the Communications Act of 1934, as amended, establishes a national policy to guide the regulation, development and operation of cable communications systems. In 1996, a comprehensive amendment to the Communications Act became effective and is expected to promote competition and decrease governmental regulation of various communications industries, including the cable television industry. However, until the desired competition develops, various federal, state and local governmental units will have broad regulatory authority and responsibilities over telecommunications and cable television matters. The courts, especially the federal courts, will continue to play an important oversight role as the statutory and regulatory provisions are interpreted and enforced by the various federal, state and local governmental units.

   The Communications Act allocates principal responsibility for enforcing the federal policies between the FCC, state and local governmental authorities. The FCC and state regulatory agencies regularly conduct administrative proceedings to adopt or amend regulations implementing the statutory mandate of the Communications Act. At various times, interested parties to these administrative proceedings challenge the new or amended regulations and policies in the courts with varying levels of success. We expect that further court actions and regulatory proceedings will occur and will refine the rights and obligations of various parties, including the government, under the Communications Act. The results of these judicial and administrative proceedings may materially affect the cable industry and our business and operations. In the following paragraphs, we summarize the federal laws and regulations materially affecting the growth and operation of the cable industry. We also provide a brief description of certain state and local laws.

Federal Regulation

   The Communications Act and the regulations and policies of the FCC affect significant aspects of our cable system operations, including:

  .  subscriber rates;

  . the content of the programming we offer to subscribers, as well as the way we sell our program packages to subscribers;

  . the use of our cable systems by the local franchising authorities, the public and other unrelated companies;

  .  our franchise agreements with local governmental authorities;

  .  cable system ownership limitations and prohibitions; and

  .  our use of utility poles and conduit.

 Rate Regulation

   The Communications Act and the FCC's regulations and policies limit the ability of cable systems to raise rates for basic services and equipment. No other rates can be regulated. Federal law exempts cable systems from rate regulation of cable services and customer equipment only in communities that are subject to effective competition, as defined by federal law. Federal law also prohibits the regulation of cable operators' rates where comparable video programming services, other than direct broadcast satellites, are offered by local telephone companies, or their related parties, or by third parties using the local telephone company's facilities.

   Where there is no effective competition to the cable operator's services, federal law gives local franchising authorities the responsibility to regulate the rates charged by the operator for:

  . the lowest level of programming service offered by cable operator, typically called basic service, which includes the local broadcast channels and any public access or governmental channels that are required by the operator's franchise; and

  . the installation, sale and lease of equipment used by subscribers to receive basic service, such as converter boxes and remote control units.

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

   Local franchising authorities who wish to regulate basic service rates and related equipment rates must first obtain FCC certification to regulate by following a simplified FCC certification process and agreeing to follow established FCC rules and policies when regulating the operator's rates.

   Several years ago, the FCC adopted detailed rate regulations, guidelines and rate forms that a cable system operator and the local franchising authority must use in connection with the regulation of basic service and equipment rates. The FCC adopted a benchmark methodology as the principal method of regulating rates. However, if this methodology produces unacceptable rates, the operator may also justify rates using a detailed cost-of-service methodology. The FCC's rules also require franchising authorities to regulate equipment rates on the basis of actual cost plus a reasonable profit, as defined by the FCC.

   If the local franchising authority concludes that an operator's rates are too high under the FCC's rate rules, the local franchising authority may require the operator to reduce rates and to refund overcharges to subscribers, with interest. The operator may appeal adverse local rate decisions to the FCC.

   The FCC's regulations allow an operator to modify regulated rates on a quarterly or annual basis to account for changes in:

  .  the number of regulated channels;

  .  inflation; and

  . certain external costs, such as franchise and other governmental fees, copyright and retransmission consent fees, taxes, programming fees and franchise-related obligations.

   As a further alternative, in 1995 the FCC adopted a simplified cost-of-service methodology which can be used by small cable systems owned by small cable companies. A small cable system is defined as a cable television system which serves 15,000 or fewer basic customers. A small cable company is defined as an entity serving a total of 400,000 or fewer basic customers that is not affiliated with a larger cable television company: i.e., a larger cable television company does not own more that a 20 percent equity share or exercise legal control. This small system rate-setting methodology almost always results in rates which exceed those produced by the cost-of-service rules applicable to larger cable television operators. Once the initial rates are set they can be adjusted periodically for inflation and external cost changes as described above. When an eligible small system grows larger than 15,000 basic customers, it can maintain its then current rates, but it cannot increase its rates in the normal course until an increase would be warranted under the rules applicable to systems that have more than 15,000 customers. When a small cable company grows larger than 400,000 basic customers, the qualified systems it then owns will not lose their small system eligibility. If a small cable company sells a qualified system, or if the company itself is sold, the qualified systems retain that status even if the acquiring company is not a small cable company. We were a small cable company, but with the completion of the Triax acquisition, we no longer enjoy this status. However, as noted above, the systems with less than 15,000 customers owned by us prior to the completion of the Triax acquisition remain eligible for small cable system rate regulation.

   The Communications Act and the FCC's regulations also:

  . require operators to charge uniform rates throughout each franchise area that is not subject to effective competition;

  . prohibit regulation of non-predatory bulk discount rates offered by operators to subscribers in commercial and residential developments; and

  . permit regulated equipment rates to be computed by aggregating costs of broad categories of equipment at the franchise, system, regional or company level.

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

 Content Requirements

   The Communications Act and the FCC's regulations contain broadcast signal carriage requirements that allow local commercial television broadcast stations:

  . to elect once every three years to require a cable system to carry the station, subject to certain exceptions; or

  . to negotiate with us on the terms by which we carry the station on our cable system, commonly called retransmission consent.

   The Communications Act requires a cable operator to devote up to one-third of its activated channel capacity for the mandatory carriage of local commercial television stations. The Communications Act also gives local non-commercial television stations mandatory carriage rights; however, such stations are not given the option to negotiate retransmission consent for the carriage of their signals by cable systems. Additionally, cable systems must obtain retransmission consent for:

  . all distant commercial television stations, except for commercial satellite-delivered independent superstations such as WGN;

  .  commercial radio stations; and

  .  certain low-power television stations.

   The FCC has also initiated an administrative proceeding to consider the requirements, if any, for mandatory carriage of digital television signals offered by local television broadcasters. We are unable to predict the ultimate outcome of this proceeding or the impact of new carriage requirements on the operations of our cable systems.

   The Communications Act requires our cable systems to permit subscribers to purchase video programming we offer on a per channel or a per program basis without the necessity of subscribing to any tier of service, other than the basic cable service tier. However, we are not required to comply with this requirement until December 2002 for any of our cable systems that do not have addressable converter boxes or that have other substantial technological limitations. Many of our cable systems do not have the technological capability to offer programming in the manner required by the statute and thus currently are exempt from complying with the requirement. We anticipate having significant capital expenditures over the next two to three years in order for us to meet this requirement. We are unable to predict whether the full implementation of this statutory provision in December 2002 will have a material impact on the operation of our cable systems.

   To increase competition between cable operators and other video program distributors, the Communications Act and the FCC's regulations:

  . preclude any satellite video programmer affiliated with a cable company, or with a common carrier providing video programming directly to its subscribers, from favoring an affiliated company over competitors;

  . require such programmers to sell their programming to other unaffiliated video program distributors; and

  . limit the ability of such programmers to offer exclusive programming arrangements to their related parties.

   The Communications Act and the FCC's regulations contain restrictions on the transmission by cable operators of obscene or indecent programming. It requires cable operators to fully block both the video and audio portion of sexually explicit or indecent programming on channels that are primarily dedicated to sexually oriented programming or alternatively to carry such programming only at safe harbor time periods, which are currently defined by the FCC as the hours between 10 p.m. to 6 a.m. A three-judge federal district court

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

recently determined that this provision was unconstitutional. The federal government appealed the lower court's decision to the United States Supreme Court which recently agreed to review this case.

   The FCC actively regulates other aspects of our programming, involving such areas as:

  . our use of syndicated and network programs and local sports broadcast programming;

  .  advertising in children's programming;

  .  political advertising;

  .  origination cablecasting;

  .  sponsorship identification; and

  .  closed captioning of video programming.

 Use of Our Cable Systems by the Government and Unrelated Third Parties

   The Communications Act allows local franchising authorities and unrelated third parties to have access to our cable systems' channel capacity for their own use. For example, it:

  . permits franchising authorities to require cable operators to set aside channels for public, educational and governmental access programming; and

  . requires a cable system with 36 or more activated channels to designate a significant portion of its channel capacity for commercial leased access by third parties to provide programming that may compete with services offered by the cable operator.

   The FCC regulates various aspects of third party commercial use of channel capacity on our cable systems, including:

  . the maximum reasonable rate a cable operator may charge for third party commercial use of the designated channel capacity;

  .  the terms and conditions for commercial use of such channels; and

  . the procedures for the expedited resolution of disputes concerning rates or commercial use of the designated channel capacity.

   The FCC has from time to time received petitions from Internet service providers to require access to our cable systems. We cannot predict if these or other similar proposals will be adopted, or, if adopted, whether they will have an adverse impact on our business and operations.

Franchise Matters

   We have non-exclusive franchises in virtually every community in which we operate that authorize us to construct, operate and maintain our cable systems. Although franchising matters are normally regulated at the local level through a franchise agreement and/or a local ordinance, the Communications Act provides oversight and guidelines to govern our relationship with local franchising authorities. For example, the Communications Act:

  . affirms the right of franchising authorities, which may be state or local, depending on the practice in individual states, to award one or more franchises within their jurisdictions;

  . generally prohibits us from operating in communities without a franchise;

  .  encourages competition with existing cable systems by:

    -- allowing municipalities to operate their own cable systems without franchises, and

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

    -- preventing franchising authorities from granting exclusive franchises or from unreasonably refusing to award additional franchises covering an existing cable system's service area;

  . permits local authorities, when granting or renewing our franchises, to establish requirements for cable-related facilities and equipment, but prohibits franchising authorities from establishing requirements for specific video programming or information services other than in broad categories;

  . permits us to obtain modification of our franchise requirements from the franchise authority or by judicial action if warranted by commercial impracticability; and

  .  generally prohibits franchising authorities from:

    -- imposing requirements during the initial cable franchising process or during franchise renewal that require, prohibit or restrict us from providing telecommunications services,

    -- imposing franchise fees on revenues we derived from providing telecommunications services over our cable systems,

    -- restricting our use of any type of subscriber equipment or transmission technology, and

    -- limits our payment of franchise fees to the local franchising authority to 5.0% of our gross revenues derived from providing cable services over our cable system.

   The Communications Act contains renewal procedures designed to protect us against arbitrary denials of renewal of our franchises although, under certain circumstances, the franchising authority could deny us a franchise renewal. Moreover, even if our franchise is renewed, the franchising authority may seek to impose upon us new and more onerous requirements, such as significant upgrades in facilities and services or increased franchise fees as a condition of renewal. Similarly, if a franchising authority's consent is required for the purchase or sale of our cable system or franchise, the franchising authority may attempt to impose more burdensome or onerous franchise requirements on us in connection with a request for such consent. Historically, cable operators providing satisfactory services to their subscribers and complying with the terms of their franchises have almost always obtained franchise renewals. We believe that we have generally met the terms of our franchises and have provided quality levels of service. We anticipate that our future franchise renewal prospects generally will be favorable.

   Various courts have considered whether franchising authorities have the legal right to limit the number of franchises awarded within a community and to impose substantive franchise requirements. These decisions have been inconsistent and, until the U.S. Supreme Court rules definitively on the scope of cable operators' First Amendment protections, the legality of the franchising process generally and of various specific franchise requirements is likely to be in a state of flux.

 Ownership Limitations

   The Communications Act generally prohibits us from owning or operating a satellite master antenna television system or multichannel multipoint distribution system in any area where we provide franchised cable service and do not have effective competition, as defined by federal law. We may, however, acquire and operate a satellite master antenna television system in our existing franchise service areas if the programming and other services provided to the satellite master antenna television system subscribers are offered according to the terms and conditions of our local franchise agreement.

   The Communications Act also authorizes the FCC to adopt nationwide limits on the number of subscribers under the control of a cable operator. A federal district court has concluded that this subscriber limitation is unconstitutional and the FCC has stayed its enforcement; an appeal of this decision is pending in a federal

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

appellate court. Pending further action by the federal courts, the FCC recently reconsidered its cable ownership regulations and:

  . reaffirmed its 30% nationwide subscriber ownership limit, but maintained its voluntary stay on enforcement of that limitation pending further action;

  . reaffirmed its subscriber ownership information reporting rules that require any person holding an attributable interest, as defined by FCC rules, in cable systems reaching 20% or more of homes passed by cable plant nationwide to notify the FCC of any incremental change in that person's cable ownership interests;

  .  retained its 5% voting stock attribution benchmark;

  .  raised the passive investor voting stock benchmark from 10% to 20%; and

  . adopted a new equity/debt rule that will attribute any interest of over 33% of the total assets, i.e., debt plus equity, voting or nonvoting, of an entity.

   The Communications Act and FCC regulations also impose limits on the number of channels that can be occupied on a cable system by a video programmer in which a cable operator has an interest. A federal district court has also declared this statutory provision unconstitutional. An appeal of the district court's decision has been consolidated with the appeal challenging the FCC's subscriber ownership limitation regulations.

   The 1996 amendments to the Communications Act eliminated the statutory prohibition on the common ownership, operation or control of a cable system and a television broadcast station in the same service area. The identical FCC regulation remains in place pending re-examination, although the FCC has eliminated its regulatory restriction on cross-ownership of cable systems and national broadcasting networks.

   The 1996 amendments to the Communications Act also made far-reaching changes in the relationship between local telephone companies and cable service providers. These amendments:

  . eliminated federal legal barriers to competition in the local telephone and cable communications businesses, including allowing local telephone companies to offer video services in their local telephone service areas;

  . preempted legal barriers to telecommunications competition that previously existed in state and local laws and regulations;

  . set basic standards for relationships between telecommunications providers; and

  . generally limited acquisitions and prohibited joint ventures between local telephone companies and cable operators in the same market.

   Local telephone companies may provide service as traditional cable operators with local franchises or they may opt to provide their programming over open video systems, subject to certain conditions, including, but not limited to, setting aside a portion of their channel capacity for use by unaffiliated program distributors on a non-discriminatory basis. A federal appellate court recently overturned various parts of the FCC's open video rules, including the FCC's preemption of local franchising requirements for open video operators.

 Pole Attachment Regulation

   The Communications Act requires the FCC to regulate the rates, terms and conditions imposed by public utilities for cable systems' use of utility pole and conduit space unless state authorities have demonstrated to the FCC that they adequately regulate pole attachment rates, as is the case in certain states in which we operate. In the absence of state regulation, the FCC administers pole attachment rates on a formula basis. The FCC's current rate formula, which is being reevaluated by the FCC, governs the maximum rate certain utilities may charge for attachments to their poles and conduit by cable operators providing only cable services and until

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

2001, by certain companies providing telecommunications services. The FCC also adopted a new rate formula that will be effective in 2001 and will govern the maximum rate certain utilities may charge for attachments to their poles and conduit by companies providing telecommunications services, including cable operators.

   Any resulting increase in attachment rates due to the FCC's new rate formula will be phased in over a five-year period in equal annual increments, beginning in February 2001. Several parties have requested the FCC to reconsider its new regulations and several parties have challenged the new rules in court. A federal district court recently upheld the constitutionality of the new statutory provision which requires that utilities provide cable systems and telecommunications carriers with nondiscriminatory access to any pole, conduit or right-of-way controlled by the utility. The lower court's decision was upheld on appeal. We are unable to predict the ultimate impact of any revised FCC rate formula or of any new pole attachment rate regulations on our business and operations.

 Other Regulatory Requirements of the Communications Act and the FCC

   The Communications Act also includes provisions, among others, regulating:

  .  customer service;

  .  subscriber privacy;

  .  equal employment opportunity; and

  .  regulation of technical standards and equipment compatibility.

   The FCC has adopted cable inside wiring rules to provide a more specific procedure for the disposition of residential home wiring and internal building wiring that belongs to an incumbent cable operator that is forced by the building owner to terminate its cable services in a building with multiple dwelling units. The FCC is also considering additional rules relating to inside wiring that, if adopted, may disadvantage incumbent cable operators.

   The FCC actively regulates other parts of our cable operations, involving such areas as:

  .  equal employment opportunity;

  .  consumer protection and customer service;

  .  technical standards and testing of cable facilities;

  .  consumer electronics equipment compatibility;

  .  registration of cable systems;

  .  maintenance of various records and public inspection files;

  .  microwave frequency usage; and

  .  antenna structure notification, marking and lighting.

   The FCC may enforce its regulations through the imposition of fines, the issuance of cease and desist orders and/or the imposition of other administrative sanctions, such as the revocation of FCC licenses needed to operate transmission facilities often used in connection with cable operations. The FCC has ongoing rulemaking proceedings that may change its existing rules or lead to new regulations. We are unable to predict the impact that any further FCC rule changes may have on our business and operations.

   Other bills and administrative proposals pertaining to cable communications have previously been introduced in Congress or considered by other governmental bodies over the past several years. It is probable that Congress and other governmental bodies relating to the regulation of cable communications services will make further attempts.

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 Copyright

   Our cable systems typically include in their channel line-ups local and distant television and radio broadcast signals, which are protected by the copyright laws. We generally do not obtain a license to use this programming directly from the owners of the programming, but instead comply with an alternative federal compulsory copyright licensing process. In exchange for filing certain reports and contributing a percentage of our revenues to a federal copyright royalty pool, we obtain blanket permission to retransmit the copyrighted material carried on these broadcast signals. The nature and amount of future copyright payments for broadcast signal carriage cannot be predicted at this time.

   Copyrighted music performed in programming supplied to cable television systems by pay cable networks and basic cable networks is licensed by the networks through private agreements with the American Society of Composers and Publishers, commonly referred to as ASCAP, and BMI, Inc., the two major performing rights organizations in the United States. Both the American Society of Composers and Publishers and BMI offer through to the viewer licenses to the cable networks which cover the retransmission of the cable networks' programming by cable television systems to their customers.

   Our cable systems also utilize music in other programming and advertising that we provide to subscribers. The rights to use this music are controlled by various music performing rights organizations which negotiate on behalf of their copyright owners for license fees covering each performance. The cable industry and the major music performing rights organizations are negotiating a standard licensing agreement covering the performance of music contained in advertising and other information inserted by operators into cable programming and on local access and origination channels carried on cable systems. Rate courts established by a New York federal court exist to determine appropriate copyright coverage and royalty fees in the event the parties fail to reach a settlement or to negotiate renewals of licensing agreements. Although we cannot predict the ultimate outcome of these industry negotiations or the amount of any license fees we may be required to pay for past and future use of music, we do not believe such license fees will be significant to our financial position, results of operations or liquidity.

State and Local Regulation

   Our cable systems use local streets and rights-of-way. Consequently, we must comply with state and local regulation, which is typically imposed through the franchising process. Our cable systems generally are operated in accordance with non-exclusive franchises, permits or licenses granted by a municipality or other state or local government entity. Our franchises generally are granted for fixed terms and in many cases are terminable if we fail to comply with material provisions. The terms and conditions of our franchises vary materially from jurisdiction to jurisdiction. Each franchise generally contains provisions governing:

  .  franchise fees;

  .  franchise term;

  .  system construction and maintenance obligations;

  .  system channel capacity;

  .  design and technical performance;

  .  customer service standards;

  .  sale or transfer of the franchise;

  .  territory of the franchise;

  .  indemnification of the franchising authority;

  .  use and occupancy of public streets; and

  .  types of cable services provided.

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   A number of states subject cable systems to the jurisdiction of centralized state governmental agencies, some of which impose regulation of a character similar to that of a public utility. Attempts in other states to regulate cable systems are continuing and can be expected to increase. To date, no state in which we operate has enacted such state level regulation. State and local franchising jurisdiction is not unlimited; however, it must be exercised consistently with federal law. The Communications Act immunizes franchising authorities from monetary damage awards arising from regulation of cable systems or decisions made on franchise grants, renewals, transfers and amendments.

   The foregoing describes all material present and proposed federal, state and local regulations and legislation affecting the cable industry. Other existing federal regulations, copyright licensing, and, in many jurisdictions, state and local franchise requirements, are currently the subject of judicial proceedings, legislative hearings and administrative proposals which could change, in varying degrees, the manner in which cable systems operate. Neither the outcome of these proceedings nor their impact upon the cable industry or our cable operations can be predicted at this time.

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                                   MANAGEMENT

Directors and Executive Officers

   The table below sets forth our directors and executive officers. As of the date of this prospectus, we have two directors. Upon completion of this offering, the director nominees set forth below will be appointed to our board of directors.

   Name                               Age Position
   ----                               --- --------
   Rocco B. Commisso.................  50 Chairman and Chief Executive Officer
   Mark E. Stephan...................  43 Senior Vice President, Chief Financial
                                           Officer, Treasurer and Director
   James M. Carey....................  48 Senior Vice President, Operations
   Joseph Van Loan...................  57 Senior Vice President, Technology
   Italia Commisso Weinand...........  46 Senior Vice President, Programming and
                                           Human Resources and Secretary
   William S. Morris III.............  65 Director Nominee
   Craig S. Mitchell.................  40 Director Nominee
   Thomas V. Reifenheiser............  64 Director Nominee
   Natale S. Ricciardi...............  51 Director Nominee
   Robert L. Winikoff................  53 Director Nominee

   Rocco B. Commisso has 21 years of experience with the cable television industry and has served as our Chairman and Chief Executive Officer since founding Mediacom LLC in July 1995. From 1986 to 1995, he served as Executive Vice President, Chief Financial Officer and a director of Cablevision Industries Corporation. Prior to that time, Mr. Commisso served as Senior Vice President of Royal Bank of Canada's affiliate in the United States from 1981, where he founded and directed a specialized lending group to media and communications companies. Mr. Commisso began his association with the cable industry in 1978 at The Chase Manhattan Bank, where he was assigned to manage the bank's lending activities to communications firms including the cable industry. He serves on the board of directors of SoftNet Systems, Inc., the National Cable Television Association and Cable Television Laboratories, Inc. Mr. Commisso holds a Bachelor of Science in Industrial Engineering and a Master of Business Administration from Columbia University.

   Mark E. Stephan has 12 years of experience with the cable television industry and has served as our Senior Vice President, Chief Financial Officer and Treasurer since the commencement of our operations in March 1996. He is a member of the executive committee of Mediacom LLC. Before joining us, Mr. Stephan served as Vice President, Finance for Cablevision Industries from July 1993. Prior to that time, Mr. Stephan served as Manager of the telecommunications and media lending group of Royal Bank of Canada.

   James M. Carey has 18 years of experience in the cable television industry. Before joining us in September 1997, Mr. Carey was founder and President of Infinet Results, a telecommunications consulting firm, from December 1996. Mr. Carey served as Executive Vice President, Operations at MediaOne Group from August 1995 to November 1996, where he was responsible for MediaOne's Atlanta cable operations. Prior to that time, he served as Regional Vice President of Cablevision Industries' Southern Region. Mr. Carey is a member of the board of directors of the American Cable Association.

   Joseph Van Loan has 27 years of experience in the cable television industry. Before joining us in November 1996, Mr. Van Loan served as Senior Vice President, Engineering for Cablevision Industries from 1990. Prior to that time, he managed a private telecommunications consulting practice specializing in domestic and international cable television and broadcasting and served as Vice President, Engineering for Viacom Cable. Mr. Van Loan received the 1986 Vanguard Award for Science and Technology from the National Cable Television Association.

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

   Italia Commisso Weinand has 23 years of experience in the cable television industry. Before joining us in April 1996, Ms. Weinand served as Regional Manager for Comcast Corporation from July 1985. Prior to that time, Ms. Weinand held various management positions with Tele-Communications, Times Mirror Cable and Time Warner. She serves on the board of directors of the National Cable Television Cooperative, Inc., a programming consortium consisting of small to medium-sized multiple system operators. Ms. Weinand is the sister of Mr. Commisso.

   William S. Morris III is a nominee to become a member of our board of directors upon the completion of this offering. He is a member of the executive committee of Mediacom LLC. Mr. Morris has served as the Chairman and Chief Executive Officer of Morris Communications for more than the past five years. He is the Chairman of the board of directors of the Newspapers Association of America.

   Craig S. Mitchell is a nominee to become a member of our board of directors upon the completion of this offering. He is a member of the executive committee of Mediacom LLC. Mr. Mitchell has held various management positions with Morris Communications for more than the past five years. He currently serves as its Vice President, Finance and Treasurer and is also a member of its board of directors.

   Thomas V. Reifenheiser is a nominee to become a member of our board of directors upon the completion of this offering. Mr. Reifenheiser has been a Managing Director and Group Executive for the Global Media and Telecom Group of Chase Securities Inc. for more than the past five years. He joined Chase in 1963 and has been the Global Media and Telecom Group Executive since 1977.

   Natale S. Ricciardi is a nominee to become a member of our board of directors upon the completion of this offering. Mr. Ricciardi has held various management positions with Pfizer Inc. for more than the past five years. He joined Pfizer in 1972 and currently serves as Vice President of Pfizer Global Manufacturing with responsibility for all of Pfizer's U.S. manufacturing plants.

   Robert L. Winikoff is a nominee to become a member of our board of directors upon the completion of this offering. He is a member of the executive committee of Mediacom LLC. Mr. Winikoff has been a partner of the New York City law firm of Cooperman Levitt Winikoff Lester & Newman, P.C. for more than the past five years, which has served as our general outside counsel since 1995. He is a member of the board of directors of Young Broadcasting Inc., an owner and operator of broadcast television stations.

Key Employees

   The table below sets forth our key employees as of the date of this prospectus.

   Name                         Age Position
   ----                         --- --------
   Calvin G. Craib.............  45 Vice President, Business Development
   Bruce J. Gluckman...........  46 Vice President, Legal and Regulatory Affairs
   Richard L. Hale.............  50 Vice President, Midwest Region
   Dale E. Ordoyne.............  49 Vice President, Southern Region
   John G. Pascarelli..........  38 Vice President, Marketing
   Brian M. Walsh..............  33 Vice President and Controller
   William D. Wegener..........  38 Vice President, Network Development
   Arnold P. Cool..............  51 Regional Director, Central Region
   Louis Gentile...............  39 Regional Director, Western Region
   Richard P. Hanson...........  45 Regional Director, North Central Region
   Donald E. Zagorski..........  40 Regional Director, Mid-Atlantic Region

   Calvin G. Craib has 17 years experience in the cable television industry. Before joining us in April 1999, Mr. Craib served as Vice President, Finance and Administration for Interactive Marketing Group from June 1997 to December 1998. Mr. Craib served as Senior Vice President, Operations, and Chief Financial Officer for Douglas Communications from January 1990 to May 1997. Prior to that time, Mr. Craib served in various financial management capacities at Warner Amex Cable and Tribune Cable.

   Bruce J. Gluckman has seven years of experience in the cable television industry. Before joining us as Director of Legal Affairs in February 1998, Mr. Gluckman was in private law practice from January 1996 to October 1997. From June 1993 to January 1996, he served as a Staff Attorney for Cablevision Industries. Mr. Gluckman has 20 years of experience in the practice of law.

   Richard L. Hale has 15 years of experience in the cable television industry. Before joining us as Regional Manager for the Central Region in January 1998, Mr. Hale served as Regional Manager of Cablevision Systems' Kentucky/Missouri region and as Sales and Marketing Director from 1988 to 1998. Mr. Hale began his career in the cable television industry in 1984 as Regional Sales and Marketing Director for Adams-Russell Cable.

   Dale E. Ordoyne has 17 years of experience in the cable television industry. Before joining us in October 1999, Mr. Ordoyne served as Vice President, Marketing for MediaOne Group from 1995, where he was responsible for all marketing activities for the Atlanta cluster comprised of 500,000 basic subscribers. Prior to that time, Mr. Ordoyne served in various marketing and system management capacities for Cablevision Industries and Cox Communications.

   John G. Pascarelli has 19 years of experience in the cable television industry. Before joining us in March 1998, Mr. Pascarelli served as Vice President, Marketing for Helicon from January 1996 to February 1998 and as Corporate Director of Marketing for Cablevision Industries from 1988 to 1995. Prior to that time, Mr. Pascarelli served in various marketing and system management capacities for Continental Cablevision, Cablevision Systems and Storer Communications.

   Brian M. Walsh has 11 years of experience in the cable television industry. Before joining us in April 1996 as Director of Accounting, Mr. Walsh served as financial analyst for Helicon from January 1996 to March 1996. Prior to that time, Mr. Walsh served in various financial management capacities for Cablevision Industries, including Business Manager from January 1992 to December 1995. Mr. Walsh began his career in the cable television industry in 1988 when he joined Cablevision Industries as a staff accountant.

   William D. Wegener has 18 years of experience in the cable television industry. Before joining us in February 1998, Mr. Wegener served as Senior Sales Engineer for C-Cor Electronics from October 1995 to October 1997. Prior to that time, Mr. Wegener served in various engineering capacities for Cablevision Industries. He is a member of the Society of Cable
Telecommunications Engineers.

   Arnold P. Cool has 21 years of experience in the cable television industry. Before joining us in January 1998, he served in various capacities for Cablevision Systems' cable television systems in Kentucky and Missouri from April 1993. Prior to that time, Mr. Cool held various technical and supervisory responsibilities for Cablevision Systems and for smaller cable television companies.

   Louis Gentile has 10 years of experience in the cable television industry. Before joining us as Divisional Business Manager in January 1998, Mr. Gentile served in various financial management capacities for Cablevision Systems from January 1992. Mr. Gentile began his career in the cable television industry in 1989 when he joined MultiVision Cable as a financial analyst.

   Richard P. Hanson has 21 years of experience in the cable television industry. Mr. Hanson joined us upon the closing of the Triax acquisition on November 5, 1999. Before joining us, Mr. Hanson served in various capacities for Triax, most recently as Director of Operations, from March 1988 to October 1999. Prior to joining Triax, he served as Manager for Combined Cable and for Star Cablevision.

   Donald E. Zagorski has 18 years of experience in the cable television industry. Before joining us in June 1997, Mr. Zagorski served as System and Regional Manager for Tele-Media Company from March 1990. Prior to that time, Mr. Zagorski held various technical and supervisory positions with Outer Banks Cablevision and Group W Cable.

   All directors hold office until the next annual meeting of stockholders and until their successors have been elected and qualify. All executive officers and key employees serve at the discretion of the board of directors. Mr. Commisso has agreed to cause the election of two directors designated by Morris Communications so long as Morris Communications continues to own at least 20% of our outstanding common stock, and one such director so long as it continues to own at least 10% of our outstanding common stock. In accordance with this agreement, Mr. Morris and Mr. Mitchell have been designated as directors by Morris Communications and will be appointed to our board of directors upon completion of this offering.

Committees of the Board of Directors

   Upon closing of this offering, we will appoint an audit committee, a compensation committee and a stock option committee.

 Audit Committee

   The members of the audit committee will be Craig S. Mitchell, Thomas V. Reifenheiser and Natale S. Ricciardi. The responsibilities of the audit committee include:

  .  recommending the appointment of independent accountants;

  . reviewing the arrangements for and scope of the audit by independent accountants;

  .  reviewing the independence of the independent accountants;

  . considering the adequacy of the system of internal accounting controls and review any proposed corrective actions;

  . reviewing and monitoring our policies regarding business ethics and conflicts of interest;

  . discussing with management and the independent accountants our draft annual financial statements and key accounting and reporting matters; and

  . reviewing the activities and recommendations of our accounting department.

 Compensation Committee

   The members of the compensation committee will be Rocco B. Commisso, William
S. Morris III and Robert L. Winikoff. The compensation committee has authority to review and make recommendations to our board of directors with respect to the compensation of our executive officers.

 Stock Option Committee

   The members of the stock option committee will be Thomas V. Reifenheiser, Natale S. Ricciardi and Robert L. Winikoff. The stock option committee administers our 1999 stock option plan and determines, among other things, the time or times at which options will be granted, the recipients of grants, whether a grant will consist of incentive stock options, nonqualified stock options or stock appreciation rights, which may be in tandem with an option or free-standing, or a combination thereof, the option periods, whether an option is exercisable for Class A common stock or Class B common stock, the limitations on option exercise and the number of shares to be subject to such options, taking into account the nature and value of services rendered and contributions made to our success. The stock option committee also has authority to interpret the plan and, subject to certain limitations, to amend provisions of the plan as it deems advisable.

Director Compensation

   Those directors who are not also our employees will not receive annual compensation. Upon completion of this offering, we will grant each of Craig S. Mitchell and Robert L. Winikoff options to purchase 30,000 shares of Class A common stock, and we will grant each of William S. Morris III, Thomas V. Reifenheiser and Natale S. Ricciardi options to purchase 20,000 shares of Class A common stock at an exercise price equal to the public offering price set forth on the cover page of this prospectus. Non-employee directors will also receive reimbursement of out-of-pocket expenses incurred for each board meeting or committee meeting attended.

Executive Compensation

   Prior to the consummation of this offering, excluding James M. Carey, we did not make any payment in respect of compensation to any of our executive officers. These executive officers received compensation from Mediacom Management, which was entitled to receive management fees from our subsidiaries. Mr. Carey received his compensation from one of our operating subsidiaries, Mediacom Southeast LLC, prior to the completion of this offering. For more information regarding the management fees paid by our subsidiaries to Mediacom Management, see "Certain Relationships and Related Transactions-- Management Agreements." Following the consummation of this offering, we will pay compensation to our executive officers.

   Except where otherwise indicated, the following table summarizes the compensation paid in 1999 and 1998 by Mediacom Management to our Chief Executive Officer and our four other most highly compensated executive officers who received total compensation in excess of $100,000:

                           Summary Compensation Table

                                                     Annual Compensation
                                              ----------------------------------
                                                                  Other Annual
Name and Principal Position              Year Salary($) Bonus($) Compensation($)
---------------------------              ---- --------- -------- ---------------
Rocco B. Commisso......................  1999  100,000      --          --
 Chairman and Chief Executive Officer    1998  100,000      --          --


Mark E. Stephan........................  1999  200,000      --          --
 Senior Vice President, Chief Financial  1998  190,769  132,034         --
 Officer,  Treasurer and Director


James M. Carey(1)......................  1999  140,769   20,000         --
 Senior Vice President, Operations       1998  106,154   15,000      35,500(2)


Joseph Van Loan........................  1999  200,000      --          --
 Senior Vice President, Technology       1998  190,769  132,034         --


Italia Commisso Weinand................  1999  136,923      --          --
 Senior Vice President, Programming and  1998  130,693   99,026         --
 Human  Resources and Secretary

------------
(1) Mr. Carey's compensation was paid by one of our operating subsidiaries, Mediacom Southeast LLC.
(2) Represents consulting fees from January 1, 1998 to February 2, 1998.

   The amounts set forth in the above table do not include the receipt by Mark
E. Stephan, James M. Carey, Joseph Van Loan and Italia Commisso Weinand of membership units in Mediacom LLC from Rocco B. Commisso as described in "-- Employment Arrangements" below.

Employment Arrangements

   Mark E. Stephan, James M. Carey, Joseph Van Loan, Italia Commisso Weinand and several of our other employees have entered into employment arrangements setting forth the terms of their at-will employment with us. Pursuant to the employment arrangements, Rocco B. Commisso delivered to each of these employees a specified number of membership units in Mediacom LLC, which were owned by Mr. Commisso. Approximately 55% of the membership units were fully vested and nonforfeitable on the date of grant. During the fourth quarter of 1999, we will record a one-time $13.5 million non-recurring, non-cash compensation charge relating to these vested and nonforfeitable membership units based on an initial public offering price of $17.50. We will also record deferred compensation for $11.1 million relating to the nonvested and forfeitable membership interests and will record this compensation in expense over a period of five to eight years.

   In connection with this offering, such membership units are being exchanged for an aggregate of 1,406,346 shares of our Class B common stock and options to acquire an aggregate of 348,892 shares of our Class B common stock at an exercise price equal to the initial public offering price set forth on the cover page of this prospectus. Such shares and options initially are subject to vesting in five equal annual installments, which vesting period is deemed to have commenced for each officer on various dates prior to this offering. All such shares and options which vest initially are nonetheless subject to potential forfeiture during the first three years after vesting under the circumstances described below. If the employee desires to sell the vested shares and options, or if the employee's employment with us is terminated for any reason, Mr. Commisso will have the option to purchase such shares or options at their fair market value. In the event that Mr. Commisso exercises this purchase option, a portion of the shares or options vested for less than three years will nonetheless be forfeited to Mr. Commisso if, during such three year period, such employee voluntarily terminates his employment with us or elects to sell such shares or exercise such options, or if such employee's employment with us is terminated for cause. No forfeiture of vested shares or options will occur if Mr. Commisso elects not to exercise his purchase option, or if the employee is terminated by us without cause or as a result of death or disability. Upon a change of control, all such shares will vest and not be subject to forfeiture. Each of the employees has granted to Mr. Commisso an irrevocable proxy with respect to all voting rights relating to their shares of common stock following the exchange. At the request of any of these employees, Mr. Commisso will make a loan to the employee in the amount of any tax liability resulting from such employee's receipt of our options in exchange for membership units in Mediacom LLC. Such loan would be secured by such employee's shares of common stock and options. Each of the employment arrangements also provides that if we terminate the employee's employment without cause, the employee is entitled to a severance payment equal to six months of base salary and precludes the employee from competing with us for a period of three years following termination.

1999 Stock Option Plan

   Our board of directors adopted our 1999 stock option plan which became effective as of December 20, 1999. We have reserved 9,000,000 shares of common stock, or 9,300,000 shares if the underwriters' over-allotment option is exercised in full, with respect to which options and stock appreciation rights may be granted under the plan. Regardless of whether the underwriters' over-allotment option is exercised, a maximum of 7,000,000 shares of our common stock reserved under the plan may be granted as incentive stock options qualified for favorable tax treatment to the holder under Internal Revenue Code
Section 422. The purpose of the plan is to promote our interests and the interests of our stockholders by strengthening our ability to attract and retain competent employees, to make service on our board of directors more attractive to present and prospective non-employee directors and to provide a means to encourage stock ownership and proprietary interest in us by our officers, non-employee directors and valued employees and other individuals upon whose judgment, initiative and efforts our financial success and growth largely depend.

   The plan may be administered by either the entire board of directors or a committee consisting of two or more members of the board of directors, each of whom is a non-employee director. The plan will be administered by the stock option committee which will consist solely of non-employee directors.

   Incentive stock options may be granted only to our officers and key employees and the officers and key employees of our subsidiaries. Nonqualified stock options and stock appreciation rights may be granted to our officers, key employees, directors, agents and consultants and the officers and employees of our subsidiaries. In determining the eligibility of an individual for grants under the plan, as well as in determining the number of shares to be optioned to any individual, the stock option committee takes into account the recommendations of our Chairman of the Board, Mr. Commisso, the position and responsibilities of the individual being considered, the length of such individual's employment with us or our subsidiaries, the nature and value to us or our subsidiaries of his or her service or accomplishments, his or her present or potential contribution to the success of us or our subsidiaries and such other factors as the stock option committee may deem relevant. In making recommendations to the stock option committee, Mr. Commisso expects to focus upon individuals who would be motivated by a direct economic stake in us. Options may provide for their exercise into shares of any class of our common stock.

   The plan provides for the granting of incentive stock options to purchase our common stock at not less than the fair market value on the date of the option grant and the granting of nonqualified options with any exercise price. Stock appreciation rights may be granted with an exercise price equal to the fair market value of a share of our common stock on the date of grant of the stock appreciation right. Stock appreciation rights granted in tandem with an option have the same exercise price as the related option. Upon completion of this offering, options for an aggregate of 2,920,000 shares of our common stock, comprised of 1,971,108 shares of Class A common stock and 948,892 shares of Class B common stock, or 3,013,334 shares of our common stock, comprised of 1,959,479 shares of Class A common stock and 1,053,855 shares of Class B common stock, if the underwriters' over-allotment option is exercised in full, will have been granted under the plan to various individuals at an exercise price equal to the public offering price set forth on the cover page of this prospectus. Such options will vest at various times over five years. Vesting is contingent on continuous employment with us. Options that do not vest will be forfeited.

   The plan also contains limitations applicable only to incentive stock options granted thereunder. To the extent that the aggregate fair market value, as of the date of grant, of the shares to which incentive stock options become exercisable for the first time by an optionee during the calendar year exceeds $100,000, the option will be treated as a nonqualified option. In addition, if an optionee owns more than 10% of the total combined voting power of all classes of our capital stock or that of our parent or any of our subsidiaries at the time the individual is granted an incentive stock option, the option price per share of the incentive stock option cannot be less than 110% of the fair market value per share as of the date of grant and the term of the incentive stock option cannot exceed five years. No option or stock appreciation right may be granted under the plan after December 19, 2009, and no option or stock appreciation right may have a term of more than ten years after the date of its grant.

   Upon the exercise of an option, the holder must make payment of the full exercise price. Such payment may be made in cash, check or, under certain circumstances, in shares of our common stock having a fair market value equal to the exercise price of the options, or any combination thereof. Stock appreciation rights, which give the holder the privilege of surrendering such rights for the appreciation in the underlying common stock between the time of the grant and the surrender, may be settled, in the discretion of the stock option committee in cash, in shares of our common stock valued at their fair market value on the date of exercise of the stock appreciation right, or in any combination thereof. The exercise of a stock appreciation right granted in tandem with an option cancels the option to which it relates with respect to the same number of shares as to which the stock appreciation right was exercised. The exercise of an option cancels any related stock appreciation right with respect to the same number of shares as to which the option was exercised. Generally, options and stock appreciation rights may be exercised while the recipient is performing services for us and within three months after termination of such services.

   The plan may be terminated at any time by the board of directors, which may also amend the plan, except that without stockholder approval, it may not increase the number of shares subject to the plan or change the class of persons eligible to receive options under the plan.

1999 Employee Stock Purchase Plan

   Our board of directors adopted our 1999 employee stock purchase plan which became effective as of December 20, 1999. Our employee stock purchase plan is intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended. We have reserved 1,000,000 shares of our Class A common stock for issuance under the plan. The plan may be administered by either the entire board of directors or a committee of the board of directors. The plan will be administered by the compensation committee.

   All persons employed by us or any of our subsidiaries on the date of this offering are eligible to participate in the employee stock purchase plan provided they customarily perform for us at least 20 hours of services per week and for more than five months in any calendar year. The plan covers four offering periods, each lasting six months. The offering periods commence on February 1 and August 1 of each year covered by the plan, except that the first offering period will start on the date of this prospectus and end on July 31, 2000. Eligible employees on the date of this offering will automatically participate in the plan unless they fail to enroll in payroll deductions within 30 days following the date of this prospectus.

   Our employee stock purchase plan allows for each participating employee to purchase common stock through payroll deductions. Each employee's payroll deductions for any period may not exceed 15% of the employee's compensation for such period up to a maximum aggregate deduction of $21,250 for each period. Purchases of our common stock will occur on the final trading day of each offering period. No employee may be granted an option under the plan if immediately after the grant the employee would own our capital stock and/or options to purchase our common stock possessing 5% or more of the total combined voting power or value of all classes of capital stock of us or any of our subsidiaries. In addition, the total value of the shares purchased by a participant in any calendar year, measured as of the beginning of the offering period, may not exceed $25,000.

   The price of each share of common stock purchased under our employee stock purchase plan will be 85% of the lower of:

  . the fair market value per share of common stock on the date of this prospectus; or

  . the fair market value per share of common stock on the final trading day of each applicable offering period.

   Employees may end their participation in the employee stock purchase plan at any time. Participation ends automatically upon termination of employment with us. Our board of directors may amend or terminate the employee stock purchase plan at any time. If our board increases the number of shares of common stock reserved for issuance under the plan, it must seek the approval of our stockholders.

401(k) Plan

   We maintain a retirement plan established in conformity with Section 401(k) of the Internal Revenue Code of 1986, covering all of our eligible employees. In accordance with the 401(k) plan, employees may elect to defer up to 15% of their current pre-tax compensation and have the amount of the deferral contributed to the 401(k) plan. The maximum elective deferral contribution was $10,000 in each of 1998 and 1999 subject to adjustment for cost-of-living in subsequent years. Certain highly compensated employees may be subject to a lesser limit on their maximum elective deferral contribution. The 401(k) plan permits, but does not require, us to make matching contributions and non-matching, profit sharing, contributions up to a maximum dollar amount or maximum percentage of participant or employee contributions. Our contributions under the plan totaled approximately $10,000, $14,000, $264,000 and $241,000 for the period ended December 31, 1996, the years ended December 31, 1997 and 1998, and for the period ended September 30, 1999, respectively.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   The following discussion sets forth certain relationships and related transactions of us and our subsidiary, Mediacom LLC, and its operating subsidiaries.

Management Agreements

   Each of our operating subsidiaries is a party to a management agreement with Mediacom Management, which is owned by Mr. Commisso. Under these agreements, Mediacom Management provides management services to our operating subsidiaries and is paid annual management fees. Until November 19, 1999, the management fee was 5.0% of the first $50.0 million of our annual gross operating revenues, 4.5% of annual gross operating revenues in excess of $50.0 million, up to $75.0 million, and 4.0% of annual gross operating revenues in excess of $75.0 million. For the period ended December 31, 1996, for the years ended
December 31, 1997 and 1998 and for the nine months ended September 30, 1999, management fees paid to Mediacom Management were approximately $235,000, $812,000, $4.9 million and $4.2 million. The management agreements were amended effective November 19, 1999 in connection with an amendment to Mediacom LLC's operating agreement to provide for annual management fees equal to 2% of annual gross operating revenues. In addition, Mediacom Management agreed to waive all management fees accrued from July 1, 1999 through November 19, 1999. Each of the management agreements will be terminated upon completion of this offering, and employees of Mediacom Management will become our employees.

Transaction Fees and Expense Reimbursement

   Mediacom LLC's operating agreement was amended effective November 19, 1999. Prior to the amendment, the operating agreement provided that Mediacom Management be paid a fee of 1.0% of the purchase price of acquisitions made by Mediacom LLC until its pro forma annual consolidated operating revenues equaled $75.0 million, and thereafter 0.5% of the purchase price. For the period ended December 31, 1996 and for the years ended December 31, 1997 and 1998, acquisition fees paid to Mediacom Management were approximately $453,000, $544,000 and $3.3 million. No acquisition fees were required to be paid during the nine months ended September 30, 1999 because there were no acquisitions completed during the period. Acquisition fees in the aggregate amount of approximately $3.8 million in connection with the Triax and Zylstra acquisitions have been waived by Mediacom Management. In accordance with the amended operating agreement, no further acquisition fees will be payable after November 19, 1999.

   The operating agreement also provides for reimbursement of reasonable out-of-pocket expenses incurred by Mediacom Management in connection with the operation of the business of Mediacom LLC and acting on behalf of Mediacom LLC in connection with any potential acquisition of a cable system. Mediacom LLC reimbursed Mediacom Management approximately $529,000, $59,000, $53,000 and $0 for the period ended December 31, 1996, for the years ended December 31, 1997 and 1998 and for the nine months ended September 30, 1999.

Purchase of Assets

   We have entered into an agreement with Mediacom Management to purchase all of its assets upon the completion of this offering. We will pay Mediacom Management approximately $700,000 for the furniture, computers and other office equipment that Mediacom Management purchased to conduct its operations. The purchase price to be paid to Mediacom Management for such assets will approximate their carrying value.

Other Relationships

   Prior to the issuance of our common stock in exchange for all membership interests in Mediacom LLC, Chase Manhattan Capital, LLC and CB Capital Investors, LLC were members of Mediacom LLC. Chase Manhattan Capital, LLC and CB Capital Investors, LLC are parties related to Chase Securities Inc. and The Chase Manhattan Bank. For the years ended December 31, 1997 and 1998, Chase Securities Inc. received fees of approximately $1.4 million and $444,000 for its role as placement agent in connection with the original placement of membership interests in Mediacom LLC. In addition, for the year ended December 31, 1998, Chase Securities Inc. received a fee of approximately $1.8 million for its role as advisor in connection with our acquisition of the Cablevision systems. For the year ended December 31, 1998, The Chase Manhattan Bank received fees of $200,000 in connection with the provision of a letter of credit in favor of the sellers of the Cablevision systems to secure our performance of certain obligations under the acquisition agreement.

   Chase Securities Inc. was the arranger and The Chase Manhattan Bank served as the administrative agent and a lender under each of our former subsidiary credit facilities. For the period ended December 31, 1996, and for the years ended December 31, 1997 and 1998, Chase Securities Inc. and The Chase Manhattan Bank received aggregate fees of approximately $600,000, $375,000 and $2.9 million for these services. In addition, Chase Securities Inc. was the arranger and The Chase Manhattan Bank is the administrative agent and a lender under each of our subsidiary credit facilities. For these services, Chase Securities Inc. and The Chase Manhattan Bank received aggregate fees of $1.0 million to date in 1999. We expect to use the net proceeds from this offering to repay outstanding indebtedness under our subsidiary credit facilities. The Chase Manhattan Bank will receive its proportionate share of the repayment. In 1998, we repaid promissory notes held by The Chase Manhattan Bank in the aggregate principal amount of $20.0 million, plus accrued interest in the amount of $300,000.

   Chase Securities Inc. acted as an initial purchaser in connection with the offering of our 8 1/2% senior notes in 1998 and our 7 7/8% senior notes in 1999. Chase Securities Inc. received fees in the amount of approximately $5.5 million in 1998 and $3.1 million in 1999 in connection with the offerings.

   Chase Securities Inc. acted as an advisor in connection with our acquisition of the Triax systems. For these services, Chase Securities Inc. received a fee in the amount of $3.0 million. Upon completion of this offering, one individual associated with Chase Securities Inc., Thomas V. Reifenheiser, will become a member of our board of directors.

   Prior to the issuance of our common stock in exchange for all membership interests in Mediacom LLC, Morris Communications was a member of Mediacom LLC. Morris Communications received commitment fees of approximately $2.0 million in 1998 and $268,000 in 1999 in connection with its capital contributions to Mediacom LLC. Upon completion of this offering, two individuals associated with Morris Communications, William S. Morris III and Craig S. Mitchell, will become members of our board of directors.

   Prior to the issuance of our common stock in exchange for all membership interests in Mediacom LLC, U.S. Investor, Inc. was a member of Mediacom LLC. In connection with its purchase of a cable television system in Kern County, California from Booth American Company, the parent of U.S. Investor, one of our subsidiaries issued to Booth American Company an unsecured senior subordinated note in the original amount of $2.8 million. Interest on the note was deferred throughout the term and was payable on prepayment or at maturity on June 28, 2006. In 1998, the annual interest rate on the note was 9.0%. The note, together with all accrued interest, was repaid on September 24, 1999.

   Until November 3, 1999, Mediacom LLC's operating agreement obligated its members to make capital contributions to Mediacom LLC. The following table sets forth the capital contributions made since January 1, 1997 by those members of Mediacom LLC who owned more than 5% of its membership interests. The capital contributions made by those members on November 3, 1999 are part of the $10.5 million equity contribution made by the members of Mediacom LLC in connection with the acquisition of the Triax systems.

                                         Date of Capital Contribution
                                ----------------------------------------------
                                June 22, September 18, January 22, November 3,
Member                            1997       1997         1998        1999
------                          -------- ------------- ----------- -----------
                                            (dollars in thousands)
U.S. Investor, Inc. ........... $1,950.0   $  500.0     $ 2,293.8   $  256.2
Morris Communications
 Corporation...................  9,750.0    2,500.0      79,832.5    8,917.5
CB Capital Investors, LLC......  3,900.0    1,000.0       4,587.6      512.4

   Robert L. Winikoff, one of our director nominees, is a partner at the law firm of Cooperman Levitt Winikoff Lester & Newman, P.C., that has served as our general outside counsel on various matters. Cooperman Levitt Winikoff Lester & Newman, P.C. received fees from Mediacom LLC in the amount of $409,000 in 1996, $462,000 in 1997 and $807,000 in 1998.

Changes to Organizational Structure

   We are a newly formed Delaware corporation. Immediately prior to this offering, we will issue 40,977,562 shares of our Class A common stock and 29,022,438 shares of our Class B common stock in exchange for all of the outstanding membership interests of Mediacom LLC, which currently serves as the holding company for our operating subsidiaries. As a result, we will become the parent company of Mediacom LLC, which will continue to serve as the holding company of our subsidiaries.

   Mediacom LLC's amended operating agreement provides that upon the occurrence of certain events, including this offering, the executive committee of Mediacom LLC will make a determination of the aggregate equity value of Mediacom LLC. Based on this determination, Mediacom LLC will issue additional membership interests to its members, each having a value upon issuance of $1,000. Giving effect to this offering at an initial public offering price of $17.50 per share and a determination of the aggregate equity value of Mediacom LLC of $1.225 billion, Mediacom LLC will issue additional membership interests to its members based upon such determination immediately prior to this offering. These newly issued membership interests will be exchanged for our common stock.

   Mediacom LLC's amended operating agreement contains provisions relating to a special allocation of membership interests to Mr. Commisso, our executive officers and some of our non-executive officers under certain circumstances. In accordance with these special allocation provisions, Mr. Commisso was issued additional membership interests that had a value upon issuance of $600,000, $3.7 million and $57.9 million in 1997, 1998 and 1999. Upon completion of this offering, Mediacom LLC's amended operating agreement will be further amended to remove these special allocation provisions. In connection with the amendment and the removal of a portion of the special allocation provisions of the operating agreement and the amendments to our management agreements with Mediacom Management on November 19, 1999, Mr. Commisso and such executive and non-executive officers will be issued new membership interests representing 16.5% of the aggregate equity value of Mediacom LLC, which amount is then adjusted to give effect to the dilution of the equity interests of Mr. Commisso and related parties resulting from the issuance of such new membership interests. These newly issued membership interests, as adjusted for such dilution effect, will be exchanged for 7,295,025 shares of our Class B common stock, which will have an aggregate value of approximately $127.7 million at $17.50 per share.

   In addition, in connection with the amendment and the removal of the remainder of the special allocation provisions of the operating agreement, Rocco Commisso, Mark Stephan, James Carey, Joseph Van Loan, Italia Commisso Weinand and nine of our non-executive officers will receive options to purchase 6,851,108, 95,014, 53,208, 64,610, 64,610 and an aggregate of 71,451 shares of our Class B common stock, or 7,079,479, 98,181, 54,981, 66,763, 66,763 and an aggregate of 73,832 shares of our Class B common stock, if the underwriters' over-allotment option is exercised in full. These options have a term of five years and are exercisable, commencing six months after the date of this prospectus, at a price equal to the initial public offering price set forth on the cover page of this prospectus. Except for shares of common stock and options held by Mr. Commisso, the shares and options initially are subject to vesting in five equal annual installments, which vesting period is deemed to have commenced for each officer on various dates prior to this offering. All such shares and options which vest initially are nonetheless subject to potential forfeiture during the first three years after vesting under the circumstances described below. If a beneficial owner other than Mr. Commisso desires to sell such vested shares or exercise such options, or if such beneficial owner's employment with us is terminated for any reason, Mr. Commisso will have the option to purchase such shares or options at their fair market value. In the event that Mr. Commisso exercises this purchase option, a portion of the shares or options vested for less than three years will nonetheless be forfeited to Mr. Commisso if, during such three year period, such owner voluntarily terminates his employment with us or elects to sell such shares or exercise such options, or if such owner's employment with us is terminated for cause. No forfeiture of vested shares or options will occur if Mr. Commisso elects not to exercise his purchase option, or if the employee is terminated by us without cause or as a result of death or disability. Upon a change of control, all such shares will vest and not be subject to forfeiture.

Registration Rights

   We and Rocco B. Commisso, Morris Communications, CB Capital Investors, Chase Manhattan Capital, U.S. Investor, Private Market Fund and our less than 5% stockholders have entered into a registration rights agreement with respect to their shares of common stock. For additional information concerning the registration rights agreement, see "Shares Eligible for Future Sale-- Registration Rights."

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth certain information with respect to the beneficial ownership of our common stock, after giving effect to the issuance of our common stock in exchange for all membership interests in Mediacom LLC, by:

  . each person known by us to beneficially own more than 5% of any class of our common stock;

  .  each of our directors and director nominees;

  . our Chief Executive Officer and our four other most highly compensated executive officers; and

  . all of our directors, director nominees and executive officers as a group.

   The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. Under the rules of the Securities and Exchange Commission, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. Unless otherwise indicated below, each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Holders of Class A common stock are entitled to one vote per share, while holders of Class B common stock are entitled to ten votes per share. Holders of both classes of common stock will vote together as a single class on all matters presented for a vote, except as otherwise required by law. The information set forth in the following table excludes any shares of our common stock purchased in this offering by the respective beneficial owner. Percentage of beneficial ownership of Class A common stock is based on 40,977,562 shares of Class A common stock outstanding immediately prior to this offering and 60,977,562 shares of Class A common stock outstanding immediately after this offering. Percentage of beneficial ownership of Class B common stock is based on 29,022,438 shares of Class B common stock outstanding both immediately before and after this offering. Unless otherwise indicated, the address of each beneficial owner of more than 5% of Class A or Class B common stock is Mediacom Communications Corporation, 100 Crystal Run Road, Middletown, New York 10941.

                                                                                           Percent of Vote
                                                                                          as a Single Class
                                                                                          -----------------
                                  Class A Common Stock
                          -------------------------------------      Class B
                           Before Offering     After Offering      Common Stock
                          ------------------ ------------------ -------------------------  Before   After
Name of Beneficial Owner  Number     Percent Number     Percent Number            Percent Offering Offering
------------------------  ------     ------- ------     ------- ------            ------- -------- --------
Rocco B. Commisso.......         --    -- %         --    -- %  29,022,438(7)        100%   87.6%    82.6%
Morris Communications
 Corporation(1).........  28,532,875  69.6   28,532,875  46.8          --            --      8.6      8.1
CB Capital Investors,
 LLC(2).................   4,256,834  10.4    4,256,834   7.0          --            --      1.3      1.2
U.S. Investor, Inc.(3)..   3,075,226   7.5    3,075,226   5.0          --            --        *        *
Private Market Fund,
 L.P.(4)................   2,385,768   5.8    2,385,768   3.9          --            --        *        *
Mark E. Stephan.........         --    --           --    --       382,992(8)(9)     1.3     --       --
William S. Morris
 III(1)(5)..............  28,532,875  69.6   28,532,875  46.8          --            --      8.6      8.1
Craig S.
 Mitchell(1)(6).........  28,622,264  69.9   28,622,264  46.9          --            --      8.6      8.1
Thomas V. Reifenheiser..         --    --           --    --           --            --      --       --
Natale S. Ricciardi.....         --    --           --    --           --            --      --       --
Robert L. Winikoff......         --    --           --    --           --            --      --       --
James M. Carey..........         --    --           --    --       214,475(9)(10)      *     --       --
Joseph Van Loan.........         --    --           --    --       260,434(9)(11)      *     --       --
Italia Commisso
 Weinand................         --    --           --    --       260,434(9)(12)      *     --       --
All executive officers,
 directors and director
 nominees as a group (8
 persons)...............  28,622,264  69.9   28,622,264  46.9   29,022,438         100.0    96.3     90.8

-------------------
*  Represents beneficial ownership of less than 1%.
 (1) The address of the beneficial owner is 725 Broad Street, Augusta, Georgia 30901.

 (2) Includes approximately 862,950 shares of Class A common stock owned by its affiliate, Chase Manhattan Capital, LLC. The address of the beneficial owner is c/o Chase Capital Partners, 380 Madison Avenue, New York, New York 10017.

 (3) A party related to Booth American Company. The address of the beneficial owner is 333 West Fort Street, Detroit, Michigan 48226.

 (4) The address of the beneficial owner is c/o Pacific Corporate Group, 1200 Prospect Street, Suite 200, La Jolla, California 92037.

 (5) Represent shares held by Morris Communications. Mr. Morris is the Chairman and Chief Executive Officer of Morris Communications and is deemed to be in control of Morris Communications.

 (6) Includes 28,532,875 shares held by Morris Communications. Mr. Mitchell is a director and the Vice President, Finance and Treasurer of Morris Communications. Mr. Mitchell disclaims any beneficial ownership of the shares held by Morris Communications.

 (7) Also includes 1,406,346 shares of Class B common stock owned of record by other stockholders, for which Mr. Commisso holds an irrevocable proxy, representing all remaining shares of Class B common stock outstanding.

 (8) All of these shares are subject to vesting in five equal annual installments, which vesting period is deemed to have commenced on March 18, 1997. 229,795 of these shares are currently vested.

 (9) If such beneficial owner desires to sell vested shares, or if such beneficial owner's employment with us is terminated for any reason, Mr. Commisso will have the option to purchase such shares. In the event that Mr. Commisso exercises this purchase option, a portion of the vested shares vested for less than three years will nonetheless be forfeited to Mr. Commisso if, during such three year period, such beneficial owner voluntarily terminates his employment with us or elects to sell such shares or if such beneficial owner's employment with us is terminated for cause. Such forfeiture of vested shares will not occur if Mr. Commisso does not exercise his purchase option or if the beneficial owner is terminated by us without cause or as a result of death or disability. Upon a change of control, all such shares will vest and not be subject to forfeiture. In addition, such beneficial owner has granted Mr. Commisso an irrevocable proxy which may be exercised by Mr. Commisso in connection with any action to be taken by our stockholders.

(10) All of these shares are subject to vesting in five equal annual installments, which vesting period is deemed to have commenced on September 15, 1998. 85,790 of these shares are currently vested.

(11) All of these shares are subject to vesting in five equal annual installments, which vesting period is deemed to have commenced on November 4, 1997. 156,260 of these shares are currently vested.

(12) All of these shares are subject to vesting in five equal annual installments, which vesting period is deemed to have commenced on April 21, 1997. 156,260 of these shares are currently vested.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

Credit Facilities

   Our operating subsidiaries, through two separate borrowing groups we refer to as the Mediacom USA Group and the Mediacom Midwest Group, currently obtain bank financing through two separate credit facilities. The credit facilities for each borrowing group have no cross-default provisions relating directly to each other, have different revolving credit periods and contain separately negotiated covenants tailored for each borrowing group. The credit facilities restrict the ability of each borrowing group to make distributions to Mediacom LLC, subject to limited exceptions.

   Financing for the operations of the Mediacom USA Group is provided by a credit agreement among the operating subsidiaries comprising the Mediacom USA Group, the lenders party thereto and The Chase Manhattan Bank, as administrative agent. The Mediacom USA credit facility is a $550.0 million credit facility, consisting of a $450.0 million reducing revolving credit facility and a $100.0 million term loan. The revolving credit facility expires March 31, 2008, subject to earlier repayment on June 30, 2007 if we do not refinance our 8 1/2% senior notes prior to March 31, 2007. Principal on the outstanding term loan is payable in quarterly installments of $250,000 with the balance due and payable on September 30, 2008, and is also subject to earlier repayment on September 30, 2007 if we do not refinance our 8 1/2% senior notes prior to March 31, 2007. At January 10, 2000, there was $443.5 million of indebtedness outstanding under the Mediacom USA credit facility. The Mediacom USA credit facility provides us with two interest rate options, at our election, to which a margin is added: a base rate, the higher of the overnight rate plus 1/2 of 1% and the prime commercial lending rate, and a eurodollar rate, based on the interbank eurodollar interest rate. Interest rate margins for the Mediacom USA credit facility depend upon the performance of the Mediacom USA Group measured by its leverage ratio, or the ratio of indebtedness to the immediately preceding quarter's operating cash flow, multiplied by four. The interest rate margins for the Mediacom USA credit facility are as follows:

  . interest on outstanding revolving loans is payable at either the eurodollar rate plus a floating percentage ranging from 0.75% to 2.25% depending on the leverage ratio or the base rate plus a floating percentage ranging from 0% to 1.25% depending on the leverage ratio; and

  . interest on term loans is payable at either the eurodollar rate plus a floating percentage tied to the leverage ratio ranging from 2.50% to 2.75% or the base rate plus a floating percentage tied to the leverage ratio ranging from 1.50% to 1.75%.

   The weighted average interest rate at January 10, 2000 on the outstanding borrowings under the Mediacom USA credit facility was 8.0%. As of January 10, 2000, interest rate swap agreements had been entered into to hedge the underlying eurodollar rate exposure in the amount of $50.0 million with an expiration date ranging from 2000 to 2002.

   The reducing revolving credit facility is available to the Mediacom USA Group to fund acquisitions, to make payments to us under limited circumstances, to pay management fees, to make investments and to finance capital expenditures and working capital needs. Up to $100.0 million of the revolving credit facility is available for letters of credit.

   Financing for the operations of the Mediacom Midwest Group is provided by a credit agreement among the operating subsidiaries comprising the Mediacom Midwest Group, the lenders party thereto and The Chase Manhattan Bank, as administrative agent. The Mediacom Midwest credit facility is a $550.0 million credit facility, consisting of a $450.0 million reducing revolving credit facility and a $100.0 million term loan. The $450.0 million revolving credit facility expires June 30, 2008, subject to earlier repayment on September 30, 2007 if we do not refinance our 8 1/2% senior notes prior to March 31, 2007. Principal on the outstanding term loan is payable in quarterly installments of between $125,000 and $250,000 with the balance due and payable on December 31, 2008, and is also subject to earlier repayment on December 31, 2007 if we do not refinance our 8 1/2% senior notes prior to March 31, 2007. At January 10, 2000, there was $372.5 million of indebtedness outstanding under the Mediacom Midwest credit facility. The Mediacom Midwest credit facility provides us with two interest rate options, at our election, to which a margin is added: a base rate, the higher of the overnight rate plus 1/2 of 1% and the prime commercial lending rate, and a eurodollar rate based on the interbank eurodollar interest rate. Interest rate margins for the Mediacom Midwest credit facility depend upon performance measured by the leverage ratio of the Mediacom Midwest Group. The interest rate margins for the Mediacom Midwest credit facility are as follows:

  . interest on outstanding revolving loans is payable at either the eurodollar rate plus a floating percentage ranging from 0.75% to 2.25% depending on the leverage ratio or the base rate plus a floating percentage ranging from 0% to 1.25% depending on the leverage ratio; and

  . interest on term loans is payable at either the eurodollar rate plus a floating percentage tied to the leverage ratio ranging from 2.50% to 2.75% or the base rate plus a floating percentage tied to the leverage ratio ranging from 1.50% to 1.75%.

   The weighted average interest rate at January 10, 2000 on the outstanding borrowings under the Mediacom Midwest credit facility was 8.1%.

   The reducing revolving credit facility is available to the Mediacom Midwest Group to make restricted payments to us, to pay management fees, to make investments and to finance capital expenditures, working capital needs and acquisitions. Up to $100.0 million of the revolving credit facility is available for letters of credit.

   In general, each credit facility requires the borrowing groups to use the proceeds from specified debt issuances and asset dispositions to prepay borrowings under the relevant borrowing group's credit facility and to reduce permanently commitments thereunder. Each facility also requires mandatory prepayments of amounts outstanding and permanent reductions in the commitments thereunder, beginning in 2002, based on a percentage of excess cash flow.

   Each credit facility is secured by a pledge of Mediacom LLC's ownership interests in the subsidiaries forming the relevant borrowing group, and is guaranteed by Mediacom LLC on a limited recourse basis to the extent of such ownership interests.

   Each credit facility contains covenants, including:

  . limitations on mergers and acquisitions, consolidations and sales of assets;

  .  limitations on liens;

  .  incurrence of additional indebtedness;

  .  investments;

  .  restricted payments;

  .  maintenance of specified financial ratios;

  .  payment of management fees;

  .  capital expenditures; and

  .  restrictions on transactions with related parties.

   In addition, an event of default will occur under each credit facility if, among other things:

  . Mr. Commisso ceases to be our Chairman and Chief Executive Officer and, in the case of the Mediacom Midwest credit facility, the Chairman and Chief Executive Officer of Zylstra;

  .  we or Mediacom LLC shall cease to act as manager of our subsidiaries;

  . we or Mediacom LLC shall cease to own 50.1% or more of the aggregate voting rights of the equity interests of our subsidiaries;

  .  specified change of control events occur and are continuing; or

  . Mr. Commisso, his family members, his affiliates and our officers and employees collectively cease to own at least 50.1% of the combined voting power of our common stock on a fully-diluted basis.

Senior Notes

  The following is a summary of the 8 1/2% senior notes and the 7 7/8% senior notes:

  . Aggregate Principal Amount

    -- 8 1/2% senior notes: $200,000,000

    -- 7 7/8% senior notes: $125,000,000

  . Maturity

    -- 8 1/2% senior notes: April 15, 2008

    -- 7 7/8% senior notes: February 15, 2011

  . Interest Rate and Payment Dates

    -- 8 1/2% senior notes: Bear interest at a rate of 8 1/2% per annum, payable semi-annually on April 15 and October 15 of each year.

    -- 7 7/8% senior notes: Bear interest at the rate of 7 7/8% per annum, payable semi-annually on February 15 and August 15 of each year.

  . Optional Redemption. On or after April 15, 2003 with respect to the 8 1/2% senior notes and on or after February 15, 2006 with respect to the 7 7/8% senior notes, Mediacom LLC and Mediacom Capital Corporation may redeem the notes. On or before April 15, 2001 with respect to the 8 1/2% senior notes and on or before February 15, 2002 with respect to the 7 7/8% senior notes, Mediacom LLC and Mediacom Capital may redeem up to 35% of the aggregate principal amount of the notes originally issued at the price specified in the relevant indenture relating to the notes:

    -- only with the proceeds of one or more equity offerings; and

    -- only if at least 65% of the aggregate principal amount of the notes originally issued remains outstanding after each redemption.

  . Change of Control. If Mediacom LLC and Mediacom Capital sell specified assets or if Mediacom LLC and Mediacom Capital experience specific kinds of changes of control, holders of the 8 1/2% senior notes and the 7 7/8% senior notes will have the opportunity to sell their notes to Mediacom LLC and Mediacom Capital at 101% of the principal amount of such notes plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase.

  . Ranking. The 8 1/2% senior notes and the 7 7/8% senior notes:

    -- are general unsecured obligations of Mediacom LLC and Mediacom
       Capital;

    -- rank on the same level with the existing and future senior indebtedness of Mediacom LLC and Mediacom Capital; and

    -- are subordinated to all indebtedness and other liabilities and commitments of the subsidiaries of Mediacom LLC and Mediacom Capital, including their credit facilities and trade payables.

  . Covenants. The indentures governing the 8 1/2% senior notes and the 7 7/8% senior notes limit the activities of Mediacom LLC and Mediacom Capital and the activities of their restricted subsidiaries. The provisions of the indentures limit their ability, subject to important exceptions:

    -- to incur additional indebtedness;

    -- to pay dividends or make other restricted payments;

    -- to sell assets or subsidiary stock;

    -- to enter into transactions with related parties;

    -- to create liens;

    -- to enter into agreements that restrict dividends or other payments from restricted subsidiaries;

    -- to merge, consolidate or sell all or substantially all of our assets; and

    -- with respect to restricted subsidiaries, to issue capital stock.

                          DESCRIPTION OF CAPITAL STOCK

General

   Our authorized capitalization consists of 300,000,000 shares of Class A common stock, par value $.01 per share, 100,000,000 shares of Class B common stock, par value $.01 per share, and 100,000,000 shares of preferred stock, par value $.01 per share.

   Concurrently with the completion of this offering, the holders of the membership interests of Mediacom LLC will exchange all of their membership interests for shares of our common stock in accordance with the relative ownership percentages of membership interests in Mediacom LLC immediately prior to the completion of this offering. As a result of the exchange, Mediacom LLC will become our wholly-owned subsidiary and will continue to serve as the holding company for our operating subsidiaries.

   Upon completion of the exchange of membership interests for shares of our common stock and without giving effect to this offering, 40,977,562 shares of Class A common stock and 29,022,438 shares of Class B common stock will be outstanding. No shares of preferred stock will be outstanding.

Common Stock

   The rights of the holders of Class A and Class B common stock are substantially identical in all respects, except for voting and conversion rights. Only certain directors, officers and other members of our management group and certain other permitted holders, including relatives and affiliates of these persons, as described in our certificate of incorporation, may hold Class B common stock. There is no limitation on who may hold Class A common stock. Holders of Class A common stock are entitled to one vote per share. Holders of Class B common stock are entitled to ten votes per share. Holders of all classes of common stock entitled to vote will vote together as a single class on all matters presented to the stockholders for their vote or approval, except as otherwise required by the Delaware General Corporation Law. Under Delaware law, the holders of each class of common stock are entitled to vote as a separate class with respect to any amendment to our certificate of incorporation that would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of such class, or modify or change the powers, preferences or special rights of the shares of such class so as to affect such class adversely. Our certificate of incorporation does not provide for cumulative voting for the election of our directors, with the result that stockholders owning or controlling more than 50% of the total votes cast for the election of directors can elect all of the directors. See "Risk Factors-- Our Chairman and Chief Executive Officer has the ability to control all major corporate decisions, which could inhibit or prevent a change of control or a change in management."

   Subject to the dividend rights of holders of preferred stock, holders of common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available for this purpose. In the event of our liquidation, dissolution or winding up, the holders of both classes of common stock are entitled to receive on a proportional basis any assets remaining available for distribution after payment of our liabilities and after provision has been made for payment of liquidation preferences to all holders of preferred stock. Holders of common stock have no conversion, redemption or sinking fund provisions or preemptive or other subscription rights, except that:

  . in the event any shares of Class B common stock are transferred to persons other than certain directors, officers and other members of our management group, or certain other permitted holders, such shares will be converted automatically into shares of Class A common stock on a one-for-one basis; and

  . each share of Class B common stock is convertible into one share of Class A common stock at the option of the holder at any time.

Preferred Stock

   Our certificate of incorporation authorizes us to issue 100,000,000 shares of blank check preferred stock having rights senior to our common stock. Our board of directors is authorized, without further stockholder approval, to issue preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, redemption terms and liquidation preferences, and to fix the number of shares constituting any series and the designations of these series.

   The issuance of preferred stock may have the effect of delaying or preventing a change of control of us. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the voting power or other rights of the holders of common stock. We currently have no plans to issue any shares of preferred stock.

Limitations on Liability

   As permitted by Delaware law, our certificate of incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

  . for any breach of the director's duty of loyalty to us or our stockholders;

  . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . under Section 174 of the Delaware General Corporation Law, relating to unlawful payment of dividends or unlawful stock purchases or redemption; or

  . for any transaction from which the director derives an improper personal benefit.

   As a result of this provision, we and our stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

   Our certificate of incorporation and by-laws provide for the indemnification of our directors and officers, and, to the extent authorized by the board of directors in its sole and absolute discretion, employees and agents, to the fullest extent authorized by, and subject to the conditions set forth in Delaware law, except that we will indemnify a director or officer in connection with a proceeding or part thereof, initiated by such person, only if the proceeding or part thereof was authorized by our board of directors. The indemnification provided under the certificate of incorporation and by-laws includes the right to be paid the expenses, including attorneys's fees, in advance of any proceeding for which indemnification may be had, provided that the payment of these expenses, including attorneys' fees, incurred by a director, officer, employee or agent in advance of the final disposition of a proceeding may be made only upon delivery to us of an undertaking by or on behalf of the director, officer, employee or agent to repay all amounts so paid in advance if it is ultimately determined that the director or officer is not entitled to be indemnified.

   Under the by-laws, we have the power to purchase and maintain insurance on behalf of any person who is or was one of our directors, officers, employees or agents, against any liability asserted against the person or incurred by the person in any such capacity, or arising out of the person's status as such, and related expenses, whether or not we would have the power to indemnify the person against such liability under the provisions of Delaware law. We currently have no plans to purchase director and officer liability insurance on behalf of our directors and officers.

Delaware Anti-Takeover Law

   We will be subject to the provisions of Section 203 of Delaware law. Section 203 prohibits publicly held Delaware corporations from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

  . prior to the business combination our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or

  . upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, such stockholder owned at least 85% of our outstanding voting stock at the time such transaction commenced, excluding for the purpose of determining the number of shares outstanding those shares owned:

    -- by our officers and directors and

    -- by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  . at or subsequent to such time the business combination is approved by our board of directors and authorized at an annual or special meeting of our stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of our outstanding voting stock which is not owned by the interested stockholder.

   A business combination includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an interested stockholder is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock. These provisions could have the effect of delaying, deferring or preventing a change of control of us or reducing the price that certain investors might be willing to pay in the future for shares of our Class A common stock.

Transfer Agent and Registrar

   The transfer agent and registrar for our Class A common stock will be ChaseMellon Shareholder Services, L.L.C.

                        SHARES ELIGIBLE FOR FUTURE SALE

General

   Upon the completion of this offering, we will have 90,000,000 shares of common stock issued and outstanding, including 60,977,562 shares of Class A common stock and 29,022,438 shares of Class B common stock. All outstanding shares of common stock other than those issued in this offering will be restricted securities as that term is defined in Rule 144 and also subject to certain restrictions on disposition. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act. Sales of restricted securities in the public market, or the availability of such shares for sale, could have an adverse effect on the price of the Class A common stock. See "Dilution."

Registration Rights

   We and Rocco Commisso, Morris Communications, CB Capital Investors, Chase Manhattan Capital, U.S. Investor, Private Market Fund and our less than a 5% stockholders have entered into a registration rights agreement, in accordance with which we have granted to such persons as long as such persons hold common stock received in exchange for their membership interests in Mediacom LLC various demand rights commencing 180 days after the completion of this offering to cause us to file a registration statement under the Securities Act covering resales of all shares of common stock held by such persons, and to use our best efforts to cause such registration statement to become effective. The registration rights agreement also grants piggyback registration rights which permit such persons to include their registrable securities in a registration of securities by us. We are obligated to pay the expenses of such registrations.

Rule 144

   In general, under Rule 144, as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares of our Class A common stock for at least one year would be entitled to sell within any three month period a number of shares that does not exceed the greater of either of the following:

  . 1% of the number of shares of Class A common stock then outstanding, which will equal 609,776 shares immediately after this offering; and

  . the average weekly trading volume of the Class A common stock on The Nasdaq Stock Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

   Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

   Under Rule 144(k), a person who is not deemed to have been one of our affiliates at the time of or at any time during the three months preceding a sale, and who has beneficially owned the restricted shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, shares covered by Rule 144(k) may be sold immediately upon the completion of this offering. The sale of such shares, or the perception that sales will be made, could adversely effect the price of our Class A common stock after this offering because a greater supply of shares would be, or would be perceived to be, available for sale in the public market.

Further Restrictions on Transfer for Certain Persons

   Our officers, directors and stockholders have agreed to enter into lock-up agreements with the underwriters of this offering generally providing that they will not offer, sell, contract to sell, pledge or otherwise dispose of any shares of our Class A common stock or securities convertible into or exchangeable or exercisable for any of our Class A common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus, subject to certain exceptions. As a result of these contractual restrictions, notwithstanding the possible earlier eligibility for sale under the provisions of Rules 144 and 144(k), shares subject to lock-up agreements may not be sold until such agreements expire or are waived by Credit Suisse First Boston Corporation. In addition, we have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of or file with the Securities and Exchange Commission a registration statement under Securities Act relating to any shares of our Class A common stock or securities convertible into or exchangeable or exercisable for any of our Class A common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus, subject to certain exceptions.

                                  UNDERWRITERS

   Credit Suisse First Boston Corporation and Salomon Smith Barney Inc. are acting as joint book-running managers for this offering. Credit Suisse First Boston Corporation, Salomon Smith Barney Inc. and Donaldson, Lufkin & Jenrette Securities Corporation are acting as co-lead managers, and Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Chase Securities Inc., CIBC World Markets Corp. and First Union Securities, Inc. are acting as co-managers.

   Under the terms and subject to the conditions contained in an underwriting
agreement dated          , 2000, we have agreed to sell to the underwriters
named below, for whom Credit Suisse First Boston Corporation, Salomon Smith Barney Inc., Donaldson, Lufkin & Jenrette Securities Corporation, Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Chase Securities Inc., CIBC World Markets Corp. and First Union Securities, Inc. are acting as representatives, the following respective numbers of shares of our Class A common stock:

                                                                      Number of
        Underwriters                                                    Shares
        ------------                                                  ----------
   Credit Suisse First Boston Corporation............................
   Salomon Smith Barney Inc..........................................
   Donaldson, Lufkin & Jenrette Securities Corporation...............
   Goldman, Sachs & Co...............................................
   Merrill Lynch, Pierce, Fenner & Smith
            Incorporated.............................................
   Chase Securities Inc..............................................
   CIBC World Markets Corp...........................................
   First Union Securities, Inc.......................................

                                                                      ----------
     Total........................................................... 20,000,000
                                                                      ==========

   The underwriting agreement provides that the underwriters are obligated to purchase all the shares of our Class A common stock offered in this offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or this offering of Class A common stock may be terminated.

   We have granted to the underwriters a 30-day option to purchase on a proportional basis up to 3,000,000 additional shares of our Class A common stock at the initial public offering price less the underwriting discounts and commissions. This option may be exercised only to cover any over-allotments of our Class A common stock.

   The underwriters propose to offer the shares of our Class A common stock initially at the public offering price on the cover page of this prospectus and
to selling group members at that price less a concession of $       per share.
The underwriters and selling group members may allow a discount of $      per
share on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

   The following table summarizes the compensation and estimated expenses we will pay. The compensation that we will pay to the underwriters will consist solely of the underwriting discounts, which are equal to the public offering price per share of Class A common stock less the amount the underwriters pay to us per share of Class A common stock, and commissions. The underwriters have not received and will not receive from us other items of compensation or expense in connection with this offering considered by the National Association of Securities Dealers, Inc. to be underwriting compensation under its Conduct Rules.

                                         Per Share                       Total
                               ----------------------------- -----------------------------
                                  Without          With         Without          With
                               Over-allotment Over-Allotment Over-allotment Over-allotment
                               -------------- -------------- -------------- --------------
     Underwriting discounts
      and commissions paid by
      us.....................     $              $              $              $
     Expenses payable by us..     $              $              $              $

   The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

   We intend to use more than 10% of the net proceeds from the sale of the Class A common stock to repay indebtedness owed by us to Credit Suisse First Boston, New York branch, Citibank, N.A., The Chase Manhattan Bank, CIBC Inc. and First Union National Bank, each an affiliate of one of the underwriters. Accordingly, the offering is being made in compliance with the requirements of Rule 2710(c)(8) of the National Association of Securities Dealers, Inc. Conduct Rules. This rule provides generally that if more than 10% of the net proceeds from the sale of stock, not including underwriting compensation, is paid to the underwriters or their affiliates, the initial public offering price of the stock may not be higher than that recommended by a qualified independent underwriter meeting certain standards. Accordingly, Donaldson, Lufkin & Jenrette Securities Corporation is assuming the responsibilities of acting as the qualified independent underwriter in pricing the offering and conducting due diligence. The initial public offering price of the shares of common stock is no higher than the price recommended by Donaldson, Lufkin & Jenrette Securities Corporation. We have agreed to pay $5,000 to Donaldson, Lufkin & Jenrette Securities Corporation as compensation for its services as qualified independent underwriter in this offering.

   We and our officers, directors and stockholders have agreed that we and they will not offer, sell, contract to sell, pledge or otherwise dispose of or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our Class A common stock or securities convertible into or exchangeable or exercisable for any of our Class A common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus, except in our case for grants of employee stock options in accordance with the terms of a plan in effect on the date hereof, issuances of securities in accordance with the exercise of such options or the exercise of any other employee stock options outstanding on the date hereof.

   At our request, the underwriters will reserve up to 1,000,000 shares of our Class A common stock to be sold, at the initial public offering price, to our directors, officers and employees, as well as to some of our business associates and individuals associated or affiliated with our directors. This directed share program will be administered by Salomon Smith Barney Inc. The number of shares of Class A common stock available for sale to the general public will be reduced to the extent these individuals purchase reserved shares. Any reserved shares of Class A common stock which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares of Class A common stock offered by this prospectus. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with sales of the directed shares.

   We and Mediacom LLC have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

   Our Class A common stock has been approved for listing on The Nasdaq Stock Market's National Market under the symbol "MCCC."

   Prior to this offering, there has been no public market for our Class A common stock. The initial public offering price will be determined by negotiation between us and the representatives, and does not reflect the market price for our Class A common stock following this offering. The principal factors to be considered in determining the initial public offering price include:

  . the information in this prospectus and otherwise available to the representatives;

  .  the history of and prospects for the industry in which we will compete;

  .  our past and present operations;

  .  our past and present earnings and current financial position;

  .  the ability of our management;

  .  our prospects for future earnings;

  . the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies;

  . the general condition of the securities markets at the time of this offering; and

  .  other relevant factors.

   We can offer no assurance that the initial public offering price will correspond to the price at which the Class A common stock will trade in the public market subsequent to this offering or that an active trading market for the Class A common stock will develop and continue after this offering.

   Individuals affiliated with Credit Suisse First Boston Corporation will beneficially own an aggregate of 0.2% of our Class A common stock after giving effect to this offering. These individuals purchased an aggregate of 50.2 membership interests in Mediacom LLC for a total purchase price of $50,240 on November 3, 1999. Chase Manhattan Capital, LLC and CB Capital Investors, LLC, each an affiliate of Chase Securities Inc., will beneficially own an aggregate of 7.0% of our Class A common stock after giving effect to this offering. CB Capital Investors, LLC purchased an aggregate of 512.4 membership interests in Mediacom LLC for a total purchase price of $512,440 on November 3, 1999. Entities affiliated with Credit Suisse First Boston Corporation, Salomon Smith Barney Inc., Chase Securities Inc., CIBC World Markets Corp. and First Union Securities, Inc. are lenders under our subsidiary credit facilities, a portion of which will be repaid with the net proceeds of this offering. Chase Securities Inc. and its affiliates engage from time to time in various general financing and banking transactions with us and our affiliates. Chase Securities Inc. was the arranger and The Chase Manhattan Bank is the administrative agent and a lender under each of our subsidiary credit facilities. Chase Securities Inc. acted as an advisor to us in connection with the acquisition of the Triax systems. In addition, certain investment affiliates of Donaldson, Lufkin & Jenrette Securities Corporation previously owned an interest in the Triax systems. Upon completion of this offering, Thomas V. Reifenheiser, a Managing Director and Group Executive for the Global Media and Telecom Group of Chase Securities Inc., will become a member of our board of directors.

   The representatives, on behalf of the underwriters, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

  . Over-allotment involves syndicate sales in excess of this offering size, which creates a syndicate short position.

  . Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  . Syndicate covering transactions involve purchases of the Class A common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

  . Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the Class A common stock originally sold by such syndicate member is purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of our Class A common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

   The validity of the shares of Class A common stock offered hereby will be passed upon for us by Cooperman Levitt Winikoff Lester & Newman, P.C., New York, New York. Robert L. Winikoff, one of our director nominees, is a partner of Cooperman Levitt Winikoff Lester & Newman, P.C. Cahill Gordon & Reindel, New York, New York, will pass upon certain legal matters in connection with this offering.

                                    EXPERTS

   The audited consolidated financial statements of Mediacom LLC and subsidiaries included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

   The following audited consolidated financial statements of U.S. Cable Television Group, L.P. and subsidiaries, appearing elsewhere herein, have been included in this prospectus and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing:

  . the consolidated balance sheets of U.S. Cable Television Group, L.P. and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of operations, partners' capital (deficiency) and cash flows for the year ended December 31, 1997 and for the periods January 1, 1996 to August 12, 1996, and August 13, 1996 to December 31, 1996; and

  . the consolidated balance sheets of U.S. Cable Television Group, L.P. and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of operations, partners' capital (deficiency) and cash flows for the periods January 1, 1996 to August 12, 1996, and August 13, 1996 to December 31, 1996 and for the years ended December 31, 1995 and 1994.

The reports of KPMG LLP include an explanatory paragraph relating to a change in cost basis of the consolidated financial information as a result of a redemption of certain limited and general partnership interests effective August 13, 1996.

   The audited financial statements of Triax Midwest Associates, L.P. included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             AVAILABLE INFORMATION

   We have filed with the Securities and Exchange Commission a registration statement on Form S-1, including all amendments, exhibits, schedules and supplements thereto, under the Securities Act and the rules and regulations thereunder, for the registration of the Class A Common Stock offered hereby. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by the rules and regulations of the Securities and Exchange Commission. For further information about us and the Class A common stock offered in this prospectus, you should refer to the registration statement and its exhibits. You may read and copy any document we file with the Securities and Exchange Commission at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Securities and Exchange Commission's regional offices at 3475 Lenox Road, N.E., Suite 1000, Atlanta, Georgia 30326-1232. Copies of such material may be obtained from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. The public may obtain information regarding the Washington, D.C. Public Reference Room by calling the SEC at 1-800-SEC-0330. You can also review such material by accessing the Securities and Exchange Commission's Internet web site at http://www.sec.gov. This site contains reports, proxy and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission.

   We intend to furnish to each of our stockholders annual reports containing audited financial statements and quarterly reports containing unaudited financial information for the first three-quarters of each fiscal year. We will also furnish to each of our stockholders such other reports as may be required by law.

                         INDEX TO FINANCIAL STATEMENTS

                         MEDIACOM LLC AND SUBSIDIARIES

                       CONSOLIDATED FINANCIAL STATEMENTS

                                 Contents                                  Page
                                 --------                                  ----
Report of Independent Public Accountants.................................. F-3
Consolidated Balance Sheets as of December 31, 1998 and 1997.............. F-4
Consolidated Statements of Operations for the Years Ended December 31,
 1998 and 1997, for the Period from Commencement of Operations (March 12,
 1996) through December 31, 1996, and for the Period from January 1, 1996 through March 11, 1996................................................... F-5
Consolidated Statements of Changes in Redeemable Members' Equity for the
 Years Ended December 31, 1998 and 1997, and for the Period from
 Commencement of Operations (March 12, 1996) through December 31, 1996.... F-6
Consolidated Statements of Cash Flows for the Years Ended December 31,
 1998 and 1997, for the Period from Commencement of Operations (March 12,
 1996) through December 31, 1996, and for the Period from January 1, 1996 through March 11, 1996................................................... F-7
Notes to Consolidated Financial Statements................................ F-8
Consolidated Balance Sheets as of September 30, 1999 (unaudited) and
 December 31, 1998........................................................ F-21
Consolidated Statements of Operations for the Three and Nine Months Ended
 September 30, 1999 and 1998 (unaudited).................................. F-22
Consolidated Statements of Cash Flows for the Nine Months Ended September
 30, 1999 and 1998 (unaudited)............................................ F-23
Notes to Consolidated Financial Statements (unaudited).................... F-24

               U.S. CABLE TELEVISION GROUP, L.P. AND SUBSIDIARIES

                       CONSOLIDATED FINANCIAL STATEMENTS

                                Contents                                   Page
                                --------                                   ----
Independent Auditor's Report.............................................  F-32
Consolidated Balance Sheets as of December 31, 1997 and 1996.............  F-33
Consolidated Statements of Operations and Partners' Capital (Deficiency),
 Year Ended December 31, 1997, Period from August 13, 1996 to December
 31, 1996, and January 1, 1996 to August 12, 1996........................  F-34
Consolidated Statements of Cash Flows, Year Ended December 31, 1997,
 Period from August 13, 1996 to December 31, 1996 and January 1, 1996 to
 August 12, 1996.........................................................  F-35
Notes to Consolidated Financial Statements...............................  F-36
Independent Auditor's Report.............................................  F-42
Consolidated Balance Sheets as of December 31, 1996 and 1995.............  F-43
Consolidated Statements of Operations and Partners' Capital (Deficiency),
 Period from January 1, 1996 to August 12, 1996, and August 13, 1996 to
 December 31, 1996, and Years Ended December 31, 1995 and 1994...........  F-44
Consolidated Statements of Cash Flows, Period from January 1, 1996 to
 August 12, 1996, and August 13, 1996 to December 31, 1996, and Years
 Ended December 31, 1995 and 1994........................................  F-45
Notes to Consolidated Financial Statements...............................  F-46

                         TRIAX MIDWEST ASSOCIATES, L.P.

                              FINANCIAL STATEMENTS

                                Contents                                  Page
                                --------                                  ----
Report of Independent Public Accountants................................. F-52
Balance Sheets as of December 31, 1997 and 1998 and September 30, 1999
 (unaudited)............................................................. F-53
Statements of Operations for the Years Ended December 31, 1996, 1997 and
 1998 and for the Nine Months Ended September 30, 1998 and 1999
 (unaudited)............................................................. F-54
Statements of Partners' Deficit for the Years Ended December 31, 1996,
 1997 and 1998 and for the Nine Months Ended September 30, 1999
 (unaudited)............................................................. F-55
Statements of Cash Flows for the Years Ended December 31, 1996, 1997 and
 1998 and for the Nine Months Ended September 30, 1998 and 1999
 (unaudited)............................................................. F-56
Notes to Financial Statements............................................ F-57

      Note--Upon completion of this offering and the exchange of membership interests in Mediacom LLC for our common stock, Mediacom LLC will become our wholly-owned subsidiary. Prior to such time, Mediacom Communications Corporation had no assets, liabilities, contingent liabilities or operations.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Mediacom LLC:

We have audited the accompanying consolidated balance sheets of Mediacom LLC (a New York limited liability company) and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, changes in redeemable members' equity and cash flows for the years ended December 31, 1998 and 1997, and for the period from the commencement of operations (March 12, 1996) through December 31, 1996 and the statements of operations and cash flows from the period January 1, 1996 through March 11, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Mediacom LLC and its subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the years ended December 31, 1998 and 1997, and for the period from commencement of operations (March 12, 1996) through December 31, 1996 and the statements of operations and cash flows from the period January 1, 1996 through March 11, 1996 in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. Schedule II--Valuation and Qualifying Accounts is presented for purposes of complying with the Securities and Exchange Commissions rules and is not part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.

                                          Arthur Andersen LLP

Stamford, Connecticut
March 5, 1999
(except with respect to the
matter discussed in note 15,
as to which the date

is February 2, 2000

                         MEDIACOM LLC AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                         (All dollar amounts in 000's)

                                                              December 31,
                                                            ------------------
                                                              1998      1997
                                                            --------  --------
                          ASSETS

Cash and cash equivalents.................................. $  2,212  $  1,027
Subscriber accounts receivable, net of allowance for
 doubtful accounts of $298 in
 1998 and $56 in 1997......................................    2,512       618
Prepaid expenses and other assets..........................    1,712     1,358
Investment in cable television systems:
  Inventory................................................    8,240     1,032
  Property, plant and equipment, at cost...................  314,627    51,735
  Less--accumulated depreciation...........................  (45,423)   (5,737)
                                                            --------  --------
    Property, plant and equipment, net.....................  269,204    45,998
  Intangible assets, net of accumulated amortization of
   $26,307 in 1998 and $3,478 in 1997......................  150,928    48,966
                                                            --------  --------
Total investment in cable television systems...............  428,372    95,996
Other assets, net of accumulated amortization of $3,854 in
 1998 and $526 in 1997.....................................   16,344     3,792
                                                            --------  --------
    Total assets........................................... $451,152  $102,791
                                                            ========  ========


        LIABILITIES AND REDEEMABLE MEMBERS' EQUITY

LIABILITIES
Debt....................................................... $337,905  $ 72,768
Accounts payable...........................................    2,678       853
Accrued expenses...........................................   29,446     4,021
Subscriber advances........................................    1,510       603
Management fees payable....................................      962       105
                                                            --------  --------
    Total liabilities......................................  372,501    78,350
REDEEMABLE MEMBERS' EQUITY
Capital contributions......................................  124,990    30,990
Accumulated deficit........................................  (46,339)   (6,549)
                                                            --------  --------
    Total redeemable members' equity.......................   78,651    24,441
                                                            --------  --------
    Total liabilities and redeemable members' equity....... $451,152  $102,791
                                                            ========  ========

          The accompanying notes to consolidated financial statements are an integral part of these statements.

                         MEDIACOM LLC AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                         (All dollar amounts in 000's)

                                        The Company               Predecessor
                              --------------------------------- ---------------
                                                    March 12,
                                  Year Ended           1996
                                 December 31,        through    January 1, 1996
                              -------------------  December 31,     through
                                 1998      1997        1996     March 11, 1996
                              ----------  -------  ------------ ---------------
Revenues..................... $  129,297  $17,634    $ 5,411        $1,038
Costs and expenses:
  Service costs..............     43,849    5,547      1,511           297
  Selling, general and
   administrative expenses...     25,596    2,696        931           222
  Management fee expense.....      5,797      882        270            52
  Depreciation and
   amortization..............     65,793    7,636      2,157           527
                              ----------  -------    -------        ------
Operating income (loss)......    (11,738)     873        542           (60)
                              ----------  -------    -------        ------
Interest expense, net........     23,994    4,829      1,528           201
Other expenses...............      4,058      640        967           --
                              ----------  -------    -------        ------
Net loss..................... $  (39,790) $(4,596)   $(1,953)       $ (261)
                              ==========  =======    =======        ======
Pro forma net loss and loss
 per share:
  Historical net loss before
   income taxes.............. $  (39,790)
  Pro forma income tax
   effects (note 15).........        --
                              ----------
Pro forma net loss........... $  (39,790)
                              ==========
Pro forma basic and diluted
 loss per share.............. $    (0.57)
Pro forma common shares
 outstanding (note 15)....... 70,000,000



          The accompanying notes to consolidated financial statements are an integral part of these statements.

                         MEDIACOM LLC AND SUBSIDIARIES

     CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE MEMBERS' EQUITY
                         (All dollar amounts in 000's)

Balance, Commencement of Operations (March 12, 1996).................. $  5,490
  Capital contributions...............................................    1,000
  Net loss............................................................   (1,953)
                                                                       --------
Balance, December 31, 1996............................................    4,537
  Capital contributions...............................................   24,500
  Net loss............................................................   (4,596)
                                                                       --------
Balance, December 31, 1997............................................   24,441
  Capital contributions...............................................   94,000
  Net loss............................................................  (39,790)
                                                                       --------
Balance, December 31, 1998............................................ $ 78,651
                                                                       ========



          The accompanying notes to consolidated financial statements are an integral part of these statements.

                         MEDIACOM LLC AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                         (All dollar amounts in 000's)

                                             The Company             Predecessor
                                   --------------------------------- -----------
                                                         March 12,   January 1,
                                       Year Ended           1996        1996
                                      December 31,        through      through
                                   -------------------  December 31,  March 11,
                                     1998       1997        1996        1996
                                   ---------  --------  ------------ -----------
CASH FLOWS FROM OPERATING
 ACTIVITIES:
 Net loss........................  $ (39,790) $ (4,596)   $ (1,953)     $(261)
 Adjustments to reconcile net
  loss to net cash flows from
  operating activities:
 Accretion of interest on seller
  note...........................        287       264         129        --
 Depreciation and amortization...     65,793     7,636       2,157        527
 Changes in assets and
  liabilities, net of effects
  from acquisitions:
  Increase in subscriber
   accounts receivable...........     (1,437)     (351)       (267)       (40)
  Decrease (increase) in prepaid
   expenses and other assets.....        329       (34)     (1,323)       --
  Increase (decrease) in
   accounts payable..............      1,822      (242)        514        --
  Increase in accrued expenses...     24,843     3,762         840        --
  Increase in subscriber
   advances......................        852       498         105        --
  Increase in management fees
   payable.......................        857        70          35        --
                                   ---------  --------    --------      -----
   Net cash flows from operating
    activities...................     53,556     7,007         237        226
                                   ---------  --------    --------      -----
CASH FLOWS USED IN INVESTING
 ACTIVITIES:
 Capital expenditures............    (53,721)   (4,699)       (671)       (86)
 Acquisitions of cable television
  systems........................   (343,330)  (54,842)    (44,539)       --
 Other, net......................        (34)     (467)        (47)       --
                                   ---------  --------    --------      -----
   Net cash flows used in
    investing activities.........   (397,085)  (60,008)    (45,257)       (86)
                                   ---------  --------    --------      -----
CASH FLOWS FROM FINANCING
 ACTIVITIES:
 New borrowings..................    488,200    72,225      39,200        --
 Repayment of debt...............   (223,350)  (40,250)     (1,600)       --
 Increase in seller note.........        --        --        2,800        --
 Capital contributions...........     94,000    24,500       6,490        --
 Financing costs.................    (14,136)   (2,843)     (1,474)       --
                                   ---------  --------    --------      -----
   Net cash flows from financing
    activities...................    344,714    53,632      45,416        --
                                   ---------  --------    --------      -----
   Net increase in cash and cash
    equivalents..................      1,185       631         396        140
CASH AND CASH EQUIVALENTS,
 beginning of period.............      1,027       396         --         266
                                   ---------  --------    --------      -----
CASH AND CASH EQUIVALENTS, end of
 period..........................  $   2,212  $  1,027    $    396      $ 406
                                   =========  ========    ========      =====
SUPPLEMENTAL DISCLOSURES OF CASH
 FLOW INFORMATION:
 Cash paid during the year for
  interest.......................  $  21,127  $  4,485    $  1,190      $ 201
                                   =========  ========    ========      =====

          The accompanying notes to consolidated financial statements are an integral part of these statements.

                         MEDIACOM LLC AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (All dollar amounts in 000's)

(1) The Limited Liability Company:

   Organization

      Mediacom LLC ("Mediacom" and collectively with its subsidiaries, the "Company"), a New York limited liability company, was formed on July 17, 1995 and initially conducted its affairs pursuant to an operating agreement dated March 12, 1996 (the "1996 Operating Agreement"). On March 31 and June 16, 1997, the 1996 Operating Agreement was amended and restated upon the admission of new members to Mediacom (the "1997 Operating Agreement"). On January 20, 1998, the 1997 Operating Agreement was amended and restated upon the admission of additional members to Mediacom (the "1998 Operating Agreement"). As of December 31, 1998, the Company had acquired and was operating cable television systems in fourteen states, principally Alabama, California, Florida, Kentucky, Missouri and North Carolina. (See Note 3).

      Mediacom Capital Corporation ("Mediacom Capital"), a New York corporation wholly-owned by Mediacom, was organized in March 1998 for the sole purpose of acting as co-issuer with Mediacom of $200,000 aggregate principal amount of 8 1/2% Senior Notes due 2008 (the "8 1/2% Senior Notes"), which were issued on April 1, 1998. Mediacom Capital has nominal assets and does not conduct operations of its own. The 8 1/2% Senior Notes are joint and several obligations of Mediacom and Mediacom Capital, although Mediacom received all the net proceeds of the 8 1/2% Senior Notes.

   Capitalization

      The Company was initially capitalized on March 12, 1996, with equity contributions of $5,445 from Mediacom's members and $45 from Mediacom Management Corporation ("Mediacom Management"), a Delaware corporation. On June 28, 1996, Mediacom received additional equity contributions of $1,000 from an existing member.

      On June 22 and September 18, 1997, Mediacom received additional equity contributions of $19,500 and $5,000, respectively, from its members. On January 22, 1998, Mediacom received additional equity contributions of $94,000 from its members.

   Allocation of Losses, Profits and Distributions

      For 1996, pursuant to the 1996 Operating Agreement, net losses were allocated 98% to Rocco Commisso, the current Chief Executive Officer of the Company, and the balance to the other members ratably in accordance with their respective membership units. For 1997, pursuant to the 1997 Operating Agreement, net losses were allocated first to Mr. Commisso and the balance to the other members ratably in accordance with their respective membership units. For 1998, pursuant to the 1998 Operating Agreement, net losses are to be allocated first to Mr. Commisso; second, to the member owning the largest number of membership units in Mediacom; and third, to the members, other than Mr. Commisso, ratably in accordance with their respective positive capital account balances and membership units.

      Profits are allocated first to the members to the extent of their deficit capital account; second, to the members to the extent of their preferred capital; third, to the members (including Mr. Commisso) until they receive an 8% preferred return on their preferred capital (the "Preferred Return"); fourth, to Mr. Commisso until Mr. Commisso receives an amount equal to 25% of the amount provided to deliver the Preferred Return to all members; the balance, 80% to the members (including Mr. Commisso) in proportion to their respective membership units and 20% to Mr. Commisso. The 1997 Operating Agreement increased the Preferred Return from 8% to 12%.

                         MEDIACOM LLC AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (All dollar amounts in 000's)

      Distributions are made first to the members (including Mr. Commisso) in proportion to their respective membership units until they receive amounts equal to their preferred capital; second, to the members (including Mr. Commisso) in proportion to their percentage interests until all members receive the Preferred Return; third, to Mr. Commisso until Mr. Commisso receives 25% of the amount provided to deliver the Preferred Return; the balance, 80% to the members (including Mr. Commisso) in proportion to their percentage interests and 20% to Mr. Commisso.

   Revaluation

      Mediacom's amended Operating Agreement provides that upon the occurrence of certain events such as an acquisition or an initial public offering, the Executive Committee of Mediacom will make a determination of the aggregate equity value of Mediacom. Based on this determination, Mediacom will issue additional membership interests to its members, each having a value upon issuance of $1,000.

      Mediacom's amended operating agreement also contains provisions relating to a special allocation of membership interests to Rocco Commisso. In accordance with these special allocation provisions, Mr. Commisso was issued additional membership interests that increased his ownership interest in the
Company by    % and    % in 1998 and 1997, respectively. These special
allocations are reflected as equity transactions among the members.

   Redemption Rights

      Except as set forth below, no member has the right to have its membership interests redeemed or its capital contributions returned prior to dissolution of Mediacom. Pursuant to the 1998 Operating Agreement, each member has the right to require Mediacom to redeem its membership interests at any time if the holding of such interests exceeds the amount permitted, or is otherwise prohibited or becomes unduly burdensome, by any law to which such member is subject, or, in the case of any member which is a Small Business Investment Company as defined in and subject to regulation under the Small Business Investment Act of 1958, as amended, upon a change in the Company's principal business activities to an activity not eligible for investment by a Small Business Investment Company or a change in the reported use of proceeds of a member's investment in Mediacom. If Mediacom is unable to redeem for cash any or all of such membership interests at such time, Mediacom will issue as payment for such interests a junior subordinated promissory note with a five-year maturity date and deferred interest which accrues and compounds at an annual rate of 5% over the prime rate.

      In addition, in connection with the Company's acquisition of the Cablevision Systems on January 23, 1998 (See Note 3), the Federal Communications Commission (the "FCC") issued a transactional forbearance from its cross-ownership restrictions, effective for a period of one year, permitting a certain existing member (the "Transactional Member") to purchase additional units of membership interest in Mediacom. This temporary waiver was originally set to expire on January 23, 1999. However, on January 15, 1999, the FCC granted an extension of such waiver to July 23, 1999. If at the end of this extension, the Transactional Member's membership interest in Mediacom remains above the limitations imposed by the FCC's cross-ownership restrictions, Mediacom will be required to repurchase such number of the Transactional Member's units of membership interest which exceed the permissible ownership level. If such repurchase were to occur on July 23, 1999 (i.e., upon expiration of the transactional forbearance), and assuming no changes in the number of outstanding membership units of Mediacom and no changes in such cross-ownership rules, the repurchase price for such excess membership interests would be approximately $7,500 plus accrued interest.

                         MEDIACOM LLC AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (All dollar amounts in 000's)
   Duration and Dissolution

      Mediacom will be dissolved upon the first to occur of the following: (i) December 31, 2020; (ii) certain events of bankruptcy involving the Manager or the occurrence of any other event terminating the continued membership of the Manager, unless within one hundred eighty days after such event the Company is continued by the vote or written consent of no less than two-thirds of the remaining membership interests; or (iii) the entry of a decree of judicial dissolution.

(2) Summary of Significant Accounting Policies:

   Basis of Preparation of Consolidated Financial Statements

      The consolidated financial statements include the accounts of Mediacom and its subsidiaries. All significant intercompany transactions and balances have been eliminated. The preparation of financial

                                     F-9--1

                         MEDIACOM LLC AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (All dollar amounts in 000's)

statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      The financial statements for the period from January 1, 1996, through March 11, 1996, and reflecting the results of operations and statement of cash flows, are referred to as the "Predecessor" financial statements. The Predecessor is Benchmark Acquisition Fund II Limited Partnership which owned the assets comprising the cable television system serving at the time of its acquisition by the Company 10,300 subscribers in Ridgecrest, California. Accordingly, the accompanying financial statements of the Predecessor and the Company are not comparable in all material respects since those financial statements report results of operations and cash flows of these two separate entities.

   Revenue Recognition

      Revenues include subscriber service revenues and charges for installations and connections and are recognized in the period in which the related services are provided to the Company's customers. Other revenues are recognized as services are provided. Revenues obtained from the connection and installation of customers are recognized as revenue to the extent of direct selling costs incurred. The balance, if any, is deferred and amortized to income over the estimated average period that customers are expected to remain connected to the systems.

   Cash and Cash Equivalents

      The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

   Concentration of Credit Risk

      The Company's accounts receivable is comprised of amounts due from subscribers in varying regions throughout the United States. Concentration of credit risk with respect to these receivables is limited due to the large number of customers comprising the Company's customer base and their geographic dispersion.

   Property, Plant and Equipment

      Property, plant and equipment is recorded at purchased and capitalized cost. Repairs and maintenance are charged to operations, and replacements, renewals and additions are capitalized. The Company capitalized a portion of salaries and overhead related to the installation of property, plant and equipment of approximately $6,548 and $681 in 1998 and 1997, respectively.

      The Company capitalizes interest on funds borrowed for projects under construction. Such interest is charged to property, plant and equipment and amortized over the approximate life of the related assets. Capitalized interest was approximately $1,014 in 1998.

      Depreciation is calculated on a straight-line basis over the following useful lives:

     Buildings......................................... 45 years
     Leasehold improvements............................ Life of respective lease
     Cable systems and equipment....................... 5 to 10 years
     Subscriber devices................................ 5 years
     Vehicles.......................................... 5 years
     Furniture, fixtures and office equipment.......... 5 to 10 years

                         MEDIACOM LLC AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (All dollar amounts in 000's)

   Intangible Assets

      Intangible assets include franchising costs, goodwill, subscriber lists and covenants not to compete. Amortization of intangible assets is calculated on a straight-line basis over the following lives:

     Franchising costs............................................. 15 years
     Goodwill...................................................... 15 years
     Subscriber lists.............................................. 5 years
     Covenants not to compete...................................... 3 to 7 years

   Impairment of Long-Lived Assets

      The Company follows the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121"). SFAS 121 requires that long-lived assets and certain identifiable intangibles to be held and used by any entity, be reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. There has been no impairment of long-lived assets of the Company under SFAS 121.

   Other Assets

      Other assets include financing costs of approximately $8,492 and $3,963 as of December 31, 1998 and 1997, respectively. Financing costs incurred to raise debt and equity capital are deferred and amortized on a straight-line basis over the expected term of such financings.

   Income Taxes

      Since Mediacom is a limited liability company and the Predecessor is a limited partnership, they are not subject to federal or state income taxes, and no provision for income taxes relating to their statements of operations have been reflected in the accompanying financial statements. The members of Mediacom and the limited partners of the Predecessor are required to report their share of income or loss in their respective income tax returns.

   Reclassifications

      Certain reclassifications have been made to prior year's amounts to conform to the current year's presentation.

(3) Acquisitions:

      The Company has completed the undernoted acquisitions (the "Acquired Systems") in 1998 and 1997. These acquisitions were accounted for using the purchase method of accounting, and accordingly, the purchase price of these Acquired Systems have been allocated to the assets acquired and liabilities assumed at their estimated fair values at their respective date of acquisition. The results of operations of the Acquired Systems have been included with those of the Company since the dates of acquisition.

                         MEDIACOM LLC AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (All dollar amounts in 000's)


   1998

      On January 9, 1998, Mediacom California LLC ("Mediacom California"), a subsidiary of Mediacom, acquired the assets of a cable television system serving approximately 17,200 subscribers in Clearlake, California and surrounding communities (the "Clearlake System") for a purchase price of $21,400. The purchase price has been preliminarily allocated as follows: $8,560 to property, plant and equipment, and $12,840 to intangible assets. Such allocations are subject to adjustments based upon the final appraisal information received by the Company. The final allocations of the purchase price are not expected to differ materially from the preliminary allocations. Additionally, approximately $226 of direct acquisition costs has been allocated to other assets. In the first quarter of 1998, the Company recorded acquisition reserves related to this acquisition in the amount of approximately $370, which are included in accrued expenses. The acquisition of the Clearlake System and related closing costs and adjustments were financed with borrowings under the Company's bank credit facilities. See Note 8.

      On January 23, 1998, Mediacom Southeast LLC, ("Mediacom Southeast"), a wholly-owned subsidiary of Mediacom, acquired the assets of cable television systems serving approximately 260,100 subscribers in various regions of the United States (the "Cablevision Systems") for a purchase price of $308,200. The purchase price has been allocated based on independent appraisal as follows:
$205,500 to property, plant and equipment, and $102,700 to intangible assets. Additionally, approximately $3,500 of direct acquisition costs has been allocated to other assets. In the first quarter of 1998, the Company recorded acquisition reserves related to this acquisition in the amount of $3,750, which are included in accrued expenses. The acquisition of the Cablevision Systems and related closing costs and adjustments were financed with equity contributions, borrowings under the Company's bank credit facilities, and other bank debt. See Notes 1 and 8.

      On October 1, 1998, Mediacom Southeast acquired the assets of a cable television system serving approximately 3,800 subscribers in Caruthersville, Missouri (the "Caruthersville System") for a purchase price of $5,000. The purchase price has been preliminarily allocated as follows: $2,000 to property, plant and equipment, and $3,000 to intangible assets. Such allocations are subject to adjustments based upon the final appraisal information received by the Company. The final allocations of the purchase price are not expected to differ materially from the preliminary allocations. The acquisition of the Caruthersville System and related closing costs and adjustments were financed with borrowings under the Company's bank credit facilities. See Note 8.

   1997

      On June 24, 1997, Mediacom Delaware LLC ("Mediacom Delaware"), a wholly-owned subsidiary of Mediacom, acquired the assets of cable television systems serving approximately 29,300 subscribers in lower Delaware and southwestern Maryland (the "Lower Delaware System") for a purchase price of $42,600. The purchase price has been allocated as follows: $21,300 to property, plant and equipment, and $21,300 to intangible assets. Additionally, $409 of direct acquisition costs has been allocated to other assets.

      On September 19, 1997, Mediacom California acquired the assets of a cable television system serving approximately 9,600 subscribers in Sun City, California (the "Sun City System") for a purchase price of $11,500. The purchase price has been allocated as follows: $7,150 to property, plant and equipment, and $4,350 to intangible assets. Additionally, $52 of direct acquisition costs has been allocated to other assets.

(4) Pro Forma Results:

      Summarized below are the pro forma unaudited results of operations for the years ended December 31, 1998 and 1997, assuming the purchase of the Acquired Systems had been consummated as of January 1, 1997. Adjustments have been made to: (i) depreciation and amortization reflecting the fair value of the assets

                         MEDIACOM LLC AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (All dollar amounts in 000's)

acquired; and (ii) interest expense. The pro forma results may not be indicative of the results that would have occurred if the combination had been in effect on the dates indicated or which may be obtained in the future.

                                                               1998      1997
                                                             --------  --------
     Revenue................................................ $136,148  $120,511
     Operating loss.........................................  (11,809)  (15,352)
     Net loss............................................... $(41,340) $(42,921)

(5) Recent Accounting Pronouncements:

      In 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income," Statement of Financial Accounting Standard No. 131, "Disclosure about Segments of an Enterprise and Related Information" and Statement of Financial Accounting Standard No. 132, "Employer's Disclosure about Pension and Other Post Retirement Benefits" which are effective for the Company's fiscal 1998 financial statements. During the years ended December 31, 1998 and 1997 and the period ended December 31, 1996, the Company had no items of comprehensive income. Refer to Note 13 of the consolidated financial statements for disclosure about segments and other related information. Additionally, the Company does not have any defined benefit plans, therefore, additional disclosures are not applicable to the notes of the financial statements.

      In 1998, Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," ("SFAS 133") and Statement of Position 98-5, "Reporting on the Costs of Start up Activities" ("SOP 98-5") were issued. SFAS 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. The Company will adopt SFAS 133 in fiscal 2001 but has not quantified the impact or not yet determined the timing or method of the adoption. SOP 98-5 provides guidance on accounting for the costs of start-up activities, which include preopening costs, preoperating costs, organization costs, and start-up costs. The Company will adopt SOP 98-5 in fiscal 1999, but does not expect any impact on the financial statements.

(6) Property, Plant and Equipment:

      As of December 31, 1998 and 1997, property, plant and equipment consisted of:

                                                                1998     1997
                                                              --------  -------
     Land and land improvements.............................. $    341  $   108
     Buildings and leasehold improvements....................    5,731      337
     Cable systems, equipment and subscriber devices.........  300,051   49,071
     Vehicles................................................    5,051    1,135
     Furniture, fixtures and office equipment................    3,453    1,084
                                                              --------  -------
                                                              $314,627  $51,735
     Accumulated depreciation................................  (45,423)  (5,737)
                                                              --------  -------
                                                              $269,204  $45,998
                                                              ========  =======

                         MEDIACOM LLC AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (All dollar amounts in 000's)


(7) Intangible Assets:

      The following table summarizes the net asset value for each intangible asset category as of December 31, 1998 and 1997:

                                              Gross Asset              Net Asset
     1998                                        Value    Amortization   Value
     ----                                     ----------- ------------ ---------
     Franchising costs.......................  $ 87,509     $ 7,983    $ 79,526
     Goodwill................................     8,400       1,313       7,087
     Subscriber lists........................    76,484      15,701      60,783
     Covenants not to compete................     4,842       1,310       3,532
                                               --------     -------    --------
                                               $177,235     $26,307    $150,928
                                               ========     =======    ========
                                              Gross Asset              Net Asset
     1997                                        Value    Amortization   Value
     ----                                     ----------- ------------ ---------
     Franchising costs.......................  $ 22,181     $ 1,732    $ 20,449
     Goodwill................................     6,848         333       6,515
     Subscriber list.........................    18,573       1,085      17,488
     Covenants not to compete................     4,842         328       4,514
                                               --------     -------    --------
                                               $ 52,444     $ 3,478    $ 48,966
                                               ========     =======    ========

(8) Debt:

      As of December 31, 1998 and 1997, debt consisted of:

                                                                 1998    1997
                                                               -------- -------
     Mediacom:
       8 1/2% Senior Notes(a)................................. $200,000 $   --
     Subsidiaries:
       Bank Credit Facilities(b)..............................  134,425  69,575
       Seller Note(c).........................................    3,480   3,193
                                                               -------- -------
                                                               $337,905 $72,768
                                                               ======== =======

(a) On April 1, 1998, Mediacom and Mediacom Capital jointly issued $200,000 aggregate principal amount of 8 1/2% Senior Notes due on April 15, 2008. The 8 1/2% Senior Notes are unsecured obligations of the Company, and the indenture for the 8 1/2% Senior Notes stipulates, among other things, restrictions on incurrence of indebtedness, distributions, mergers and asset sales and has cross-default provisions related to other debt of the Company. Interest accrues at 8 1/2% per annum, beginning from the date of issuance and is payable semi-annually on April 15 and October 15 of each year, commencing on October 15, 1998. The 8 1/2% Senior Notes may be redeemed at the option of Mediacom, in whole or part, at any time after April 15, 2003, at redemption prices decreasing from 104.25% of their principal amount to 100% in 2006, plus accrued and unpaid interest.

(b) On January 23, 1998, Mediacom Southeast entered into an eight and one-half year, $225,000 reducing revolver and term loan agreement (the "Southeast Credit Facility"). On June 24, 1997, Mediacom California, Mediacom Delaware and Mediacom Arizona LLC, a wholly-owned subsidiary of Mediacom (collectively, the "Western Group"), entered into an eight and one-half year, $100,000 reducing revolver and term loan agreement (the "Western Credit Facility" and, together with the Southeast Credit Facility, the "Bank Credit Facilities"). At December 31, 1998, the aggregate commitments under the Bank Credit Facilities were $324,400. The Bank Credit Facilities are non-recourse to Mediacom and have no cross-default provisions relating directly to each other. The reducing revolving credit lines under the Bank Credit Facilities make available a maximum commitment amount for a period of up to eight and one-half years,

                         MEDIACOM LLC AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (All dollar amounts in 000's)

  which is subject to quarterly reductions, beginning September 30, 1998, ranging from 0.21% to 12.42% of the original commitment amount of the reducing revolver. The term loans under the Bank Credit Facilities are repaid in consecutive installments beginning September 30, 1998, ranging from 0.42% to 12.92% of the original term loan amount. The Bank Credit Facilities require mandatory reductions of the reducing revolvers and mandatory prepayments of the term loans from excess cash flow, as defined, beginning December 31, 1999. The Bank Credit Facilities provide for interest at varying rates based upon various borrowing options and the attainment of certain financial ratios and for commitment fees of 3/8% to 1/2% per annum on the unused portion of available credit under the reducing revolver credit lines. The effective interest rates on outstanding debt under the Bank Credit Facilities were 7.2% and 8.8% for the three months ending December 31, 1998 and December 31, 1997, respectively, after giving effect to the interest rate swap agreements discussed below.

    The applicable margins for the respective borrowing rate options have the following ranges:

     Interest Rate Option                                         Margin Rate
     --------------------                                       ---------------
     Base Rate................................................. 0.250% to 1.625%
     Eurodollar Rate........................................... 1.250% to 2.625%

    The Bank Credit Facilities require Mediacom's subsidiaries to maintain compliance with certain financial covenants including, but not limited to, the leverage ratio, the interest coverage ratio, the fixed charge coverage ratio and the pro forma debt service coverage ratio, as defined in the respective credit agreements. The Bank Credit Facilities also require Mediacom's subsidiaries to maintain compliance with other covenants including, but not limited to, limitations on mergers and acquisitions, consolidations and sales of certain assets, liens, the incurrence of additional indebtedness, certain restrictive payments, and certain transactions with affiliates. The Company was in compliance with all covenants as of December 31, 1998.

    The Bank Credit Facilities are secured by Mediacom's pledge of all its ownership interests in the subsidiaries and a first priority lien on all the tangible and intangible assets of the operating subsidiaries, other than real property in the case of the Southeast Credit Facility. The indebtedness under the Bank Credit Facilities is guaranteed by Mediacom on a limited recourse basis to the extent of its ownership interests in the operating subsidiaries. At December 31, 1998, the Company had approximately $189,900 of unused commitments under the Bank Credit Facilities, all of which could have been borrowed by the operating subsidiaries for purposes of distributing such borrowed proceeds to Mediacom under the most restrictive covenants in the Company's bank credit agreements.

    As of December 31, 1998, the Company had entered into interest rate exchange agreements (the "Swaps") with various banks pursuant to which the interest rate on $60,000 is fixed at a weighted average swap rate of approximately 6.2%, plus the average applicable margin over the Eurodollar Rate option under the Bank Credit Facilities. Any amounts paid or received due to swap arrangements are recorded as an adjustment to interest expense. Under the terms of the Swaps, which expire from 1999 through 2002, the Company is exposed to credit loss in the event of nonperformance by the other parties to the Swaps. However, the Company does not anticipate nonperformance by the counterparties.

(c) In connection with the acquisition of the Kern Valley System, the Western Group issued to the seller an unsecured senior subordinated note (the "Seller Note") in the amount of $2,800, with a final maturity of June 28, 2006. Interest is deferred throughout the term of the note and is payable at maturity or upon prepayment. For the five-year period ending June 28, 2001, the annual interest rate is 9.0%. After the initial five-year period, the annual interest rate increases to 15.0%, with an interest clawback for the first five years. After the initial seven-year period, the interest rate increases to 18.0%, with an interest clawback for the first seven years. The Company intends to prepay the Seller Note plus accrued interest on or before June 28, 2001, subject to prior approval by the parties to the Western Credit Facilities, which the Company

                         MEDIACOM LLC AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (All dollar amounts in 000's)

  believes it will obtain. The Company expects to repay the Seller Note with cash flow generated from operations and future borrowings. There are no penalties associated with prepayment of this note.

  The Seller Note agreement contains a debt incurrence covenant limiting the ability of the Western Group to incur additional indebtedness. The Seller
  Note is subordinated and junior in right of payment to all senior obligations, as defined in the Western Credit Facility.

    The stated maturities of all debt outstanding as of December 31, 1998, are as follows:

     1999.............................................................. $  2,000
     2000..............................................................    2,300
     2001..............................................................    6,600
     2002..............................................................    9,500
     2003..............................................................   13,600
     Thereafter........................................................  303,905
                                                                        --------
                                                                        $337,905
                                                                        ========

(9) Related Party Transactions:

      Separate management agreements with each of Mediacom's subsidiaries provide for Mediacom Management to be paid compensation for management services performed for the Company. Under such agreements, Mediacom Management, which is wholly-owned by the Manager, is entitled to receive annual management fees calculated as follows: (i) 5.0% of the first $50,000 of annual gross operating revenues of the Company; (ii) 4.5% of such revenues in excess thereof up to $75,000; and (iii) 4.0% of such revenues in excess of $75,000. The Company incurred management fees of approximately $5,797, $882, and $270 for the years ended 1998 and 1997, and for the period ended December 31, 1996, respectively.

      The Operating Agreement of Mediacom provides for Mediacom Management to be paid a fee of 1.0% of the purchase price of acquisitions made by the Company until the Company's pro forma consolidated annual operating revenues equal $75,000 and 0.5% of such purchase price thereafter. The Company incurred acquisition fees of approximately $3,327, $544, and $441 for the years ended 1998 and 1997, and for the period ended December 31, 1996, respectively. The acquisition fees are included in other expenses in the statement of operations.

      In addition, the operating agreements of the Company provide for the reimbursement of reasonable out-of-pocket expenses of Mediacom Management incurred in connection with the operation of the business of the Company and acting for or on behalf of the Company in connection with any potential acquisitions. The Company reimbursed Mediacom Management approximately $53, $59, and $529 for the years ended 1998 and 1997, and for the period ended December 31, 1996, respectively.

      Rocco B. Commisso, the Company's Chief Executive Officer and sole owner of Mediacom Management, has substantial control over the operations of the Company. Mr. Commisso has the authority to appoint 3 of the 5 members of the Company's Executive Committee. As indicated above, the Company incurs fees and expenses from Mediacom Management which is controlled by Mr. Commisso.

(10) Employee Benefit Plans:

      Substantially all employees of the Company are eligible to participate in a deferred arrangement pursuant to IRC Section 401(k) (the "Plan"). Under such arrangement, eligible employees may contribute up to 15% of their current pre-tax compensation to the Plan. The Plan permits, but does not require, matching contributions and non-matching (profit sharing) contributions to be made by the Company up to a maximum dollar amount or maximum percentage of participant contributions, as determined annually by the Company. The Company presently matches 50% on the first 6% of employee contributions. The Company's contributions under the Plan totaled approximately $264, $14, and $10 for the years ended 1998 and 1997, and for the period ended December 31, 1996, respectively.

                         MEDIACOM LLC AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (All dollar amounts in 000's)

(11) Commitments and Contingencies:

      Under various lease and rental agreements for offices, warehouses and computer terminals, the Company had rental expense of approximately $588, $138, and $22 for the years ended 1998 and 1997, and for the period ended December 31, 1996, respectively. Future minimum annual rental payments are as follows:

     1999................................................................ $1,815
     2000................................................................  1,190
     2001................................................................    768
     2002................................................................    379
     2003................................................................    267

      In addition, the Company rents utility poles in its operations generally under short-term arrangements, but the Company expects these arrangements to recur. Total rental expense for utility poles was approximately $1,709, $102, and $24 for the years ended 1998 and 1997, and for the period ended December 31, 1996, respectively.

   Legal Proceedings

      Management is not aware of any legal proceedings currently that will have a material adverse impact on the Company's financial statements.

   Regulation in the Cable Television Industry

      The cable television industry is subject to extensive regulation by federal, local and, in some instances, state government agencies. The Cable Television Consumer Protection and Competition Act of 1992 and the Cable Communication Policy Act of 1984 (collectively, the "Cable Acts"), both of which amended the Communications Act of 1934 (as amended, the "Communications Act"), established a national policy to guide the development and regulation of cable television systems. The Communications Act was recently amended by the Telecommunications Act of 1996 (the "1996 Telecom Act"). Principal responsibility for implementing the policies of the Cable Acts and the 1996 Telecom Act has been allocated between the FCC and state or local regulatory authorities.

   Federal Law and Regulation

      The Cable Acts and the FCC's rules implementing such acts generally have increased the administrative and operational expenses of cable television systems and have resulted in additional regulatory oversight by the FCC and local or state franchise authorities. The Cable Acts and the corresponding FCC regulations have established, among other things: (i) rate regulations; (ii) mandatory carriage and retransmission consent requirements that require a cable television system under certain circumstances to carry a local broadcast station or to obtain consent to carry a local or distant broadcast station;
(iii) rules for franchise renewals and transfers; and (iv) other requirements covering a variety of operational areas such as equal employment opportunity, technical standards and customer service requirements.

      The 1996 Telecom Act deregulates rates for cable programming services tiers ("CPST") on March 31, 1999 and, for certain small cable operators, immediately eliminates rate regulation of CPST, and, in certain limited circumstances, basic services. The FCC is currently developing permanent regulations to implement the rate deregulation provisions of the 1996 Telecom Act. The Company is currently unable to predict the ultimate effect of the Cable Acts or the 1996 Telecom Act on its financial statements.

      The FCC and Congress continue to be concerned that rates for regulated programming services are rising at a rate exceeding inflation. It is therefore possible that the FCC will further restrict the ability of cable television operators to implement rate increases and/or Congress will enact legislation which would, for example, delay or suspend the scheduled March 1999 termination of CPST rate regulation.

                         MEDIACOM LLC AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (All dollar amounts in 000's)


   State and Local Regulation

      Cable television systems generally operate pursuant to non-exclusive franchises, permits or licenses granted by a municipality or other state or local governmental entity. The terms and conditions of franchises vary materially from jurisdiction to jurisdiction. A number of states subject cable television systems to the jurisdiction of centralized state government agencies. To date, other than Delaware, no state in which the Company currently operates has enacted state level regulation. The Company cannot predict whether any of the states in which currently operates will engage in such regulation in the future.

(12) Disclosures about Fair Value of Financial Instruments:

   Debt

      The fair value of the Company's debt is estimated based on the current rates offered to the Company for debt of the same remaining maturities. The fair value of the senior bank debt and the Seller Note approximates the carrying value. The fair value at December 31, 1998 of the 8 1/2% Senior Notes was approximately $204,500.

   Interest Rate Exchange Agreements

      The fair value of the Swaps is the estimated amount that the Company would receive or pay to terminate the Swaps, taking into account current interest rates and the current creditworthiness of the Swap counterparties. At December 31, 1998, the Company would have paid approximately $1,464 to terminate the Swaps, inclusive of accrued interest.

(13) FASB 131--Disclosure about Segments of an Enterprise and Related
Information:

      During the fourth quarter of fiscal year 1998, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 131, "Disclosure about Segments of an Enterprise and Related Information". This statement requires the Company to report segment financial information consistent with the presentations made to the Company's management for decision-making purposes. All revenues of the Company are derived solely from cable television operations and related activities. When allocating capital and operational resources to the cable television systems, the Company's management evaluates such factors as the bandwidth capacity and other cable plant characteristics, the offered programming services, and the rate structure. The decision making of the Company's management is based primarily on the impact of such resource allocations on the Company's consolidated system cash flow (defined as operating income before management fee expense, and depreciation and amortization). For the years ended 1998 and 1997, and for the period ended December 31, 1996, the Company's consolidated system cash flow was approximately $59,850, $9,390, and $2,960, respectively.

(14) Recent Events:

      On February 26, 1999, Mediacom and Mediacom Capital, a New York corporation wholly-owned by Mediacom, jointly issued $125,000 aggregate principal amount of 7 7/8% Senior Notes due on February 15, 2011. The net proceeds from this offering of approximately $121,900 were used to repay a substantial portion of outstanding indebtedness under the Company's bank credit facilities. Interest on the 7 7/8% Senior Notes will be payable semi-annually on February 15 and August 15 of each year, commencing on August 15, 1999.

      The Company is regularly presented with opportunities to acquire cable television systems that are evaluated on the basis of the Company's acquisition strategy. Although the Company presently does not have any definitive agreements to acquire or sell any of its cable television systems, it is negotiating with prospective sellers to acquire additional cable television systems. If definitive agreements for all such potential acquisitions are executed, and if such acquisitions are then consummated, the Company's customer base would

                         MEDIACOM LLC AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (All dollar amounts in 000's)

approximately double in size. These acquisitions are subject to the negotiation and completion of definitive documentation, which will include customary representations and warranties and will be subject to a number of closing conditions. Financing for these potential transactions has not been determined; however, if such acquisitions are consummated, the Company believes its total indebtedness would substantially increase. No assurance can be given that such definitive documents will be entered into or that, if entered into, the acquisitions will be consummated.

(15) Subsequent events:

      The Company has filed a registration statement with the Securities and Exchange Commission with the intent of having an initial public offering of its common stock. In connection therewith, the members of the limited liability company will exchange their membership interests for shares in a C corporation and will become subject to federal and state income taxes. As of December 31, 1998, had the Company been a C corporation, the Company would have recognized a non-recurring non-cash benefit to earnings of approximately $900 to record a net deferred tax asset.

      Pro forma earnings per share is calculated in accordance with SFAS No. 128 "Earnings Per Share" and is presented on a pro forma basis as if the shares issued to effect the exchange of membership interests of Mediacom LLC for shares in a C corporation were outstanding for all periods presented. The pro forma common shares outstanding reflect the 40,977,562 Class A shares and 29,022,438 Class B shares issued to effect the exchange of membership interests of Mediacom LLC as if these shares were outstanding for the period January 1, 1998 through December 31, 1998. These shares are based upon the relative ownership percentages of membership interests in Mediacom LLC immediately prior to the completion of this offering and are based on an initial public offering price of $17.50, the mid-point of the range set forth in the registration statement. The calculation does not include the effect of any stock or stock options that may be granted as part of the IPO. The Company has operating losses for the periods presented and has not reflected any income tax benefit as part of the pro forma loss.

      At the time of the offering, the Company will terminate the management services agreement with Mediacom Management and all employees of Mediacom Management will become employees of the new C corporation.

                                                                     Schedule II

                         MEDIACOM LLC AND SUBSIDIARIES
                       VALUATION AND QUALIFYING ACCOUNTS
                         (All dollar amounts in 000's)

                          Balance at     Additions
                         beginning of charged to costs             Balance at
                            period      and expenses   Deductions end of period
                         ------------ ---------------- ---------- -------------
December 31, 1996
  Allowance for doubtful
   accounts
    Current
     receivables........    $  --          $   91        $   66      $   25
  Acquisition reserves
    Accrued expenses....    $  --          $  --         $  --       $  --
December 31, 1997
  Allowance for doubtful
   accounts
    Current
     receivables........    $   25         $   45        $   14      $   56
  Acquisition reserves
    Accrued expenses....    $  --          $  --         $  --       $  --
December 31, 1998
  Allowance for doubtful
   accounts
    Current
     receivables........    $   56         $1,694        $1,452      $  298
  Acquisition
   reserves(1)
    Accrued expenses....    $  --          $4,120        $  --       $4,120

-----------------------------
(/1/)  Addition was charged to intangible assets

                         MEDIACOM LLC AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                         (All dollar amounts in 000's)

                                                    September 30, December 31,
                                                        1999          1998
                                                    ------------- ------------
                                                     (Unaudited)
                      ASSETS

Cash and cash equivalents..........................   $   3,700     $  2,212
Subscriber accounts receivable, net of allowance
 for doubtful accounts of $408 in 1999 and $298 in
 1998..............................................       2,269        2,512
Prepaid expenses and other assets..................       2,947        1,712
Investment in cable television systems:
  Inventory........................................      11,606        8,240
  Property, plant and equipment, at cost...........     369,100      314,627
  Less--accumulated depreciation...................     (82,200)     (45,423)
                                                      ---------     --------
    Property, plant and equipment, net.............     286,900      269,204
  Intangible assets, net of accumulated
   amortization of $45,103 in 1999 and $26,307 in
   1998............................................     134,768      150,928
                                                      ---------     --------
    Total investment in cable television systems...     433,274      428,372
Other assets, net of accumulated amortization of
 $4,773 in 1999 and $3,854 in 1998.................      12,965       16,344
                                                      ---------     --------
    Total assets...................................   $ 445,155     $451,152
                                                      =========     ========

    LIABILITIES AND REDEEMABLE MEMBERS' EQUITY

LIABILITIES
  Debt.............................................   $ 377,500     $337,905
  Accounts payable.................................       1,662        2,678
  Accrued expenses.................................      31,621       29,446
  Subscriber advances..............................       1,857        1,510
  Management fees payable..........................       1,881          962
                                                      ---------     --------
    Total liabilities..............................     414,521      372,501
                                                      ---------     --------

COMMITMENTS AND CONTINGENCIES......................         --           --

REDEEMABLE MEMBERS' EQUITY
  Capital contributions............................     124,990      124,990
  Accumulated deficit..............................     (84,356)     (46,339)
                                                      ---------     --------
    Total redeemable members' equity...............      40,634       78,651
                                                      ---------     --------
    Total liabilities and redeemable members'
     equity........................................   $ 455,155     $451,152
                                                      =========     ========

          See accompanying notes to consolidated financial statements

                         MEDIACOM LLC AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                         (All dollar amounts in 000's)
                                  (Unaudited)

                                          Three Months
                                             Ended          Nine Months Ended
                                          September 30,       September 30,
                                        -----------------  --------------------
                                          1999     1998       1999       1998
                                        --------  -------  ----------  --------
Revenues..............................  $ 39,052  $34,306  $  113,230  $ 94,374
Costs and expenses:
  Service costs.......................    12,396   11,411      36,571    32,873
  Selling, general and administrative
   expenses...........................     7,314    6,562      21,816    18,101
  Management fee expense..............     1,562    1,557       5,150     4,340
  Depreciation and amortization.......    24,723   16,915      66,154    44,338
                                        --------  -------  ----------  --------
Operating loss........................    (6,943)  (2,139)    (16,461)   (5,278)
                                        --------  -------  ----------  --------
Interest expense, net.................     7,185    6,048      20,577    17,786
Other expenses........................       245      270         979     3,838
                                        --------  -------  ----------  --------
Net loss..............................  $(14,373) $(8,457) $  (38,017) $(26,902)
                                        ========  =======  ==========  ========
Pro forma net loss and loss per share:
  Historical net loss before income
   taxes..............................                     $  (38,017)
  Pro forma income tax effects
   (note 6)...........................                            --
                                                           ----------
Pro forma net loss....................                     $  (38,017)
                                                           ==========
Pro forma basic and diluted loss per
 share................................                     $    (0.54)
Pro forma common shares outstanding
 (note 6).............................                     70,000,000



          See accompanying notes to consolidated financial statements

                         MEDIACOM LLC AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                         (All dollar amounts in 000's)
                                  (Unaudited)

                                                              Nine Months
                                                          Ended September 30,
                                                          --------------------
                                                            1999       1998
                                                          ---------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss............................................... $ (38,017) $ (26,902)
  Adjustments to reconcile net loss to net cash flows
   from operating activities:
    Accretion of interest on seller note.................       225        205
    Depreciation and amortization........................    66,154     44,338
    Decrease (increase) in subscriber accounts
     receivable..........................................       243     (1,389)
    Increase in prepaid expenses and other assets........    (1,235)    (1,603)
    (Decrease) increase in accounts payable..............    (1,016)     4,003
    Increase in accrued expenses.........................     2,175     28,695
    Increase in subscriber advances......................       347         40
    Increase in management fees payable..................       919        409
                                                          ---------  ---------
      Net cash flows from operating activities...........    29,795     47,796
                                                          ---------  ---------
CASH FLOWS USED IN INVESTING ACTIVITIES:
  Capital expenditures...................................   (60,245)   (35,430)
  Acquisitions of cable television systems...............       --    (336,994)
  Other, net.............................................      (387)       (28)
                                                          ---------  ---------
      Net cash flows used in investing activities........   (60,632)  (372,452)
                                                          ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings.........................................   224,700    466,225
  Repayment of debt......................................  (185,330)  (221,800)
  Capital contributions..................................       --      94,000
  Financing costs........................................    (7,045)   (13,828)
                                                          ---------  ---------
      Net cash flows from financing activities...........    32,325    324,597
                                                          ---------  ---------
      Net increase (decrease) in cash and cash
       equivalents.......................................     1,488        (59)
CASH AND CASH EQUIVALENTS, beginning of period...........     2,212      1,027
                                                          ---------  ---------
CASH AND CASH EQUIVALENTS, end of period................. $   3,700  $     968
                                                          =========  =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the period for interest............... $  16,438  $   9,420
                                                          =========  =========

          See accompanying notes to consolidated financial statements

                         MEDIACOM LLC AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (All dollar amounts in 000's)
                                  (Unaudited)

(1) Statement of Accounting Presentation and Other Information

      Mediacom LLC ("Mediacom" and collectively with its subsidiaries, the "Company"), a New York limited liability company, was formed in July 1995 principally to acquire and operate cable television systems. As of September 30, 1999, the Company had acquired and was operating cable television systems in fourteen states, principally Alabama, California, Florida, Kentucky, Missouri and North Carolina.

      Mediacom Capital Corporation ("Mediacom Capital"), a New York corporation wholly-owned by Mediacom, was organized in March 1998 for the sole purpose of acting as co-issuer with Mediacom of $200,000 aggregate principal amount of 8 1/2% senior notes due 2008 (the "8 1/2% Senior Notes") and of $125,000 aggregate principal amount of 7 7/8% senior notes due 2011 (the "7 7/8% Senior Notes" and collectively with the 8 1/2% Senior Notes, the "Senior Notes") (see
Note 3). Mediacom Capital has nominal assets and does not conduct operations of its own. The Senior Notes are joint and several obligations of Mediacom and Mediacom Capital, although Mediacom received all the net proceeds of the Senior Notes.

      The consolidated financial statements include the accounts of Mediacom and its subsidiaries and have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted.

      The consolidated financial statements as of September 30, 1999 and 1998 are unaudited; however, in the opinion of management, such statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the periods presented. The accounting policies followed during such interim periods reported are in conformity with generally accepted accounting principles and are consistent with those applied during annual periods. For additional disclosures, including a summary of the Company's accounting policies, the interim financial statements should be read in conjunction with the Company's Annual Report on Form 10-K, as amended (File Nos. 333-57285-01 and 333-57285). The results of operations for the interim periods are not necessarily indicative of the results that might be expected for future interim periods or for the full year ending December 31, 1999.

(2) Acquisitions

      The Company completed the undernoted acquisitions in 1998 (the "1998 Acquisitions"). These acquisitions were accounted for using the purchase method of accounting and accordingly, the purchase price of these acquisitions has been allocated to the assets acquired and liabilities assumed at their estimated fair values at their respective date of acquisition. The results of operations of the 1998 Acquisitions have been included with those of the Company since the dates of acquisition.

      On January 9, 1998, the Company acquired the assets of a cable television system serving approximately 17,200 basic subscribers in Clearlake, California and surrounding communities (the "Clearlake System") for a purchase price of $21,400. The purchase price has been allocated based on an independent appraisal as follows: approximately $5,973 to property, plant and equipment, and approximately $15,427 to intangible assets. Additionally, approximately $226 of direct acquisition costs has been allocated to other assets. In the first quarter of 1998, the Company recorded acquisition reserves related to this acquisition in the amount of approximately $370, which are included in accrued expenses. The acquisition of the Clearlake System and related closing costs and adjustments were financed with borrowings under the Company's bank credit facilities (see Note 3).

                         MEDIACOM LLC AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (All dollar amounts in 000's)
                                  (Unaudited)


      On January 23, 1998, the Company acquired the assets of cable television systems serving approximately 260,100 basic subscribers in various regions of the United States (the "Cablevision Systems") for a purchase price of approximately $308,200. The purchase price has been allocated based on an independent appraisal as follows: approximately $205,500 to property, plant and equipment, and approximately $102,700 to intangible assets. Additionally, approximately $3,500 of direct acquisition costs has been allocated to other assets. In the first quarter of 1998, the Company recorded acquisition reserves related to this acquisition in the amount of approximately $3,750, which are included in accrued expenses. The acquisition of the Cablevision Systems and related closing costs and adjustments were financed with equity contributions and borrowings under the Company's bank credit facilities (see Note 3).

      On October 1, 1998, the Company acquired the assets of a cable television system serving approximately 3,800 basic subscribers in Caruthersville, Missouri (the "Caruthersville System") for a purchase price of $5,000. The purchase price has been allocated as follows: approximately $2,300 to property, plant and equipment, and approximately $2,700 to intangible assets. The acquisition of the Caruthersville System and related closing costs and adjustments were financed with borrowings under the Company's bank credit facilities (see Note 3).

(3) Debt

      As of September 30, 1999 and December 31, 1998, debt consisted of:

                                                      September 30, December 31,
                                                          1999          1998
                                                      ------------- ------------
     Mediacom:
       8 1/2% Senior Notes(a)........................   $200,000      $200,000
       7 7/8% Senior Notes(b)........................    125,000           --
     Subsidiaries:
       Bank Credit Facilities(c).....................     52,500       134,425
       Seller Note(d)................................        --          3,480
                                                        --------      --------
                                                        $377,500      $337,905
                                                        ========      ========

    (a) On April 1, 1998, Mediacom and Mediacom Capital jointly issued $200,000 aggregate principal amount of 8 1/2% Senior Notes due on April 15, 2008. The 8 1/2% Senior Notes are unsecured obligations of the Company, and the indenture for the 8 1/2% Senior Notes stipulates, among other things, restrictions on incurrence of indebtedness, distributions, mergers and asset sales and has cross-default provisions related to other debt of the Company. Interest accrues at 8 1/2% per annum, beginning from the date of issuance and is payable semi-annually on April 15 and October 15 of each year. The 8 1/2% Senior Notes may be redeemed at the option of Mediacom, in whole or part, at any time after April 15, 2003, at redemption prices decreasing from 104.25% of their principal amount to 100% in 2006, plus accrued and unpaid interest.

    (b) On February 26, 1999, Mediacom and Mediacom Capital jointly issued $125,000 aggregate principal amount of 7 7/8% Senior Notes due on February 15, 2011. The 7 7/8% Senior Notes are unsecured obligations of the Company, and the indenture for the 7 7/8% Senior Notes stipulates, among other things, restrictions on incurrence of indebtedness, distributions, mergers and asset sales and has cross-default provisions related to other debt of the Company. Interest accrues at 7 7/8% per annum, beginning from the date of issuance and is payable semi-annually on

                         MEDIACOM LLC AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (All dollar amounts in 000's)
                                  (Unaudited)
      February 15 and August 15 of each year, commencing on August 15, 1999. The 7 7/8% Senior Notes may be redeemed at the option of Mediacom, in whole or part, at any time after February 15, 2006, at redemption prices decreasing from 103.938% of their principal amount to 100% in 2008, plus accrued and unpaid interest.

    (c) On June 24, 1997, the Company entered into an eight and one-half year $100,000 reducing revolver and term loan agreement (the "Western Credit Agreement"). On January 23, 1998, the Company entered into a separate eight and one-half year $225,000 reducing revolver and term loan agreement (the "Southeast Credit Agreement" and together with the Western Credit Agreement, the "Bank Credit Agreements"). By separate amendments dated as of January 26, 1999 to each of the Bank Credit Agreements, the term loans were converted into additional revolving credit loans.

        On September 30, 1999, the Company refinanced the Bank Credit Agreements with $550,000 of credit facilities, consisting of a $450,000 reducing revolving credit facility and a $100,000 term loan (the "Mediacom USA Credit Agreement"). The revolving credit facility expires March 31, 2008, subject to repayment on June 30, 2007 if Mediacom does not refinance the 8 1/2% Senior Notes. The term loan is due and payable on September 30, 2008, and is also subject to repayment on September 30, 2007 if Mediacom does not refinance the 8 1/2% Senior Notes. The reducing revolving credit facility makes available a maximum commitment amount for a period of up to eight and one-half years, which is subject to quarterly reductions, beginning September 30, 2002, ranging from 1.25% to 17.50% of the original commitment amount of the reducing revolver. The Mediacom USA Credit Agreement requires mandatory reductions of the reducing revolver facility from excess cash flow, as defined, beginning December 31, 2002. The Mediacom USA Credit Agreement provides for interest at varying rates based upon various borrowing options and the attainment of certain financial ratios, and for commitment fees of 1/4% to 3/8% per annum on the unused portion of available credit under the reducing revolver credit facility. The average interest rate on outstanding bank debt was 6.7% and 6.9% for the three months ended September 30, 1999 and December 31, 1998, respectively, before giving effect to the interest rate swap agreements discussed below.

        The Mediacom USA Credit Agreement requires the Company to maintain compliance with certain financial covenants including, but not limited to, the leverage ratio, the interest coverage ratio, and the pro forma debt service coverage ratio, as defined therein. The Mediacom USA Credit Agreement also requires the Company to maintain compliance with other covenants including, but not limited to, limitations on mergers and acquisitions, consolidations and sales of certain assets, liens, the incurrence of additional indebtedness, certain restrictive payments, and certain transactions with affiliates. The Company was in compliance with all covenants of the Mediacom USA Credit Agreement as of September 30, 1999.

        The Mediacom USA Credit Agreement is secured by Mediacom's pledge of all its ownership interests in its operating subsidiaries and is guaranteed by Mediacom on a limited recourse basis to the extent of such ownership interests. At September 30, 1999, the Company had $497,500 of unused bank commitments under the Mediacom USA Credit Agreement, of which approximately $384,500 could have been borrowed by the operating subsidiaries for purposes of distributing such borrowed proceeds to Mediacom under the most restrictive covenants.

                         MEDIACOM LLC AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (All dollar amounts in 000's)
                                  (Unaudited)


        As of September 30, 1999, the Company had entered into interest rate exchange agreements (the "Swaps") with various banks pursuant to which the interest rate on $50,000 is fixed at a weighted average swap rate of approximately 6.2%, plus the average applicable margin over the Eurodollar Rate option under the Mediacom USA Credit Agreement. Under the terms of the Swaps, which expire from 2000 through 2002, the Company is exposed to credit loss in the event of nonperformance by the other parties to the Swaps. However, the Company does not anticipate nonperformance by the counterparties.

    (d) In connection with an acquisition completed in 1996, certain subsidiaries of Mediacom issued to the seller an unsecured senior subordinated note (the "Seller Note") in the amount of $2,800, with a final maturity of June 28, 2006. Interest is deferred throughout the term of the Seller Note and is payable at maturity or upon prepayment. The Seller Note was prepaid in full on September 24, 1999 with no penalties associated with such prepayment.

      The stated maturities of all debt outstanding as of September 30, 1999 are as follows:

            2000................................ $    --
            2001................................      --
            2002................................      500
            2003................................    1,000
            2004................................    1,000
            Thereafter .........................  375,000
                                                 --------
                                                 $377,500
                                                 ========

(4) Commitments and Contingencies

      Pursuant to the Cable Television Consumer Protection and Competition Act of 1992, the Federal Communications Commission (the "FCC") adopted comprehensive regulations governing rates charged to subscribers for basic cable and cable programming services. The FCC's authority to regulate the rates charged for cable programming services expired on March 31, 1999. Basic cable rates must be set using a benchmark formula. Alternatively, a cable operator can attempt to establish higher rates through a cost-of-service showing. The FCC has also adopted regulations that permit qualifying small cable operators to justify their regulated rates using a simplified rate-setting methodology. This methodology almost always results in rates which exceed those produced by the cost-of-service rules applicable to larger cable television operators. Approximately 70% of the basic subscribers served by the Company's cable television systems are covered by such FCC rules. Once rates for basic cable service have been established pursuant to one of these methodologies, the rate level can subsequently be adjusted only to reflect changes in the number of regulated channels, inflation, and increases in certain external costs, such as franchise and other governmental fees, copyright and retransmission consent fees, taxes, programming costs and franchise-related obligations. FCC regulations also govern the rates which can be charged for the lease of customer premises equipment and for installation services.

      As a result of such legislation and FCC regulations, the Company's basic cable service rates and its equipment and installation charges (the "Regulated Services") are subject to the jurisdiction of local franchising authorities. The Company believes that it has complied in all material respects with the rate regulation provisions of the federal law. However, the Company's rates for Regulated Services are subject to review by the appropriate franchise authority if it is certified by the FCC to regulate basic cable service rates. If, as a result of the review process, the Company cannot substantiate the rates charged by its cable television systems for Regulated Services, the Company could be required to reduce its rates for Regulated Services to

                         MEDIACOM LLC AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (All dollar amounts in 000's)
                                  (Unaudited)
the appropriate level and refund the excess portion of rates received for up to one year prior to the implementation of any increase in rates for Regulated Services.

      The Company's agreements with franchise authorities require the payment of fees of up to 5% of annual revenues. Such franchises are generally nonexclusive and are granted by local governmental authorities for a specified term of years, generally for periods of up to fifteen years.

      On April 29, 1999, a bank issued two irrevocable letters of credit in the aggregate amount of $30,000 in favor of the seller of the Triax systems (defined below) to secure the Company's performance under the related definitive agreement. On November 5, 1999, the Company completed the acquisition of the Triax systems and accordingly such letters of credit were cancelled.

(5) FASB 131--Disclosure about Segments of an Enterprise and Related
Information

      As of December 31, 1998, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 131, "Disclosure about Segments of an Enterprise and Related Information". This statement requires the Company to report segment financial information consistent with the presentations made to the Company's management for decision-making purposes. All revenues of the Company are derived solely from cable television operations and related activities. The decision making of the Company's management is based primarily on the impact of capital and operational resource allocations on the Company's consolidated system cash flow (defined as operating income (loss) before management fee expense, and depreciation and amortization). The Company's management evaluates such factors as the bandwidth capacity and other cable plant characteristics, the offered programming services, and the customer rates, when allocating capital and operational resources. The Company's consolidated system cash flow for the three months ended September 30, 1999 and 1998 was approximately $19,300, and $16,300, respectively, and for the nine months ended September 30, 1999 and 1998 was approximately $54,800 and $43,400 respectively.

(6) Recent Developments

   Acquisitions and Financings

      On October 15, 1999, the Company acquired the stock of Zylstra Communications Corporation ("Zylstra") for a purchase price of approximately $19,500, subject to certain adjustments. Zylstra owns and operates cable television systems serving approximately 14,000 subscribers in Iowa, Minnesota and South Dakota. The Zylstra acquisition was financed with borrowings under the Mediacom USA Credit Agreement.

      On November 5, 1999, the Company entered into credit facilities of $550,000, consisting of a $450,000 reducing revolver credit facility expiring on June 2008 and a $100,000 term loan due December 2008 (the "Mediacom Midwest Credit Agreement"). The terms of the Mediacom Midwest Credit Agreement are substantially similar to the terms of the Mediacom USA Credit Agreement.

      On November 5, 1999, the Company acquired the assets of cable television systems owned by Triax Midwest Associates, L.P. ("Triax") for a purchase price of approximately $740,100, subject to certain adjustments. The Triax systems serve approximately 344,000 subscribers primarily in Illinois, Indiana, and Minnesota. This acquisition was financed with $10,500 of additional equity contributions from the Company's members and borrowings under the Mediacom USA Credit Agreement and Mediacom Midwest Credit Agreement.

                         MEDIACOM LLC AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (All dollar amounts in 000's)
                                  (Unaudited)

   SoftNet Agreement

      On November 4, 1999, the Company completed an agreement with SoftNet Systems, Inc. ("SoftNet") a high-speed broadband Internet access and content services company, to deploy SoftNet's high-speed Internet access services throughout the Company's cable television systems. In addition to a revenue sharing arrangement that has a term of ten years, the Company received 3.5 million shares of SoftNet's common stock, representing a fair value of approximately $82,000 as of January 10, 2000, in exchange for SoftNet's long-term rights to deliver high-speed Internet access services to the Company's customers. Under the terms of this agreement, over a period of three years the Company is required to upgrade its cable network to provide two-way communications capability in cable systems passing 900,000 homes, including the Triax and Zylstra systems, and make available such homes to SoftNet. Of the issued shares, 90% are subject to forfeiture in the event the Company does not perform subject to the schedule set forth in this agreement calling for the delivery by the Company of two-way capable homes.

      The Company received 628,271 shares and 2,871,729 shares of SoftNet on November 4, 1999 and December 30, 1999, respectively. Ten percent of the 3.5 million shares (or 350,000 shares) are vested and nonforfeitable upon date of receipt. The Company will amortize the value of these shares of $8,533 into income over the term of the agreement. Furthermore, the Company is required by this agreement to deliver a certain number of committed homes passed over the initial three-year period as it upgrades its cable network to provide two-way communications capability in the Company's cable systems. As it delivers these committed homes passed, a certain number of the shares will become vested and non forfeitable. The Company will also recognize the remaining 3,150,000 shares as income over the term of this agreement.

   Management Agreements

      Each of the Company's operating subsidiaries is a party to a management agreement with Mediacom Management Corporation ("Mediacom Management"). Under these agreements, Mediacom Management provides management services to the Company's operating subsidiaries and is paid annual management fees of 5.0% of the first $50,000 of annual gross operating revenues, 4.5% of revenues in excess of $50,000 up to $75,000 and 4.0% of revenues in excess of $75,000. Mediacom Management utilized such fees to compensate its employees as well as fund its corporate overhead. The management agreements were revised effective November 19, 1999 in connection with an amendment to Mediacom's operating agreement, to provide for management fees equal to 2.0% of annual gross revenues. In addition, Mediacom Management has agreed to waive the management fees accrued from July 1, 1999 through November 19, 1999.

      During the fourth quarter of fiscal 1999, the Company will record a $25,100 deferred charge associated with the amendments to the management agreements of Mediacom Management for which additional membership interests will be issued to an existing member of Mediacom upon occurrence of a future valuation of Mediacom including an initial public offering. The deferred charge represents the future benefit of reduced management fees. This charge will be amortized over the expected future term of the management agreements. During the fourth quarter of fiscal 1999, the Company will reflect $628,000 as additional operating expenses.

      The operating agreement of Mediacom provides that Mediacom Management is paid an acquisition fee of 1.0% of the purchase price of acquisitions made by Mediacom until its pro forma consolidated annual revenues equals $75,000, and thereafter 0.5% of such purchase price. No such fees were paid during the nine months ended September 30, 1999 since there were no acquisitions completed during this period. Pursuant to the amendment to Mediacom's operating agreement, no further acquisition fees will be payable.

                         MEDIACOM LLC AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (All dollar amounts in 000's)
                                  (Unaudited)

   Employment Arrangements

      On November 19, 1999, a certain member granted a specified number of membership units to certain members of management for past and future services. These units will vest over five years and will be subject to forfeiture penalties based on a three year period between the date the membership units become vested and the date the employee leaves Mediacom. Forfeited units will revert to the member that granted the units. Approximately 55% of membership interests will be fully vested and non-forfeitable on the date of grant. During the fourth quarter, Mediacom will record a one-time $13,483 non-recurring, non-cash compensation charge relating to these vested and non-forfeitable membership interests based on an initial public offering price of $17.50, the mid-point of the range set forth in the registration statement as discussed below. Mediacom will also record deferred compensation for $11,128 relating to the nonvested and forfeitable membership interests and will record this compensation in expense over a period of five to eight years.

   Initial Public Offering

      On November 12, 1999, a registration statement was filed with the Securities and Exchange Commission for an initial public offering ("IPO") of shares of Class A common stock. In connection therewith, Mediacom Communications Corporation ("MCC"), a Delaware Corporation, was formed. Immediately prior to the IPO, MCC will issue shares of common stock in exchange for all the outstanding membership interests of Mediacom, which currently serves as the holding company for the operating subsidiaries. As a result, MCC will become the parent company of Mediacom, which will continue to serve as the holding company of the subsidiaries.

      Immediately prior to the IPO, additional membership interests will be issued to all members of Mediacom in accordance with a formula set forth in Mediacom's amended operating agreement which is based upon a valuation of Mediacom established at the time of the IPO. Effective upon completion of the IPO, a provision in the amended operating agreement providing for a special allocation of membership interests to certain members based upon valuations of Mediacom performed from time to time shall be removed. In connection with the amendment and removal of a portion of the special allocation provisions of the operating agreement and the amendments to Mediacom's management agreements with Mediacom Management effective November 19, 1999, certain members will be issued new membership interests representing 16.5% of the equity in Mediacom in accordance with a formula based upon the valuation established immediately prior to the IPO. These newly issued membership interests will be exchanged for shares of MCC's common stock in the IPO.

      In addition, certain members of management will receive options to purchase 7.2 million shares of common stock in exchange for the removal of the balance of the provision providing for a special allocation of membership interests. These options are for a term of five years and are exercisable, commencing six months after the completion of the IPO, at a price equal to the initial public offering price. With the exception of options to purchase approximately 6.9 million shares of Class B common stock to be held by a certain member of management, such options will be subject to forfeiture penalties based on a three year period between the date the options become vested and the date the employee leaves Mediacom.

                         MEDIACOM LLC AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (All dollar amounts in 000's)
                                  (Unaudited)

      The management agreements between Mediacom Management and each of the operating subsidiaries will be terminated upon completion of the IPO, and Mediacom Management's employees will become MCC's employees and its corporate overhead will become MCC's corporate overhead. These expenses will be reflected as a corporate expense in the consolidated statement of operations.

      As of December 20, 1999, the Board of Directors of MCC adopted a stock option plan for officers and key employees. Upon completion of the IPO, options for an aggregate of 2.8 million shares of Class A and Class B common stock will have been granted to employees at an exercise price equal to the initial public offering price. Such options will vest in equal annual installments over five years. Vesting is contingent on continuous employment. Options that do not vest will be forfeited.

      MCC has entered into an agreement with Mediacom Management to purchase all of its assets upon the completion of this offering. MCC will pay Mediacom Management approximately $700 for the furniture, computers and other office equipment that Mediacom Management purchased to conduct its operations. The purchase price to be paid to Mediacom Management for such assets will approximate their carrying value.

      The Company is currently a limited liability company and its members are required to report their share of income or loss in their respective income tax returns. After the completion of the IPO and the exchange of membership interests in Mediacom for shares of MCC's common stock, the results of MCC will be included in MCC's corporate tax returns. MCC will also record a one-time non recurring charge to earnings to record a net deferred tax liability. If the Company had been a C corporation as of September 30, 1999, this charge would have been $1,937.

      Pro forma earnings per share is calculated in accordance with SFAS No. 128 "Earnings Per Share" and is presented on a pro forma basis as if the shares issued to effect the exchange of membership interests of Mediacom LLC for shares in a C corporation were outstanding for all periods presented. The pro forma common shares outstanding reflect the 40,977,562 Class A shares and 29,022,438 Class B shares issued to effect the exchange of membership interests of Mediacom LLC as if these shares were outstanding for the period January 1, 1998 through December 31, 1998. These shares are based upon the relative ownership percentages of membership interests in Mediacom LLC immediately prior to the completion of this offering and are based on an initial public offering price of $17.50, the mid-point of the range set forth in the registration statement. The calculation does not include the effect of any stock or stock options that may be granted as part of the IPO. The Company has operating losses for the periods presented and has not reflected any income tax benefit as part of the pro forma loss.

                          Independent Auditors' Report

The Board of Directors
U.S. Cable Television Group, L.P.

      We have audited the accompanying consolidated balance sheets of U.S. Cable Television Group, L.P. and subsidiaries (a wholly-owned subsidiary of Cablevision Systems Corporation) as of December 31, 1997 and 1996, and the related consolidated statements of operations and partners' capital (deficiency) and cash flows for the year ended December 31, 1997, and for the periods from January 1, 1996 to August 12, 1996, and August 13, 1996 to December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of U.S. Cable Television Group, L.P. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the year ended December 31, 1997, and the periods from January 1, 1996 to August 12, 1996, and August 13, 1996 to December 31, 1996, in conformity with generally accepted accounting principles.

      As discussed in note 1 to the consolidated financial statements, effective August 13, 1996, U.S. Cable Television Group L.P. redeemed certain limited and general partnership interests in a business combination accounted for as a purchase. As a result of the redemption, the consolidated financial information for the period after the redemption is presented on a different cost basis than that for the period before the redemption and therefore, is not comparable.

                                          KPMG LLP

Jericho, New York
March 20, 1998

                       U.S. CABLE TELEVISION GROUP, L.P.
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           December 31, 1997 and 1996
                             (Dollars in thousands)

                                                                1997     1996
                                                              -------- --------
                           ASSETS

Cash and cash equivalents...................................  $    281 $     49
Accounts receivable-subscribers (less allowance for doubtful
 accounts of $218 and $122).................................     1,082      995
Other receivables...........................................       502      383
Prepaid expenses and other assets...........................       632      477
Property, plant and equipment, net..........................    84,363   93,543
Excess costs over fair value of net assets acquired (less
 accumulated amortization of $29,158 and $7,952)............   119,363  140,487
Deferred financing costs (less accumulated amortization of
 $1,062 and $292)...........................................     1,771    1,997
                                                              -------- --------
                                                              $207,994 $237,931
                                                              ======== ========

             LIABILITIES AND PARTNER'S CAPITAL

Accounts payable............................................  $ 11,605 $ 10,246
Accrued expenses:
  Franchise fees............................................     1,087    1,089
  Payroll and related benefits..............................     4,463    4,728
  Interest..................................................       879      947
  Other.....................................................     7,174    3,688
Accounts payable-affiliates.................................     1,367      500
Bank debt...................................................   154,960  159,460
                                                              -------- --------
    Total liabilities.......................................   181,535  180,658
Partners' capital...........................................    26,459   57,273
                                                              -------- --------
                                                              $207,994 $237,931
                                                              ======== ========


          See accompanying notes to consolidated financial statements.

                       U.S. CABLE TELEVISION GROUP, L.P.
                                AND SUBSIDIARIES

                   CONSOLIDATED STATEMENTS OF OPERATIONS AND
                         PARTNERS' CAPITAL (DEFICIENCY)
                             (Dollars in thousands)

                                                Period from         Period from
                             Year ended     August 13,  1996  to January 1, 1996 to
                          December 31, 1997  December 31, 1996    August 12, 1996
                          ----------------- -------------------- ------------------
Revenues................      $ 89,016            $ 32,144           $  49,685
Operating expenses:
  Technical expenses....        38,513              15,111              23,467
  Selling, general and
   administrative
   expenses.............        22,099               6,677              11,021
  Depreciation and
   amortization.........        46,116              17,842              21,034
                              --------            --------           ---------
    Operating loss......       (17,712)             (7,486)             (5,837)
Other (expense) income:
  Interest expense......       (12,727)             (5,136)            (10,922)
  Interest income.......            25                  14                  33
  Other, net............          (400)               (119)                (69)
                              --------            --------           ---------
Net loss................       (30,814)            (12,727)            (16,795)
Partners' capital (defi-
 ciency):
  Beginning of period...        57,273                 --              (92,795)
  Capital contribution..           --               70,000                 --
                              --------            --------           ---------
  End of period.........      $ 26,459            $ 57,273           $(109,590)
                              ========            ========           =========



          See accompanying notes to consolidated financial statements.

                       U.S. CABLE TELEVISION GROUP, L.P.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in thousands)

                                              Period from        Period from
                            Year ended     August 13, 1996 to January 1, 1996 to
                         December 31, 1997 December 31, 1996   August 12, 1996
                         ----------------- ------------------ ------------------
Cash flows from
 operating activities
  Net loss..............     $(30,814)         $ (12,727)          $(16,795)
  Adjustments to
   reconcile net loss to
   net cash provided by
   operating activities:
    Depreciation and
     amortization.......       46,116             17,842             21,034
    Amortization of
     deferred financing
     costs..............          770                292                477
    (Gain) loss on
     disposal of
     equipment..........         (116)                43                 39
  Changes in assets and
   liabilities, net of
   effects of
   acquisition:
    Accounts receivable,
     net................          (87)               634               (625)
    Other receivables...         (119)                94               (129)
    Prepaid expenses and
     other assets.......         (155)               131               (204)
    Accounts payable and
     accrued expenses...        4,510                265             (2,318)
    Accounts payable to
     affiliates.........          867               (576)             1,029
                             --------          ---------           --------
Net cash provided by
 operating activities...       20,972              5,998              2,508
                             --------          ---------           --------
Cash flows from
 investing activities:
  Capital expenditures..      (15,769)            (5,317)           (11,995)
  Proceeds from sale of
   equipment............          155                 53                 48
                             --------          ---------           --------
  Net cash used in
   investing
   activities...........      (15,614)            (5,264)           (11,947)
                             --------          ---------           --------
Cash flows from
 financing activities:
  Advance from V Cable..          --                 --              70,000
  Cash paid for
   redemption of
   partners' interests..          --              (4,010)               --
  Additions to excess
   costs................          (82)               (98)               --
  Additions to deferred
   financing costs......         (544)            (2,289)
  Proceeds from bank
   debt.................       10,300            159,810                --
  Repayment of bank
   debt.................      (14,800)              (350)               --
  Repayment of senior
   debt.................          --            (153,538)           (60,807)
                             --------          ---------           --------
  Net cash (used in)
   provided by financing
   activities...........       (5,126)              (475)             9,193
                             --------          ---------           --------
Net increase (decrease)
 in cash and cash
 equivalents............          232                259               (246)
Cash and cash
 equivalents at
 beginning of period....           49               (210)                36
                             --------          ---------           --------
Cash and cash
 equivalents at end of
 period.................     $    281          $      49           $   (210)
                             ========          =========           ========

          See accompanying notes to consolidated financial statements.

                       U.S. CABLE TELEVISION GROUP, L.P.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (Dollars in thousands)

(1) The Company

      U.S. Cable Television Group, L.P. (the "Company") was formed for the purpose of acquiring, owning and operating cable television systems, which are generally operated pursuant to non-exclusive franchises awarded by states or local government authorities for specified periods of time. The Company currently operates cable television systems serving portions of the southeastern and midwestern United States. The Company's revenues are derived principally from the provision of cable television services, which include recurring monthly fees paid by subscribers.

      Prior to the Redemption discussed in the next paragraph, the partnership consisted of V Cable, Inc. ("V Cable"), a wholly-owned subsidiary of Cablevision Systems Corporation ("CSC"), with an indirect 1% general partnership interest and a 19% limited partnership interest, General Electric Capital Corporation ("GECC"), with a 72% limited partnership interest and various individuals and entities owning the remaining 8% partnership interest, as general and/or limited partners (the "Predecessor Company"). Profits and losses were allocated in accordance with the Amended and Restated Agreement of Limited Partnership.

      On March 18, 1996, V Cable advanced $70 million to the Company which was considered a capital contribution coincident with the Redemption. On August 13, 1996, the Company redeemed the partnership interests not already owned by V Cable ("the Redemption") for a payment of approximately $4 million to the holders of 8% of the partnership interests and the repayment of the balance of the debt owed to General Electric Capital Corporation ("GECC") of approximately $154 million. The payment of $4 million and repayment of the GECC debt was financed under a new $175 million credit facility (Note 4). As a result of the Redemption, which was accounted for as a purchase, the consolidated financial information for the periods after the Redemption is presented on a different cost basis than that for the period before the Redemption and, therefore, is not comparable due to the change in ownership.

      Subsequent to the Redemption, V Cable, through wholly-owned subsidiaries, holds an indirect 1% general partnership interest and a direct 99% limited partnership interest (the "Successor Company"). The partnership will terminate December 1, 2030, unless earlier termination occurs as provided in the Amended and Restated Agreement of Limited Partnership.

      As a result of the capital contribution of $70,000 (discussed above), the $4,010 Redemption price and $98 of miscellaneous transaction costs, the Successor Company effectively paid $74,108 to acquire net liabilities of $74,331, which resulted in excess costs over fair value of $148,439, as follows:

     Purchase price and transaction costs............................ $  74,108
                                                                      ---------
     Net liabilities acquired:
       Cash, receivables and prepaids................................     2,504
       Property, plant and equipment.................................    98,212
       Accounts payables and accrued expenses........................   (20,433)
       Accounts payable-affiliate....................................    (1,076)
       Senior debt...................................................  (153,538)
                                                                      ---------
                                                                        (74,331)
                                                                      ---------
       Excess costs over fair value of net liabilities acquired...... $ 148,439
                                                                      =========

                       U.S. CABLE TELEVISION GROUP, L.P.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                             (Dollars in thousands)

      For purposes of the consolidated financial statements for the year ended December 31, 1997, and for the period from August 13, 1996 to December 31, 1996, this excess cost is being amortized over a 7 year period.

      On August 29, 1997, the Company and CSC entered into an agreement with Mediacom LLC ("Mediacom") to sell to Mediacom substantially all of the assets and cable systems owned by the Company. The transaction was consummated on January 23, 1998, for a sales price of approximately $311 million (the "Mediacom Sale").

(2) Significant Accounting Policies

   Principles of Consolidation

      The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

   Revenue Recognition

      The Company recognizes revenues as cable television services are provided to subscribers.

   Long-Lived Assets

      Property, plant and equipment, including construction materials, are recorded at cost, which includes all direct costs and certain indirect costs associated with the construction of cable television transmission and distribution systems and the costs of new subscriber installations. Property, plant and equipment are being depreciated over their estimated useful lives using the straight-line method. Leasehold improvements are amortized over the shorter of their useful lives or the terms of the related leases.

      With respect to the Predecessor Company, franchise costs were amortized on the straight-line basis over the average term of the franchises (approximately 4-12 years) and excess costs over fair value of net assets acquired were amortized over a 15 year period on the straight-line basis. As mentioned in note 1, the Successor Company is amortizing excess costs over fair value of net assets acquired over 7 years.

      The Company implemented the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," effective January 1, 1996. The Company reviews its long-lived assets (property, plant and equipment, and related intangible assets that arose from business combinations accounted for under the purchase method) for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected cash flows, undiscounted and without interest, is less than the carrying amount of the asset, an impairment loss is recognized as the amount by which the carrying amount of the asset exceeds its fair value. The adoption of Statement No. 121 had no impact on the Company's financial position or results of operations.

   Deferred Financing Costs

      Costs incurred to obtain debt are deferred and amortized on the straight-line basis over the term of the related debt.

                       U.S. CABLE TELEVISION GROUP, L.P.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                             (Dollars in thousands)

   Income Taxes

      The Company operates as a limited partnership; accordingly, its taxable income or loss is includable in the tax returns of the partners, and therefore, no provision for income taxes has been made on the books of the Company. ECC Holding Corporation ("ECC"), one of the Company's subsidiaries, is a corporate entity and as such is subject to federal and state income taxes. Income tax amounts in these consolidated financial statements pertain to ECC.

      ECC accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", which requires the liability method of accounting for deferred income taxes and permits the recognition of deferred tax assets, subject to an ongoing assessment of realizability.

   Cash Flows

      For purposes of the statement of cash flows, the Company considers short-term investments with a maturity at date of purchase of three months or less to be cash equivalents. The Company paid cash interest of approximately $12,026 for the year ended December 31, 1997, $13,610 for the period from January 1, 1996 to August 12, 1996, and $4,189 for the period from August 13, 1996 to December 31, 1996, respectively.

   Use of Estimates in Preparation of Financial Statements

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                       U.S. CABLE TELEVISION GROUP, L.P.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                             (Dollars in thousands)


(3) Property, Plant and Equipment

      Property, plant and equipment and estimated useful lives at December 31, 1997 and 1996, are as follows:

                                                                    Estimated
                                                1997      1996    Useful lives
                                              --------  --------  -------------
Cable television transmission and
 distribution systems:
  Customer equipment......................... $  5,175  $  6,810        5 years
  Headends...................................    7,539     6,338        9 years
  Infrastructure.............................   94,920    81,502       10 years
  Program, service and test equipment........    2,824     2,141      4-7 years
  Microwave equipment........................       95        78      4-7 years
  Construction in progress (including
   materials and supplies)...................      699       521
                                              --------  --------
                                               111,252    97,390
Furniture and fixtures.......................      722       591        5 years
Transportation...............................    3,782     2,886        4 years
Land and land improvements...................      863     1,074       30 years
Leasehold improvements.......................    1,612     1,305  Term of Lease
                                              --------  --------
                                               118,231   103,246
Less accumulated depreciation................  (33,868)   (9,703)
                                              --------  --------
                                              $ 84,363  $ 93,543
                                              ========  ========

(4) Debt

   Bank Debt

      In August 1996, the Successor Company repaid the balance of the debt owed to GECC of approximately $154,000. The repayment of the GECC debt was financed under a new $175,000 credit facility. The credit facility is with a group of banks led by the Bank of New York, as agent, and consists of a three year $175,000 revolving credit facility maturing on August 13, 1999. The revolving credit facility is payable in full upon maturity. As of December 31, 1997 and 1996, the Company had outstanding borrowings under its revolving credit facility of $154,960 and $159,460, inclusive of overdraft amounts of $1,900 and $0, respectively, leaving unrestricted and undrawn funds available amounting to $21,940 and $15,540. Amounts outstanding under the facility bear interest at varying rates based upon the bank's LIBOR rate, as defined in the loan agreement. The weighted average interest rate was 7.1% and 7.6% on December 31, 1997 and 1996, respectively. The Company is also obligated to pay fees of .375% per annum on the unused loan commitment. Substantially all of the general and limited partnership interests in the Company have been pledged in support of the borrowings under the credit agreement. The credit facility contains various restrictive covenants, with which the Company was in compliance at December 31, 1997.

      In January 1998, all amounts outstanding under the bank debt were repaid from the proceeds from the Mediacom Sale.

                       U.S. CABLE TELEVISION GROUP, L.P.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                             (Dollars in thousands)


   Junior Subordinated Note

      In August 1996, the Predecessor Company's Junior Term Loan and related accrued interest was forgiven by GECC in the amount of $35,560.

(5) Income Taxes

      ECC has a net operating loss carryforward for federal income tax purposes of approximately $65,500 expiring in varying amounts through 2012.

      The tax effects of temporary differences which give rise to significant deferred tax assets or liabilities and the corresponding valuation allowance at December 31, 1997 and 1996, are as follows:

                          Deferred Assets                       1997     1996
                          ---------------                      -------  -------
     Depreciation and amortization............................ $ 7,132  $ 7,132
     Allowance for doubtful accounts..........................      51       51
     Benefits of tax loss carry forward.......................  27,510   26,166
                                                               -------  -------
     Net deferred tax assets..................................  34,693   33,349
     Valuation allowance...................................... (34,693) (33,349)
                                                               -------  -------
                                                                   --       --
                                                               =======  =======

      ECC has provided a valuation allowance for the total amount of the net deferred tax assets since realization of these assets is not assured.

(6) Operating Leases

      The Company leases certain office and transmission facilities under terms of operating leases expiring at various dates through 2008. The leases generally provide for fixed annual rental payments plus real estate taxes and certain other costs. Rent expense for the year ended December 31, 1997, and the periods from January 1, 1996 to August 12, 1996, and from August 13, 1996 to December 31, 1996, amounted to approximately $778, $505, and $303, respectively.

      The Company rents space on utility poles for its operations. Pole rental expense for the year ended December 31, 1997, and for the periods from January 1, 1996 to August 12, 1996, and from August 13, 1996 to December 31, 1996, amounted to approximately $1,440, $912, and $547, respectively.

      In connection with the Mediacom sale, the Company was relieved of all of its future obligations under its operating leases.

(7) Related Party Transactions

      CSC has interests in several entities engaged in providing cable television programming and other services to the cable television industry. During the year ended December 31, 1997 and for the periods from January 1, 1996 to August 12, 1996, and from August 13, 1996 to December 31, 1996, the Company was charged approximately $742, $510 and $268, respectively, by these entities for such services. At December 31, 1997 and 1996, the Company owed approximately $65 and $60, respectively, to these companies for such programming services which is included in accounts payable-affiliates in the accompanying consolidated balance sheet.

                       U.S. CABLE TELEVISION GROUP, L.P.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                            (Dollars in thousands)


      CSC provides the Company with general and administrative services. For the year ended December 31, 1997 and for the periods from January 1, 1996 to August 12, 1996, and from August 13, 1996 to December 31, 1996, these charges totaled approximately $3,059, $2,274 and $1,712, respectively. Amounts owed to CSC at December 31, 1997 and 1996, for such expenses were approximately $1,109 and $408, respectively, and is included in accounts payable-affiliates in the accompanying consolidated balance sheet.

(8) Benefit Plan

      During 1989, the Company adopted a 401 (k) savings plan (the "Plan"). Employee participation is voluntary. Under the provisions of the Plan, employees may defer up to 15% of their annual compensation (as defined). The Company currently contributes 50% of the contributions made by participating employees subject to a limit of 6% of the employee's compensation. The Company may make additional contributions at its discretion. For the year ended December 31, 1997, and for the periods from January 1, 1996 to August 12, 1996, and from August 13, 1996 to December 31, 1996, expense relating to this Plan amounted to $165, $189 and $138, respectively.

      The Company does not provide postretirement benefits for any of its employees.

(9) Disclosures About The Fair Value Of Financial Instruments

   Cash and Cash Equivalents, Accounts Receivable-Subscribers, Other Receivables, Accounts Payable, Accrued Expenses, and Accounts Payable-Affiliates

      Carrying amounts approximate fair value due to the short maturity of these instruments.

   Bank Debt

      The carrying amounts of the Company's long term debt instruments approximate fair value as the underlying variable interest rates are adjusted for market rate fluctuations.

                          Independent Auditor's Report

The Board of Directors
U.S. Cable Television Group, L.P.

      We have audited the accompanying consolidated balance sheets of U.S. Cable Television Group, L.P. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations and partners' capital (deficiency) and cash flows for the periods from January 1, 1996 to August 12, 1996 and August 13, 1996 to December 31, 1996, and for each of the years in the two year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of U.S. Cable Television Group, L.P. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for the periods from January 1, 1996 to August 12, 1996 and August 13, 1996 to December 31, 1996, and for each of the years in the two year period ended December 31, 1995 in conformity with generally accepted accounting principles.

      As discussed in note 1 to the consolidated financial statements, effective August 13, 1996, U.S. Cable Television Group L.P. redeemed certain limited and general partnership interests in a business combination accounted for as a purchase. As a result of the redemption, the consolidated financial information for the period after the redemption is presented on a different cost basis than that for the period before the redemption, and therefore, is not comparable.

                                          KPMG LLP

Jericho, New York
April 1, 1997, except as to Note 11,
which is as of January 23, 1998

                       U.S. CABLE TELEVISION GROUP, L.P.
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           December 31, 1996 and 1995
                             (Dollars in thousands)

                                                              1996     1995
                                                            -------- --------

                          ASSETS
                          ------

Cash and cash equivalents.................................. $     49 $     36
Accounts receivable--subscribers (less allowance for
 doubtful accounts of $122 and $202).......................      995    1,004
Other receivables..........................................      383      348
Accounts receivable from affiliates........................      --        75
Prepaid expenses and other assets..........................      477      404
Property, plant and equipment, net.........................   93,543  101,439
Deferred franchise costs (less accumulated amortization of
 $92,787)..................................................      --    13,738
Excess cost over fair value of net assets acquired (less
 accumulated amortization of $7,952 and $22,272)...........  140,487   61,197
Deferred financing and other costs (less accumulated
 amortization of $292 and $4,452)..........................    1,997    1,620
                                                            -------- --------
                                                            $237,931 $179,861
                                                            ======== ========

      LIABILITIES AND PARTNERS' CAPITAL (DEFICIENCY)
      ----------------------------------------------

Accounts payable........................................... $ 10,246 $  4,170
Accrued expenses:
  Franchise fees...........................................    1,089      995
  Payroll and related benefits.............................    4,728    3,796
  Programming costs........................................      --     7,216
  Interest.................................................      947      --
  Other....................................................    3,688    7,442
Accounts payable to affiliates.............................      500      --
Bank debt..................................................  159,460      --
Senior debt................................................      --   214,392
Junior subordinated note...................................      --    34,645
                                                            -------- --------
    Total liabilities......................................  180,658  272,656
Partners' capital (deficiency).............................   57,273  (92,795)
                                                            -------- --------
                                                            $237,931 $179,861
                                                            ======== ========

          See accompanying notes to consolidated financial statements.

                       U.S. CABLE TELEVISION GROUP, L.P.
                                AND SUBSIDIARIES

                   CONSOLIDATED STATEMENTS OF OPERATIONS AND
                         PARTNERS' CAPITAL (DEFICIENCY)
                                  (see note 1)
                             (Dollars in thousands)

                                   Period from  Period from
                                    August 13,  January 1,     Year Ended
                                     1996 to      1996 to     December  31,
                                   December 31, August 12,  ------------------
                                       1996        1996       1995      1994
                                   ------------ ----------- --------  --------
Revenue...........................   $ 32,144    $  49,685  $ 76,568  $ 71,960
                                     --------    ---------  --------  --------
Operating expenses:
  Technical expenses..............     15,111       23,467    34,895    29,674
  Selling, general and
   administrative expenses........      6,677       11,021    19,875    20,776
  Depreciation and amortization...     17,842       21,034    36,329    41,861
                                     --------    ---------  --------  --------
  Operating loss..................     (7,486)      (5,837)  (14,531)  (20,351)
Other (expense) income:
  Interest expense................     (5,136)     (10,922)  (26,157)  (24,195)
  Interest income.................         14           33        70       236
  Other, net......................       (119)         (69)     (241)   (1,280)
                                     --------    ---------  --------  --------
Net loss..........................    (12,727)     (16,795)  (40,859)  (45,590)
Partners' capital (deficiency):
  Beginning of period.............        --       (92,795)  (51,936)   (6,346)
  Capital contribution............     70,000          --        --        --
                                     --------    ---------  --------  --------
End of year.......................   $ 57,273    $(109,590) $(92,795) $(51,936)
                                     ========    =========  ========  ========


          See accompanying notes to consolidated financial statements.

                       U.S. CABLE TELEVISION GROUP, L.P.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (see note 1)
                             (Dollars in thousands)

                                   Period from  Period from
                                    August 13,  January 1,     Year Ended
                                     1996 to      1996 to     December 31,
                                   December 31, August 12,  ------------------
                                       1996        1996       1995      1994
                                   ------------ ----------- --------  --------
Cash flows from operating
 activities:
  Net loss........................  $ (12,727)   $(16,795)  $(40,859) $(45,590)
  Adjustments to reconcile net
   loss to net cash provided by
   operating activities:
    Depreciation and
     amortization.................     17,842      21,034     36,329    41,861
    Amortization of deferred
     financing costs..............        292         477        746       752
    Loss on disposal of
     equipment....................         43          39        104       192
    Interest on senior
     subordinated debentures......        --          --      10,022     9,038
    Interest on junior
     subordinated debentures......        --          --       3,970     3,516
  Changes in assets and
   liabilities, net of effects of
   acquisition:
    Accounts receivables, net.....        634        (625)      (546)      (47)
    Other receivables.............         94        (129)      (225)      (54)
    Prepaid expenses and other
     assets.......................        131        (204)        (3)       80
    Accounts payable and accrued
     expenses.....................        265      (2,318)     3,193     2,995
    Accounts payable to
     affiliates...................       (576)      1,029       (744)      575
                                    ---------    --------   --------  --------
Net cash provided by operating
 activities.......................      5,998       2,508     11,987    13,318
                                    ---------    --------   --------  --------
Cash flows used in investing
 activities:
  Capital expenditures............     (5,317)    (11,995)   (20,502)  (21,359)
  Proceeds from sale of
   equipment......................         53          48        430       --
                                    ---------    --------   --------  --------
  Net cash used in investing
   activities.....................     (5,264)    (11,947)   (20,072)  (21,359)
                                    ---------    --------   --------  --------
Cash flows from financing
 activities:
  Advance from V Cable............        --       70,000        --        --
  Cash paid for redemption of
   partners' interests............     (4,010)        --         --        --
  Additions to excess costs.......        (98)        --         --        --
  Additions to deferred financing
   costs..........................     (2,289)        --         --        --
  Proceeds from bank debt.........    159,810         --       8,000       --
  Repayment of bank debt..........       (350)        --         --        --
  Repayment of senior debt........   (153,538)    (60,807)       --        --
  Repayment of note payable.......        --          --         --        (35)
                                    ---------    --------   --------  --------
  Net cash used in financing
   activities.....................       (475)      9,193      8,000       (35)
Net increase in cash and cash
 equivalents......................        259        (246)       (85)   (8,076)
Cash and cash equivalents at
 beginning of period..............       (210)         36        121     8,197
                                    ---------    --------   --------  --------
Cash and cash equivalents at end
 of period........................  $      49    $   (210)  $     36  $    121
                                    =========    ========   ========  ========

          See accompanying notes to consolidated financial statements.

                       U.S. CABLE TELEVISION GROUP, L.P.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (Dollars in thousands)

(1) The Company

      U.S. Cable Television Group, L.P. (the "Company") was formed for the purpose of acquiring, owning and operating cable television systems, which are generally operated pursuant to non-exclusive franchises awarded by states or local government authorities for specified periods of time. The Company currently operates cable television systems serving portions of the southeastern and Midwestern United States. The Company's revenues are derived principally from the provision of cable television services, which include recurring monthly fees paid by subscribers.

      Prior to the Redemption discussed in the next paragraph, the partnership consisted of V Cable, Inc. ("V Cable"), a wholly-owned subsidiary of Cablevision Systems Corporation ("CSC"), with an indirect 1% general partnership interest and a 19% limited partnership interest, General Electric Capital Corporation ("GECC"), with a 72% limited partnership interest and various individuals and entities owning the remaining 8% partnership interest, as general and/or limited partners (the "Predecessor Company"). Profits and losses were allocated in accordance with the Amended and Restated Agreement of Limited Partnership.

      On March 18, 1996, V Cable advanced $70 million to the Company which was considered a capital contribution coincident with the Redemption. On August 13, 1996, the Company redeemed the partnership interests not already owned by V Cable ("the Redemption") for a payment of approximately $4 million to the holders of 8% of the partnership interests and the repayment of the balance of the debt owed to General Electric Capital Corporation ("GECC") of approximately $154 million. The payment of $4 million and repayment of the GECC debt was financed under a new $175 million credit facility (Note 4). As a result of the Redemption, which was accounted for as a purchase, the consolidated financial information for the periods after the Redemption is presented on a different cost basis than that for the period before the Redemption and, therefore, is not comparable due to the change in ownership.

      Subsequent to the Redemption, V Cable, through wholly-owned subsidiaries, holds an indirect 1% general partnership interest and a direct 99% limited partnership interest (the "Successor Company"). The partnership will terminate December 1, 2030, unless earlier termination occurs as provided in the Amended and Restated Agreement of Limited Partnership.

      As a result of the capital contribution of $70,000 (discussed above), the $4,010 Redemption price and $98 of miscellaneous transaction costs, the Successor Company effectively paid $74,108 to acquire net liabilities of $74,331, which resulted in excess costs over fair value of $148,439, as follows:

     Purchase price and transaction costs............................ $  74,108
                                                                      ---------
     Net liabilities acquired:
       Cash, receivables and prepaids................................     2,504
       Property, plant and equipment.................................    98,212
       Accounts payables and accrued expenses........................   (20,433)
       Accounts payable--affiliate...................................    (1,076)
       Senior debt...................................................  (153,538)
                                                                      ---------
                                                                        (74,331)
                                                                      ---------
     Excess costs over fair value of net liabilities acquired........ $ 148,439
                                                                      =========

      For purposes of the consolidated financial statements for the period from August 13, 1996 to December 31, 1996, this excess cost amount is being amortized over a 7 year period.

                       U.S. CABLE TELEVISION GROUP, L.P.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                             (Dollars in thousands)


(2) Significant Accounting Policies

   Principles of Consolidation

      The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

   Revenue Recognition

      The Company recognizes revenues as cable television services are provided to subscribers.

   Long-Lived Assets

      Property, plant and equipment, including construction materials, are recorded at cost, which includes all direct costs and certain indirect costs associated with the construction of cable television transmission and distribution systems and the costs of new subscriber installations. Property, plant and equipment are being depreciated over their estimated useful lives using the straight-line method. Leasehold improvements are amortized over the shorter of their useful lives or the terms of the related leases.

      With respect to the Predecessor Company, franchise costs were amortized on the straight-line basis over the average term of the franchises (approximately 4-12 years) and excess costs over fair value of net assets acquired were amortized over a 15 year period on the straight-line basis. As mentioned in note 1, the Successor Company is amortizing excess costs over fair value of net assets acquired over 7 years.

      The Company implemented the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," effective January 1, 1996. The Company reviews its long-lived assets (property, plant and equipment, and related intangible assets that arose from business combinations accounted for under the purchase method) for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected cash flows, undiscounted and without interest, is less than the carrying amount of the asset, an impairment loss is recognized as the amount by which the carrying amount of the asset exceeds its fair value. The adoption of Statement No. 121 had no impact on the Company's financial position or results of operations.

   Deferred Financing and Other Costs

      Costs incurred to obtain debt are deferred and amortized on the straight-line basis over the term of the related debt. Other costs consist of organization costs in 1995 which were amortized over a five year period on the straight line basis.

   Income Taxes

      The Company operates as a limited partnership; accordingly, its taxable income or loss is includable in the tax returns of the partners, and therefore, no provision for income taxes has been made on the books of the Company. ECC Holdings Corporation ("ECC"), one of the Company's subsidiaries, is a corporate entity and as such is subject to federal and state income taxes. Income tax amounts in these consolidated financial statements pertain to ECC.

                       U.S. CABLE TELEVISION GROUP, L.P.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                             (Dollars in thousands)

(2) Significant Accounting Policies (continued)

      ECC accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", which requires the liability method of accounting for deferred income taxes and permits the recognition of deferred tax assets, subject to an ongoing assessment of realizability.

   Cash Flows

      For purposes of the statement of cash flows, the Company considers short-term investments with a maturity at date of purchase of three months or less to be cash equivalents. The Company paid cash interest of approximately $13,610 for the period from January 1, 1996 to August 12, 1996, $4,189 for the period from August 13, 1996 to December 31, 1996 and $8,761 and $12,900 for the years ended December 31, 1995 and 1994, respectively.

   Use of Estimates in Preparation of Financial Statements

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(3) Property, Plant and Equipment

      Property, plant and equipment and estimated useful lives at December 31, 1996 and 1995 are as follows:

                                                                   Estimated
                                              1996      1995     Useful lives
                                            --------  ---------  -------------
Cable television transmission and
 distribution systems:
  Converters............................... $  6,810  $  18,609        5 years
  Headends.................................    6,338     27,363        9 years
  Distribution systems.....................   81,502    171,570       10 years
Program, service, microwave and test
 equipment.................................    2,219      4,396      4-7 years
Construction in progress (including
 materials and supplies)...................      521        675
                                            --------  ---------
                                              97,390    222,613
Furniture and fixtures.....................      591      4,429        5 years
Vehicles...................................    2,886      7,411        4 years
Building and improvements..................    1,074      2,895       30 years
Leasehold improvements.....................    1,305        --   Term of Lease
Land.......................................      --         852
                                            --------  ---------
                                             103,246    238,200
Less accumulated depreciation..............   (9,703)  (136,761)
                                            --------  ---------
                                            $ 93,543  $ 101,439
                                            ========  =========

                       U.S. CABLE TELEVISION GROUP, L.P.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                             (Dollars in thousands)

(4) Debt

   Bank Debt

      As discussed in Note 1, on August 13, 1996, the Successor Company paid GECC approximately $154,000 in exchange for GECC's limited partnership interests in the Company and in satisfaction of the outstanding balance of all indebtedness due GECC. The repayment of the GECC debt was financed under a new $175,000 credit facility. The credit facility is with a group of banks led by the Bank of New York, as agent, and consists of a three year $175,000 revolving credit facility maturing on August 13, 1999. The revolving credit facility is payable in full upon maturity. As of December 31, 1996, the Company has outstanding borrowings under its revolving credit facility of $159,460, leaving unrestricted and undrawn funds available amounting to $15,540. Amounts outstanding under the facility bear interest at varying rates based upon the bank's LIBOR rate, as defined in the loan agreement. The weighted average interest rate was 7.6% on December 31, 1996. The Company is also obligated to pay fees of .375% per annum on the unused loan commitment.

      Substantially all of the general and limited partnership interests in the Company have been pledged in support of the borrowings under the credit agreement. The credit facility contains various restrictive covenants, with which the Company was in compliance at December 31, 1996.

   Senior Debt and Junior Subordinated Note

      At December 31, 1995, the credit agreement between the Predecessor Company and GECC (the "Credit Agreement") was composed of a Senior Loan Agreement and a Junior Loan Agreement. Under the Senior Loan Agreement, GECC had provided a $30,000 revolving line of credit (the "Revolving Line"), a $104,443 term loan (the "Series A Term Loan") with interest payable currently and, a $92,302 term loan (the "Series B Term Loan") with payment of interest deferred until December 31, 2001. Under the Junior Loan Agreement, GECC had provided a $24,039 term loan (the "Junior Term Loan") with payment of interest deferred until December 31, 2001. The senior loan agreement and junior loan agreement are collectively referred to as the "Loan Agreements".

      At December 31, 1995, the Predecessor Company's outstanding debt to GECC, which was all due on December 31, 2001, was comprised of the following:

     Senior Debt
       Revolving line of credit, with interest at varying rates....... $  8,000
       Series A Term Loan, with interest at 10.12%....................  104,443
       Series B Term Loan, with interest at 10.62%....................  101,949
                                                                       --------
         Total Senior Debt............................................  214,392
     Junior Subordinated Note, with interest at 12.55%................   34,645
                                                                       --------
         Total debt................................................... $249,037
                                                                       ========

(5) Income Taxes

      ECC has a net operating loss carryforward for federal income tax purposes of approximately $21,708 expiring in varying amounts through 2011.

                       U.S. CABLE TELEVISION GROUP, L.P.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                             (Dollars in thousands)

      The tax effects of temporary differences which give rise to significant deferred tax assets or liabilities and the corresponding valuation allowance at December 31, 1996 and 1995 are as follows:

   Deferred Assets

                                                              1996      1995
                                                            --------  --------
     Depreciation and amortization......................... $  7,132  $ (9,572)
     Allowance for doubtful accounts.......................       51        85
     Benefits of tax loss carry forwards...................    9,117    24,783
                                                            --------  --------
     Net deferred tax assets...............................   16,300    15,296
     Valuation allowance...................................  (16,300)  (15,296)
                                                            --------  --------
                                                            $    --   $    --
                                                            ========  ========

      ECC has provided a valuation allowance for the total amount of the net deferred tax assets since realization of these assets is not assured due principally to a history of operating losses. The amount of the valuation allowance increased by $1,004 during the year ended December 31, 1996.

(6) Operating Leases

      The Company leases certain office and transmission facilities under terms of operating leases expiring at various dates through 2008. The leases generally provide for fixed annual rental payments plus real estate taxes and certain other costs. Rent expense for the periods from January 1, 1996 to August 12, 1996 and from August 13, 1996 to December 31, 1996 amounted to approximately $505 and $303, respectively, and for the years ended December 31, 1995 and 1994 amounted to $705 and $635, respectively.

      The Company rents space on utility poles for its operations. The Company's pole rental agreements are for varying terms, and management anticipates renewals as they expire. Pole rental expense for the periods from January 1, 1996 to August 12, 1996 and from August 13, 1996 to December 31, 1996 amounted to approximately $912 and $547, respectively, and for the years ended December 31, 1995 and 1994 amounted to $1,312 and $1,199, respectively.

      The minimum future annual rental payments for all operating leases, including pole rentals from January 1, 1997 through December 31, 2008, at rates presently in force at December 31, 1996, are approximately: 1997, $1,902; 1998, $1,764; 1999, $1,735; 2000, $1,657; 2001, $1,599; and thereafter $2,945.

(7) Related Party Transactions

      CSC has interests in several entities engaged in providing cable television programming and other services to the cable television industry. For the periods from January 1, 1996 to August 12, 1996 and from August 13, 1996 to December 31, 1996, the Company was charged approximately $510 and $268, respectively, and for the years ended December 31, 1995 and 1994 the Company was charged approximately $568 and $407, respectively, by these entities for such services. At December 31, 1996 and 1995, the Company owed approximately $60 and $107 to these companies for such programming services which is included in accounts payable-affiliates in the accompanying consolidated balance sheets.

                       U.S. CABLE TELEVISION GROUP, L.P.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                             (Dollars in thousands)


      CSC provides the Company with general and administrative services. For the periods from January 1, 1996 to August 12, 1996 and from August 13, 1996 to December 31, 1996, the Company was charged $2,274 and $1,712, respectively, and for the years ended December 31, 1995 and 1994 these charges totaled approximately $3,530 and $3,300. Amounts owed to CSC at December 31, 1996 and 1995 for such expenses were approximately $408 and $365 and is included in accounts payable-affiliates in the accompanying consolidated balance sheet.

(8) Benefit Plan

      During 1989, the Company adopted a 401K savings plan (the "Plan"). Employee participation is voluntary. Under the provisions of the Plan, employees may defer up to 15% of their annual compensation (as defined). The Company currently contributes 50% of the contributions made by participating employees subject to a contribution cap of 6% of the employee's compensation. The Company may make additional contributions at its discretion. Expense relating to this Plan amounted to $327, $321 and $295 in 1996, 1995 and 1994, respectively.

      The Company does not provide postretirement benefits for any of its employees.

(9) Disclosures About The Fair Value Of Financial Instruments

   Cash and Cash Equivalents, Accounts Receivable--Subscribers, Other Receivables, Prepaid Expenses and Other Assets, Accounts Payable, Accrued Expenses, and Accounts Payable to Affiliates

      The carrying amount approximates fair value due to the short maturity of these instruments.

   Bank Debt

        The fair value of the company's long term debt instruments approximates its book value since the interest rate is LIBOR-based and accordingly is adjusted for market rate fluctuations.

   Senior and Junior Debt

      At December 31, 1995, the carrying amount of the Senior and Junior Debt approximated fair value.

(10) Commitments

      CSC and its cable television affiliates (including the Company) have an affiliation agreement with a program supplier whereby CSC and its cable television affiliates are obligated to make Base Rate Annual Payments, as defined and subject to certain adjustments pursuant to the agreement, through 2004. The Company would be contingently liable for its proportionate share of Base Rate Annual Payments, based on subscriber usage, of approximately; $1,276 in 1997; $1,320 in 1998 and $1,366 in 1999. For the years 2000 through 2004, such payments would increase by percentage increases in the Consumer Price Index, or five percent, whichever is less, over the prior year's Base Annual Payment.

(11) Subsequent Event

      On August 29, 1997, CSC and certain of its wholly-owned subsidiaries entered into an agreement with Mediacom LLC ("Mediacom") to sell to Mediacom cable systems owned by the Company. The transaction was consummated on January 23, 1998 for a sales price of approximately $311 million.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Triax Midwest Associates, L.P.:

We have audited the accompanying balance sheets of TRIAX MIDWEST ASSOCIATES, L.P. (a Missouri limited partnership) as of December 31, 1997 and 1998, and the related statements of operations, partners' deficit and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Triax Midwest Associates, L.P. as of December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP
Denver, Colorado,
February 26, 1999.

                         TRIAX MIDWEST ASSOCIATES, L.P.

                                 BALANCE SHEETS

      As of December 31, 1997 and 1998 and September 30, 1999 (Unaudited)
                                 (In Thousands)

                                                                 September  30,
                                               1997      1998         1999
                                             --------  --------  --------------
                                                                  (Unaudited)
                  ASSETS

Cash.......................................  $  3,297  $  2,327     $    --
Receivables, net of allowance of $554, $331
 and $353, respectively....................     2,555     2,303        2,043
Property, plant and equipment, net.........   124,616   153,224      168,588
Purchased intangibles, net.................   157,671   185,268      153,604
Deferred costs, net........................     5,980     6,995        5,364
Other assets...............................     2,202     2,911        2,086
                                             --------  --------     --------
                                             $296,321  $353,028     $331,685
                                             ========  ========     ========

     LIABILITIES AND PARTNERS' DEFICIT

Accrued interest expense...................  $ 6, 057  $  5,383     $    --
Accounts payable and other accrued
 expenses..................................    11,582    11,714       12,769
Subscriber prepayments and deposits........       695       828          782
Payables to affiliates.....................       359       348          339
Debt.......................................   323,604   404,418      418,810
                                             --------  --------     --------
                                              342,297   422,691      432,700
Partners' deficit..........................   (45,976)  (69,663)    (101,015)
                                             --------  --------     --------
                                             $296,321  $353,028     $331,685
                                             ========  ========     ========


   The accompanying notes to the financial statements are an integral part of these balance sheets.

                         TRIAX MIDWEST ASSOCIATES, L.P.

                            STATEMENTS OF OPERATIONS

              For the Years Ended December 31, 1996, 1997 and 1998 and for the Nine Months Ended September 30, 1998 and 1999 (Unaudited)
                                 (In Thousands)

                                                                  For the
                                                                   Nine
                                                                Months Ended
                         For the Years Ended December 31,     September  30,
                         ----------------------------------  ------------------
                            1996        1997        1998       1998      1999
                         ----------  ----------  ----------  --------  --------
                                                                (Unaudited)
Revenues................ $   60,531  $  101,521  $  119,669  $ 87,129  $101,654
Operating expenses:
  Programming...........     12,934      20,066      25,275    18,262    22,990
  Operating, selling,
   general and
   administrative.......     16,459      26,050      32,241    21,658    25,407
  Management fees.......      2,667       3,573       4,048     2,944     3,331
  Administration fees
   paid to an
   affiliate............        444       1,482       1,826     1,307     1,566
  Depreciation and
   amortization.........     26,492      48,845      65,391    43,276    54,111
                         ----------  ----------  ----------  --------  --------
                             58,996     100,016     128,781    87,447   107,405
                         ----------  ----------  ----------  --------  --------
Operating income
 (loss).................      1,535       1,505      (9,112)     (318)   (5,751)
Other expenses:
  Interest..............     18,311      26,006      29,358    21,358    24,941
                         ----------  ----------  ----------  --------  --------
Net loss before
 cumulative effect of
 accounting change......    (16,776)    (24,501)    (38,470)  (21,676)  (30,692)
Cumulative effect of
 accounting change......        --          --          --        --       (660)
                         ----------  ----------  ----------  --------  --------
Net loss................ $  (16,776) $  (24,501) $  (38,470) $(21,676) $(31,352)
                         ==========  ==========  ==========  ========  ========


   The accompanying notes in the financial statements are an integral part of these statements.

                        TRIAX MIDWEST ASSOCIATES, L.P.

                        STATEMENTS OF PARTNERS' DEFICIT

             For the Years Ended December 31, 1996, 1997 and 1998
         and for the Nine Months Ended September 30, 1999 (Unaudited)
                                (In Thousands)

                                                                     Pre Recapitalization Limited
                                                                          Partners (Note 1)               Post
                                                                    ------------------------------- Recapitalization
                                                       Residual     Special                             Limited
                     Non-Managing      Managing     Equity Interest Limited   Cavalier                  Partners
                    General Partner General Partner   Held by TTC   Partner  Cable, L.P. All Others     (Note 1)       Total
                    --------------- --------------- --------------- -------  ----------- ---------- ---------------- ---------
                      (Effective      (Effective
                      August 30,      August 30,
                         1996)           1996)
BALANCES,
 December 31,
 1995............      $ (83,549)        $ --           $  --       $   --    $    --     $    --       $    --      $ (83,549)
 Net loss for the
 eight month
 period ended
 August 30,
 1996............         (9,022)          --              --           --         --          --            --         (9,022)
                       ---------         -----          ------      -------   --------    --------      --------     ---------
BALANCES, August
 30, 1996
 (Unaudited).....        (92,571)          --              --           --         --          --            --        (92,571)
 Cash redemption
 of partnership
 interests.......            --            --              --        (6,680)   (12,071)    (19,500)          --        (38,251)
 Allocation of
 partners'
 capital in
 connection with
 recapitalization..          --            --              --         6,680     12,071      19,500       (38,251)          --
 Accretion on
 residual equity
 interest held by
 TTC through a
 charge to
 accumulated
 deficit.........            (62)          --               62          --         --          --            --            --
 Cash
 contributions...          1,100           --              --           --         --          --         50,250        51,350
 Issuance of
 limited
 partnership
 units in
 connection with
 acquisition of
 cable
 properties......            --            --              --           --         --          --         59,765        59,765
 Cash
 distributions to
 DD Cable
 Partners........            --            --              --           --         --          --         (4,200)       (4,200)
 Syndication
 costs...........            (26)          --              --           --         --          --         (2,578)       (2,604)
 Net loss for the
 four month
 period ending
 December 31,
 1996............            (78)          --              --           --         --          --         (7,676)       (7,754)
                       ---------         -----          ------      -------   --------    --------      --------     ---------
BALANCES,
 December 31,
 1996............        (91,637)          --               62          --         --          --         57,310       (34,265)
 Accretion of
 residual equity
 interest held by
 TTC through a
 charge to
 accumulated
 deficit.........           (488)          --              488          --         --          --            --            --
 Cash
 contributions...            --            --              --           --         --          --         13,043        13,043
 Syndication
 costs...........            --            --              --           --         --          --           (253)         (253)
 Net loss for the
 year ended
 December 31,
 1997............           (245)          --              --           --         --          --        (24,256)      (24,501)
                       ---------         -----          ------      -------   --------    --------      --------     ---------
BALANCES,
 December 31,
 1997............        (92,370)          --              550          --         --          --         45,844       (45,976)
 Accretion of
 residual equity
 interest held by
 TTC through a
 charge to
 accumulated
 deficit.........           (738)          --              738          --         --          --            --            --
 Cash
 contributions...            --            --              --           --         --          --         15,000        15,000
 Syndication
 costs...........            --            --              --           --         --          --           (217)         (217)
 Net loss for the
 year ended
 December 31,
 1998............           (385)          --              --           --         --          --        (38,085)      (38,470)
                       ---------         -----          ------      -------   --------    --------      --------     ---------
BALANCES,
 December 31,
 1998............        (93,493)          --            1,288          --         --          --         22,542       (69,663)
 Accretion of
 residual equity
 interest held by
 TTC through a
 charge to
 accumulated
 deficit
 (Unaudited).....           (735)          --              735          --         --          --            --            --
 Net loss for the
 nine months
 ended September
 30, 1999
 (Unaudited).....         (8,810)          --              --           --         --          --        (22,542)      (31,352)
                       ---------         -----          ------      -------   --------    --------      --------     ---------
BALANCES,
 September 30,
 1999                                                                                                   $
 (Unaudited).....      $(103,038)        $ --           $2,023      $   --    $    --     $    --            --      $(101,015)
                       =========         =====          ======      =======   ========    ========      ========     =========

  The accompanying notes to the financial statements are an integral part of these statements.

                         TRIAX MIDWEST ASSOCIATES, L.P.

                            STATEMENTS OF CASH FLOWS

              For the Years Ended December 31, 1996, 1997 and 1998 and For the Nine Months Ended September 30, 1998 and 1999 (Unaudited)
                                 (In Thousands)

                         For the Years Ended December     For the  Nine  Months
                                     31,                   Ended September 30,
                         ------------------------------  -----------------------
                           1996       1997      1998        1998        1999
                         ---------  --------  ---------  ----------- -----------
                                                         (Unaudited) (Unaudited)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
 Net loss..............  $ (16,776) $(24,501) $ (38,470)  $(21,676)   $(31,352)
 Adjustments to
  reconcile net loss to
  net cash flows from
  operating
  activities--
 Depreciation and
  amortization.........     26,492    48,845     65,391     43,276      54,111
 Accretion of interest
  on preferred stock
  obligation...........         90       --         --         --          --
 Amortization of
  deferred loan
  costs................        370       651        790        567         669
 Cumulative effect of
  accounting change....        --        --         --         --          660
 Write-off retired
  plant................        --        --       1,732       (492)        --
 Decrease (increase)
  in subscriber
  receivables, net.....      1,926      (503)        93       (147)        265
 (Increase) decrease
  in other assets......         (7)     (556)      (623)    (1,270)        881
 Increase (decrease)
  in accrued interest
  expense..............        181     1,312       (674)    (1,299)     (5,403)
 Increase (decrease)
  in accounts payable
  and other accrued
  expenses.............      4,502       525       (452)    (1,040)        828
 (Decrease) increase
  in subscriber
  prepayments and
  deposits.............     (2,684)       13        129         55         (52)
 Write-off loan costs..        174       --         --         --           20
 (Decrease) increase in
  payables to
  affiliates...........        (31)      113        (11)       (56)        (10)
                         ---------  --------  ---------   --------    --------
   Net cash flows from
    operating
    activities.........     14,237    25,899     27,905     17,918      20,617
                         ---------  --------  ---------   --------    --------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
 Purchase of property,
  plant and equipment..    (10,275)  (23,101)   (36,122)   (25,222)    (31,830)
 Acquisition of
  properties, including
  purchased
  intangibles..........        --    (71,850)   (86,255)   (83,993)     (3,913)
 Proceeds from exchange
  of properties,
  including
  intangibles..........        --        --       1,594      1,594         --
 Proceeds from sale of
  properties, including
  intangibles..........        --        --       1,674      1,674         367
 Cash paid for
  franchise costs......       (582)     (776)    (2,122)    (1,165)       (917)
 Cash paid for other
  intangibles..........       (823)      (37)       --         --          (19)
                         ---------  --------  ---------   --------    --------
   Net cash flows from
    investing
    activities.........    (11,680)  (95,764)  (121,231)  (107,112)    (36,312)
                         ---------  --------  ---------   --------    --------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
 Proceeds from
  borrowings...........    275,000    67,000    399,000    391,000      26,000
 Repayment of debt.....   (268,477)  (14,000)  (319,000)  (315,000)    (12,000)
 Contributions from
  partners.............     51,350    13,043     15,000     15,000         --
 Cash redemptions of
  partnership
  interests............    (38,251)      --         --         --          --
 Cash distributions to
  DD Cable Partners....     (4,200)      --         --         --          --
 Payments on capital
  leases...............       (314)     (322)      (703)      (456)       (625)
 Cash paid for loan
  costs................     (5,683)      (80)    (1,724)    (1,597)         (7)
 Cash paid for
  syndication costs....     (2,604)     (253)      (217)       --          --
 Repayment of preferred
  stock obligations....     (2,760)      --         --         --          --
                         ---------  --------  ---------   --------    --------
   Net cash flows from
    financing
    activities.........      4,061    65,388     92,356     88,947      13,368
                         ---------  --------  ---------   --------    --------
NET INCREASE (DECREASE)
 IN CASH...............      6,618    (4,477)      (970)      (247)     (2,327)
CASH, beginning of
 period................      1,156     7,774      3,297      3,297       2,327
                         ---------  --------  ---------   --------    --------
CASH, end of period....  $   7,774  $  3,297  $   2,327   $  3,050    $    --
                         =========  ========  =========   ========    ========
SUPPLEMENTAL DISCLOSURE
 OF CASH FLOW
 INFORMATION:
 Cash paid during the
  period for interest..  $  16,848  $ 24,043  $  29,209   $ 22,090    $ 29,655
                         =========  ========  =========   ========    ========
SUPPLEMENTAL SCHEDULE
 OF NON CASH INVESTING
 AND FINANCING
 ACTIVITIES:
 Acquisitions with
  capital leases.......  $     391  $  1,313  $   1,517   $  1,054    $  1,217
                         =========  ========  =========   ========    ========
 Net book value of
  assets divested in
  exchange.............        --        --   $   4,404   $  4,404         --
                         =========  ========  =========   ========    ========
 Net book value of non-
  monetary assets
  acquired in
  exchange.............        --        --   $   2,958   $  2,958         --
                         =========  ========  =========   ========    ========

  The accompanying notes to financial statements are an integral part of these statements.

                         TRIAX MIDWEST ASSOCIATES, L.P.

                         NOTES TO FINANCIAL STATEMENTS

               December 31, 1997 and 1998 and September 30, 1999
 (All amounts related to the September 30, 1998 and 1999 periods are unaudited)


(1) THE PARTNERSHIP

   Organization and Capitalization

Triax Midwest Associates, L.P. (the "Partnership") is a Missouri limited partnership originally formed for the purpose of acquiring, constructing and operating cable television properties, located primarily in Indiana, Illinois, Iowa, Minnesota and Wisconsin. The Partnership was capitalized and commenced operations on June 1, 1988. The non-managing general partner is Triax Cable General Partner, L.P. ("Triax Cable GP"), a Missouri limited partnership. The general partner of Triax Cable GP is Midwest Partners, L.L.C. The managing general partner of the Partnership is Triax Midwest General Partner, L.P., a Delaware limited partnership, and its general partner is Triax Midwest, L.L.C.

   Partnership Recapitalization

On August 30, 1996 (the "Contribution Date"), the Partnership completed a recapitalization of the Partnership in which new credit facilities were put in place (Note 4), additional partnership interests were issued and selected partnership interests were redeemed. Under the terms of a partnership amendment and other related documents, the Partnership received approximately $50.3 million in cash from new limited partners in exchange for limited partnership interests ("New Cash Partners"). Approximately $38.3 million in cash was then utilized to redeem the special limited partnership interest and certain other existing limited partnership interests. For financial reporting purposes, this portion of the Partnership Recapitalization was accounted for as an equity transaction with no effect on the carrying value of the Partnership's assets. However, for tax purposes, even though the New Cash Partners acquiesced to the redeemed limited partners' tax basis capital accounts, they will be entitled to additional outside tax basis reflecting the amount invested.

In addition, the Partnership purchased certain net assets of DD Cable Partners, L.P. and DD Cable Holdings, Inc. ("DD Cable") through the net issuance of approximately $55.6 million in limited partnership interests. For financial reporting purposes, the acquisition was accounted for under the purchase method of accounting at fair market value. For tax purposes, the basis in the acquired net assets was recorded at DD Cable's historical tax basis. This results in a built-in gain on these assets based on the difference between the fair market value and tax basis of the assets at August 30, 1996.

In connection with the Partnership Recapitalization, the general partnership interest of Triax Cable GP was converted to a non-managing general partnership interest. Triax Cable GP then contributed an additional $1.1 million to maintain its approximate 1% proportionate interest in the Partnership. Triax Midwest General Partner, L.P. ("Midwest GP" or the "Managing General Partner") was appointed the managing general partner. The general partner of Midwest GP is Triax Midwest, L.L.C., a wholly-owned subsidiary of Triax Telecommunications Company, L.L.C. ("TTC"). Midwest GP made no partnership equity contributions to the Partnership and received only a residual interest in the Partnership, as discussed below under "Allocations of Profits, Losses, Distributions and Credits Subsequent to Partnership Recapitalization".

As provided for in the Partnership Agreement, as amended, certain of the New Cash Partners (the "Committed Partners") committed to fund additional monies totaling $50.0 million for future acquisitions of the Partnership through August 1999. In conjunction with the Partnership's acquisitions of the Indiana and Illinois Acquisitions during 1997 and the Illinois acquisition of September 30, 1998 (Note 3), certain limited partners contributed approximately $13.0 million and $15.0 million, respectively. Of these total contributions, approximately $27.0 million was contributed by the Committed Partners, which reduced their total funding commitment to approximately $23.0 million.

                         TRIAX MIDWEST ASSOCIATES, L.P.

               December 31, 1997 and 1998 and September 30, 1999
 (All amounts related to the September 30, 1998 and 1999 periods are unaudited)

During 1997, TTC and certain officers of TTC (the "Officers") purchased limited partner interests in Triax Investors Midwest, L.P. ("Investors Midwest"), which holds a limited partner interest in the Partnership. Subsequent to TTC's and the Officers' purchase of these Investors Midwest interests, Investors Midwest elected to distribute its interest in the Partnership to certain of its partners, resulting in TTC owning a direct limited partner interest in the Partnership.

The Partnership Agreement, as amended, provides that on August 30, 2001 each limited partner has the option to sell its interest to the Partnership for fair market value at the time of the sale. The fair market value is to be determined by appraised value approved by a majority vote of the Advisory Committee. In accordance with the Partnership Agreement, if the Partnership is unable to finance the acquisition of such interests, such selling limited partners can cause the liquidation of the Partnership.

   Allocation of Profits, Losses, Distributions and Credits Subsequent to Partnership Recapitalization

   Distributions

Cash distributions are to be made to both the limited partners and Triax Cable GP equal to their adjusted capital contributions, then to the limited partners and Triax Cable GP in an amount sufficient to yield a return of 13% per annum, compounded annually (the "Priority Return"), then varying rates of distribution to the Managing General Partner (17% to 20%) and to the limited partners and Triax Cable GP (83% to 80%) based on internal rates of return earned by the New Cash Partners, as set forth in the Amended and Restated Partnership Agreement, on their adjusted capital contributions.

   Losses from Operations

The Partnership will allocate its losses to the limited partners and Triax Cable GP according to their proportionate interests in the book value of the Partnership, except losses will not be allocated to any limited partner which would cause the limited partner's capital account to become negative by an amount greater than an amount which the limited partners are obligated to contribute to the Partnership.

   Profits and Gains

Generally, the Partnership will allocate its profits according to the limited partners' and Triax Cable GP's proportionate interests in the book value of the Partnership until profits allocated to limited partners equal losses previously allocated to them. A special allocation of gain equal to the difference between the fair value and tax basis of contributed property will be made, with respect to partners contributing property to the Partnership, upon the sale of the contributed Partnership assets.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Basis of Presentation

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                         TRIAX MIDWEST ASSOCIATES, L.P.

               December 31, 1997 and 1998 and September 30, 1999
 (All amounts related to the September 30, 1998 and 1999 periods are unaudited)


The financial statements as of September 30, 1999 and 1998 are unaudited; however, in the opinion of management, the financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the periods presented. The accounting policies followed during such interim periods reported are in conformity with generally accepted accounting principles and are consistent with those applied during annual periods. The results of operations for the interim periods are not necessarily indicative of the results that might be expected for the full year ending December 31, 1999.

   Revenue Recognition

Revenues are recognized in the period the related services are provided to the subscribers.

   Income Taxes

No provision has been made for federal, state or local income taxes because they are the responsibility of the individual partners. The principal difference between tax and financial reporting results from different depreciable tax basis in various assets acquired (Note 1).

   Property, Plant and Equipment

Property, plant and equipment are stated at cost. Replacements, renewals and improvements are capitalized and costs for repairs and maintenance are charged directly to expense when incurred. The Partnership capitalized a portion of technician and installer salaries to property, plant and equipment, which amounted to $1,134,000 in 1996, $1,196,132 in 1997, $1,333,296 in 1998 and
$980,140 and $994,469 for the nine months ended September 30, 1998 and 1999, respectively. Depreciation and amortization are computed using the straight-line method over the following estimated useful lives (amounts in thousands):

                                                     September  30,
                                 1997       1998          1999          Life
                               ---------  ---------  -------------- -------------
                                                                    Predominantly
     Property, plant and
      equipment..............  $ 217,561  $ 266,965    $ 301,880         10 years
     Less-- Accumulated
      depreciation...........    (92,945)  (113,741)    (133,292)
                               ---------  ---------    ---------
                               $ 124,616  $ 153,224    $ 168,588
                               =========  =========    =========


   Purchased Intangibles

Purchased intangibles are being amortized using the straight-line method over the following estimated useful lives (amounts in thousands):

                                                     September 30,
                                 1997       1998          1999          Life
                               ---------  ---------  -------------- -------------
     Franchises..............  $ 245,028  $ 310,544    $ 312,930     5-11.5 years
     Noncompete..............        400      1,595        1,795          3 years
     Goodwill................     12,804     12,804       12,804         20 years
                               ---------  ---------    ---------
                                 258,232    324,943      327,529
     Less-- Accumulated
      amortization...........   (100,561)  (139,675)    (173,925)
                               ---------  ---------    ---------
                               $ 157,671  $ 185,268    $ 153,604
                               =========  =========    =========

                         TRIAX MIDWEST ASSOCIATES, L.P.

               December 31, 1997 and 1998 and September 30, 1999
 (All amounts related to the September 30, 1998 and 1999 periods are unaudited)


   Impairment of Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable from future undiscounted cash flows. Impairment losses are recorded for the difference between the carrying value and fair value of the long-lived asset.

   Deferred Costs

Deferred costs are being amortized using the straight-line method over the following estimated useful lives (amounts in thousands):

                                                      September 30,
                                     1997     1998        1999         Life
                                    -------  -------  ------------- ----------
     Deferred loan costs........... $ 5,763  $ 7,488     $ 7,494     2-7 years
     Organizational costs..........     858      858         --     5-10 years
     Other.........................     500      500         500
     Less--Accumulated
      amortization.................  (1,141)  (1,851)     (2,630)
                                    -------  -------     -------
                                    $ 5,980  $ 6,995     $ 5,364
                                    =======  =======     =======

   Organizational Costs

American Institute of Certified Public Accountants Statement of Position 98-5 ("SOP 98-5") provides guidance on the financial reporting of start-up and organization costs. SOP 98-5 broadly defines start-up activities and requires the costs of such start-up activities and organization costs to be expensed as incurred. SOP 98-5 is effective for fiscal years beginning after December 15, 1998 and the initial application is reported as a cumulative effect of a change in accounting principle. Effective January 1, 1999, the Partnership recognized a cumulative effect of an accounting change adjustment related to net deferred organization costs totaling approximately $660,000 as of December 31, 1998.

   Reclassifications

Certain amounts in the accompanying financial statements have been reclassified to conform to the current year presentation.

(3) ACQUISITIONS / SALES

On August 30, 1996, the Partnership purchased certain cable television system assets, located in Illinois, Minnesota, Wisconsin and Iowa, from DD Cable, including the assumption of certain liabilities of the acquired business. The acquisition was financed by issuing net limited partnership interests valued at approximately $55.6 million. In addition, the Partnership utilized a portion of newly executed $375 million credit facility (Note 4) to repay approximately $116 million of existing indebtedness of DD Cable.

                         TRIAX MIDWEST ASSOCIATES, L.P.

               December 31, 1997 and 1998 and September 30, 1999
 (All amounts related to the September 30, 1998 and 1999 periods are unaudited)

The purchase price was allocated to the acquired assets and liabilities as follows (amounts in thousands):

     Current assets.................................................. $   3,519
     Property, plant and equipment...................................    59,786
     Franchise costs.................................................   117,007
                                                                      ---------
         Subtotal....................................................   180,312
     Less--current liabilities assumed...............................    (4,579)
                                                                      ---------
                                                                        175,733
     Less--cash distributed for:
       Payment of existing DD Cable debt.............................  (115,968)
       Cash distributions to DD Cable................................    (4,200)
                                                                      ---------
         Total net partnership interest issued....................... $  55,565
                                                                      =========

On June 30, 1997, the Partnership acquired certain cable television system assets, located in Indiana, including certain liabilities of the acquired business, from Triax Associates I, L.P. (the "Indiana Acquisition"). The purchase price of $52.0 million was accounted for by the purchase method of accounting and was allocated to the acquired assets and liabilities as follows
(amounts in thousands):

     Current assets.................................................. $     316
     Property, plant and equipment...................................    18,793
     Franchise costs.................................................    33,007
     Non-compete.....................................................       200
                                                                      ---------
       Subtotal......................................................    52,316
     Less--current liabilities assumed...............................      (403)
                                                                      ---------
       Total cash paid for acquisition............................... $  51,913
                                                                      =========

Also on June 30, 1997, the Partnership acquired certain cable television system assets, located in Illinois, including certain liabilities of the acquired business, from an unrelated third party (the "Illinois Acquisition". The purchase price of $20.1 million was accounted for by the purchase method of accounting.

The Indiana and Illinois Acquisitions were financed by partners' contributions of approximately $13.0 million and proceeds of $60.0 million on the revolving credit facility.

On June 30, 1998, the Partnership purchased certain cable television system assets, located in Illinois, from an unrelated third party ("Marcus"), including the assumption of certain liabilities of the acquired business. The acquisition was financed by partners' contributions of $15.0 million and proceeds of approximately $45.8 million from the revolving credit facility.

                         TRIAX MIDWEST ASSOCIATES, L.P.

               December 31, 1997 and 1998 and September 30, 1999
 (All amounts related to the September 30, 1998 and 1999 periods are unaudited)

The purchase price was allocated to the acquired assets and liabilities as follows (amounts in thousands):

     Current assets.................................................... $   109
     Property, plant and equipment.....................................  10,000
     Franchise costs...................................................  50,555
     Non-compete.......................................................     500
                                                                        -------
       Subtotal........................................................  61,164
     Less--current liabilities assumed.................................    (328)
                                                                        -------
       Total cash paid for acquisition................................. $60,836
                                                                        =======

The Partnership has reported the operating results of DD Cable, the Indiana Acquisition and Marcus from the respective acquisition dates. The following tables show the unaudited pro forma results of operations for the year of the acquisitions and their prior year:

                                                For the Year Ended December 31,
                                                             1996
              -----------------------------------------------------------------

                                                                Unaudited
                                                 Actual   Pro Forma Results(/1/)
                                                --------  ----------------------
REVENUES....................................... $ 60,531         $ 99,554
                                                ========         ========
NET LOSS....................................... $(16,776)        $(28,878)
                                                ========         ========

(/1/) Presents pro forma effect of the DD Cable Acquisition and the Indiana
    Acquisition.

                                                For the Year Ended December 31,
                                                             1997
              -----------------------------------------------------------------

                                                                Unaudited
                                                 Actual   Pro Forma Results(/2/)
                                                --------  ----------------------
REVENUES....................................... $101,521         $118,722
                                                ========         ========
NET LOSS....................................... $(24,501)        $(31,001)
                                                ========         ========
(/2/) Presents pro forma effect of the Indiana Acquisition and Marcus.

                                                For the Year Ended December 31,
                                                             1998
              -----------------------------------------------------------------

                                                                Unaudited
                                                 Actual   Pro Forma Results(/3/)
                                                --------  ----------------------
REVENUES....................................... $119,669         $128,182
                                                ========         ========
NET LOSS....................................... $(38,470)        $(41,754)
                                                ========         ========

(/3/) Presents pro forma effect of Marcus.

                         TRIAX MIDWEST ASSOCIATES, L.P.

               December 31, 1997 and 1998 and September 30, 1999
 (All amounts related to the September 30, 1998 and 1999 periods are unaudited)

On June 30, 1998, the Partnership purchased certain cable television system assets, located in Indiana, from an unrelated third party, including the assumption of certain liabilities of the acquired business. The acquisition was financed by proceeds of approximately $22.8 million from the revolving credit facility. The purchase price was allocated to the acquired assets and liabilities as follows (amounts in thousands):

     Property, plant and equipment..................................... $ 8,383
     Franchise costs...................................................  14,499
     Non-compete.......................................................     200
                                                                        -------
       Subtotal........................................................  23,082
     Less--current liabilities assumed.................................    (270)
                                                                        -------
       Total cash paid for acquisition................................. $22,812
                                                                        =======

On January 21, 1998, the Partnership acquired certain cable television system assets located in Gilberts, Illinois, including certain liabilities of the acquired business, from an unrelated third party (the "Gilberts Acquisition"). The purchase price of approximately $307,000 was accounted for by the purchase method of accounting.

On December 31, 1998, the Partnership acquired certain cable television system assets, located in Kentland, Indiana, including certain liabilities of the acquired business, from an unrelated third party (the "Kentland Acquisition"). The purchase price of $2.5 million was accounted for by the purchase method of accounting, $200,000 of which will be paid during 1999, and has been recorded as other accrued expenses in the accompanying balance sheet.

On February 27, 1998, the Partnership closed on an Asset Exchange Agreement with an unrelated third party whereby the Partnership conveyed certain systems serving approximately 3,700 subscribers in exchange for another system in Illinois serving approximately 2,400 subscribers and received approximately $1,600,000 in cash consideration. A gain of approximately $150,000 was recognized on this transaction, and was recorded against write-off of retired plant in the accompanying statement of operations.

On June 30, 1998, the Partnership sold certain cable television system assets located in Central City, Iowa, including certain liabilities of the system, to an unrelated third party for cash of approximately $367,000.

On September 30, 1998, the Partnership sold certain cable television system assets related to five systems in Iowa, including certain liabilities of the systems, to an unrelated third party for cash of approximately $1.3 million.

                         TRIAX MIDWEST ASSOCIATES, L.P.

               December 31, 1997 and 1998 and September 30, 1999
 (All amounts related to the September 30, 1998 and 1999 periods are unaudited)

(4) DEBT

Debt consists of the following at December 31, 1997, 1998 and September 30, 1999 (amounts in thousands):

                                                                  September 30,
                                                  1997     1998       1999
                                                -------- -------- -------------
                                                                   (Unaudited)
     Bank Revolving credit loan, due June 30,
      2006, interest payable at rates based on
      varying interest rate options...........  $ 82,000 $ 97,000   $111,000
     Term A Loan, due June 30, 2006, interest
      payable at rates based on varying
      interest rate options...................   180,000  220,000    220,000
     Term B Loan, due June 30, 2007, interest
      payable at rates based on varying
      interest rate options...................    35,000   60,000     60,000
     Term C Loan, due June 30, 2007, interest
      payable at 9.48%........................    25,000   25,000     25,000
     Various equipment loans and vehicle
      leases..................................     1,604    2,418      2,810
                                                -------- --------   --------
                                                $323,604 $404,418   $418,810
                                                ======== ========   ========

In connection with the Partnership Recapitalization discussed in Note 1, the Partnership entered into a $375 million credit facility with a group of lenders, consisting of a Revolving Credit Loan, Term A, Term B and Term C Loans. A commitment fee is charged on the daily unused portion of the available commitment. This fee ranges from 1/4% to 3/8% per annum based on the Partnership's leverage ratio, as defined. The Revolving Credit Loan and each of the Term A, B, and C Loans are collateralized by all of the property, plant and equipment of the Partnership, as well as the rights under all present and future permits, licenses and franchises.

On June 24, 1998, the Partnership completed a restructuring of the Revolving Credit Loan and the Term A, B and C Loans. Under the terms of the restructuring agreement, the total availability of this facility increased from $375 million to $475 million, in order to complete certain planned acquisitions (see Note 3) and to provide for future growth.

The Partnership entered into LIBOR interest rate agreements with the lenders related to the Revolving Credit Loan and the Term A and Term B Loans. The Partnership fixed the interest rate for the Revolving Credit Loan on $104 million at 7.51% for the period from September 30, 1999 to October 29, 1999 and on $4 million at 7.53% for the period from October 1, 1999 to October 29, 1999. The Term A Loan and Term B Loans are fixed at 7.51% and 7.88%, respectively, for the period from September 30, 1999 to October 29, 1999. In addition, the Partnership has entered into various interest rate swap transactions covering $195 million in notional amount as of September 30, 1999, which fixes the weighted average three-month variable rate at 5.6%. These swap transactions expire at various dates through October 2000.

The Term A Loan requires principal payments to be made quarterly, beginning in September 2000. The quarterly payments begin at $1,375,000 per quarter and increase each September 30th thereafter. The Term B and Term C Loans require total quarterly principal payments of $177,083 for the quarters ending September 2000 and December 2000. Quarterly principal payments totaling $88,542 are then required through December 31, 2005, at which time the quarterly payments increase to $3,187,500 through December 31, 2006 and $35,062,500 at March 31, 2007. The Loans are due in full on June 30, 2007.

                         TRIAX MIDWEST ASSOCIATES, L.P.

               December 31, 1997 and 1998 and September 30, 1999
 (All amounts related to the September 30, 1998 and 1999 periods are unaudited)

The loan agreements contain various covenants, the most restrictive of which relate to maintenance of certain debt coverage ratios, meeting cash flow goals and limitations on indebtedness.

Debt maturities required on all debt as of December 31, 1998 are as follows (amounts in thousands):

     Year                                                                Amount
     ----                                                               --------
     1999.............................................................. $    775
     2000..............................................................    3,861
     2001..............................................................   16,375
     2002..............................................................   31,417
     2003..............................................................   39,407
     Thereafter........................................................  312,583
                                                                        --------
                                                                        $404,418
                                                                        ========

(5) RELATED PARTY TRANSACTIONS

During the eight month period ending August 31, 1996, TCC provided management services to the Partnership for a fee equal to 5% of gross revenues, as defined. Charges for such management services amounted to approximately $1,567,000. TCC also allocated certain overhead expenses to the Partnership which primarily relate to employment costs. These overhead expenses amounted to approximately $371,000 for the eight months ended August 31, 1996.

Commencing August 30, 1996, the Partnership entered into an agreement with TTC to provide management services to the Partnership for a fee equal to 4% of gross revenues, as defined. The agreement also states the Partnership will only be required to pay a maximum fixed monthly payment of $275,000, which can be adjusted for any acquisitions or dispositions by the Partnership at a rate of $.8333 per acquired/disposed subscriber. Charges for such management services provided by TTC amounted to approximately $1,100,000, $3,573,000 and $4,048,000 in 1996, 1997 and 1998, respectively, and $2,944,000 and $3,331,000 for the nine months ended September 30, 1998 and 1999, respectively. The remainder of the management fees earned but unpaid will be distributable to TTC only after Triax Cable GP and the limited partners have been distributed their original capital investments and then the deferred and unpaid portion of the management fee will be paid pari passu with the first 7.5% of the Priority Return, as defined. The earned but unpaid fees totaled approximately $62,000, $488,000 and $738,000 in 1996, 1997 and 1998, respectively, and $541,000 and $735,000 for the nine months ended September 30, 1998 and 1999, respectively. The cumulative unpaid fees totaled approximately $62,000, $550,000, 1,288,000 and $2,023,000 as of December 31, 1996, 1997, 1998 and September 30, 1999, respectively. These amounts have been reflected in the statement of partners' deficit as "residual equity interest held by TTC through a charge to accumulated deficit", which has been allocated to the non-managing General Partner.

Commencing August 30, 1996, the Partnership entered into a programming agreement with InterMedia Capital Management II, L.P. ("InterMedia"), an affiliate of DD Cable, to purchase programming at InterMedia's cost, which includes volume discounts InterMedia might earn. Included in this agreement is a provision that requires the Partnership to remit to InterMedia an administrative fee, based on a calculation stipulated in the agreement, which amounted to approximately $444,000, $1,482,000 and $1,826,000 in 1996, 1997 and
1998, respectively, and $1,307,000 and $1,566,000 for the nine months ended September 30, 1998 and 1999, respectively.

                         TRIAX MIDWEST ASSOCIATES, L.P.

               December 31, 1997 and 1998 and September 30, 1999
 (All amounts related to the September 30, 1998 and 1999 periods are unaudited)

(6) LEASES

The Partnership leases office facilities, headend sites and other equipment under noncancelable operating lease agreements, some of which contain renewal options. Total rent expense, including month-to-month rental arrangements, was approximately $364,000, $583,000 and $737,000 in 1996, 1997 and 1998,
respectively, and $523,000 and $724,000 for the nine months ended September 30, 1998 and 1999, respectively. Pole attachment fees totaled approximately $496,000, $798,000 and $970,000 in 1996, 1997 and 1998, respectively, and
$721,000 and $792,000 for the nine months ended September 30, 1998 and 1999, respectively.

Future minimum rental commitments under noncancelable operating leases subsequent to December 31,1998 are as follows (amounts in thousands):

     Year                                                                 Amount
     ----                                                                 ------
     1999................................................................  $685
     2000................................................................  $511
     2001................................................................  $377
     2002................................................................  $298
     2003................................................................  $238
     Thereafter..........................................................  $757

(7) FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of cash and cash equivalents approximates fair value because of the nature of the investments and the length of maturity of the investments.

The estimated fair value of the Partnership's debt instruments are based on borrowing rates that would be substantially equivalent to existing rates, therefore, there is no material difference in the fair market value and the current value.

(8) REGULATORY MATTERS

In October 1992, Congress enacted the Cable Television Consumer and Competition Act of 1992 (the "1992 Cable Act") which greatly expanded federal and local regulation of the cable television industry. In April 1993, the Federal Communications Commission ("FCC") adopted comprehensive regulations, effective September 1, 1993, governing rates charged to subscribers for basic cable and cable programming services (other than programming offered on a per-channel or per-program basis). The FCC implemented regulation, which allowed cable operators to justify regulated rates in excess of the FCC benchmarks through cost of service showings at both the franchising authority level for basic service and to the FCC in response to complaints on rates for cable programming services.

On February 22, 1994, the FCC issued further regulations which modified the FCC's previous benchmark approach, adopted interim rules to govern cost of service proceedings initiated by cable operators, and lifted the stay of rate regulations for small cable systems, which were defined as all systems serving 1,000 or fewer subscribers.

                         TRIAX MIDWEST ASSOCIATES, L.P.

               December 31, 1997 and 1998 and September 30, 1999
 (All amounts related to the September 30, 1998 and 1999 periods are unaudited)

On November 10, 1994, the FCC adopted "going forward" rules that provided cable operators with the ability to offer new product tiers priced as operators elect, provided certain limited conditions are met, permit cable operators to add new channels at reasonable prices to existing cable programming service tiers, and created an additional option pursuant to which small cable operators may add channels to cable programming service tiers

In May 1995, the FCC adopted small company rules that provided small systems regulatory relief by implementing an abbreviated cost of service rate calculation method. Using this methodology, for small systems seeking to establish rates no higher than $1.24 per channel, the rates are deemed to be reasonable.

In February 1996, the Telecommunications Act of 1996 (1996 Act) was enacted which, among other things, deregulated cable rates for small systems on their programming tiers.

Federal law is expected to eliminate the regulation of rates for non-basic cable programming service tiers after March 31, 1999

Management of the Partnership believes they have complied in all material respects with the provisions of the 1992 Cable Act and the 1996 Act, including rate setting provisions. To date, the FCC's regulations have not had a material adverse effect on the Partnership due to the lack of certifications by the local franchising authorities. Several rate complaints have been filed against the Partnership with the FCC. However, management does not believe this matter will have a material adverse impact on the Partnership.

(9) COMMITMENTS AND CONTINGENCIES

The Partnership has been named as a defendant in a class action lawsuit in the state of Illinois, challenging the Partnership's policy for charging late payment fees when customers fail to pay for subscriber services in a timely manner. The Partnership is currently in settlement negotiations with the plaintiffs and expects the litigation to be settled by the end of the year. However, management does not believe the ultimate outcome of this matter will have a material adverse effect on its financial condition.

(10) EVENTS SUBSEQUENT TO DATE OF AUDITOR'S REPORT (UNAUDITED)

On April 29, 1999, the Partnership entered into a definitive agreement to sell its cable television system assets to Mediacom LLC for $740 million, subject to adjustment for subscriber benchmarks and other pro-rations in the normal course. The sale closed effective November 4, 1999.

On July 31, 1999, the Partnership acquired certain cable television system assets, located in Genesco, Illinois, including certain liabilities of the acquired business, from an unrelated third party. The purchase price of approximately $4.0 million was accounted for by the purchase method of accounting.

On October 4, 1999, the Partnership acquired certain cable television system assets, located in Watseka, Illinois, including certain liabilities of the acquired business, from an unrelated third party. The purchase price of $1.1 million was accounted for by the purchase method of accounting.

These acquisitions were financed by proceeds on the revolving credit facility.

In September 1999, the Partnership's independent billing company notified the Partnership of its intent to assess additional charges should the Partnership terminate the existing contract between the parties prior to the contractual termination date of June 24, 2004. Management of the Partnership understands that Mediacom LLC intends to change the billing service provider for subscribers obtained in connection with its asset purchase

                         TRIAX MIDWEST ASSOCIATES, L.P.

               December 31, 1997 and 1998 and September 30, 1999
 (All amounts related to the September 30, 1998 and 1999 periods are unaudited) from the Partnership as Mediacom LLC did not assume the contract with the billing company in conjunction with the asset purchase. The Partnership intends to vigorously defend against any claims by the billing company, and believes the ultimate resolution of this matter will not have a material adverse impact on its financial position or results of operations.

On November 29, 1999, the Partnership received the final approval for settlement in the class action lawsuit discussed in Note 9. The Partnership has agreed to adjust its late fee charges in the future. In addition for restitution for prior late fee payments, the Partnership has agreed to provide additional programming services at a discount valued at $8 to current eligible subscribers or a cash refund of $8 to former eligible subscribers. To be eligible, a subscriber must have had a late fee in the past. Management does not believe that the ultimate payments related to this matter will have a material adverse effect on its financial position. The Partnership will also pay the plaintiffs' attorneys fees.

                                [LOGO] Mediacom

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth various expenses, other than underwriting discounts, which will be incurred in connection with this offering:

      SEC registration fee.......................................... $  126,270
      Nasdaq National Market listing fee............................     95,000
      NASD filing fee...............................................     30,500
      Blue sky fees and expenses....................................      5,000
      Printing and engraving expenses...............................    900,000
      Legal fees and expenses.......................................    650,000
      Accounting fees and expenses..................................    500,000
      Transfer Agent fees...........................................     15,000
      Miscellaneous expenses........................................    478,230
                                                                     ----------
        Total....................................................... $2,800,000
                                                                     ==========

Item 14. Indemnification of Directors and Officers

   Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee of or agent to the Registrant. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant's by-laws provides for indemnification by the Registrant of any director or officer (as such term is defined in the by-laws) of the Registrant who is or was a director of any of its subsidiaries, or, at the request of the Registrant, is or was serving as a director or officer of, or in any other capacity for, any other enterprise, to the fullest extent permitted by law. The by-laws also provide that the Registrant shall advance expenses to a director or officer and, if reimbursement of such expenses is demanded in advance of the final disposition of the matter with respect to which such demand is being made, upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that the director or officer is not entitled to be indemnified by the Registrant. To the extent authorized from time to time by the board of directors of the Registrant, the Registrant may provide to any one or more employees of the Registrant, one or more officers, employees and other agents of any subsidiary or one or more directors, officers, employees and other agents of any other enterprise, rights of indemnification and to receive payment or reimbursement of expenses, including attorneys' fees, that are similar to the rights conferred in the by-laws of the Registrant on directors and officers of the Registrant or any subsidiary or other enterprise. The by-laws do not limit the power of the Registrant or its board of directors to provide other indemnification and expense reimbursement rights to directors, officers, employees, agents and other persons otherwise than pursuant to the by-laws. The Registrant intends to enter into agreements with certain directors, officers and employees who are asked to serve in specified capacities at subsidiaries and other entities.

   Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) for payments of
unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant's certificate of incorporation provides for such limitation of liability.

   The Registrant intends to maintain policies of insurance under which its directors and officers will be insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

   Reference is also made to Section 7 of the underwriting agreement filed as
Exhibit 1.1 to the registration statement for information concerning the underwriters' obligation to indemnify the Registrant and its officers and directors in certain circumstances.

Item 15. Recent Sales of Unregistered Securities

   The Registrant has not issued any common stock since its formation on November 8, 1999. Concurrently with the consummation of the offering to which this registration statement relates, the Registrant will issue shares of common stock in exchange for outstanding membership interests in Mediacom LLC in accordance with the relative ownership percentages of membership interests in Mediacom LLC immediately prior to this offering. The exchange of membership interests for shares of common stock will not be registered under the Securities Act of 1933 because the offering and sale will be made in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933 and Rule 506 thereunder for transactions by an issuer not involving a public offering (with the recipients representing their intentions to acquire the securities for their own accounts and not with a view to the distribution thereof and acknowledging that the securities will be issued in a transaction not registered under the Securities Act of 1933).

   The following table sets forth the membership interests issued by Mediacom LLC to various persons during the past three years:

                                                    Amount of
                                                   Membership
Name of Person                           Date   Interests Issued* Consideration
--------------                          ------- ----------------- -------------
Chase Manhattan Capital, LLC........... 3/31/97       401.8909              **
                                        1/15/98       864.5288              **
                                        11/3/99     4,540.8503              **
U.S. Investor, Inc. ................... 3/31/97       641.8909              **
                                        6/22/97     1,950.0000     $ 1,950,000
                                        9/18/97       500.0000        $500,000
                                        1/15/98     2,319.5476              **
                                        1/15/98     2,293.7799     $ 2,293,780
                                        11/3/99       256.2200     $   256,220
                                        11/3/99    16,026.3555              **
Morris Communications Corp. ........... 6/22/97     9,750.0000     $ 9,750,000
                                        9/18/97     2,500.0000     $ 2,500,000
                                        1/15/98     4,693.7111              **
                                        1/15/98    79,832.5359     $79,832,536
                                        11/3/99     8,917.4640     $ 8,917,464
                                        11/3/99   149,422.5253              **
CB Capital Investors, LLC.............. 6/22/97     3,900.0000     $ 3,900,000
                                        9/18/97     1,000.0000     $ 1,000,000
                                        1/15/98     1,877.4844              **
                                        1/15/98     4,587.5598     $ 4,587,560
                                        11/3/99       512.4400     $   512,440
                                        11/3/99    17,547.6283              **
Private Market Fund, L.P............... 6/22/97     1,950.0000     $ 1,950,000
                                        9/18/97       500.0000     $   500,000
                                        1/15/98       938.7422              **
                                        1/15/98     4,542.5837     $ 4,542,584
                                        11/3/99       507.4160     $   507,416
                                        11/3/99    12,245.9673              **
Rocco B. Commisso...................... 3/31/97     1,956.2182              **
                                        1/15/98     6,867.2437              **
                                        11/3/99    80,248.4288              **
Aggregate of less than 5% holders...... 6/22/97     1,950.0000      $1,950,000
                                        9/18/97       500.0000     $   500,000
                                        1/15/98       938.7422              **
                                        1/15/98     2,743.5407     $ 2,743,540
                                        11/3/99       306.4600     $   306,460
                                        11/3/99     9,468.2445              **

---------------------
 *  Each membership interest has a value upon issuance of $1,000.
** Such person received additional membership interests based upon a determination by the executive committee of Mediacom LLC that the aggregate equity value of Mediacom LLC increased because of the occurrence of a certain event.

   The issuance of the membership interests was not registered under the Securities Act of 1933 because the issuance was made in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933 for transactions by an issuer not involving a public offering.

Item 16. Exhibits and Financial Statement Schedules.

   (a) Exhibits

   The following exhibits are filed as part of this Registration Statement:

 Exhibit
 Number                            Exhibit Description
 -------                           -------------------
   1.1   Form of Underwriting Agreement between Registrant and the underwriters
   2.1   Asset Purchase and Sale Agreement, dated as of May 23, 1996, by and between Mediacom California LLC and Booth American Company (1)
   2.2   Asset Purchase Agreement, dated as of August 29, 1996, between
         Mediacom LLC and Saguaro Cable TV Investors, L.P. (1)
   2.3   Asset Purchase Agreement, dated as of August 29, 1996, between
         Mediacom California LLC and Valley Center Cablesystems, L.P. (1)
   2.4   Asset Purchase Agreement, dated as of December 24, 1996, by and between Mediacom LLC and American Cable TV Investors 5, Ltd. (1)
   2.5   Asset Purchase Agreement, dated May 22, 1997, between Mediacom
         California LLC and CoxCom, Inc. (1)
   2.6   Asset Purchase Agreement, dated September 17, 1997, between Mediacom
         California LLC and Jones Cable Income Fund 1-B/C Venture (1)
   2.7   Asset Purchase Agreement, dated August 29, 1997, among Mediacom LLC,
         U.S. Cable Television Group, L.P., ECC Holding Corporation, Missouri
         Cable Partners, L.P. and Cablevision Systems Corporation (1)
   2.8   Asset Purchase Agreement, dated June 24, 1998, among Mediacom
         Southeast, Mediacom LLC, Bootheel Video, Inc. and CSC Holdings (2)
   2.9   Asset Purchase Agreement, dated April 29, 1999 between Mediacom LLC and Triax Midwest Associates, L.P. (3)
   2.10  Stock Purchase Agreement, dated May 25, 1999 among Mediacom LLC,
         Charles D. Zylstra, Kara M. Zylstra and Trusts created under the Will dated June 3, 1982 of Roger E. Zylstra, deceased, for the benefit of
         Charles D. Zylstra and Kara M. Zylstra (4)
   3.1*  Certificate of Incorporation of Registrant prior to the effective date of this registration statement
   3.2   Form of Restated Certificate of Incorporation of Registrant to be
         filed on the effective date of this registration statement
   3.3*  By-laws of Registrant
   4.1   Form of certificate evidencing shares of Class A common stock
   5.1   Opinion of Cooperman Levitt Winikoff Lester & Newman, P.C.
  10.1   Management Agreement dated as of December 27, 1996 by and between
         Mediacom Arizona LLC and Mediacom Management (1)
  10.2   First Amended and Restated Management Agreement dated December 27,
         1996 by and between Mediacom California LLC and Mediacom Management
         (1)
  10.3   Management Agreement dated June 24, 1997 by and between Mediacom
         Delaware LLC and Mediacom Management (1)
  10.4   Management Agreement dated January 23, 1998 by and between Mediacom
         Southeast LLC and Mediacom Management (1)

 Exhibit
 Number                            Exhibit Description
 -------                           -------------------
 10.5*   Credit Agreement dated as of September 30, 1999 for the Mediacom USA
         Credit Facility
 10.6*   Credit Agreement dated as of November 5, 1999 for the Mediacom Midwest
         Credit Facility
 10.7    1999 Stock Option Plan
 10.8    Form of Amended and Restated Registration Rights Agreement by and
         among Mediacom Communications Corporation, Rocco B. Commisso, BMO
         Financial, Inc., CB Capital Investors, L.P., Chase Manhattan Capital,
         L.P., Morris Communications Corporation, Private Market Fund, L.P. and
         U.S. Investor, Inc.
 10.9    1999 Employee Stock Purchase Plan
 10.10*  Stock Purchase Agreement, dated as of November 4, 1999, between
         SoftNet Systems, Inc. and Mediacom LLC. THIS DOCUMENT HAS BEEN
         SUBMITTED TO THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION
         FOR APPLICATION FOR "CONFIDENTIAL TREATMENT."
 21.1*   Subsidiaries of Registrant
 23.1    Consent of Arthur Andersen LLP
 23.2    Consent of Arthur Andersen LLP
 23.3    Consent of KPMG LLP
 23.4    Consent of Cooperman Levitt Winikoff Lester & Newman, P.C. (contained in their opinion included under Exhibit 5.1)
 23.5*   Consent of William S. Morris III
 23.6*   Consent of Craig S. Mitchell
 23.7*   Consent of Thomas V. Reifenheiser
 23.8*   Consent of Natale S. Ricciardi
 23.9*   Consent of Robert L. Winikoff
         Powers of Attorney (included on the signature page of this
 24.1*   registration statement)
 27.1    Financial Data Schedule of Mediacom LLC (5)

------------

 * Previously filed with this Registration Statement.
(1) Filed as an exhibit to the Registration Statement on Form S-4 (File No. 333-57285) of Mediacom LLC and Mediacom Capital Corporation and incorporated herein by reference.
(2) Filed as an exhibit to the Annual Report on Form 10-K for the fiscal year ended December 31, 1998 of Mediacom LLC and Mediacom Capital Corporation and incorporated herein by reference.
(3) Filed as an exhibit to the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999 of Mediacom LLC and Mediacom Capital Corporation and incorporated herein by reference.
(4) Filed as an exhibit to the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1999 of Mediacom LLC and Mediacom Capital Corporation and incorporated herein by reference.
(5) Filed as an exhibit to the Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1999 of Mediacom LLC and Mediacom Capital Corporation and incorporated herein by reference.

   (b) Financial Statement Schedules.

  Schedule II--Valuation and Qualifying Accounts--Reference is made to page F-20 of the prospectus that is a part of this Registration Statement.

Item 17. Undertakings

   (a) The undersigned registrant hereby undertakes:

     (1) To provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     (2) That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (3) That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to Item 14 of this Part II to the registration statement, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Middletown, State of New York, on January 31, 2000.

                                          Mediacom Communications Corporation

                                          By:     /s/ Rocco B. Commisso
                                            -----------------------------------
                                             Rocco B. Commisso, Chairman and
                                                 Chief Executive Officer



   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                 Signature                            Title                  Date
                 ---------                            -----                  ----

         /s/ Rocco B. Commisso              Chairman and Chief         January 31, 2000
___________________________________________  Executive Officer
             Rocco B. Commisso               (principal executive
                                             officer)

          /s/ Mark E. Stephan               Senior Vice President,     January 31, 2000
___________________________________________  Chief Financial Officer,
              Mark E. Stephan                Treasurer and Director
                                             (principal financial
                                             officer and principal
                                             accounting officer)

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